As filed with the Securities and Exchange Commission on December 9, 2002
Registration No. 333-101376

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pan Pacific Retail Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	6798	33-0752457
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1631-B South Melrose Drive
Vista, California 92083
(760) 727-1002
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stuart A. Tanz
Chairman, President and Chief Executive Officer
1631-B South Melrose Drive
Vista, California 92083
(760) 727-1002
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brian J. McCarthy Jonathan L. Friedman Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Edward D. Fox, Jr. Chairman and Chief Executive Officer Center Trust, Inc. 3500 Sepulveda Blvd. Manhattan Beach, California 90266 (310) 546-4520	William J. Cernius R. Scott Shean Jeevan B. Gore Latham & Watkins 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626-1925 (714) 540-1235

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.

CENTER TRUST, INC.
3500 SEPULVEDA BLVD.
MANHATTAN BEACH, CALIFORNIA 90266
(310) 546-4520

December [    ], 2002

Dear Center Trust Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Center Trust, Inc. to be held at the Manhattan Beach Marriott Hotel, located at 1400 Parkview Avenue, Manhattan Beach, California 90266, on January 15, 2003, at 2:00 p.m. local time.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger of MB Acquisition, Inc., a wholly-owned subsidiary of Pan Pacific Retail Properties, Inc., with and into Center Trust, with Center Trust continuing as a wholly-owned subsidiary of Pan Pacific. Upon completion of the merger, you will be entitled to receive 0.218 shares of Pan Pacific common stock for each share of Center Trust common stock that you own at that time, and you will no longer be a stockholder of Center Trust. Shares of Pan Pacific common stock are traded on the New York Stock Exchange under the symbol “PNP”.

Your approval of the merger will also constitute your approval of the amendment of Center Trust’s charter to remove restrictions on the ownership of Center Trust’s common stock so that the merger may be completed. Center Trust’s board of directors unanimously recommends that you vote “FOR” the approval of the merger. In arriving at its recommendation, the board of directors gave careful consideration to a number of factors described in the accompanying proxy statement.

Under the Maryland General Corporation Law, the affirmative vote, whether in person or by proxy, of at least two-thirds of the outstanding shares of Center Trust common stock is required to approve the merger. Prometheus Western Retail, LLC and certain of its affiliates, which collectively own approximately 56.2% of the outstanding shares of Center Trust, have agreed to vote certain of their shares, representing approximately 48.1% of the outstanding shares, in favor of the merger. In addition, Stuart J.S. Gulland, Center Trust’s President and Chief Operating Officer, Edward A. Stokx, Center Trust’s Chief Financial Officer and Secretary, and I have agreed to vote all of our shares, which represent in the aggregate approximately 3.9% of Center Trust’s outstanding shares, in favor of the merger.

The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. It also includes copies of the merger agreement and the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Please read the opinion carefully. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 18.

Whether or not you plan to attend the special meeting, we urge you to please complete, sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Even if you return your proxy card, you may still attend the special meeting and vote your common stock in person. Your proxy may be revoked at any time before it is voted by submitting a written revocation or an executed proxy bearing a later date to Edward A. Stokx, or by attending and voting in person at the special meeting. For stock held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

Please do not send your common stock certificates at this time. If the merger is completed, you will be sent instructions regarding the exchange of your certificates.

Edward D. Fox, Jr.
Chairman and Chief Executive Officer
Center Trust, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December [    ], 2002 and is expected to be first mailed to Center Trust stockholders on December [    ], 2002.

SOURCES OF ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Pan Pacific and Center Trust that is not included or delivered with this document. This information is available without charge to Pan Pacific and Center Trust stockholders upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Pan Pacific 1631-B South Melrose Drive Vista, California 92083 Attn.: Joseph B. Tyson, Corporate Secretary Telephone: (760) 727-1002	Center Trust 3500 Sepulveda Blvd. Manhattan Beach, California 90266 Attn: Edward A. Stokx, Corporate Secretary Telephone: (310) 546-4520

To obtain timely delivery of requested documents prior to the special meeting of Center Trust stockholders, you must request them no later than January 8, 2003, which is five business days prior to the date of the meeting.

Also see “Where You Can Find More Information” on page 106 of this proxy statement/prospectus.

CENTER TRUST, INC.
3500 Sepulveda Blvd.
Manhattan Beach, California 90266

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on January 15, 2003

Dear Center Trust Stockholder:

Notice is hereby given that Center Trust, Inc. is holding a special meeting of its stockholders at the Manhattan Beach Marriott Hotel, located at 1400 Parkview Avenue, Manhattan Beach, California 90266, on January 15, 2003, at 2:00 p.m. local time, for the following purposes:

(1)    to consider and vote on a proposal to approve the merger of MB Acquisition, Inc., a Maryland corporation and a wholly-owned subsidiary of Pan Pacific Retail Properties, Inc., a Maryland corporation, with and into Center Trust, with Center Trust being the surviving corporation, and as a part of the merger, to amend Center Trust’s charter to remove certain restrictions on the ownership of Center Trust’s common stock and to make certain other changes, all pursuant to the Agreement and Plan of Merger, dated as of November 5, 2002, by and among Pan Pacific, MB Acquisition and Center Trust; and

(2)    to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

The merger agreement, which explains the merger, is attached as Annex A to the proxy statement/prospectus accompanying this notice. Only stockholders of record at the close of business on December 10, 2002 will be entitled to notice of or to vote at the special meeting or any adjournment or postponement of that special meeting.

By Order of the Board of Directors
Edward A. Stokx Chief Financial Officer and Secretary

Manhattan Beach, California
December [    ], 2002

Whether or not you plan to attend the special meeting, we urge you to please complete, sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. If you prefer, you may vote your shares over the telephone (toll-free from the United States or Canada) by following the telephone voting instructions on your proxy card. The voting procedures are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

TABLE OF CONTENTS

i

ANNEXES

A.	Agreement and Plan of Merger, dated as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., MB Acquisition, Inc. and Center Trust, Inc.

B.	Stockholder Voting Agreement, dated as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., Edward D. Fox, Jr., Stuart J.S. Gulland and Edward A. Stokx

C.
Stockholders Voting Agreement, dated as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC

D.
Stockholders’ Rights Agreement, dated as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC

E.	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated November 5, 2002

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving these materials?

A:
Pan Pacific and Center Trust have agreed to the acquisition of Center Trust by Pan Pacific under the terms of a merger agreement that is described in this proxy statement/prospectus. For the merger to occur, the stockholders of Center Trust must approve the merger. Center Trust will hold a special meeting of its stockholders to obtain the necessary stockholder approval. This proxy statement/prospectus contains important information about the merger and the meeting of the stockholders of Center Trust. We are sending you these materials to help you decide whether to approve the merger.

Q:	Why are Pan Pacific and Center Trust proposing to enter into the merger?

A:	The companies believe that the combined company, compared to each company standing alone:

•	will have greater geographic balance and increased tenant diversification;

•	will have greater presence in key geographic markets such as the greater Los Angeles and San Diego metropolitan regions;

•	will realize economies of scale and greater operating and tenant synergies; and

•	will have enhanced financial flexibility.

As a result, the combined company expects to:

•	increase funds from operations per share and enhance stockholder value;

•	be able to compete more effectively for shopping center property investments;

•	have greater visibility in the capital markets and greater liquidity in the trading of its public stock; and

•	have greater access to capital in the equity and debt markets.

Q:	What will happen to Center Trust as a result of the merger?

A:	A wholly-owned subsidiary of Pan Pacific will merge with and into Center Trust. As a result of the merger, Center Trust will become a wholly-owned subsidiary of Pan Pacific.

Q:	What will I receive in the merger?

A:
Each Center Trust stockholder will receive 0.218 shares of newly issued Pan Pacific common stock for each share of Center Trust common stock that he or she owns. Pan Pacific common stock is publicly traded on the New York Stock Exchange under the symbol “PNP.”

The Pan Pacific common stock issued to Center Trust’s stockholders in the merger will represent approximately 15.6% of the outstanding common stock of the combined company, assuming the exercise of all outstanding options to purchase Pan Pacific common stock and the exchange of all outstanding exchangeable securities of Center Trust’s subsidiaries.

Q:	What will be the effect on my cash dividend?

A:
Pan Pacific currently plans to continue paying quarterly cash dividends after completion of the merger. Pan Pacific has increased its quarterly dividend each year since its initial public offering in August 1997, from $0.3625 per diluted share for the quarter ended September 30, 1997 to $0.475 per diluted share for the quarter ended September 30, 2002. Taking into account the 0.218 exchange ratio that will be used in the merger, Pan Pacific’s most recently paid dividend represents a 72.6% increase over the $0.06 dividend most recently paid per share of Center Trust common stock (for the quarter ended September 30, 2002). The Pan Pacific board may adjust its per share cash dividend at its discretion.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the Manhattan Beach Marriott Hotel, located at 1400 Parkview Avenue, Manhattan Beach, California 90266, on January 15, 2003, at 2:00 p.m., Pacific Time.

Q:	What vote is required to approve the merger?

A:
In order to complete the merger, holders of two-thirds of the outstanding shares of Center Trust common stock must affirmatively vote to approve the merger. Prometheus Western Retail, LLC and certain of its affiliates, which collectively owned approximately 56.2% of the shares of Center Trust common stock as of the record date, have agreed to vote certain of these shares (which represent approximately 48.1% of the outstanding shares of Center Trust common stock as of the record date) in favor of the merger pursuant to a voting agreement with Pan Pacific. In addition, certain executive officers of Center Trust, who collectively owned approximately 3.9% of the shares of common stock of Center Trust as of the record date, have agreed to vote all of their shares in favor of the merger pursuant to a voting agreement with Pan Pacific. Together, the aggregate number of shares that, under the voting agreements, will be voted in favor of the merger represents approximately 52.0% of the outstanding shares of common stock of Center Trust as of the record date.

Q:	How does Center Trust’s board of directors recommend that I vote?

A:
Center Trust’s board unanimously recommends that Center Trust stockholders vote “FOR” the proposal to approve the merger. For a more complete description of the recommendation of Center Trust’s board, see page 40.

Q:	What do I need to do now?

A:
After you have read this document carefully, please indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope or use the telephone number shown on your proxy card (toll-free in the United States and Canada) as soon as possible. You should indicate your vote now, even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy and changing your vote at any time before the vote at the special meeting and will ensure that your shares are voted if you later find you cannot attend the special meeting.

Q:	What should I do if my broker holds my shares in “street name”?

A:	Please contact your broker to obtain instructions on how to vote your shares.

Q:	Can my broker vote my shares which are held in “street name”?

A:
Your broker is not able to vote your shares that are held in “street name” for you without your instructions. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposals being presented at the special meeting. Because the merger requires the affirmative vote of the holders of two-thirds of Center Trust’s outstanding shares of common stock, a failure to provide your broker instructions will have the same effect as a vote against the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:	What do I do if I want to change my vote?

A.	You may change your vote in four ways:

•	by delivering a written notice to the corporate secretary of Center Trust prior to the special meeting stating that you would like to revoke your proxy;

•	by signing a later-dated proxy card and delivering it to the corporate secretary of Center Trust prior to the special meeting; or

•	giving new proxy instructions by telephone; or

•	by attending the special meeting and voting in person; however, your attendance alone will not revoke your proxy or change your vote.

If you have instructed a broker how to vote your shares, you must follow the directions provided by your broker to change those instructions.

Q:	Should I send my certificates representing my Center Trust common stock?

A:	No. After we complete the merger, Pan Pacific will send former holders of Center Trust common stock written instructions for exchanging their share certificates.

Q:	When do you expect to complete the merger?

A:
We are working toward completing the merger as quickly as possible. We must first obtain the approval of Center Trust stockholders at the special meeting. We hope to complete the merger in the first quarter of 2003; however, we cannot assure you as to when, or if, the merger will occur.

Q:	Where can I find more information about the companies?

A:	Pan Pacific and Center Trust file reports and other information with the Securities Exchange

Commission, or SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-732-0330 for information about these facilities. This information is also available at the offices of the New York Stock Exchange, at the Internet site the SEC maintains at www.sec.gov, the Internet site Pan Pacific maintains at www.pprp.com or the Internet site Center Trust maintains at www.centertrust.com. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 106.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger, you can contact:

Joe Contorno
Georgeson Shareholder Services
111 Commerce Road
Carlstadt, NJ 07072
Telephone: (201) 896-2604

or

Edward A. Stokx
Center Trust, Inc.
3500 Sepulveda Blvd.
Manhattan Beach, California 90266
Telephone: (310) 546-4520
Facsimile: (310) 545-6354

If you would like additional copies of this proxy statement/prospectus, you should contact:

Edward A. Stokx
Center Trust, Inc.
3500 Sepulveda Blvd.
Manhattan Beach, CA 90266
Telephone: (310) 546-4520
Facsimile: (310) 545-6354

SUMMARY

This summary highlights selected information from this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See “Where You Can Find More Information” on page 106. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.
The Companies

Pan Pacific Retail Properties, Inc. (Page 24)
1631-B South Melrose Drive
Vista, California 92083
(760) 727-1002

Pan Pacific Retail Properties, Inc., a Maryland corporation, is a self-administered and self-managed equity real estate investment trust that owns and operates community and neighborhood shopping centers, predominately grocery-anchored, located in the western United States. Pan Pacific’s objective is to provide stockholders with long-term, stable cash flow by maintaining a diverse portfolio and tenant base, and achieving consistent growth through its acquisition, property management and leasing programs. Pan Pacific completed its initial public offering in August 1997 and its shares are traded on the New York Stock Exchange under the symbol “PNP.” As of September 30, 2002, Pan Pacific’s portfolio totaled 108 properties, encompassing approximately 16.0 million square feet, and was 97.1% leased to 2,539 retailers. The portfolio is diversified across five Western U.S. markets: Northern California, Southern California, Oregon, Washington, and Nevada.

MB Acquisition, Inc. is a newly-formed, wholly-owned subsidiary of Pan Pacific that was formed solely for the purpose of effecting the merger. MB Acquisition, Inc. has not conducted and will not conduct any business prior to the merger.

Pan Pacific has a diverse stockholder base, with no single stockholder owning a significant number of the outstanding shares of its common stock.

Center Trust (Page 25)
3500 Sepulveda Blvd.
Manhattan Beach, California 90266
(310) 546-4520

Center Trust, Inc., a Maryland corporation, is a self-administered and self-managed real estate investment trust engaged in the ownership, management, leasing, redevelopment, acquisition and development of retail shopping centers in the western United States. As of September 30, 2002, Center Trust’s properties consisted of 32 properties, predominantly located in Southern California, totaling 7.5 million square feet of gross leasable area, which was 88.8% leased to 1,007 retailers.

Prometheus Western Retail, LLC and its affiliates beneficially own 56.2% of the outstanding shares of Center Trust common stock.

The Combined Company (Page 26)

Upon completion of the merger, Pan Pacific is expected to be the only publicly-held shopping center real estate investment trust focused exclusively on the West Coast. On a pro forma basis, Pan Pacific is expected to have a total market capitalization of $2.3 billion (based on the closing price of Pan Pacific common stock on September 30, 2002, the pro forma number of shares of Pan Pacific common stock outstanding on September 30, 2002, and the pro forma outstanding indebtedness of Pan Pacific as of September 30, 2002). After the merger, Pan Pacific expects to own and operate 139 properties encompassing 23.5 million square feet with a broad geographic representation across its key West Coast markets. As of September 30, 2002, the pro forma combined portfolio was 94.6% leased to over 3,500 retailers.

Following the merger, Pan Pacific will continue to be managed by its existing five-member board of directors, four of whom are independent, and by its existing senior management team. The combined company will have a diversified stockholder base, with no single stockholder owning a significant number of the outstanding shares of its common stock.

The Center Trust Special Meeting  (Page 78)

The special meeting will be held on January 15, 2003, at the Manhattan Beach Marriott Hotel, 1400 Parkview Avenue, Manhattan Beach, California 90266, starting at 2:00 p.m., Pacific Time.

Stockholders Entitled to Vote (Page 78)

Holders of record of shares of Center Trust common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. On the record date, there were 27,887,840 shares of Center Trust common stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the special meeting.

Purposes of the Center Trust Special Meeting (Page 78)

At the special meeting, Center Trust stockholders will be asked to consider and vote upon:

•	the proposal to approve the merger; and

•	any other matters that are properly brought before the special meeting or any adjournment or postponement of the meeting.

The Merger (Page 31)

In the merger, MB Acquisition, Inc., a wholly-owned subsidiary of Pan Pacific, will be merged with and into Center Trust, with Center Trust surviving as a wholly-owned subsidiary of Pan Pacific. Each share of common stock of Center Trust outstanding immediately prior to the merger will be converted into the right to receive 0.218 shares of Pan Pacific common stock.

The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Vote Required (Page 78)

The merger requires the approval of the stockholders of Center Trust by the affirmative vote of at least two-thirds of the outstanding shares of Center Trust common stock held of record on              December 10, 2002.

Pan Pacific has entered into stockholder voting agreements with certain of Center Trust’s stockholders. Under one stockholder voting agreement, Prometheus Western Retail, LLC and certain of its affiliates have agreed to vote 13,405,660 of their shares of Center Trust common stock (representing approximately 48.1% of the outstanding Center Trust common stock as of the record date) in favor of the merger. Under the other stockholder voting agreement, certain executive officers have agreed to vote the 1,096,017 shares of Center Trust common stock held by those officers (representing approximately 3.9% of the outstanding Center Trust common stock as of the record date) in favor of the merger.

The two stockholder voting agreements are attached as Annexes B and C, respectively, to this proxy statement/prospectus.

Risk Factors (Page 18)

In evaluating the merger, you should carefully consider the “Risk Factors” beginning on Page 18.

Recommendation of Center Trust’s
Board of Directors (Page 78)

Center Trust’s board voted unanimously to approve the merger. Center Trust’s board believes that the merger is in the best interests of Center Trust and its stockholders and recommends that Center Trust stockholders vote FOR the merger.

Opinion of Financial Advisor (Page 40)

In connection with deciding to approve the merger, on November 5, 2002, Center Trust’s board received an oral opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which was subsequently confirmed by delivery of a written opinion dated November 5, 2002, that as of that date, subject to the assumptions made, matters considered and limitations on the review undertaken, the exchange ratio was fair to holders of Center Trust common stock from a financial point of view.

The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex E to this proxy statement/prospectus and you are urged to read the opinion carefully and in its entirety. The opinion of Merrill Lynch was provided for the use and benefit of Center Trust’s board and addresses only the fairness of the exchange ratio from a financial point of view to holders of Center Trust common stock. The Merrill Lynch opinion does not address the merits of the underlying decision by Center Trust to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger or any related matters.

Ownership of Pan Pacific Following the Merger

Based on the number of shares of Center Trust common stock and the number of exchangeable securities of Center Trust subsidiaries outstanding on September 30, 2002, Center Trust stockholders will receive 6,368,890 shares of Pan Pacific common stock in the merger, which will constitute approximately 15.6% of the outstanding voting power of Pan Pacific following the merger, assuming the exchange of all outstanding exchangeable securities of Center Trust subsidiaries.

Conditions to the Merger (Page 64)

The completion of the merger depends upon the satisfaction of a number of conditions, including:

•	the approval of the merger by the holders of at least two-thirds of the outstanding shares of Center Trust common stock;

•	the absence of any law or any injunction that effectively prohibits or restrains the merger;

•	the receipt of all material approvals and consents from third parties;

•
the receipt of satisfactory legal opinions regarding Pan Pacific’s and Center Trust’s real estate investment trust status for federal income tax purposes and the treatment of the merger as a reorganization for federal income tax purposes; and

•	that the average closing price of Pan Pacific common stock on the New York Stock Exchange for the ten trading days prior to closing is not less than $25.00 per share.

Treatment of Center Trust Stock Options and Restricted Shares (Page 57)

In connection with the merger, options to purchase an aggregate of 137,500 shares of Center Trust common stock (with a weighted average exercise price of $16.725 per share) granted to certain family members of Alexander Haagen, Sr. (the founder and former chief executive officer of Center Trust) will be assumed by Pan Pacific and will be converted into options to purchase Pan Pacific common stock (as adjusted to reflect the exchange ratio of 0.218 shares of Pan Pacific common stock for each share of Center Trust common stock). All other options to purchase Center Trust common stock will be canceled and converted into the right to receive a cash amount equal to the product obtained by multiplying (x) the number of shares of Center Trust common stock issuable pursuant to the unexercised portion of such option, by (y) the amount, if any, by which (1) the exercise price per share of Center Trust common stock subject to such option is exceeded by (2) the number obtained by multiplying (a) the average closing price per share of Pan Pacific common stock on the New York Stock Exchange for the period of ten trading days immediately preceding the effective time of the merger by (b) 0.218.

Each share of Center Trust restricted stock outstanding immediately before the merger will become fully vested immediately before the merger.

Termination; Break-Up Fee and Expenses
(Page 66)

Either Pan Pacific or Center Trust can terminate the merger agreement:

•	by mutual written consent;

•	if the merger has not been completed by April 30, 2003;

•	if an order, decree or injunction makes the merger illegal or prohibits the merger; or

•	if Center Trust has not received the requisite stockholder approval.

Pan Pacific can also terminate the merger agreement:

•
upon a material breach by Center Trust of any covenant or agreement contained in the merger agreement or if any representation or warranty of Center Trust becomes untrue in any material respect (except if such breach is capable of being cured by Center Trust prior to April 30, 2003, and Center Trust is attempting in good faith to cure the breach); or

•	upon the occurrence of any of the following (each of which will obligate Center Trust to pay a $7.5 million break-up fee to Pan Pacific):

(a)	Center Trust receives an acquisition proposal from a third party and, thereafter, Center Trust’s board withdraws or modifies its recommendation of the merger proposal;

(b)
Center Trust receives a public acquisition proposal from a third party and, thereafter, Pan Pacific requests that Center Trust’s board publicly reconfirm its recommendation of the merger proposal to Center Trust stockholders and Center Trust’s board fails to do so within ten business days after receipt of Pan Pacific’s request;

(c)	Center Trust’s board recommends to Center Trust stockholders an alternative acquisition, merger or similar transaction;

(d)
a tender offer or exchange offer for 19.9% or more of the outstanding shares of Center Trust common stock (other than by Center Trust or an affiliate of Center Trust) is commenced, and Center Trust’s board recommends that Center Trust stockholders tender their shares in such tender or exchange offer; or

(e)	Center Trust receives an acquisition proposal from a third party and, thereafter, Center Trust fails to call and hold the special meeting by April 30, 2003.

Center Trust can also terminate the merger agreement upon a material breach by Pan Pacific of any covenant or agreement contained in the merger agreement or if any representation or warranty of Pan Pacific becomes untrue in any material respect (except if such breach is capable of being cured by Pan Pacific prior to April 30, 2003 and Pan Pacific is attempting in good faith to cure the breach).

Pan Pacific or Center Trust may be obligated to pay up to $2.5 million of the other company’s expenses if the merger agreement is terminated under specified circumstances.

Interests of Certain Directors and Executive Officers of Center Trust in the Merger (Page 53)

In considering the recommendation of Center Trust’s board, you should be aware that members of Center Trust’s management and board of directors may have interests in the merger that are different from or in addition to, and, therefore, may conflict with, your interests as a Center Trust stockholder generally.

The members of Center Trust’s board were informed of the foregoing and considered them when they approved the merger.

Accounting Treatment (Page 43)

The merger will be accounted for under the purchase method for accounting and financial reporting purposes.

Material United States Federal Income Tax Considerations (Page 80)

As a condition to the completion of the merger, Pan Pacific and Center Trust will each receive legal opinions that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code for federal income tax purposes. These opinions will be based on, among other things, representations and warranties of both Pan Pacific and Center Trust. Accordingly, Pan Pacific and Center Trust expect that none of Pan Pacific, Pan Pacific’s stockholders or Center Trust will recognize any gain or loss for United States federal income tax purposes. In addition, no gain or loss will be recognized for federal income tax purposes by Center Trust’s stockholders who exchange their Center Trust common stock solely for Pan Pacific common stock in the merger. The payment of cash to a Center Trust stockholder instead of a fractional share of Pan Pacific common stock generally will result in the recognition of capital gain or loss. See “Material United States Federal Income Tax Considerations.”

Determining the actual tax consequences of the merger to you as a particular taxpayer can be complicated. Your tax treatment will depend on your specific situation and many variables not within either company’s control. You should consult your tax advisor for a full understanding of the tax consequences of the merger.

Regulatory Matters (Page 43)

Neither Pan Pacific nor Center Trust is aware of any federal or state regulatory approvals which must be obtained in connection with the merger.

Appraisal or Dissenters’ Rights (Page 43)

Maryland law does not provide any appraisal rights or dissenters’ rights for Pan Pacific or Center Trust stockholders in connection with the merger.

Litigation Related to the Merger (Page 44)

As of the date of this proxy statement/prospectus, Center Trust is aware of one purported class action lawsuit that has been filed against Center Trust and its directors in connection with the merger. Among other things, the lawsuit seeks to prevent the closing of the merger.

While this case is in its early stages, Center Trust believes that the case is without merit. Center Trust intends to contest the lawsuit vigorously.

The Rights of Center Trust Stockholders Will Change (Page 97)

The rights of Center Trust stockholders are determined by Maryland law and by Center Trust’s charter and bylaws. When the merger is completed, Center Trust stockholders will become stockholders of Pan Pacific. The rights of Pan Pacific stockholders are determined by Maryland law and Pan Pacific’s charter and bylaws. As a result of these different organizational documents, Center Trust stockholders will have different rights as Pan Pacific stockholders than they currently have as Center Trust stockholders.

Selected Historical and Unaudited Pro Forma Combined Financial Data

We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of each of Pan Pacific and Center Trust for the years 1997 through 2001 and the unaudited consolidated financial statements for each of Pan Pacific and Center Trust as of and for the nine months ended September 30, 2002 and 2001. This information is only a summary and you should read it in conjunction with the historical and unaudited pro forma combined financial statements and related notes contained in the annual reports, quarterly reports and other information regarding Pan Pacific and Center Trust filed with the SEC and incorporated by reference or included in this proxy statement/prospectus. See “Where You Can Find More Information” on page 106.

Selected Historical Financial Data of Pan Pacific

Pan Pacific’s historical consolidated financial data for the annual periods presented below has been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for Pan Pacific as of and for the periods ended September 30, 2002 and 2001 are unaudited and were prepared in accordance with accounting principles generally accepted in the United States applied to interim financial information. In the opinion of Pan Pacific’s management, all adjustments necessary for a fair presentation of results of operations for these interim periods have been included. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Pan Pacific’s historical financial statements and related notes contained in the annual reports, quarterly reports and other information that Pan Pacific has filed with the SEC and incorporated by reference. See “Where You Can Find More Information” on page 106.

Pan Pacific Retail Properties, Inc.
Selected Financial Data
(Dollars in thousands, except per share data)

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Statement of Operations Data:
Revenue:
Base rent	$112,217	$103,099	$138,520	$93,236	$78,777	$62,205	$36,839
Percentage rent	1,315	1,820	2,695	745	756	628	278
Recoveries from tenants	26,943	23,879	32,288	21,487	17,751	13,639	8,042
Income from unconsolidated partnerships	123	597	837	364	341	737	409
Other	4,919	5,750	8,149	3,722	2,291	1,575	1,142

Total revenue	145,517	135,145	182,489	119,554	99,916	78,784	46,710

Expenses:
Property operating	17,625	15,473	21,955	14,159	12,432	9,733	6,142
Property taxes	11,346	10,138	13,685	8,885	7,365	5,707	3,187
Depreciation and amortization	23,151	21,649	28,980	20,224	17,371	14,273	8,928
Interest	34,194	35,337	46,196	32,112	23,939	18,295	14,057
General and administrative	7,653	6,815	9,168	5,105	5,315	4,109	3,923
Merger related expenses	—	—	—	3,204	—	—	—
Other	478	969	1,574	556	248	108	964

Income from continuing operations before minority interests, gain on sale of real estate, discontinued operations and extraordinary loss	51,070	44,764	60,931	35,309	33,246	26,559	9,509
Minority interests	(1,085)	(2,043)	(2,521)	(2,119)	(1,558)	(261)	(153)
Gain on sale of real estate	—	3,344	4,129	—	400	—	—
Discontinued operations	3,844	1,346	1,683	610	488	336	—
Extraordinary loss on early extinguishment of debt	—	—	—	—	—	—	(1,043)

Net income	$53,829	$47,411	$64,222	$33,800	$32,576	$26,634	$8,313

Basic earnings per share:
Income from continuing operations before extraordinary item	$1.50	$1.46	$1.96	$1.46	$1.51	$1.35	$0.56
Discontinued operations	$0.11	$0.04	$0.06	$0.03	$0.03	$0.02	$—
Extraordinary item	$—	$—	$—	$—	$—	$—	$(0.06)
Net income	$1.61	$1.50	$2.02	$1.49	$1.54	$1.37	$0.49
Diluted earnings per share:
Income from continuing operations before extraordinary item	$1.49	$1.43	$1.92	$1.46	$1.51	$1.34	$0.55
Discontinued operations	$0.11	$0.04	$0.05	$0.02	$0.03	$0.01	$—
Extraordinary item	$—	$—	$—	$—	$—	$—	$(0.06)
Net income	$1.60	$1.47	$1.97	$1.48	$1.54	$1.35	$0.49
Dividends paid on common stock	$47,639	$43,230	$58,119	$32,729	$33,929	$30,514	$9,673
Dividends paid per share of common stock	$1.425	$1.365	$1.82	$1.94	$1.60	$1.52	$0.58
Balance Sheet Data:
Properties—net of accumulated depreciation	$1,300,950	$1,198,552	$1,233,189	$1,194,824	$748,061	$667,478	$455,514
Total assets	$1,426,970	$1,307,283	$1,339,618	$1,297,690	$784,537	$705,541	$487,220
Mortgage loans payable, unsecured lines of credit and senior notes	$744,004	$640,261	$668,235	$626,411	$357,290	$282,524	$170,766
Total liabilities	$770,730	$669,191	$696,412	$648,938	$379,324	$305,135	$184,644
Minority interest	$15,815	$29,299	$20,748	$41,754	$23,347	$17,318	$1,521
Total equity	$640,425	$608,793	$622,458	$606,998	$381,866	$383,088	$301,055
Other Data:
Funds from operations (1)	$75,078	$67,676	$91,452	$56,123	$50,798	$41,134	$18,288
Cash flows provided by (used in):
Operating activities	$66,904	$68,191	$77,096	$54,844	$45,827	$39,002	$15,242
Investing activities	$(74,866)	$(25,142)	$(46,127)	$(73,950)	$(77,625)	$(166,795)	$(166,446)
Financing activities	$39,745	$(45,924)	$(31,017)	$18,612	$29,269	$130,199	$142,969
Discontinued operations	$1,084	$1,499	$1,881	$737	$547	$353	$—
Ratio of earnings to fixed charges (2)	2.48	2.29	2.31	2.14	2.34	2.42	1.64
Number of operating properties (at end of period)	108	108	108	110	58	54	32
Gross leasable area (sq. ft.) (at end of period)	14,221,047	13,536,762	13,625,728	13,480,402	8,062,368	7,172,756	4,532,707
Occupancy of properties owned (at end of period)	97.1%	96.4%	97.1%	96.5%	97.5%	96.5%	97.5%

(1)
The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts in April 2002 (the “White Paper”) defines “Funds from Operations” as net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity real estate investment trust because it is predicated on cash flow analyses. Pan Pacific computes Funds from Operations in accordance with standards established by the White Paper. Pan Pacific’s computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity real estate investment trusts and, therefore, may not be comparable to those other real estate investment trusts. Funds from Operations should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles), as a measure of Pan Pacific’s liquidity, nor is it indicative of funds available to fund Pan Pacific’s cash needs, including its ability to make distributions.

(2)
Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before extraordinary items plus fixed charges (including interest costs capitalized). Fixed charges consist of interest expense (including the amortization of deferred financing fees.)

Selected Historical Financial Data of Center Trust

Center Trust’s historical consolidated financial data for the annual periods presented below has been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for Center Trust for the periods ended September 30, 2002 and 2001 are unaudited and were prepared in accordance with accounting principles generally accepted in the United States applied to interim financial information. In the opinion of Center Trust’s management, all adjustments necessary for a fair presentation of results of operations for these interim periods have been included. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and should be read together with Center Trust’s historical financial statements and related notes contained in the annual reports, quarterly reports and other information that Center Trust has filed with the SEC and incorporated by reference. See “Where You Can Find More Information” on page 106.

Center Trust, Inc.
Selected Financial Data
(Dollars in thousands, except per share data)

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Statement of Operations Data:
Revenue:
Base rent	$48,809	$49,218	$65,577	$91,214	$101,634	$91,065	$62,506
Percentage rent	686	861	1,451	1,801	2,029	1,628	965
Recoveries from tenants	17,501	17,265	22,977	29,362	31,322	27,856	18,675
Income from unconsolidated partnerships	—	—	—	—	—	—	—
Other	5,333	3,678	4,898	9,260	4,956	5,024	4,040

Total Revenue	72,329	71,022	94,903	131,637	139,941	125,573	86,186

Expenses:
Property operating	19,496	17,976	24,816	29,654	27,816	27,318	19,737
Property taxes	7,039	6,959	9,111	12,635	14,100	12,088	7,459
Depreciation and amortization	15,568	14,826	19,797	24,065	24,041	23,580	17,894
Interest	19,187	24,675	32,230	55,019	52,764	46,476	35,100
General and administrative	3,294	4,207	5,473	5,626	8,362	5,744	2,877
Other	2,031	2,613	2,613	4,770	—	21,685	9,355

	66,615	71,256	94,040	131,769	127,083	136,891	92,422
Income from continuing operations before minority interests, gain on sale of real estate, discontinued operations and extraordinary loss	5,714	(234)	863	(132)	12,858	(11,318)	(6,236)
Minority interests	(419)	(362)	(508)	(602)	(4,786)	1,055	1,248
Gain on sale of real estate	—	(2,379)	(2,379)	21,245	23,991	1,055	—
Discontinued operations	3,522	703	1,595	776	1,077	1,095	765
Extraordinary loss on early extinguishment of debt	—	(1,385)	(1,768)	(17,514)	(6,483)	—	(422)

Net Income	$8,817	$(3,657)	$(2,197)	$3,773	$26,657	$(8,113)	$(4,645)

Basic earnings per share:
Income from continuing operations before extraordinary item	$0.19	$(0.11)	$(0.08)	$0.77	$1.25	$(0.43)	$(0.38)
Discontinued operations	$0.13	$0.03	$0.06	$0.03	$0.04	$0.05	$0.06
Extraordinary item	$—	$(0.05)	$(0.06)	$(0.66)	$(0.25)	$—	$(0.03)
Net income	$0.32	$(0.13)	$(0.08)	$0.14	$1.04	$(0.38)	$(0.35)
Diluted earnings per share
Income from continuing operations before extraordinary item	$0.19	$(0.11)	$(0.08)	$0.77	$1.25	$(0.43)	$(0.38)
Discontinued operations	$0.13	$0.03	$0.06	$0.03	$0.04	$0.05	$0.06
Extraordinary item	$—	$(0.05)	$(0.06)	$(0.66)	$(0.25)	$—	$(0.03)
Net income	$0.32	$(0.13)	$(0.08)	$0.14	$1.04	$(0.38)	$(0.35)
Dividends paid on common shares	$4,679	$7,897	$8,834	$26,399	$36,778	$29,962	$18,243
Dividends paid per common share	$0.180	$0.120	$0.16	$0.84	$1.44	$1.44	$1.44
Balance Sheet Data:
Properties—net of accumulated depreciation	$547,955	$585,798	$583,633	$639,839	$887,079	$932,844	$662,077
Total assets	$598,595	$633,039	$637,073	$694,579	$955,579	$987,021	$710,713
Mortgage loans payable, unsecured lines of credit and senior notes	$358,667	$399,693	$402,377	$446,600	$683,016	$665,985	$482,259
Total liabilities	$381,896	$416,459	$420,195	$471,480	$712,881	$697,419	$519,441
Minority interest	$11,139	$12,482	$11,225	$16,695	$15,410	$49,231	$41,433
Total equity	$205,440	$204,098	$205,653	$206,404	$227,288	$230,468	$141,454
Other Data:
Funds from Operations (1)	$21,803	$17,985	$24,766	$30,860	$42,477	$36,301	$21,924
Cash flows provided by (used in):
Operating activities	$22,221	$16,119	$24,017	$16,912	$33,711	$32,528	$19,559
Investing activities	$27,744	$39,146	$36,974	$244,225	$39,793	$(219,430)	$(110,192)
Financing activities	$(51,145)	$(56,534)	$(60,339)	$(260,177)	$(74,936)	$189,925	$88,305
Number of Operating Properties (at end of period)	32	35	35	41	56	63	46
Gross Leaseable Area (sq. ft.) (at end of period)	6,154,588	6,398,229	6,412,074	7,117,263	9,460,778	10,252,758	9,684,610
Occupancy of Properties owned (at end of period)	88.7%	92.3%	92.6%	93.3%	94.9%	92.7%	92.9%

(1)
Center Trust considers Funds From Operations, or FFO, to be an alternative measure of the performance of an equity REIT since such measure does not recognize depreciation and amortization expenses as operating expenses. FFO is defined, as outlined in the April 2002 White Paper by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income plus depreciation and amortization of real estate, less gains or losses on sales of properties. Additionally, the definition also permits FFO to be adjusted for significant non-recurring items. Funds from operations do not represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income or cash flows from operations and should not be considered as an alternative to those indicators in evaluating Center Trust’s operating performance or liquidity. Further, the methodology for computing FFO utilized by Center Trust may differ from that utilized by other equity REITs and, accordingly may not be comparable to such other REITs.

Summary Unaudited Pro Forma Combined Financial Information

In the table below, we present pro forma balance sheet information for Pan Pacific and Center Trust as of September 30, 2002, as if the merger had been completed on September 30, 2002. We also present pro forma statement of operations information for Pan Pacific and Center Trust for the fiscal year ended December 31, 2001 and the nine months ended September 30, 2002, as if the merger had been completed on January 1, 2001. The merger will be, and has been for purposes of the pro forma information, accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141.

It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the merger had been completed on those dates. Furthermore, this information does not necessarily reflect future financial performance if the merger actually occurs.

See “Unaudited Pro Forma Condensed Consolidated Financial Statements” included in this proxy statement/prospectus for a more detailed explanation of this analysis.

	Pan Pacific Pro Forma Nine Months Ended September 30, 2002	Pan Pacific Pro Forma Year Ended December 31, 2001
Statement of Operations Data:	(In thousands, except per share data)
Revenue	$217,846	$277,392
Net income	$83,096	$93,424
Net income per share—basic	$2.11	$2.46
Net income per share—diluted	$2.08	$2.42

Balance Sheet Data (At End of Period):
Real estate properties, net	$1,885,583
All other assets	$150,131
Total assets	$2,035,714
Debt obligations	$1,108,152
All other liabilities	$57,309
Minority interests	$27,239
Total equity	$843,014

Comparative Per Share Data

Set forth below are net income, book value and cash dividends per share data for Pan Pacific and Center Trust on a historical basis, for Pan Pacific on a pro forma basis and on a pro forma basis per Center Trust equivalent share.

The pro forma data was derived by combining the historical consolidated financial information of Pan Pacific and Center Trust using purchase accounting.

The Center Trust equivalent per share pro forma information shows the effect of the merger from the perspective of an owner of Center Trust common stock. The information was computed by multiplying the Pan Pacific per share pro forma information by the exchange ratio of 0.218.

You should read the information below together with the historical financial statements and related notes contained in the Annual Reports on Form 10-K and other information that Pan Pacific and Center Trust have filed with the SEC and incorporated by reference. See “Where You Can Find More Information” on page 106. The unaudited pro forma combined data below is for illustrative purposes only. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	Pan Pacific Historical	Center Trust Historical	Pan Pacific Pro Forma	Center Trust Pro Forma Equivalent
Net income (loss) per share of common stock

Year ended December 31, 2001	$2.02	$(0.08)	$2.46	$0.54
Nine months ended September 30, 2002	$1.61	$0.32	$2.11	$0.46

Net income (loss) per share of common stock—assuming dilution

Year ended December 31, 2001	$1.97	$(0.08)	$2.42	$0.53
Nine months ended September 30, 2002	$1.60	$0.32	$2.08	$0.45

Book value per share of common stock

As of December 31, 2001	$18.98	$7.09
As of September 30, 2002	$19.07	$7.03	$21.38	$4.66

Cash dividends per share of common stock

Year ended December 31, 2001	$1.820	$0.160	$1.820	$0.400
Nine months ended September 30, 2002	$1.425	$0.180	$1.425	$0.310

Comparative Per Share Market Price And Dividend Information

At the close of business on December 10, 2002, the record date for the special meeting, there were approximately              holders of record of Pan Pacific common stock and              holders of record of Center Trust common stock.

Market Prices and Dividends

Pan Pacific common stock is listed on the New York Stock Exchange under the symbol “PNP.” Center Trust common stock is listed on the New York Stock Exchange under the symbol “CTA.”

The following table sets forth the high and low closing prices per share of Pan Pacific common stock and Center Trust common stock as reported by the New York Stock Exchange, based on published financial sources for the quarterly periods indicated, which correspond to the companies’ respective quarterly fiscal periods for financial reporting purposes.

	Pan Pacific Common Stock			Center Trust Common Stock
	High	Low	Declared Dividend	High	Low	Declared Dividend
2000:
First Quarter	$19.125	$16.625	$0.420	$10.500	$5.937	$0.21
Second Quarter	$20.125	$18.750	$0.420	$7.875	$4.875	$0.21
Third Quarter	$20.938	$19.000	$0.420	$6.000	$5.000	$0.21
Fourth Quarter	$22.750	$19.813	$0.280	$6.000	$4.563	$0.21
2001:
First Quarter	$23.250	$21.550	$0.455	$6.430	$3.500	$0.04
Second Quarter	$26.000	$21.950	$0.455	$4.900	$3.490	$0.04
Third Quarter	$27.080	$25.100	$0.455	$4.900	$3.820	$0.04
Fourth Quarter	$28.800	$26.400	$0.455	$4.250	$3.250	$0.04
2002:
First Quarter	$30.870	$28.130	$0.475	$5.300	$3.920	$0.06
Second Quarter	$34.180	$30.420	$0.475	$7.090	$5.300	$0.06
Third Quarter	$34.750	$29.800	$0.475	$7.030	$5.100	$0.06
Fourth Quarter through December 6, 2002	$36.190	$31.900	$0.475	$7.720	$5.550	$0.06

Pan Pacific currently plans to continue paying quarterly cash dividends after completion of the merger. Pan Pacific has increased its quarterly dividend each year since its initial public offering in August 1997, from $0.3625 per diluted share paid for the quarter ended September 30, 1997 to $0.475 per diluted share paid for the quarter ended September 30, 2002. Taking into account the 0.218 exchange ratio that will be used in the merger, Pan Pacific’s most recently paid dividend represents a 72.6% increase over the $0.06 dividend most recently paid per share of Center Trust common stock (for the quarter ended September 30, 2002). Pan Pacific’s dividend is subject to approval by Pan Pacific’s board.

Comparative Market Data

The following table sets forth the closing prices for Pan Pacific common stock and Center Trust common stock for November 5, 2002 and December 6, 2002. November 5, 2002 was the last full trading day prior to the public announcement of the proposed merger. December 6, 2002 was the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement/prospectus. The Center Trust pro forma equivalent closing share price is computed by multiplying the Pan Pacific closing stock price by the exchange ratio of 0.218.

	Pan Pacific Common Stock	Center Trust Common Stock	Center Trust Pro Forma Equivalent
November 5, 2002	$34.24	$5.69	$7.46
December 6, 2002	$35.50	$7.65	$7.74

The market prices of Pan Pacific common stock and Center Trust common stock fluctuate. As a result, we urge you to obtain current market quotations of Pan Pacific common stock and Center Trust common stock.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following factors in evaluating the proposals to be voted on at the special meeting.

Risk Factors Relating to the Merger

The combined company may not realize the expected benefits from the merger, such as cost savings, operating efficiencies and other synergies.

Pan Pacific and Center Trust entered into the merger agreement with the expectation that the merger would result in a number of benefits to the combined company, including cost savings, operating efficiencies and other synergies. Achieving these benefits will depend in large part on Pan Pacific’s ability to efficiently integrate the properties of Center Trust into its portfolio. Unforeseen difficulties in integrating these portfolios may cause the disruption of, or a loss of momentum in, the activities of the combined company’s business that could affect its ability to achieve expected cost savings, operating efficiencies and other synergies in a manner that could materially harm the combined company’s financial performance.

The completion of the merger poses risks for the ongoing operations of the combined company, including that:

•	following the merger, the combined company may not achieve expected cost savings and operating efficiencies, such as the elimination of redundant administrative costs and property management costs;

•	the diversion of management attention to the integration of the operations of Center Trust could have an adverse effect on the revenues, expenses and operating results of Pan Pacific;

•
the Center Trust portfolio may not perform as well as Pan Pacific anticipates due to various factors, including changes in macro-economic conditions and the demand for retail space in Southern California and other West Coast markets in which Center Trust has a significant presence; and

•	Pan Pacific may not effectively integrate Center Trust’s operations.

If Pan Pacific fails to integrate successfully Center Trust or to realize the intended benefits of the merger, the market price of Pan Pacific common stock could decline from its market price at the time of completion of the merger.

The fixed exchange ratio will not reflect changes in share value.

The number of shares of Pan Pacific common stock into which each share of Center Trust common stock is to be converted in the merger is fixed at 0.218 shares. The market value of Pan Pacific common stock or Center Trust common stock at the effective time of the merger may vary significantly from the price as of the date the merger agreement was executed, the date of this proxy statement/prospectus or the date on which Center Trust stockholders vote on the merger. These changes may result from a number of factors, including:

•	market perception of the synergies to be achieved by the merger;

•	changes in the business, operations or prospects of Pan Pacific or Center Trust;

•	market assessments of the likelihood that the merger will be completed and the timing of the merger; and

•	general market and economic conditions.

Because the exchange ratio will not be adjusted to reflect changes in the market value of Pan Pacific common stock or Center Trust common stock, the market value of Pan Pacific common stock issued in the merger, and the market value of the Center Trust common stock surrendered in the merger, may be higher or lower than the value of these shares at the time the merger was negotiated or approved by Pan Pacific’s board and Center Trust’s board. Neither Pan Pacific nor Center Trust is permitted to terminate the merger agreement, nor may Center Trust resolicit the vote of its stockholders, because of changes in the market price of Pan Pacific common stock or Center Trust common stock, except that Center Trust is not obligated to complete the merger if the average closing price of Pan Pacific common stock for the ten trading days preceding the closing date of the merger is less than $25.00 per share.

If the merger does not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, Center Trust may be required to pay Pan Pacific a $7.5 million break-up fee. If the merger agreement is terminated in certain other circumstances, either party may be obligated to pay the other up to $2.5 million an as expense reimbursement. See “The Merger Agreement—Termination; Break-up Fees and Expenses.”

As a result of the merger, the combined company may incur transaction costs that exceed our estimates.

Pan Pacific and Center Trust estimate that, as a result of the merger, the combined company will incur transaction costs of approximately $18.5 million in the aggregate, including debt assumption fees, financial advisors, legal, printing and account fees, and severance payments in connection with the merger.

Certain of Center Trust’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Center Trust stockholders generally.

In considering the recommendation of Center Trust’s board of directors with respect to the merger, Center Trust stockholders should be aware that certain of Center Trust’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Center Trust stockholders generally. See “Interests of Certain Directors and Executive Officers of Center Trust in the Merger.” These interests include the following:

•
Pan Pacific will provide exculpation and indemnification for directors and officers of Center Trust, including for actions taken in connection with the merger, which is the same as the exculpation and indemnification provided by Center Trust as of the date of the merger agreement.

•	Pan Pacific will indemnify and hold harmless former directors and officers of Center Trust after the merger to the fullest extent permitted by law.

•
Pan Pacific has agreed to provide directors’ and officers’ liability insurance for the benefit of those individuals currently covered by Center Trust’s insurance for a period of six years after the merger.

•
In connection with the merger, options to purchase an aggregate of 685,625 shares of Center Trust common stock at an average exercise price of $5.51 per share previously awarded to five Center Trust directors and executive officers will vest pursuant to the plans under which they were issued. These five Center Trust directors and executive officers also currently hold vested options to purchase an aggregate of an additional 346,775 shares of Center Trust common stock at an average exercise price of $13.58. These five Center Trust directors and executive officers will receive cash payments in consideration for the cancellation of their options in accordance with a formula that is based on the average closing price of Pan Pacific common stock for the ten days immediately preceding the closing of the merger. Assuming that the average closing price per share of Pan Pacific common stock for the ten trading days immediately preceding the closing of the merger was $35.50 (the closing price of Pan Pacific common stock on December 6, 2002), the aggregate cash payments received by these executive officers from the cancellation of options would be approximately $1.5 million. These executive officers may receive shares of Pan Pacific common stock in lieu of such aggregate cash payments, if necessary to preserve the tax-free status of the merger.

•
204,192 unvested shares of Center Trust restricted stock previously awarded to Center Trust directors and executive officers will vest immediately prior to the effective time of the merger and will be converted into Pan Pacific common stock in the merger. Of these shares of Center Trust restricted common stock, 54,442 were issued to three independent directors as compensation in lieu of cash in 1999, 2000 and 2001. Using a $7.74 pro forma equivalent value (based upon the closing price of Pan Pacific common stock on December 6, 2002 and the 0.218 exchange ratio), the aggregate value of the unvested Center Trust restricted stock previously awarded to Center Trust directors and executive officers is approximately $1.6 million.

•
Under their respective employment agreements, four executive officers of Center Trust will be entitled to receive estimated cash payments of approximately $2.1 million in the aggregate. These executive officers may receive shares of Pan Pacific common stock in lieu of such aggregate cash payments if necessary to preserve the tax-free status of the merger.

•
Two executive officers have agreed to enter into consulting agreements with Pan Pacific immediately prior to the closing date of the merger to assist Pan Pacific with transition issues following the merger, pursuant to which agreements each of such executive officer will receive no more than $475,000.

•
Under the terms of the merger agreement, Center Trust may pay success bonuses to Center Trust's executive officers of up to $1.3 million, in the aggregate. Whether and to what extent such bonuses will be paid will be determined by Center Trust's board, in its sole discretion, immediately prior to the effective time of the merger

Risk Factors Relating to Pan Pacific Following the Merger

Real property investments are subject to varying degrees of risk that may adversely affect the business and the operating results of Pan Pacific after the merger.

The combined company’s revenue and the value of its properties may be adversely affected by a number of factors, including:

•	the national economic climate;

•	the local economic climate;

•	local real estate conditions;

•	changes in retail expenditures by consumers;

•	the perceptions of prospective tenants of the attractiveness of the properties;

•	the combined company’s ability to manage and maintain its properties and secure adequate insurance; and

•	increases in operating costs (including real estate taxes and utilities).

In addition, real estate values and income from properties are also affected by factors such as applicable laws, including tax laws, interest rate levels and the availability of financing. If the combined company’s properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the combined company may have to borrow additional amounts to cover its expenses. This would harm the combined company’s cash flow and ability to make distributions to its stockholders.

If Center Trust or Pan Pacific fails to qualify as a real estate investment trust under the Internal Revenue Code, that failure could result in a significant tax liability for the combined company and could reduce the value of the combined company’s stock.

Each of Center Trust and Pan Pacific believes that it has been organized and has operated in a manner that qualifies it as a real estate investment trust under the Internal Revenue Code, and each company intends to operate so as to qualify as a real estate investment trust under the Internal Revenue Code through and including, and in the case of Pan Pacific, following, the effective time of the merger. However, it is possible that Center Trust or Pan Pacific has been organized or has operated, or that Pan Pacific will in the future be organized or operated, in a manner which does not allow one or more of them to qualify as a real estate investment trust. Qualification as a real estate investment trust requires a company to satisfy numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the company’s control. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, Center Trust’s or Pan Pacific’s ability to qualify as a real estate investment trust for tax purposes or the tax consequences of this qualification.

If a company fails to qualify as a real estate investment trust in any taxable year, among other things:

•	it will not be allowed a deduction for distributions to stockholders in computing its taxable income;

•	it will be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates;

•	it will be subject to increased state and local taxes;

•
it will be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it loses its qualification (unless entitled to relief under certain statutory provisions);

•	all distributions to stockholders would be subject to tax as ordinary income to the extent of its current and accumulated earnings and profits; and

•	it would not be required to make distributions to stockholders.

As a result of these factors, Pan Pacific’s failure to qualify as a real estate investment trust also could impair its ability to expand its business and raise capital, could substantially reduce the funds available for distribution to its stockholders, including former Center Trust stockholders, and could reduce the trading price of its common stock following the merger.

If Center Trust failed to qualify as a real estate investment trust prior to the merger, Pan Pacific would be required to pay any resulting tax, and that tax could be material. After the merger, all of the stock of Center Trust will be owned by Pan Pacific, causing Center Trust to be a “qualified REIT subsidiary” of Pan Pacific. For federal income tax purposes, this means Center Trust’s separate existence as an entity will be disregarded, and Pan Pacific will be treated as if it directly owns the assets owned by Center Trust.

As a condition to the closing of the merger, Latham & Watkins will render to Pan Pacific a legal opinion to the effect that, commencing with its taxable year ended December 31, 1993, Center Trust was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation has enabled Center Trust to meet, through the effective time of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. Likewise, as a condition to the closing of the merger, Latham & Watkins will render to Center Trust a legal opinion to the effect that, commencing with Pan Pacific’s taxable year ended December 31, 1997, Pan Pacific has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and Pan Pacific’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. An opinion of counsel is not binding on the Internal Revenue Service or any court, and no ruling has been or will be sought from the Internal Revenue Service as to Center Trust’s or Pan Pacific’s qualification as a real estate investment trust under the Internal Revenue Code. Accordingly, neither Pan Pacific nor Center Trust can assure you that the Internal Revenue Service will not take a position contrary to one or more positions reflected in these opinions or that these opinions will be upheld by the courts if so challenged. See “Material United States Federal Income Tax Considerations—Pan Pacific’s Qualification as a Real Estate Investment Trust—General” and “—Tax Liabilities and Attributes Inherited from Acquisitions.”

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this document that are subject to risks and uncertainties. These statements may be made directly in this document or may be “incorporated by reference” to other documents filed with the SEC. Forward-looking statements include information regarding:

•	synergies;

•	efficiencies;

•	potential cost savings;

•	revenue enhancements;

•	projected future earnings and funds from operations growth;

•	successful integration of the businesses of Center Trust and Pan Pacific;

•	asset portfolios; and

•	the timetable for completion of the merger.

The sections of this document which contain forward-looking statements include, among others:

•	“Questions and Answers About the Merger”;

•	“Summary”;

•	“Selected Summary Historical and Selected Unaudited Pro Forma Combined Financial Data”;

•	“Risk Factors”;

•	“The Companies”;

•	“The Merger—Background of the Merger”;

•	“The Merger—Pan Pacific’s Reasons for the Merger”;

•	“The Merger—Center Trust’s Reasons for the Merger”;

•	“Opinion of Financial Advisor to Center Trust”;

•	“Material United States Federal Income Tax Considerations”; and

•	“Unaudited Pro Forma Condensed Consolidated Financial Statements” attached hereto.

Our forward-looking statements in this document or those documents incorporated by reference also include, among other things, statements regarding the intent, belief or expectations of Pan Pacific or Center Trust and can be identified by the use of words such as “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “intends,” “estimates” and other comparable terms. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Pan Pacific, Center Trust, and the combined company after completion of the merger, and could cause actual results or other outcomes to differ materially from those expressed in our forward-looking statements:

•	legislative, regulatory, or other changes in the real estate industry which increase the costs of, or otherwise affect the operations of, Pan Pacific or Center Trust;

•	competition for tenants with respect to new leases and the renewal or rollover of existing leases;

•	the ability of Pan Pacific’s or Center Trust’s tenants to operate their businesses in a manner sufficient to maintain or increase revenue and to generate sufficient income to make rent payments;

•	changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to Pan Pacific or Center Trust;

•	the availability of financing for Pan Pacific’s future acquisitions or for Pan Pacific to refinance a portion of Center Trust’s existing debt;

•
risks associated with shopping centers, such as lower than expected occupancy levels, a downturn in market lease rates for retail shopping center space or higher than expected costs associated with the maintenance and operation of such facilities;

•	the ability of Pan Pacific to dispose of non-core properties on favorable terms;

•	failure to complete the merger; and

•	potential liability under, and changes in, environmental, zoning, tax and other laws.

Center Trust stockholders are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements attributable to Pan Pacific or Center Trust or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Pan Pacific nor Center Trust undertakes any obligation to release publicly any revisions to the forward-looking statements in this proxy statement/prospectus to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE COMPANIES

Pan Pacific

Pan Pacific is a self-administered and self-managed equity real estate investment trust that owns and operates community and neighborhood shopping centers, predominately grocery-anchored, located in the western United States. Pan Pacific’s objective is to provide stockholders with long-term stable cash flow balanced with consistent growth. Pan Pacific seeks to achieve this objective through the following business and growth strategies:

•
owning, operating, acquiring, expanding and developing shopping centers in select markets with strong economic and demographic characteristics in order to establish and maintain a portfolio of real estate assets with stable income and the potential for long-term growth;

•
developing local and regional market expertise through the hands-on participation of senior management in property operations and leasing in order to capitalize on market trends, retailing trends and acquisition opportunities;

•	establishing and maintaining a diversified and complementary tenant mix with an emphasis on tenants that provide day-to-day consumer necessities in order to provide steady rental revenue; and

•	maintaining a conservative balance sheet and flexible capital structure in order to enhance its ability to access capital and consistently grow its business through all economic conditions.

Pan Pacific implements these strategies by:

•	analyzing on an on-going basis regional and submarket demographic, economic and retailing trends;

•	developing relationships with key industry participants such as retailers, real estate brokers and financial institutions;

•	emphasizing tenant satisfaction and retention through its proactive communication with tenants, community-oriented marketing activities and comprehensive maintenance programs;

•	capitalizing on cost reduction and economy of scale opportunities arising from the size and proximity of its properties within each region; and

•	maintaining an investment grade rating along with conservative financial ratios and staggered debt maturities.

As of September 30, 2002, Pan Pacific’s portfolio totaled 108 shopping center properties, encompassing approximately 16.0 million square feet, diversified across the Northern California, Southern California, Oregon, Washington, and Nevada markets.

Pan Pacific manages its portfolio through its regional offices under the control of its executive officers. All administration (including the formation and implementation of policies and procedures), leasing, capital expenditures and construction decisions are centrally administered at Pan Pacific’s corporate headquarters. Pan Pacific employs property managers at each of its regional offices to oversee and direct the day-to-day operations of its portfolio, as well as the on-site personnel, which may include the manager, assistant manager, maintenance personnel and other necessary staff. Property managers communicate daily with Pan Pacific’s corporate headquarters to implement its policies and procedures.

As a result of management’s in-house leasing programs, Pan Pacific’s portfolio benefits from a diversified merchandising mix, including national and regional anchor tenants, complemented by a carefully planned mix of national, regional and local non-anchor tenants. To promote stability and attract quality non-anchor tenants, Pan Pacific generally enters into long-term leases, typically 15 to 20 years, with anchor tenants which usually contain provisions permitting anchor tenants to renew their leases at rates that often include fixed rent increases or consumer price index adjustments. To take advantage of improving market conditions and changing retail trends, Pan Pacific generally enters into shorter term leases, typically three to five years, with non-anchor tenants. Pan Pacific’s properties are generally leased on a triple-net basis, which requires tenants to pay their pro rata share of all real property taxes, insurance and property operating expenses.

As of September 30, 2002, Pan Pacific’s portfolio was 97.1% leased to 2,539 diverse tenants, including national tenants (60.0% of Pan Pacific’s total leased square footage) and regional tenants (19.8% of Pan Pacific’s total leased square footage).

Pan Pacific seeks to maximize the cash flow from its portfolio by continuing to enhance the operating performance of each property through its in-house leasing and property management programs. Pan Pacific’s management believes that maintaining high occupancy rates and renewing and re-leasing expiring space at higher base rents are critical measures of leasing performance. Since its initial public offering in 1997, Pan Pacific has maintained a year-end portfolio occupancy rate at or above 96% and has renewed or re-leased 5.7 million square feet involving 1,755 lease transactions achieving base rent per square foot increases, on a same-store comparable basis, of 17.8% in 2000, 17.8% in 2001, and 12.2% for the nine months ended September 30, 2002.

Pan Pacific is investment grade rated by Standard & Poor’s Rating Services and Moody’s Investors Service. As of September 30, 2002, Pan Pacific’s debt to total market capitalization was approximately 38.6%, representing one of the lowest debt ratios among shopping center REITs.

As of March 18, 2002, Pan Pacific had approximately 15,500 beneficial owners of its common stock, with no single beneficial owner comprising more than 6.3% of its outstanding common stock, assuming the exchange of all exchangeable securities of Pan Pacific and its subsidiaries.

MB Acquisition, Inc., a Maryland corporation, is a newly formed, wholly-owned subsidiary of Pan Pacific that was formed solely for the purpose of effecting the merger. MB Acquisition, Inc. has not conducted and will not conduct any business prior to the merger.

Center Trust

Center Trust, Inc., a Maryland corporation, is a self-administered and self-managed real estate investment trust. Center Trust engages in the ownership, management, leasing, redevelopment, acquisition and development of retail shopping centers in the western United States.

As of September 30, 2002, Center Trust’s properties consisted of 28 community shopping centers, two regional malls and two single tenant retail properties aggregating 7.5 million square feet. Center Trust conducts substantially all of its operations through an operating partnership named CT Operating Partnership, L.P., a California limited partnership. Center Trust owns a 95.5% interest in the operating partnership and, as the operating partnership’s sole general partner, has full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. Of the 32 properties in which Center Trust has an interest, 30 are wholly-owned by the operating partnership and two properties are held through separate joint ventures.

Center Trust focuses its efforts in four key markets, which include Southern California, the Pacific Northwest (Washington and Oregon), Northern California and Arizona. Of the 32 properties, 18 are located in Southern California (representing 64.4% of Center Trust’s total gross leasable area), four are located in the Pacific Northwest, four are located in Northern and Central California and six are located in Arizona.

Center Trust’s properties are designed to attract local and regional area customers and are typically anchored by one or more nationally or regionally-known retailers, predominantly supermarkets, value-oriented discount stores and membership warehouses. Anchor leases are typically for initial terms of 10 to 35 years, with one or more renewal options available to the lessee upon expiration of the initial term. By contrast, smaller shop leases are typically for 5- to 10-year terms. The longer term of the anchor leases helps to protect Center Trust against significant vacancies and to insure the presence of anchor retailers who draw consumers to Center Trust’s centers. The shorter term of the smaller shop leases allows Center Trust to adjust rental rates for non-anchor store space on a regular basis and upgrade the overall tenant mix.

As of September 30, 2002, Center Trust’s portfolio was 88.8% leased to 1,007 diverse tenants including 472 national tenants (79.6% of Center Trust’s total leased square footage) and 78 regional tenants (5.5% of Center Trust’s total leased square footage).

As of March 15, 2002, Center Trust had approximately 4,000 beneficial owners of its common stock. Prometheus Western Retail, LLC and certain of its affiliates beneficially owned approximately 56.2% of the outstanding shares of Center Trust common stock. Lazard Frères Real Estate Investors, L.L.C., L.F. Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC are collectively referred to as the “Prometheus parties” in this proxy statement/prospectus.

As of October 24, 2002, CT Operating Partnership, L.P., as successor-in-interest of Date Palm Partnership, was the obligor under a July 13, 1989 promissory note in original principal amount of $10 million held by Metropolitan Life Insurance Company, a New York corporation, which note was secured by CT Operating Partnership, L.P.’s interest in the Date Palm Center shopping center. Metropolitan Life had previously agreed to extend the July 1, 2002 maturity date of the promissory note until October 25, 2002, and had negotiated with CT Operating Partnership, L.P., a new loan of approximately $8.3 million, represented by CT Operating Partnership, L.P.’s $8.3 million secured promissory note with a maturity date of November 1, 2006, to allow CT Operating Partnership, L.P., to repay its debt obligation to Metropolitan Life under the July 13, 1989, promissory note. On October 25, 2002, in anticpation of the proposed merger with Pan Pacific, CT Operating Partnership, L.P., executed and delivered to Pan Pacific a promissory note of approximately $8.3 million, which contained substantially the same terms as the promissory note negotiated by CT Operating Partnership L.P., with Metropolitan Life. CT Operating Partnership used the proceeds received from Pan Pacific towards the repayment of the $8.8 million outstanding balance owed by CT Operating Partnership to Metropolitan Life.

The Combined Company

Upon completion of the merger, Pan Pacific is expected to be the only publicly-held shopping center real estate investment trust focused exclusively on the West Coast. On a pro forma basis, Pan Pacific is expected to have a total market capitalization of $2.3 billion (based on the closing price of Pan Pacific common stock on September 30, 2002, the pro forma number of shares of Pan Pacific common stock outstanding as of September 30, 2002, and the pro forma outstanding indebtedness of Pan Pacific as of September 30, 2002). After the merger, Pan Pacific expects to own and operate 139 properties encompassing 23.5 million square feet with a broad geographic representation across its key West Coast markets. As of September 30, 2002, the pro forma combined portfolio was 94.6% leased to over 3,500 retailers. Following the merger, Pan Pacific will continue to be managed by its existing five-member board of directors, four of whom are independent, and by its existing senior management team.

The combined company will have a diversified stockholder base with no single stockholder beneficially owning more than 8.4% of its outstanding common stock, assuming the exercise or exchange of all outstanding exchangeable securities of Pan Pacific, Center Trust and their respective subsidiaries.

The following table sets forth certain pro forma information for the properties to be owned by Pan Pacific after the merger. The information provided on each property is as of September 30, 2002 (excluding properties sold subsequent to September 30, 2002).

	Square Footage			% Leased as of 9/30/02	Major Retailers
Property and Location	Company Owned	Tenant Owned	Total
NORTHERN CALIFORNIA
Anderson Square	67,480	34,604	102,084	100.0%	Safeway Supermarket (1), Rite Aid
Anderson, CA
Angels Camp Town Center	70,323	3,000	73,323	94.3	Save Mart Supermarket, Rite Aid
Angels Camp, CA
Blossom Valley Plaza	111,612	—	111,612	98.1	Raley’s Supermarket, Jo-Ann Fabrics & Crafts
Turlock CA
Brookvale Shopping Center	131,242	—	131,242	100.0	Albertson’s Supermarket, Long’s Drugs
Fremont, CA
Cable Park	160,811	—	160,811	99.2	Albertson’s Supermarket, Long’s Drugs
Sacramento, CA
Canal Farms	110,535	—	110,535	100.0	Save Mart Supermarket, Rite Aid
Los Banos, CA
Centennial Plaza	132,086	132,293	264,379	100.0	Wal-Mart (1), Food 4 Less Supermarket
Hanford, CA
Century Center	214,772	—	214,772	96.0	Raley’s Supermarket, Gottschalks
Modesto, CA
Chico Crossroads	267,735	—	267,735	99.6	Food 4 Less Supermarket
Chico, CA
Cobblestone	122,091	—	122,091	91.3	Raley’s Supermarket
Redding, CA
Commonwealth Square	141,310	—	141,310	100.0	Raley’s Supermarket
Folsom, CA
Country Gables Shopping Center	140,184	—	140,184	100.0	Raley’s Supermarket
Granite Bay, CA
Creekside Center	80,911	—	80,911	100.0	Albertson’s Supermarket, Big Lots
Hayward, CA
Currier Square	131,027	—	131,027	100.0	Raley’s Supermarket
Oroville, CA
Dublin Retail Center	154,728	—	154,728	100.0	Orchard Supply, Marshall’s, Ross Dress for Less,
Dublin, CA					Michael’s Arts & Crafts
Eastridge Plaza	81,010	—	81,010	96.9	Save Mart Supermarket, Rite Aid
Porterville, CA
Elverta Crossing	119,998	—	119,998	97.5	Food 4 Less Supermarket, Rite Aid, Factory 2 U
Sacramento, CA
Fairmont Shopping Center	104,281	—	104,281	100.0	Albertson’s Supermarket, Rite Aid
Paci ica, CA
Fashion Faire Place	95,255	—	95,255	97.3	Pure Foods Supermarket, Ross Dress for Less,
San Leandro, CA					Michael’s Arts & Crafts
Glen Cove Center	66,000	—	66,000	100.0	Safeway Supermarket & Drug
Vallejo, CA
Glenbrook Shopping Center	63,340	—	63,340	97.2	Albertson’s Supermarket
Sacramento, CA
Heritage Park Shopping Center	162,999	—	162,999	97.9	Raley’s Supermarket
Suisun City, CA
Heritage Place	119,412	—	119,412	98.0	Save Mart Supermarket, Rite Aid
Tulare, CA
Kmart Center	132,630	—	132,630	97.6	K-Mart, Big Lots
Sacramento, CA
Laguna 99 Plaza	89,600	116,200	205,800	100.0	Safeway Supermarket, Wal-Mart (1)
Elk Grove, CA
Laguna Village	114,433	—	114,433	100.0	United Artists Theatres, 24 Hour Fitness
Sacramento, CA
Lakewood Shopping Center	107,769	—	107,769	100.0	Raley’s Supermarket, U.S. Post Office
Windsor, CA

	Square Footage			% Leased as of 9/30/02	Major Retailers
Property and Location	Company Owned	Tenant Owned	Total
Lakewood Village	127,237	—	127,237	100.0%	Safeway Supermarket, Long’s Drugs
Windsor CA
Manteca Marketplace	172,435	—	172,435	100.0	Save Mart Supermarket, Rite Aid,
Manteca, CA					Stadium 10 Cinemas, Ben Franklin Crafts
Mineral King Plaza (2)	39,060	76,276	115,336	84.1	Von’s Supermarket (1), Long’s Drugs (1)
Visalia, CA
Mission Ridge Plaza	96,657	99,641	196,298	100.0	Safeway Supermarket, Wal-Mart (1), Mervyn’s (1)
Manteca, CA
Monterey Plaza	183,180	49,500	232,680	95.7	Wal-Mart, Albertson’s Supermarket (1), Walgreens
San Jose, CA
Northridge Plaza	98,625	—	98,625	100.0	Raley’s Supermarket
Fair Oaks, CA
Park Place	150,766	—	150,766	96.3	Raley’s Supermarket, 24 Hour Fitness
Vallejo CA
Pine Creek Shopping Center	213,035	—	213,035	100.0	Raley’s Supermarket, JC Penney
Grass Valley, CA
Plaza 580 Shopping Center	104,363	192,739	297,102	91.9	Target (1), Mervyn’s (1), Ross Dress for Less, Big 5
Livermore, CA
Raley’s Shopping Center	135,114	—	135,114	100.0	Raley’s Supermarket, Toys ‘R Us
Yuba City, CA
Rheem Valley (2)	161,567	—	161,567	90.3	T.J. Maxx, Long’s Drugs
Moraga, CA
Shops at Lincoln School	81,443	—	81,443	96.8	Save Mart Supermarket
Modesto, CA
Sky Park Plaza	176,182	4,642	180,824	100.0	Raley’s Supermarket, Ross Dress for Less,
Chico, CA					Jo-Ann Fabrics & Crafts
Southpointe Plaza (2)	189,043	4,000	193,043	43.3	Big 5 Sporting Goods
Sacramento, CA
Ukiah Crossroads	110,565	—	110,565	100.0	Raley’s Supermarket
Ukiah, CA
Victorian Walk	102,581	—	102,581	93.5	Save Mart Supermarket, Rite Aid
Fresno, CA
Westwood Village	102,375	—	102,375	77.5	Holiday Supermarket, Rite Aid
South Redding, CA
Yreka Junction	127,148	—	127,148	100.0	Raley’s Supermarket, JC Penney
Yreka, CA
Region Total/Weighted Average	5,664,950	712,895	6,377,845	95.9%
SOUTHERN CALIFORNIA
Arlington Courtyard	12,221	—	12,221	29.7%
Riverside, CA
Bakersfield Shopping Center (2)	14,115	—	14,115	36.9
Bakersfield, CA
Baldwin Hills (2)	509,604	310,000	819,604	92.6	Albertson’s Supermarket, Sav-on Drugs, Wal-Mart
Los Angeles, CA					Sears(1), Robinsons-May(1), TJ Maxx, Sony Theater.
Bixby Hacienda Plaza	135,012	—	135,012	98.5	Albertson’s Supermarket, Sav-on Drugs,
Hacienda Heights, CA					Washington Mutual
Brookhurst Center	184,949	—	184,949	97.9	Ralph’s Supermarket, Rite Aid,
Anaheim, CA					Jo-Ann Fabrics & Crafts
Canyon Square Plaza	96,727	7,472	104,199	99.0	Albertson’s Supermarket & Drug
Santa Clarita, CA
Chino Town Square	337,687	188,064	525,751	97.0	Wal-Mart, Ross Dress for Less, Target (1),
Chino, CA					Mervyns (1)
Country Fair Shopping Center (2)	168,264	43,440	211,704	85.1	Albertson’s Supermarket (1), PETsMART, Rite Aid,
Chino, CA					Staples
Date Palm Center (2)	117,356	—	117,356	94.7	Sam’s Club (Wal-Mart)
Cathedral City, CA
El Camino North (2)	331,413	126,500	457,913	94.5	Mervyn’s (1), Toys ‘R Us (1), Petco (1),
Oceanside, CA					Ross Dress for Less, Steinmart, Michael’s Arts and Crafts, Barnes & Noble
Encinitas Marketplace	118,265	—	118,265	100.0%	Albertson’s Supermarket
Encinitas, CA
Fire Mountain Center (2)	92,378	—	92,378	93.9	Trader Joe’s Market, Bookstar, Lamps Plus
Oceanside, CA
Fullerton Town Center (2)	264,647	146,880	411,527	91.1	Costco (1), AMC Theatres, Toys ’R Us,
Fullerton, CA					Office Depot
Gardena Gateway Center (2)	65,987	—	65,987	98.6	99 Ranch Supermarket, Marukai
Gardena, CA
Gordon Ranch Marketplace	114,573	—	114,573	100.0	Ralph’s Supermarket
Chino Hills, CA
Granary Square	143,333	—	143,333	100.0	Ralph’s Supermarket, Long’s Drugs
Valencia, CA
Kenneth Hahn Plaza (2) (3)	165,195	—	165,195	98.8	Food 4 Less Supermarket, Factory 2U, Rite Aid
Los Angeles, CA
Larwin Square Shopping Center	210,936	—	210,936	95.2	Von’s Supermarket, Rite Aid,
Tustin, CA					Jo-Ann Fabrics & Crafts, Big 5 Sporting Goods
Laurentian Center	97,131	—	97,131	96.6	Pep Boys, 24 Hour Fitness
Ontario, CA
La Verne Town Center (2)	231,376	—	231,376	93.5	Top Valu Supermarket, Target
La Verne, CA
Lakewood Plaza (2)	113,511	—	113,511	100.0	Stater Bros. Supermarket, Staples
Bel lflower CA
Loma Square (2)	210,704	—	210,704	97.3	Henry’s Supermarket, Sav-on Drugs, T.J. Maxx,
San Diego, CA					Circuit City
Marina Village	149,107	—	149,107	100.0	Von’s Supermarket, Sav-on Drugs
Huntington Beach, CA
Media Center (2)	817,896	429,610	1,247,506	91.4	Macy’s, IKEA (1), Sears (1), Mervyn’s (1),
Burbank, CA					AMC Theatres, Sports Chalet

	Square Footage			% Leased as of 9/30/02	Major Retailers
Property and Location	Company Owned	Tenant Owned	Total
Melrose Village Plaza	132,674	—	132,674	100.0	Albertson’s Supermarket, Sav-on Drugs
Vista, CA
Mountain Square Shopping Ctr. (2)	273,167	—	273,167	94.4	Pavilions Supermarket, Home Depot, Staples,
Upland, CA					Factory 2U
North County Plaza (2)	153,325	—	153,325	96.2	Marshall’s, and Kids ’R Us
Carlsbad, CA
Palmdale Center	81,050	—	81,050	100.0	Smart & Final, Dollar Tree, Big Lots
Palmdale, CA
Rancho Las Palmas	165,156	10,815	175,971	95.1	Von’s Supermarket, Long’s Drugs
Rancho Mirage, CA
Sam’s Club (2)	104,204	—	104,204	100.0	Sam’s Club
Downey, CA
San Dimas Marketplace	154,020	117,000	271,020	100.0	Trader Joe’s Market, Target (1),
San Dimas, CA					Ross Dress for Less, Office Max, Petco
Sycamore Plaza	105,085	—	105,085	99.1	Stater Bros. Supermarket, Sav-on Drugs
Anaheim, CA
Tustin Heights Shopping Center	131,518	—	131,518	100.0	Ralph’s Supermarket, Long’s Drugs,
Tustin, CA					Michael’s Arts & Crafts
Vermont-Slauson Shopping Ctr. (2) (3)	169,744	—	169,744	79.7	Ralph’s Supermarket, Sav-on Drugs, Kmart
Los Angeles, CA
Vineyards Marketplace (2)	56,019	64,918	120,937	100.0	Albertson’s Supermarket (1), Sav-on Drugs
Rancho Cucamonga, CA
Vineyard Village	45,075	—	45,075	100.0	Sears, Dunn Edwards Paints
Ontario, CA
Region Total/Weighted Average	6,273,424	1,444,699	7,718,123	94.9%

WASHINGTON
Auburn North	171,032	—	171,032	100.0%	Albertson’s Supermarket, Rite Aid, Office Depot
Auburn, WA
Blaine International Center	127,572	—	127,572	81.1	Cost Cutter Supermarket, Rite Aid
Blaine, WA
Canyon Ridge Plaza	86,909	181,300	268,209	100.0	Target (1), Top Foods Supermarket (1),
Kent, WA					Ross Dress for Less
Claremont Village Plaza	88,770	—	88,770	100.0	QFC Supermarket & Drug
Everett, WA
Frontier Village Shopping Center (2)	185,309	—	185,309	100.0	Safeway Supermarket, Bartell Drugs, GI Joe’s
Lake Stevens, WA
Garrison Square	69,790	—	69,790	100.0	Nature’s Supermarket, Hi School Pharmacy
Vancouver, WA
Gateway Shopping Center	96,671	—	96,671	96.8	Safeway Supermarket
Mill Creek, WA
Olympia Square	168,209	—	168,209	99.3	Albertson’s Supermarket & Drug,
Olympia, WA					Ross Dress for Less
Olympia West Center	69,212	3,800	73,012	91.5	Barnes & Noble, Good Guys, Petco
Olympia, WA
Pacific Commons	151,233	55,241	206,474	98.8	The Marketplace Supermarket, K-Mart (1)
Spanaway, WA
Silverdale Shopping Center (2)	67,287	—	67,287	91.5	Ross Dress for Less
Silverdale, WA
Panther Lake	69,090	44,237	113,327	100.0	Albertson’s Supermarket (1), Rite Aid
Kent, WA
Sunset Square	376,023	10,634	386,657	96.6	Cost Cutter Supermarket, K-Mart,
Bellingham, WA					Jo-Ann Fabrics & Crafts, Rite Aid
Tacoma Central	156,916	165,519	322,435	85.2	Target (1), Top Food & Drug (1), Petsmart,
Tacoma, WA					Office Depot, TJ Maxx
Region Total/Weighted Average	1,884,023	460,731	2,344,754	95.9%

OREGON
Albany Plaza	114,465	30,998	145,463	97.8%	Albertson’s Supermarket, Rite Aid, Big Lots,
Albany, OR					Dollar Tree, Factory 2 U
Bear Creek Plaza	183,850	—	183,850	96.8	Bi-Mart Drug, TJ Maxx, Big Lots, Factory 2 U
Medford, OR
Canby Square Shopping Center	115,701	—	115,701	98.8	Safeway Supermarket, Rite Aid, Factory 2 U
Canby, OR
East Burnside Plaza	38,363	—	38,363	100.0	QFC Supermarket
Portland, OR
Foster Square	33,808	—	33,808	100.0	Dollar Tree, Phoenix Drugs
Portland, OR
Gresham Town Fair (2)	265,765	—	265,765	97.4	Ross Dress for Less, Emporium, GI Joe’s,
Gresham, OR					Craft Warehouse
Hermiston Plaza	150,396	—	150,396	94.8	Safeway Supermarket & Drug, Big Lots, Dollar Tree
Hermiston, OR
Hood River Shopping Center	108,554	—	108,554	100.0	Rosauer’s Supermarket, Hi School Pharmacy
Hood River, OR
Medford Center (2)	329,747	84,746	414,493	82.9	Safeway Supermarket (1), Rite Aid (1), Sears,
Medford, OR					24 Hour Fitness, Circuit City, Cinemark Theaters
Menlo Park Plaza	112,755	—	112,755	94.8	Walgreen’s, Staples
Portland, OR
Milwaukie Marketplace	185,859	10,323	196,182	91.4	Albertson’s Supermarket, Rite Aid,
Milwaukie, OR					Jo-Ann Fabrics & Crafts
Oregon City Shopping Center	246,855	—	246,855	93.3	Emporium, Rite Aid, Fisherman’s Marine Supply,
Oregon City, OR					Michael’s Arts & Crafts
Oregon Trail Center	207,781	—	207,781	95.6	Nature’s Supermarket, Office Depot, Big 5 Sporting
Gresham, OR					Big Lots, Michael’s Arts & Crafts
Pioneer Plaza	96,027	4,294	100,321	99.1	Safeway Supermarket & Drug
Springfield, OR
Powell Valley Junction	107,583	—	107,583	95.2	Food 4 Less Supermarket, Cascade Athletic Club
Gresham, OR

	Square Footage			% Leased as of 9/30/02	Major Retailers
Property and Location	Company Owned	Tenant Owned	Total
Powell Villa	61,884	—	61,884	100.0	Ace Hardware
Portland, OR
Raleigh Hills Plaza	39,520	—	39,520	100.0	New Season’s Supermarket, Walgreens
Portland, OR
Rockwood Plaza	92,872	—	92,872	96.5	Dollar Tree
Gresham, OR
Sandy Marketplace	101,438	—	101,438	97.7	Danielson’s Supermarket, Hi School Pharmacy,
Sandy, OR					Factory 2 U
Southgate Shopping Center	50,862	—	50,862	100.0	Office Max
Milwaukie, OR
Sunset Esplanade	256,034	101,909	357,943	98.8	Safeway Supermarket, Target (1), Petco,
Hillsboro, OR					Factory 2 U, Jo-Ann Fabrics & Crafts
Sunset Mall	115,635	2,500	118,135	97.3	Safeway Supermarket & Drug
Portland, OR
Tanasbourne Village	210,992	1,209	212,201	100.0	Safeway Supermarket, Rite Aid
Hiddsboro, OR
Region Total/Weighted Average	3,226,746	235,979	3,462,725	96.1%
NEVADA
Caughlin Ranch	113,488	—	113,488	95.4%	Scolari’s Supermarket
Reno, NV
Cheyenne Commons	362,758	—	362,758	98.2	Wal-Mart, 24 Hour Fitness, Marshall’s,
Las Vegas, NV					Ross Dress for Less, Consign & Design
Decatur Meadows	111,245	—	111,245	90.7	Von’s Supermarket, Factory 2 U,
Las Vegas, NV					Cort Furniture Rental
Eagle Station	114,258	60,000	174,258	98.6	Raley’s Supermarket, Mervyn’s (2),
Carson City, NV
Elko Junction Shopping Center	170,812	—	170,812	96.1	Raley’s Supermarket, Builder’s Mart
Elko, NV
Green Valley Town & Country	130,722	—	130,722	95.5	Albertson’s/Sav-On Superstore
Henderson, NV
Mira Loma Center	96,907	—	96,907	97.0	Scolari’s Supermarket, Long’s Drugs, Dollar Tree
Reno, NV
Rainbow Promenade	228,279	—	228,279	98.4	United Artists Theatres, Barnes & Noble,
Las Vegas, NV					Linens N Things, Office Max, Cost Plus
Sahara Pavilion North	333,679	—	333,679	95.8	Von’s Supermarket, TJ Maxx, Shepler’s,
Las Vegas, NV					Borders Books, Gold’s Gym, Floors N More
Sahara Pavilion South	160,682	—	160,682	86.5	Sports Authority, Office Max, Michael’s Arts & Crafts
Las Vegas, NV
West Town	65,424	—	65,424	100.0	Raley’s Supermarket
Winnemucca, NV
Winterwood Pavilion	144,653	—	144,653	92.0	Von’s Supermarket & Drug, Aaron Rents
Las Vegas, NV
Region Total/Weighted Average	2,032,907	60,000	2,092,907	95.6%
ARIZONA
Kmart—Phoenix (2)	114,722	—	114,722	—
Phoenix, AZ
Kyrene Village (2)	161,174	—	161,174	95.8%	Basha’s Supermarket, Kyrene Lanes, Audio Express,
Chandler, AZ					Greenbacks
North Mountain Village (2)	94,379	53,131	147,510	92.7	Fry’s Supermarket (1), T.J. Maxx, Greenbacks
Phoenix, AZ
Randolph Plaza (2)	179,382	12,303	191,685	88.8	Fry’s Supermarket, MacFrugal’s
Tucson, AZ
Southern Palms Center (2)	254,863	—	254,863	75.0	Food 4 Less Supermarket, Staples
Tempe, AZ
Sunrise Place Center (2)	136,919	26,212	163,131	90.7	Smith’s Supermarket
Tucson, AZ
Region Total/Weighted Average	941,439	91,646	1,033,085	76.1%
OTHER
Country Club Center	57,631	63,000	120,631	83.0%	Raley’s Supermarket (1)
Albuquerque, NM
Maysville Marketsquare	126,507	89,612	216,119	97.8	Wal-Mart (1), Kroger Supermarket, JC Penney
Maysville, KY
Memphis Retail Center	51,542	40,000	91,542	81.1	Hancock Fabrics, Family Dollar
Memphis, TN
Region Total/Weighted Average	235,680	192,612	428,292	90.5%
PORTFOLIO TOTAL/
WEIGHTED AVERAGE	20,259,167	3,198,562	23,457,731	94.6%

(1)	Retailers that own their building.
(2)	Center Trust property.
(3)	Center Trust property owned through a joint venture.

THE MERGER

General

The merger agreement provides that MB Acquisition, Inc., a wholly-owned subsidiary of Pan Pacific, will merge with and into Center Trust, with Center Trust surviving the merger as a wholly-owned subsidiary of Pan Pacific.

Each share of Center Trust common stock issued and outstanding immediately before the completion of the merger will be converted into the right to receive 0.218 shares of Pan Pacific common stock. Cash will be paid instead of fractional shares of Pan Pacific common stock. As of the effective time of the merger, all shares of Center Trust common stock will automatically be canceled and retired.

In connection with the merger, options to purchase an aggregate of 137,500 shares of Center Trust common stock (with a weighted average exercise price of $16.725 per share) granted to certain family members of Alexander Haagen, Sr. (the founder and former chief executive officer of Center Trust) will, pursuant to the existing terms of such options, be assumed by Pan Pacific and will be converted into options to purchase Pan Pacific common stock (as adjusted to reflect the exchange ratio of 0.218). All other options to purchase Center Trust common stock will be canceled and converted into the right to receive a cash amount equal to the product obtained by multiplying:

•	the number of shares of Center Trust common stock issuable pursuant to the unexercised portion of such option, by

•	the amount, if any, by which

-	the exercise price per share of Center Trust common stock subject to such option is exceeded by

-	the number obtained by multiplying

-	the average closing price per share of Pan Pacific common stock on the New York Stock Exchange for the period of ten trading days immediately preceding the effective time of the merger, by

-	0.218.

This document constitutes a prospectus of Pan Pacific, which is a part of the registration statement on Form S-4 filed by Pan Pacific with the SEC under the Securities Act of 1933 in order to register the issuance of the shares of Pan Pacific common stock to be issued to Center Trust stockholders in the merger, and a proxy statement of Center Trust in connection with the special meeting of Center Trust stockholders to consider and vote on a proposal to approve the merger.

Background of the Merger

Beginning in 2000, Center Trust’s board and management have from time to time evaluated and considered a variety of strategic alternatives as a part of Center Trust’s long-term strategy to maximize stockholder value. In March 2000, Center Trust engaged Merrill Lynch as its financial advisor to analyze its business and explore strategic alternatives.

On March 9, 2000, Center Trust’s board held a regular meeting, at which it met with representatives of Merrill Lynch and discussed possible business and strategic alternatives to improve Center Trust’s financial and operating flexibility, to allow Center Trust to meet its short term debt maturities and to better enable Center Trust to continue to pursue its fundamental objective of maximizing stockholder value. Center Trust’s board directed Center Trust’s management and Merrill Lynch to begin marketing for sale various properties, the proceeds from which would be used to pay down a portion of Center Trust’s outstanding indebtedness.

In the spring of 2000, Pan Pacific’s management contacted Center Trust’s management regarding a possible business combination with Center Trust. At that time, the parties did not pursue further discussions in light of Center Trust’s significant short-term debt maturities.

On June 21, 2000, at a regular meeting of Center Trust’s board, Center Trust’s management presented its proposed business plan to Center Trust’s board and discussed various business and strategic alternatives. Merrill Lynch updated Center Trust’s board regarding its progress in marketing for sale the various properties. From July 2000 through January 2001, Center Trust continued to market and sell selected properties and, in January 2001, utilized the net proceeds from these sales to repay all of its outstanding debentures, totaling $159 million.

At a regularly scheduled meeting of Center Trust’s board on March 15, 2001, Center Trust’s board again met with Merrill Lynch and discussed various strategic and business alternatives, including a corporate business combination transaction, an orderly REIT liquidation and continuation of Center Trust’s operations in accordance with its business plan, including sales of selected properties. Center Trust’s board directed Merrill Lynch to explore strategic alternatives and solicit expressions of interest regarding a possible business combination transaction with Center Trust.

On March 26, 2001, Center Trust issued a press release announcing, among other things, that Merrill Lynch would continue to assist Center Trust’s board in a strategic review designed to maximize stockholder value. In addition, the press release announced that Center Trust and certain of the Prometheus parties had entered into a limited waiver of the standstill provision contained in the stockholder agreement dated June 1, 1997, by and among Center Trust and certain of the Prometheus parties, to allow Prometheus, as Center Trust’s majority stockholder, to assist Center Trust’s management in the exploration of strategic alternatives. Pursuant to the limited standstill waiver, the Prometheus parties (including their designees on Center Trust’s board), were permitted to solicit indications of interest and enter into discussions relating to a possible business combination transaction with Center Trust, subject to a number of conditions, including informing Center Trust’s independent directors or Edward D. Fox, Jr., Center Trust’s Chairman and Chief Executive Officer, on a timely basis of the details of any such discussions, coordinating their efforts with the independent directors and Center Trust’s management and agreeing to cease all such discussions at such time as Center Trust’s independent directors deemed it appropriate.

Following Center Trust’s March board meeting, Merrill Lynch and Center Trust’s management entered into a formal two-phase offering process. Initially, Merrill Lynch contacted over 23 potential transaction candidates, including Pan Pacific, to explore their interest in a possible business combination transaction with Center Trust. Based on Merrill Lynch’s preliminary solicitation, twelve companies, including Pan Pacific, executed confidentiality agreements with Center Trust. Center Trust’s management and Merrill Lynch, at the direction of Center Trust’s board, prepared and distributed to these twelve companies a memorandum describing Center Trust’s business and properties. Merrill Lynch separately approached four potential candidates to solicit their interest in a possible transaction to acquire Center Trust’s two regional mall properties. Throughout the offering process, the Prometheus parties or their affiliates kept Center Trust’s board informed of discussions they held regarding a possible business combination with Center Trust and referred any proposals received directly by the Prometheus parties to Center Trust’s management and Merrill Lynch.

Of the twelve companies that reviewed the memorandum, based on their level of interest, ten companies, including Pan Pacific, were invited to participate in the first phase of the offering process and had an opportunity to review confidential supplemental information. On or prior to July 21, 2001, nine of the ten companies, including Pan Pacific, submitted preliminary non-binding indications of interest: two for Center Trust’s entire business, three for the community shopping centers (excluding Center Trust’s regional mall properties), three for selected assets and one for a possible equity investment in Center Trust common stock.

Five of the nine companies that submitted preliminary non-binding indications of interest, including Pan Pacific, were invited to participate in the second phase of the offering process, which consisted of an in-depth evaluation of Center Trust’s properties, assets and liabilities, including meetings with Center Trust’s management, access to a data room and tours of the properties, as requested. Each of these five companies was also supplied with a draft purchase agreement specifying the terms under which Center Trust intended to enter into a transaction, and each of these five companies, including Pan Pacific, submitted transaction proposals to Center Trust.

At a regularly scheduled meeting of Center Trust’s board held on September 25, 2001, Center Trust’s management and Merrill Lynch provided Center Trust’s board with an update of the five transaction proposals. Four proposals were for a business combination transaction for Center Trust’s entire business, three of which were conditioned upon the sale of one or both of Center Trust’s two regional mall properties, and one proposal was to purchase a certain amount of Center Trust’s outstanding common stock from the public or directly from Center Trust. Based on, among other things, Center Trust’s estimated net asset value, Center Trust’s board deemed these transaction proposals to be inadequate and directed Merrill Lynch to approach each of the interested parties to request it submit its best offer.

Later in the fall of 2001, three of the companies that participated in the formal offering process, including Pan Pacific, submitted revised transaction proposals to Merrill Lynch. In addition, Merrill Lynch received preliminary transaction proposals from two companies for certain of Center Trust’s regional mall properties and other selected assets.

On December 11, 2001, Center Trust’s board held a regular meeting, at which Center Trust’s management presented its business plan. Center Trust’s management and Merrill Lynch updated Center Trust’s board with respect to the revised transaction proposals and preliminary proposals. Following discussion of the proposals received by Center Trust’s management to date, Center Trust’s board determined that, while certain of the proposals represented a premium over the then-current trading price of Center Trust’s common stock, the proposals all represented values that were lower than Center Trust’s estimated net asset value. Accordingly, Center Trust’s board decided that, at that time, the best strategic alternative for Center Trust was to operate its business according to its business plan. In addition, Center Trust’s board directed Merrill Lynch to contact certain interested parties to inform them of the Center Trust board’s decision and to invite them to submit revised proposals.

At Center Trust’s regular board meeting on January 30, 2002, Merrill Lynch informed Center Trust’s board that, on behalf of Center Trust, it had held discussions with three companies that had previously submitted revised transaction proposals. The three companies were unwilling to increase their previous proposals. Center Trust’s board decided that, at that time, it was in the best interests of Center Trust and its stockholders for Center Trust’s management to focus its time and efforts on executing its business plan.

Following the January board meeting, Center Trust’s management continued to conduct its operations in accordance with its business plan, while Merrill Lynch and Center Trust’s management from time to time received expressions of interest from various companies, all of which suggested values that were less than Center Trust’s estimated net asset value.

On May 10, 2002, the Prometheus parties delivered to Center Trust their notice to terminate the standstill provision contained in the stockholders agreement entered into by and among Center Trust and certain of the Prometheus parties on June 1, 1997, and publicly announced and disclosed this termination in an amendment to their Schedule 13D. Upon the expiration of the standstill period on August 14, 2002, the Prometheus parties would be permitted to, among other things, sell or transfer their shares of Center Trust common stock and solicit or negotiate business combinations with respect to Center Trust.

In May 2002, Mr. Tanz telephoned Douglas N. Wells, a director of Center Trust designated by the Prometheus parties, requesting a meeting to discuss a possible business combination transaction with Center Trust. Mr. Wells promptly notified Center Trust’s management of the call.

On June 3, 2002, Mr. Tanz and Joseph B. Tyson, Pan Pacific’s Chief Financial Officer and Executive Vice President, along with representatives of Pan Pacific’s financial advisor, Credit Suisse First Boston Corporation, met with Mr. Wells and Mark S. Ticotin, two of the three directors of Center Trust designated by the Prometheus parties, to discuss the merits of a possible business combination with Center Trust. At this meeting, Pan Pacific discussed a revised transaction proposal indicating a proposed exchange ratio for a possible merger transaction involving Center Trust that represented greater value to Center Trust stockholders than all previous proposals. The proposed consideration in the merger would be paid in Pan Pacific common stock, with the intent that the transaction would be tax-free for Center Trust stockholders. Following the meeting, Mr. Wells and Mr. Ticotin promptly notified Center Trust’s management of the discussion. Center Trust’s management instructed Merrill Lynch to contact Credit Suisse First Boston Corporation to discuss the financial terms of a possible business combination.

On June 26, 2002, at a regular meeting of Center Trust’s board, Center Trust’s management updated Center Trust’s board regarding the status of discussions with various parties, including Pan Pacific. Center Trust’s management indicated that any such discussions were preliminary and that it would keep Center Trust’s board informed of future developments.

Following additional discussions, on August 13, 2002, representatives from Credit Suisse First Boston Corporation met with Mr. Wells to discuss a revised preliminary proposal from Pan Pacific, which included an increase in the previously proposed exchange ratio. In addition, Credit Suisse First Boston Corporation advised Mr. Wells that Pan Pacific would expect the Prometheus parties to enter into a voting agreement committing to vote all of their shares of Center Trust common stock in favor of the proposed transaction.

On September 12, 2002, in an effort to assist Pan Pacific to formulate a proposal that would compare more favorably to Center Trust’s estimated net asset value, Mr. Fox, Stuart J.S. Gulland, Center Trust’s President and Chief Operating Officer, Edward A. Stokx, Center Trust’s Chief Financial Officer, Mr. Wells and representatives of Merrill Lynch met with Mr. Tyson, Jeffrey S. Stauffer, Pan Pacific’s Executive Vice President and Chief Operating Officer, and representatives of Credit Suisse First Boston Corporation to provide additional information to Pan Pacific regarding Center Trust’s properties.

On September 18, 2002, Pan Pacific submitted a written proposal to Center Trust with a further increased proposed exchange ratio that represented a value higher than Center Trust’s estimated net asset value. On September 23, 2002, Messrs. Fox, Gulland and Stokx and representatives of Merrill Lynch met with Messrs. Tanz and Tyson and representatives of Credit Suisse First Boston Corporation to discuss the financial terms of a possible business combination transaction between Center Trust and Pan Pacific.

On September 24, 2002, Center Trust’s board held a regular meeting, at which Center Trust’s management informed Center Trust’s board that Merrill Lynch and Center Trust’s management were engaged in discussions with Pan Pacific regarding a possible business combination. Merrill Lynch and Center Trust’s board then discussed a preliminary financial analysis of Pan Pacific’s written proposal and Center Trust’s business plan. Center Trust’s board discussed the greater certainty associated with the merger consideration under Pan Pacific’s written proposal in comparison to the risks and uncertainties associated with potentially achieving a higher net asset value over time through the execution of its business plan, taking into account, among other things, transaction costs and tax consequences. Following a discussion of the proposed transaction and numerous questions, Center Trust’s board directed Center Trust’s management to continue discussions with Pan Pacific.

In addition, during September 2002, Merrill Lynch received indications of interest in a possible business combination transaction with Center Trust from two companies, one of which had previously participated in the formal two-phase offering process. Center Trust’s management and Merrill Lynch held discussions with each of the parties and provided them both with information regarding Center Trust’s business and properties to assist them in making a proposal.

At a special meeting of Center Trust’s board on October 1, 2002, Center Trust’s management and Merrill Lynch reviewed the Pan Pacific written proposal and the two indications of interest with Center Trust’s board. Merrill Lynch informed Center Trust’s board that one of the interested parties did not submit a proposal and the other had submitted a proposal that represented less value to Center Trust stockholders than the Pan Pacific proposal. Center Trust’s management also informed Center Trust’s board that Pan Pacific required a three-week exclusivity period to conduct final due diligence on Center Trust. Center Trust’s board then received a presentation from Ballard Spahr Andrews & Ingersoll, LLP, Center Trust’s Maryland legal counsel, advising the directors of their duties in connection with the various business combination proposals under the Maryland General Corporation Law. Following a discussion of the various proposals and numerous questions by Center Trust’s board, Center Trust’s management recommended that Center Trust pursue the Pan Pacific proposal. Center Trust’s board then authorized Center Trust’s management to continue discussions to negotiate a confidentiality and exclusivity agreement with Pan Pacific.

Under existing agreements with Center Trust, certain of the Prometheus parties currently have certain registration and information rights. Center Trust provided the Prometheus parties with registration rights in order to permit them to effect sales of their Center Trust common stock that would otherwise be limited by Federal securities laws. The agreements also provided the Prometheus parties with the right to designate up to four members of the board of directors (which has lapsed), and currently provide the Prometheus parties with certain information rights (which remain in effect). These provisions were intended to enable the Prometheus parties to qualify their investment in Center Trust common stock as a "venture capital investment" under U.S. Department of Labor requirements. In considering a stock-for-stock transaction between Pan Pacific and Center Trust, the Prometheus parties were concerned with, among other factors, their ability to freely resell the shares of Pan Pacific common stock that would be acquired in such a transaction, their ability to remain informed as to key corporate developments and their ability to qualify their Pan Pacific investment as a "venture capital investment." In order to secure these interests in connection with the proposed Pan Pacific merger, on October 3, 2002, the Prometheus parties provided Pan Pacific with a term sheet for a proposed stockholders' rights agreement.

At a special meeting of Pan Pacific’s board on October 4, 2002, Pan Pacific’s management, representatives of Pan Pacific’s legal counsel and representatives of Credit Suisse First Boston Corporation reviewed Pan Pacific’s written proposal to acquire Center Trust. At this meeting, representatives of Credit Suisse First Boston Corporation discussed a preliminary financial analysis of the proposed transaction and the potential benefits of the proposed transaction. Following a discussion of the proposed transaction and numerous questions by Pan Pacific’s board, Pan Pacific’s management recommended that Pan Pacific pursue the proposed acquisition of Center Trust. Pan Pacific’s board then authorized Pan Pacific’s management to continue discussions to negotiate a confidentiality and exclusivity agreement with Center Trust.

On October 8, 2002, Messrs. Tanz, Tyson and Stauffer and representatives of Credit Suisse First Boston Corporation, along with Messrs. Fox, Gulland and Stokx and representatives of Merrill Lynch, conducted inspections of various Center Trust properties and met, together with their respective legal advisors, in Los Angeles, to discuss the details of a business combination of the two companies. At this meeting, the companies discussed possible amendments to the limited partnership agreement of Center Trust’s subsidiary, CT Operating Partnership, L.P., that would be desirable in connection with the proposed transaction. Beginning on October 10, 2002, Messrs. Tanz and Tyson commenced the process of contacting certain limited partners of CT Operating Partnership L.P. and their legal counsel to discuss the proposed amendments to the limited partnership agreement of CT Operating Partnership L.P. As of November 15, 2002, limited partners holding approximately 58.2% of the outstanding limited partnership units of CT Operating Partnership L.P. had consented to the proposed amended and restated partnership agreement.

On October 9, 2002, at a special meeting of Center Trust’s board, Center Trust’s management provided Center Trust’s board with an update of its discussions with Pan Pacific and the status of the confidentiality and exclusivity agreement. Following these discussions, Center Trust’s board authorized Center Trust’s management to enter into a limited term confidentiality and exclusivity agreement with Pan Pacific.

Upon entering into the limited term confidentiality and exclusivity agreement on October 10, 2002, Center Trust and Pan Pacific commenced reciprocal due diligence. Between October 9 and 11, 2002, Pan Pacific’s management and its financial and legal advisors visited Center Trust’s data room, located at its legal counsel’s office in Los Angeles, to conduct due diligence on Center Trust. Center Trust’s management and representatives of Merrill Lynch conducted diligence at Pan Pacific’s headquarters on October 11, 2002. On October 14 and 15, 2002, Center Trust’s legal counsel visited Pan Pacific’s headquarters to conduct due diligence. On October 16, 2002, Messrs. Fox, Gulland and Stokx and representatives of Merrill Lynch met with Messrs. Tanz, Stauffer and

Tyson and representatives of Credit Suisse First Boston Corporation at Pan Pacific’s headquarters to visit various Pan Pacific properties and continue due diligence. In addition, from October 14 through October 18, 2002, various representatives of Center Trust toured a substantial number of Pan Pacific’s properties.

On October 17, 2002, Pan Pacific’s counsel circulated to all parties the initial draft of the merger agreement, after which Center Trust’s and Pan Pacific’s respective legal counsel and management negotiated the terms of the merger agreement and continued due diligence. Pan Pacific also circulated initial drafts of voting agreements requiring that, concurrently with the execution of any merger agreement, each of the Prometheus parties, which collectively beneficially own approximately 56.2% of the outstanding shares of Center Trust common stock, and Center Trust’s management, who collectively own approximately 3.9% of the outstanding shares of Center Trust common stock, would agree to vote in favor of the merger. Under the Maryland General Corporation Law, the affirmative vote of the holders of two-thirds of all the votes entitled to be cast on the matter is required to approve the merger. In addition, Pan Pacific sent to the Prometheus parties a counter proposal term sheet regarding the registration rights and information rights requested by the Prometheus parties. On November 1, 2002, Pan Pacific’s counsel circulated to the Prometheus parties an initial draft of the stockholders’ rights agreement, which provided for registration and information rights in favor of the Prometheus parties.

On October 28, 2002, Center Trust’s and Pan Pacific’s respective management, counsel and financial advisors, as well as representatives of the Prometheus parties, met in Los Angeles to negotiate the terms of the merger agreement, including termination rights and closing conditions, and related documents, including the voting agreements and the stockholders’ rights agreement.

On October 29, 2002, Center Trust’s board held a special meeting, at which Merrill Lynch and Center Trust’s management updated the board on the status of their negotiations of the merger agreement and related documents with Pan Pacific. Center Trust’s management informed its board of Pan Pacific’s requirement that the Prometheus parties and Center Trust’s management enter into voting agreements with Pan Pacific. Center Trust’s board directed Center Trust’s management to, among other things, reduce the number of shares that would be subject to the two voting agreements and authorized Center Trust’s management and its counsel to continue their discussions with Pan Pacific on these terms.

On November 1, 2002, representatives of Merrill Lynch and representatives of Center Trust’s independent auditors met with representatives of Pan Pacific’s independent auditors, initially outside the presence of Pan Pacific’s management, at Pan Pacific’s headquarters. Following the discussion, representatives of Center Trust’s independent auditors met with representatives of Pan Pacific’s independent auditors in the presence of Pan Pacific’s management. On the same day, Center Trust’s board held a special meeting to receive an update on the status of Center Trust’s negotiation of the merger agreement with Pan Pacific and of Pan Pacific’s negotiation of the amendments to the limited partnership agreement of CT Operating Partnership L.P. with certain limited partners of the CT Operating Partnership, L.P. Center Trust’s management informed Center Trust’s board that Pan Pacific had agreed to only require that the total number of shares subject to the voting agreements with each of the Prometheus parties and Center Trust’s management would be 52.0% of the total outstanding shares of Center Trust common stock. Center Trust’s board authorized Center Trust’s management and its counsel to continue their discussions with Pan Pacific.

On the morning of November 5, 2002, Center Trust’s independent directors, Robert T. Barnum, Fred L. Riedman and R. Bruce Andrews, held a special meeting with Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Center Trust, and Merrill Lynch to discuss various aspects of the merger, the merger agreement and other transaction documents. First, the independent directors discussed the benefits that would be received by the limited partners of CT Operating Partnership, L.P. as a result of the merger and the amended and restated partnership agreement. Then, the directors discussed various interests of the Prometheus parties and Center Trust’s executive officers in the merger that may be different from, or in addition to, the interests of Center Trust stockholders generally. The independent directors met outside the presence of the directors currently designated by the Prometheus parties (Messrs. Wells and Tacotin and Sandra A. Lamb), initially with Center Trust’s management and Merrill Lynch present, to discuss, among other things, the stockholders’ rights agreement proposed to be entered into by the Prometheus parties with Pan Pacific and the non-lead role played by the Prometheus parties in Center Trust’s negotiation of the merger agreement with Pan Pacific. See “Agreements with the Prometheus Parties.” Following this discussion, outside the presence of Center Trust’s management and Merrill Lynch, the independent directors reviewed the severance and other benefits to be received by Center Trust’s executive officers upon the consummation of the merger. See “Interests of Certain Directors and Executive Officers of Center Trust in the Merger—Severance Payments; Acceleration of Stock Awards.” The independent directors of Center Trust’s board were aware of the interests of Center Trust’s executive officers, and the agreements proposed to be entered into between the Prometheus parties and Pan Pacific, throughout their consideration of the merger and the merger agreement, and took such matters into account in making their recommendation that the Center Trust stockholders approve the merger.

On November 5, 2002, at a special meeting of Center Trust’s board at Center Trust’s headquarters at which all of Center Trust’s directors were present in person or by telephone, Center Trust’s management reviewed with the directors the terms and conditions of the proposed merger agreement with Pan Pacific. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Center Trust, then reviewed with Center Trust’s board the results of its due diligence investigation of Pan Pacific. Center Trust’s management then reviewed with Center Trust’s board the results of the due diligence investigation by Center Trust of Pan Pacific. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP and Ballard Spahr Andrews & Ingersoll LLP reviewed with Center Trust’s board the terms of the merger agreement and ancillary agreements and answered questions from the directors regarding those terms. Representatives of Merrill Lynch delivered a presentation to Center Trust’s board regarding its analysis of the financial terms of the proposed transaction with Pan Pacific. Merrill Lynch then delivered its oral opinion to Center Trust’s board, which was subsequently confirmed by delivery to Center Trust’s board of a written opinion, dated November 5, 2002, that, as of November 5, 2002, the exchange ratio of 0.218 shares of Pan Pacific common stock to be received for each share of Center Trust common stock pursuant to the merger agreement was fair, from a financial point of view, to Center Trust stockholders. Center Trust’s board also reviewed the reasons for the merger, including the benefits that would be received by the limited partners of CT Operating Partnership, L.P. as a result of the merger and the amended and restated partnership agreement, and determined that the merger agreement was fair to, and in the best interests of, CT Operating Partnership, L.P. and the limited partners. See “Center Trust’s Reasons for the Merger.” After further discussion, Center Trust’s board concluded that the proposed merger was advisable and fair to, and in the best interests of, Center Trust and its stockholders and authorized and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the charter amendment, and resolved to recommend that the Center Trust stockholders approve and adopt the merger, including the charter amendment, pursuant to the merger agreement.

On November 5, 2002, at a special meeting of Pan Pacific’s board held at Pan Pacific’s headquarters at which all Pan Pacific’s directors were present in person or by telephone, Pan Pacific’s management reviewed with the directors the terms and conditions of the proposed merger agreement with Center Trust, as well as the proposed voting agreements and the stockholders’ rights agreement. Latham & Watkins, special counsel to Pan Pacific, then reviewed with Pan Pacific’s board the results of its due diligence investigation of Center Trust. Pan Pacific’s management then reviewed with Pan Pacific’s board the results of the due diligence investigation by Pan Pacific of Center Trust. Representatives of Latham & Watkins reviewed with the board the terms of the merger agreement and ancillary agreements and answered questions from the directors regarding those terms. Representatives of Credit Suisse First Boston Corporation reviewed with Pan Pacific’s board an analysis of the financial terms of the proposed transaction with Center Trust. Pan Pacific’s board considered the exchange ratio of 0.218 and reviewed the reasons for the merger. After this discussion, Pan Pacific’s directors determined to proceed to approve the merger and adopt the proposed merger agreement and the proposed ancillary agreements. After further discussion, Pan Pacific’s board concluded that the proposed merger was advisable and fair to, and in the best interests of, Pan Pacific and its stockholders and authorized and unanimously approved the merger, the merger agreement and the transactions contemplated thereby.

Following the conclusion of the special meetings of the boards of each of Center Trust and Pan Pacific on November 5, 2002, Center Trust and Pan Pacific executed the merger agreement, the two voting agreements and the stockholders’ rights agreement. On the morning of November 6, 2002, the proposed merger was publicly announced.

Pan Pacific’s Reasons for the Merger

The decision by the Pan Pacific board to acquire Center Trust reflected Pan Pacific’s desire to enhance its market presence in key Southern California markets (such as in the greater Los Angeles and San Diego metropolitan areas), tenant diversification, growth prospects and stockholder value. The decision process involved, in part, an assessment of the potential risks and benefits of acquiring Center Trust. During this assessment, the Pan Pacific board reviewed historical information, including but not limited to Center Trust’s balance sheet and income statements, credit rating, and the financial performance, condition, tenant base and competitive position of Center Trust’s portfolio of properties. A significant factor considered by the Pan Pacific board was its belief that the strategic advantages offered by its acquisition of Center Trust, as well as the terms of the merger agreement and the consideration to be offered by Pan Pacific, represented a transaction that was attractive to Pan Pacific and its stockholders. In particular, the Pan Pacific board, in approving the merger, considered the strategic benefits and other positive factors discussed below:

•
Opportunity to acquire in a single transaction a significant portfolio of complementary, high-quality shopping centers in Pan Pacific’s core markets.    The Pan Pacific board believes the properties owned by Center Trust provide an attractive strategic fit with Pan Pacific’s portfolio and complement its existing geographic diversification. In addition, Pan Pacific’s senior management believes that Center Trust’s portfolio likely could not be replicated through acquisition of individual assets.

•
Significantly enhances Pan Pacific’s market presence in key Southern California markets.    The acquisition of Center Trust’s portfolio of properties will enhance Pan Pacific’s presence in the greater Los Angeles and San Diego metropolitan regions.

•
Opportunity to generate operating efficiencies.    The Pan Pacific board believes that Pan Pacific will realize operating efficiencies and economies of scale resulting in savings in operating costs and general and administrative expenses aggregating approximately $1.5 million, on an annualized basis, based on the following:

(a)	Pan Pacific will continue to be managed by its current executive officers and senior management team, with no significant additional staffing at the senior corporate level;

(b)
Center Trust properties are predominantly located in Pan Pacific’s existing core markets, which should allow Pan Pacific to manage the Center Trust assets largely by using Pan Pacific’s existing regional offices and infrastructure;

(c)
both companies use similar property management, accounting and reporting procedures, methodologies and systems, which should facilitate an efficient integration of the Center Trust portfolio into Pan Pacific; and

(d)
increasing Pan Pacific’s portfolio size should enhance its ability to generate property operating cost savings and reduction in expenses by spreading costs over a larger number of properties, thereby improving Pan Pacific’s profit margin.

•
Opportunity to capitalize on tenant synergies.    The merger will increase Pan Pacific’s tenant base from approximately 2,500 tenants as of September 30, 2002, to approximately 3,500 tenants, on a pro forma basis. A significant number of the current Center Trust tenants are also existing tenants of Pan Pacific. The Pan Pacific board believes that this should provide opportunities for Pan Pacific to enhance certain key relationships. Additionally, these enhanced relationships, together with Pan Pacific’s more diversified geographic representation, should provide for greater multi-lease, multi-market opportunities as tenants seek to expand and relocate operations.

•
Opportunity to increase Pan Pacific’s funds from operations per share.    The Pan Pacific board believes that the merger should increase Pan Pacific’s funds from operations per share projected for the year ending December 31, 2003, as compared to Pan Pacific on a stand-alone basis.

•
Significantly increases Pan Pacific’s share base and market capitalization.    As a result of the merger, Pan Pacific’s outstanding common stock will increase by 17.0% from approximately 34.8 million shares outstanding as of September 30, 2002 to approximately 40.7 million shares, assuming the exchange of all outstanding exchangeable securities of Center Trust subsidiaries. The increase in shares will increase Pan Pacific’s equity market capitalization from approximately $1.2 billion to approximately $1.4 billion (based on a per share price of $34.48, the closing price of Pan Pacific common stock on September 30, 2002, the pro forma number of shares of Pan Pacific common stock outstanding on September 30, 2002, and pro forma indebtedness outstanding as of September 30, 2002). The Pan Pacific board believes the increase in the number of shares of common stock and market capitalization affords several benefits.

•
Extensive Due Diligence.    Pan Pacific’s management, legal counsel, financial advisor and due diligence consultants delivered reports and/or made presentations to Pan Pacific’s board concerning the results of their due diligence investigation of Center Trust. The investigations of management included tours of nearly all of Center Trust’s properties, reviews of Center Trust’s top 200 leases and rent paying tenants which, in the aggregate, account for the majority of Center Trust’s revenue from rent payments, reviews of Center Trust’s environmental studies on its properties and meetings with Center Trust’s management.

•
Terms of the Merger Agreement.    The Pan Pacific board reviewed the principal terms and conditions of the merger agreement, including the representations, warranties and covenants of each party and the conditions to each party’s obligation to complete the merger. The Pan Pacific board considered favorably that the terms of the merger agreement are reasonable and protective of Pan Pacific’s interests. In particular, the Pan Pacific board considered favorably that:

(a)	the conditions to each party’s obligation to complete the merger are typical or likely to be satisfied;

(b)	Center Trust’s ability to solicit, facilitate, discuss or enter into an alternative transaction is restricted in a customary manner; and

(c)	depending on the reasons for a termination of the merger agreement, Center Trust may be obligated to pay Pan Pacific $7.5 million as a break-up fee or $2.5 million as an expense reimbursement.

The Pan Pacific board also considered and reviewed with management the potentially negative factors listed below relating to the merger.

•
Fixed exchange ratio.    The exchange ratio is fixed and not subject to adjustment. Accordingly, an adverse change in the operations and prospects of Center Trust, general market and economic conditions or other factors which are beyond the control of Pan Pacific may alter the relative value of the companies in a manner adverse to Pan Pacific.

•
Potential failure to achieve benefits of the merger.    The Pan Pacific board considered the risk that the anticipated benefits of the merger to Pan Pacific and its stockholders might not be fully realized as a result of an inability to achieve the anticipated cost savings and reduction in expenses and other potential difficulties in integrating the two companies and their respective operations.

•
Limitations on Pan Pacific’s ability to sell Center Trust assets.    The Pan Pacific board considered the limitations on Pan Pacific’s ability to sell certain of the Center Trust properties resulting from the contractual tax protection rights held by certain limited partners of CT Operating Partnership, L.P.

•
Substantial debt encumbering Center Trust assets.    The Pan Pacific board considered the substantial amount of debt encumbering Center Trust’s assets. As of September 30, 2002, Center Trust had an aggregate of $358.7 million in debt, encumbering assets with an aggregate historical book value of $640.2 million.

•
Risk that the merger will not be completed.    The Pan Pacific board considered the risk that the merger would not be completed. In evaluating this risk, the Pan Pacific board considered the particular circumstances under which Center Trust could terminate the merger agreement. The Pan Pacific board also considered the possible adverse effects on the market for Pan Pacific common stock and upon Pan Pacific’s ability to raise capital in both the public and private markets that might result if the merger were announced and not completed.

•
Potential disruption of operations.    The Pan Pacific board considered the risk that the announcement of the merger and the efforts necessary to complete the merger could result in a disruption in the operations of Pan Pacific by, among other things, diverting management and other resources of Pan Pacific from their day-to-day business.

•
Transaction costs.    The Pan Pacific board considered that Pan Pacific and Center Trust were likely to incur transaction costs of approximately $18.5 million in the aggregate, including debt assumption fees, financial advisors, legal, printing and accounting fees, and severance payments in connection with the merger.

•	Litigation. The Pan Pacific board considered the existing litigation Center Trust is a party to and the risk that adverse judgments could lead to meaningful damage awards.

The foregoing discussion of the information and factors considered by the Pan Pacific board is not intended to be exhaustive but is believed to include all material factors considered by the Pan Pacific board. The Pan Pacific directors unanimously approved the merger agreement and the merger in light of the various factors described above and other factors that each member of the Pan Pacific board felt were appropriate. In view of the wide variety of information and factors considered, the Pan Pacific board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Pan Pacific board did not attempt to analyze the fairness of the exchange ratio in isolation from the considerations as to the businesses of Pan Pacific and Center Trust, the strategic merits of the merger or the other considerations referred to above.

Recommendation of Center Trust’s Board of Directors

Center Trust’s board has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, and believes that the merger is advisable and fair to, and in the best interests of, Center Trust and its stockholders. Center Trust’s board received the advice of its management, financial advisors, accountants, and counsel throughout its consideration of the merger.

Center Trust’s Reasons for the Merger

In making its determination with respect to the merger, Center Trust’s board considered a number of factors, including, among others, the following positive factors:

•
Geographic and tenant diversification.    Center Trust’s board considered the fact that Pan Pacific has greater geographic and tenant diversification than Center Trust, which could provide the combined company with greater cash flow stability.

•
Larger stockholder base.    Center Trust’s board considered the fact that a combined company would result in a larger, more diverse and more liquid stockholder base for the Center Trust stockholders, including any operating partnership unitholders who receive shares of Pan Pacific common stock in exchange for their units following the merger, and the likelihood that the larger, more diverse stockholder base of the combined company would result in a lower cost of capital for the combined company, enhance liquidity and increase financial flexibility.

•
No significant stockholder.    Center Trust’s board considered the fact that the stockholders of Center Trust, a corporation with a stockholder that owns 56.2% of the outstanding shares of its common stock and controls the ability to sell such shares, will be exchanging their shares of Center Trust common stock for shares of common stock of Pan Pacific, a corporation with no significant stockholder, and Center Trust stockholders may have an opportunity to receive a premium for control of Pan Pacific in the future.

•
Historical dividend of Pan Pacific.    Center Trust’s board considered the fact that the holders of Center Trust common stock currently receive a dividend of $0.06 per share per quarter and, based on the exchange ratio in the merger, Pan Pacific’s most recently paid dividend of $0.475 per share represents a 73% increase over Center Trust’s most recently paid dividend.

•	Management. Center Trust’s board considered the quality of Pan Pacific’s management team, which it viewed as comparable to that of Center Trust.

•
Investment grade rating.    Center Trust’s board considered the fact that Pan Pacific is investment-grade rated by Standard & Poor’s and Moody’s and that Pan Pacific has one of the lowest debt ratios among shopping center REITs.

•
Tax-free nature of transaction.    Center Trust’s board considered the fact that the exchange of shares of Center Trust common stock for shares of Pan Pacific common stock in the merger, will be tax-free to Center Trust stockholders, and that the payment of cash to Center Trust stockholders instead of fractional shares of Pan Pacific common stock will be a taxable transaction to these stockholders.

•
Favorable terms of merger agreement.    Center Trust’s board considered the terms of the merger agreement, including the exchange ratio, which, based on the closing price of Pan Pacific common stock on November 5, 2002, represents a premium of 31.2% over the closing price of Center Trust common stock as of that date.

•
Certainty of Merger Consideration.    Center Trust’s board considered the greater certainty associated with the merger consideration compared to the risks and uncertainties associated with executing Center Trust’s business plan.

•
Conditions to Center Trust’s obligations to complete the merger.    Center Trust’s board considered the fact that under the merger agreement, Center Trust’s obligation to complete the merger was subject to certain conditions, including that the average closing price of Pan Pacific’s common stock for the ten trading days preceding the closing date will not be less than $25.00 per share.

•
Financial performance and prospects.    Center Trust’s board considered the information relating to the financial performance, financial condition, business operations and prospects of Center Trust and Pan Pacific both before and after the merger.

•
Operating efficiencies.    The Center Trust board considered the potential for operating efficiencies, economies of scale and other synergies resulting in the combined company realizing savings in operating costs and general and administrative expenses.

•
Extensive due diligence.    Center Trust’s board considered the due diligence review of Pan Pacific and its assets conducted by Center Trust’s management and its advisors, including tours of significantly all of Pan Pacific’s properties, reviews of Pan Pacific’s property level information, reviews of its accounting practices and systems, and meetings with Pan Pacific’s management.

•
Opinion of financial advisor.    Center Trust’s board considered the opinion, analyses and presentation of Center Trust’s financial advisor, Merrill Lynch, described below under “Opinion of Financial Advisor to Center Trust,” including the oral opinion of Merrill Lynch as to the fairness of the exchange ratio to Center Trust stockholders from a financial point of view (a copy of the written opinion is attached as Annex E to this proxy statement/prospectus).

•	Likelihood of success. Center Trust’s board considered the likelihood that the transactions contemplated by the merger agreement would be successfully completed.

Center Trust’s board also considered the following possibly negative factors in its deliberations concerning the merger agreement:

•
Fixed exchange ratio.    Center Trust’s board considered the fact that, because the exchange ratio is fixed, a decline in the trading price of Pan Pacific’s common stock before the merger will reduce the value of the per share and aggregate consideration to be received by Center Trust’s stockholders in the merger.

•
Possibility of slower revenue growth.    Center Trust’s board considered the possibility that, in the short term following the merger, Pan Pacific may experience slower revenue growth than Center Trust might be able to achieve on a stand-alone basis.

•
Uncertainty of anticipated benefits of merger.    Center Trust’s board considered the risk that the anticipated benefits of the merger to Center Trust’s stockholders discussed above may not be realized as a result of possible changes in real estate markets or as a result of potential difficulties in integrating the two companies and their respective operations.

•
Transaction costs.    Center Trust’s board considered the significant cost of completing the merger, including the substantial management time and effort involved and the related disruption to Center Trust’s operations.

•
Lack of flexibility in the event of an alternative proposal.    Center Trust’s board considered the fact that the merger agreement prohibits Center Trust from terminating the merger agreement prior to submitting the merger proposal to a stockholder vote, even upon the receipt by Center Trust of a bona fide unsolicited proposal which Center Trust’s board believes in good faith, following consultation with its financial advisor, to be more favorable to Center Trust’s stockholders, and that, pursuant to the voting agreement with the Prometheus parties and the voting agreement with certain executive officers of Center Trust, holders of 52.0% of the outstanding shares of Center Trust common stock have agreed to vote for the merger proposal with Pan Pacific, which proposal requires the affirmative vote by the holders of two-thirds of the outstanding shares of Center Trust common stock.

•
Break-up fee.    Center Trust’s board considered the fact that the merger agreement requires Center Trust to pay Pan Pacific a break-up fee of $7.5 million or an expense reimbursement of $2.5 million if the merger agreement is terminated under certain circumstances, which might discourage some proposals for the acquisition of Center Trust.

•
Restrictions on operations prior to completion of merger.    Center Trust’s board considered the restrictions the merger agreement places on Center Trust’s ability to operate its business before the merger in a manner that is inconsistent with past practice or outside of the ordinary course of business, including the restrictions on Center Trust’s ability to buy and sell properties and to borrow money.

•
Conditions of Pan Pacific’s obligation to complete the merger.    Center Trust’s board considered the various conditions to Pan Pacific’s obligations to complete the merger and the possibility that the merger would not be completed, including the particular circumstances under which Pan Pacific could terminate the merger agreement, the possible adverse effects on the market for shares of Center Trust common stock and upon Center Trust’s ability to raise capital if the merger were announced and not completed. See “The Merger Agreement — Conditions to Obligations to Complete the Merger.”

•	Potential to achieve a higher valuation over time. Center Trust’s board considered the possibility of achieving a higher valuation over time through the execution of its business plan.

•
Interest of other parties in the merger.    Center Trust’s board considered the fact that certain members of Center Trust’s board and management may have interests in the merger that are different from, or in addition to, the interests of other Center Trust stockholders. See “Interests of Certain Directors and Executive Officers of Center Trust in the Merger.”

The foregoing discussion of the information and factors which were considered by Center Trust’s board is not intended to be exhaustive but is believed to include all principal factors considered by Center Trust’s board.

In view of the wide variety of factors considered by Center Trust’s board in connection with its evaluation of the merger, Center Trust’s board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Center Trust’s board made its recommendation based on the totality of information available and its own investigation. In considering the factors discussed above, individual directors may have given different weights to different factors.

Accounting Treatment of the Merger

The merger will be treated as a purchase in accordance with Statement of Financial Accounting Standards No. 141. Purchase accounting for a merger is the same as the accounting treatment used for the acquisition of any group of assets. The fair value of the consideration given by Pan Pacific in the merger will be allocated to the assets acquired and liabilities assumed as of the completion of the merger. The financial statements of Pan Pacific will reflect the combined operations of Pan Pacific and Center Trust from the closing date of the merger.

Determination of Exchange Ratio

The exchange ratio for Center Trust common stock was determined through arm’s-length negotiations between Pan Pacific and Center Trust.

Regulatory Matters

Neither Pan Pacific nor Center Trust is aware of any federal or state regulatory approvals which must be obtained in connection with the merger.

Delisting and Deregistration of Center Trust Common Stock; Listing of Pan Pacific Common Stock Issued in Connection with the Merger

Center Trust common stock currently is listed on the New York Stock Exchange under the symbol “CTA.” Upon completion of the merger, Center Trust common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. Application will be made for the listing of the shares of Pan Pacific common stock to be issued in the merger on the New York Stock Exchange under the symbol “PNP.” The approval for listing of such shares on the New York Stock Exchange is a condition to the completion of the merger. See “The Merger Agreement—Conditions to Obligations to Complete the Merger.” Following the merger, holders of Center Trust common stock certificates will be instructed to exchange their certificates for certificates representing shares of Pan Pacific common stock. See “The Merger Agreement—Exchange of Stock Certificates.”

Resales of Pan Pacific Common Stock Issued in Connection with the Merger; Affiliate Agreements

The shares of Pan Pacific common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any person who is deemed to be an “affiliate” of Center Trust under the Securities Act of 1933 prior to the merger. Persons who may be deemed to be “affiliates” of Center Trust prior to the merger include individuals or entities that control, are controlled by, or are under common control with Center Trust prior to the merger, and may include officers and directors, as well as significant stockholders of Center Trust prior to the merger. Affiliates of Center Trust prior to the merger may not sell any of the shares of Pan Pacific common stock received by them in the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

Pan Pacific’s registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of Pan Pacific common stock to be received by affiliates of Center Trust in the merger. Pursuant to the terms of the merger agreement, Center Trust has delivered to Pan Pacific a list of names of those persons whom it believes to be “affiliates” of Center Trust, within the meaning of Rule 144 under the Securities Act of 1933. Center Trust has agreed that it will use its reasonable best efforts to cause each person who is identified as an affiliate in the list to execute a written affiliate agreement providing, among other things, that such person will not sell, transfer or otherwise dispose of any of the shares of Pan Pacific common stock received as a result of the merger except in compliance with the Securities Act of 1933 and the rules and regulations of the SEC thereunder. Pan Pacific has agreed to file a shelf registration statement with the SEC registering the resale by the Prometheus parties and certain of their transferees of the shares of Pan Pacific common stock that Prometheus Western Retail, LLC receives in the merger. See “Agreements with the Prometheus Parties—Stockholders’ Rights Agreement.”

Appraisal or Dissenters’ Rights

Neither Pan Pacific stockholders nor Center Trust stockholders are entitled to any appraisal or dissenters’ rights under Maryland General Corporation Law as a result of the merger.

Litigation Related to the Merger

On November 8, 2002, a lawsuit was filed by Paul Berger against Center Trust and all members of Center Trust’s board of directors (Stuart J.S. Gulland, Douglas N. Wells, Robert T. Barnum, Fred L. Riedman, Mark S. Ticotin, R. Bruce Andrews, Edward D. Fox and Sandra A. Lamb) in the Circuit Court for Baltimore City, Maryland. The suit is denominated as a class action purportedly on behalf of a class of Center Trust stockholders. The complaint alleges, among other things, that the members of Center Trust’s board breached purported duties owed to the purported class by entering into a merger agreement that allegedly favors the interests of certain members of the board but is allegedly detrimental to Center Trust’s public stockholders, and that the defendants have failed to adequately disclose the ways in which certain board members will benefit from the merger. The plaintiff further alleges that the defendants breached purported duties to the purported class by allegedly failing to take all reasonable steps to ensure the maximization of stockholder value, including the implementation of an open bidding process or a market check mechanism. The plaintiff seeks relief:

•	ordering the action to be maintained as a class action and certifying plaintiff as the class representative;

•	declaring that the defendants have breached their fiduciary duties to plaintiff and the class and that the defendants aided and abetted the breaches;

•	enjoining the completion of the merger;

•	rescinding and setting aside the merger in the event that it is consummated;

•	awarding plaintiff and the class compensatory and/or recissionary damages as allowed by law;

•	awarding plaintiff the costs of the action, including attorneys’ and experts’ fees; and

•	granting such other and further relief as the Court may deem just and proper.

While this case is in its early stages, Center Trust believes that the case is without merit and intends to contest it vigorously.

OPINION OF FINANCIAL ADVISOR TO CENTER TRUST

Center Trust engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger. Pursuant to this engagement, Center Trust requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of shares of Center Trust common stock. On November 5, 2002, at a meeting of Center Trust’s board held to consider the merger, Merrill Lynch rendered an oral opinion, which was subsequently confirmed by delivery to Center Trust’s board of a written opinion, dated November 5, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of shares of Center Trust common stock.

The full text of Merrill Lynch’s written opinion, dated November 5, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement/prospectus as Annex E. Merrill Lynch’s opinion is addressed to the members of Center Trust’s board and relates only to the fairness to the holders of shares of Center Trust common stock, from a financial point of view, of the exchange ratio in the merger. Merrill Lynch’s opinion is for the use and benefit of Center Trust’s board and does not address the merits of the underlying decision by Center Trust to engage in the merger and does not constitute a recommendation to any stockholder of Center Trust as to how that stockholder should vote on the merger or any other related matter.

The summary of the material terms of Merrill Lynch’s opinion described below is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement/prospectus as Annex E. You are encouraged to read the opinion carefully in its entirety.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Center Trust and Pan Pacific that it deemed to be relevant;

•
reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Center Trust and Pan Pacific, furnished to Merrill Lynch by Center Trust and Pan Pacific, respectively;

•
conducted discussions with members of senior management and representatives of Center Trust and of Pan Pacific concerning the matters described in the two clauses directly above, as well as their respective businesses and prospects before and after giving effect to the merger;

•
reviewed the market prices and valuation multiples for the shares of Center Trust common stock and shares of Pan Pacific common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Center Trust and Pan Pacific and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Center Trust and Pan Pacific and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•
reviewed the final forms of the merger agreement, the stockholders voting agreement with the Prometheus parties, the stockholders’ rights agreement, the stockholder voting agreement with certain members of Center Trust management and other related agreements; and

•
reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying that information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Center Trust or Pan Pacific. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Center Trust or Pan Pacific. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Center Trust or Pan Pacific, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Center Trust’s or Pan Pacific’s management as to the expected future financial performance of Center Trust or Pan Pacific, as the case may be. Merrill Lynch also assumed that the merger would be accounted for under generally accepted accounting principles, that the merger would qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended, and that both Center Trust and Pan Pacific qualify as real estate investment trusts under the Internal Revenue Code of 1986, as amended.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of the Merrill Lynch opinion. In rendering its opinion, Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Center Trust, other than the holders of shares of Center Trust common stock. In addition, at the direction of Center Trust’s board, Merrill Lynch did not consider the fairness to Prometheus Western Retail, LLC and its affiliates, certain members of Center Trust’s management or the other stockholders of Center Trust of any separate benefits and obligations that Prometheus Western Retail, LLC and its affiliates or certain members of Center Trust’s management may have pursuant to the stockholders voting agreement with the Prometheus parties, the stockholders’ rights agreement or the stockholder voting agreement with certain members of Center Trust’s management. Merrill Lynch did not express any opinion as to the prices at which shares of Center Trust common stock or shares of Pan Pacific common stock would trade following the announcement or consummation of the merger.

Summary of Merrill Lynch’s Financial Analyses

The summary below is not a complete description of Merrill Lynch’s presentation to Center Trust’s board or the financial analyses performed and factors considered by Merrill Lynch in connection with rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a fairness opinion is not readily susceptible to summary description. Merrill Lynch believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Merrill Lynch’s analyses and opinion.

In performing its analyses, Merrill Lynch considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Center Trust and Pan Pacific. No company, business or acquisition transaction used in the analyses as a comparison is identical to Center Trust or Pan Pacific or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, trading or other values of the companies or business segments analyzed.

The estimates contained in Merrill Lynch’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Merrill Lynch’s analyses and estimates are inherently subject to substantial uncertainty.

The exchange ratio in the merger was determined by Center Trust and Pan Pacific, and the decision by Center Trust to enter into the merger agreement was solely that of Center Trust’s board. Merrill Lynch’s opinion and financial analyses were only one of many factors considered by Center Trust’s board in its evaluation of the merger and should not be viewed as determinative of the views of Center Trust’s board or management with respect to the merger or the exchange ratio in the merger.

Each of the analyses conducted by Merrill Lynch was carried out to provide a different perspective on the proposed transaction. Merrill Lynch did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. Merrill Lynch did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination that the exchange ratio in the merger was fair, from a financial point of view, to the holders of shares of Center Trust common stock.

Historical Relative Trading Performance.    Merrill Lynch reviewed the recent historical stock market performance of Pan Pacific common stock and Center Trust common stock in relation to each other and reviewed the exchange ratio implied by those relative trading values. In addition, Merrill Lynch compared the merger agreement exchange ratio of 0.218x to the average implied exchange ratios over certain specified time periods and noted the amount by which the 0.218x exchange ratio constituted a premium to the average implied exchange ratios for such periods, including the information set forth below:

Period Ending November 4, 2002	Average Implied Exchange Ratio	Range of Implied Exchange Ratio		Premium to Average Implied Exchange Ratio
		Low	High
1 Day	0.171x	—	—	27.2%
1 Month	0.174x	0.166x	0.184x	25.4%
3 Months	0.173x	0.162x	0.184x	26.3%
6 Months	0.183x	0.162x	0.215x	18.9%
1 Year	0.168x	0.126x	0.215x	29.8%

Merrill Lynch also observed the per share historical closing prices for Pan Pacific common stock and Center Trust common stock for the 52 week period prior to and including November 4, 2002. This analysis indicated the following trading ranges and the range of implied exchange ratios derived from the relative per share values of Pan Pacific and Center Trust common stock:

Period Ending November 4, 2002	Trading Range per Share of Pan Pacific Common Stock		Trading Range per Share of Center Trust Common Stock		Range of Implied Exchange Ratios
	Low	High	Low	High	Low to High	High to Low
1 Year	$26.69	$34.75	$3.49	$7.06	0.100x	0.265x

Net Asset Valuation.    Merrill Lynch performed a net asset valuation of Pan Pacific by calculating the gross estimated value of the properties and other assets and subtracting outstanding debt and other liabilities. The gross estimated value for Pan Pacific was estimated by capitalizing projected 2003 net operating income as provided by Pan Pacific’s senior management. This analysis assumed that each asset was sold at its best and highest price and did not include all corporate liquidation costs. Merrill Lynch applied weighted average capitalization rates ranging from 9.00% to 9.50%, which took into consideration current market conditions and property characteristics for each individual property. Merrill Lynch categorized substantially all of the properties as shopping centers. Merrill Lynch also observed the net asset valuations per share of Pan Pacific common stock based upon current Wall Street Research estimates from Merrill Lynch, Bank of America, CIBC World Markets, Credit Suisse First Boston Corporation, McDonald Investments, UBS Warburg and Wachovia Securities. The net asset valuation analysis produced the following value ranges:

	Range of Net Asset Value
Pan Pacific Net Asset Valuation	Low	High
Net Asset Value Per Share	$28.88	$31.47
Net Asset Value Per Share (based on Wall Street estimates)	$28.09	$32.28

Merrill Lynch also performed a net asset valuation of Center Trust by calculating the gross estimated value of the properties and other assets and subtracting outstanding debt and other liabilities, including operating partnership unit tax liabilities. The gross estimated value for Center Trust was estimated by capitalizing projected 2003 net operating income as provided by Center Trust’s senior management, as adjusted by Merrill Lynch. This analysis assumed that each asset was sold at its best and highest price and did not include all corporate liquidation costs. Merrill Lynch applied weighted average capitalization rates ranging from 10.56% to 10.91% on the total portfolio, which took into consideration current market conditions and property characteristics for each individual property. Merrill Lynch categorized the properties in two main groups: (i) shopping centers and (ii) regional malls, redevelopment properties and other properties. Shopping centers represented approximately 60% of the gross real estate valuation. Merrill Lynch applied weighted average capitalization rates ranging from 9.51% to 10.01% on the shopping centers, which took into consideration current market conditions and property characteristics for each individual property. The regional malls, redevelopment properties and other properties each had unique characteristics and valuation considerations that resulted in considerably higher capitalization rates for these properties as compared to the shopping centers. The net asset valuation analysis produced the following value range:

	Range of Net Asset Value
Center Trust Net Asset Valuation	Low	High
Net Asset Value Per Share	$6.79	$7.39

Relative Net Asset Valuation.    Merrill Lynch utilized the Pan Pacific stand-alone net asset valuation analysis and the Center Trust stand-alone net asset valuation analysis (both as described above) to calculate the following range of implied exchange ratios:

Range of Implied Exchange Ratios
	Low to High	High to Low
Based on Net Asset Values Per Share	0.216x	0.256x
Based on Wall Street NAV estimates for Pan Pacific NAV	0.210x	0.263x

Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow analysis of Pan Pacific based upon the projected cash flow of Pan Pacific for the years 2002 and 2003 provided by Pan Pacific’s senior management and guidance provided by Pan Pacific’s senior management with respect to the projected cash flow of Pan Pacific for the years 2004 through 2008. Merrill Lynch calculated a range of equity values per share of Pan Pacific common stock based upon the sum of the discounted net present value of Pan Pacific’s five year stream of projected unlevered free cash flows plus the discounted net present value of Pan Pacific’s terminal value based on a range of capitalization rates and Pan Pacific’s projected 2008 net operating income. Using discount rates ranging from 8.0% to 12.0%, based on an analysis of current unleveraged discount rates for comparable shopping center properties, and terminal capitalization rates of 9.50% to 10.00%, based upon a 50 basis point increase from the capitalization rate established in the net asset valuation, Merrill Lynch calculated the following range of implied equity values per share of Pan Pacific common stock:

	Low	High
Implied Equity Value per Share of Pan Pacific Common Stock	$32.15	$43.41

Merrill Lynch also performed a discounted cash flow analysis of Center Trust based upon the projected cash flow of Center Trust for the years 2002 through 2006 provided by Center Trust’s senior management and guidance provided by Center Trust’s senior management with respect to the projected cash flow of Center Trust for the years 2007 and 2008. Merrill Lynch calculated a range of equity values per share of Center Trust common stock based upon the sum of the discounted net present value of Center Trust’s five year stream of projected unlevered free cash flows plus the discounted net present value of Center Trust’s terminal value based on a range of capitalization rates and Center Trust’s projected 2008 net operating income. Using discount rates ranging from 10.0% to 14.0%, based on an analysis of current unleveraged discount rates for comparable shopping center properties and regional malls, and terminal capitalization rates ranging from 11.00% to 11.50%, based upon an approximate 50 basis point increase from the capitalization rate established in the net asset valuation, Merrill Lynch calculated the following range of implied equity values per share of Center Trust common stock:

	Low	High
Implied Equity Value per Share of Center Trust Common Stock	$5.69	$9.19

Relative Discounted Cash Flow Analysis.    Merrill Lynch utilized the Pan Pacific stand-alone discounted cash flow analysis and the Center Trust stand-alone discounted cash flow analysis (both as described above) to calculate the following range of implied exchange ratios:

Range of Implied Exchange Ratios
	Low to High	High to Low
Implied Exchange Ratio	0.131x	0.286x

Comparable Public REIT Analysis.    Merrill Lynch performed a comparable public real estate investment trust, or REIT, analysis based upon publicly available information and current equity research reports published as of November 4, 2002, the projected financial information of Pan Pacific for the years 2002 and 2003 provided by Pan Pacific’s senior management and the projected financial information of Center Trust for the years 2002 and 2003 provided by Center Trust’s senior management. In performing this analysis, Merrill Lynch compared certain financial information and multiples relating to each of Pan Pacific and Center Trust with the corresponding financial information and multiples of other publicly traded shopping center REITs that Merrill Lynch deemed to be generally comparable to each of Pan Pacific and Center Trust. For purposes of this analysis, Merrill Lynch used the following REITs as publicly traded shopping center REITs generally comparable to Pan Pacific and Center Trust (Pan Pacific was excluded from the Pan Pacific comparable companies):

•	Developers Diversified Realty Corporation

•	Equity One, Inc

•	Federal Realty Investment Trust

•	Heritage Property Investment Trust, Inc.

•	Kimco Realty Corporation

•	New Plan Excel Realty Trust, Inc.

•	Pan Pacific Retail Properties, Inc.

•	Regency Centers Corporation

•	Weingarten Realty Investors

Merrill Lynch analyzed, among other things, the equity value as a multiple of estimated funds from operations, or FFO, for 2003 for each of the comparable publicly traded REITs, Pan Pacific and Center Trust. Applying the range of multiples derived from the Pan Pacific comparable companies information and 2003 estimated FFO for each of Pan Pacific and Center Trust, Merrill Lynch estimated the following implied equity value range per share of Pan Pacific common stock and Center Trust common stock:

Public Comparable Analysis	Comparable Company Multiple	Implied Equity Value Per Share of Common Stock
Pan Pacific	9.0x – 11.0x	$28.38 – $34.69
Center Trust	5.0x – 7.0x	$5.55 – $7.77

Based upon these analyses, Merrill Lynch calculated the following range of implied exchange ratios:

Relative Public Comparable Analysis	Low to High	High to Low
Range of Implied Exchange Ratios	0.160x	0.274x

Comparable Acquisition Analysis.    Merrill Lynch performed a comparable acquisition analysis of selected REIT transactions based upon publicly available information, the projected financial information of Pan Pacific for the years 2002 and 2003 provided by Pan Pacific’s senior management and the projected financial information of Center Trust for the years 2002 and 2003 provided by Center Trust’s senior management. In performing this analysis, Merrill Lynch compared certain financial information and multiples relating to the merger with the corresponding financial information and multiples of selected REIT transactions that Merrill Lynch deemed to be generally comparable to the merger. For purposes of this analysis, Merrill Lynch used the following selected REIT transactions as comparable to the merger (presented below as Target/Acquiror):

•	IRT Property Company / Equity One, Inc.

•	JDN Realty Corporation / Developers Diversified Realty Corporation

•	Western Properties Trust / Pan Pacific Retail Properties, Inc.

•	Bradley Real Estate, Inc. / Heritage Property Investment Trust, Inc.

•	Price Enterprises, Inc. / Excel Legacy Corporation

•	New Plan Realty Trust / Excel Realty Trust, Inc.

•	The Price REIT, Inc. / Kimco Realty Corporation

Based on information publicly available as of November 4, 2002, Merrill Lynch calculated the transaction values, or offer value plus net debt, for the comparable acquisitions as a multiple of, among other things, the one year forward earnings before interest, taxes, depreciation and amortization, or forward EBITDA. Applying the range of multiples derived from its review of the comparable acquisitions, Merrill Lynch estimated the following implied equity value range per share of Pan Pacific common stock and Center Trust common stock:

Comparable Acquisition Analysis	Comparable Acquisition Multiple	Implied Equity Value Per Share of Common Stock
Pan Pacific	11.5x – 13.0x	$32.16 – $39.02
Center Trust	9.0x – 10.5x	$5.83 – $8.81

Based upon the implied equity values per share of Pan Pacific common stock and Center Trust common stock derived from the comparable acquisition analysis, Merrill Lynch calculated the following range of implied exchange ratios:

Relative Comparable Acquisition Analysis	Low to High	High to Low
Range of Implied Exchange Ratios	0.149x	0.274x

Contribution Analysis.    Merrill Lynch calculated the implied exchange ratios resulting from a leverage-adjusted EBITDA contribution analysis and an FFO contribution analysis for the years 2003 and 2004 for Pan Pacific and Center Trust, based upon the projected financial information of Pan Pacific for the year 2003 provided by Pan Pacific’s senior management, guidance provided by Pan Pacific’s senior management with respect to projected financial information of Pan Pacific for the year 2004 and the projected financial information of Center Trust for the years 2003 and 2004 provided by Center Trust’s senior management. For purposes of this analysis, Merrill Lynch assumed that the two regional shopping malls are divested as of December 31, 2002 and that the proceeds are used to retire debt at a blended interest rate of 4.2%. Merrill Lynch calculated the following implied exchange ratios resulting from a leverage-adjusted estimated EBITDA contribution analysis and an estimated FFO contribution analysis for the years 2003 and 2004 for Pan Pacific and Center Trust:

Range of Implied Exchange Ratios
	Low to High	High to Low
Implied Exchange Ratio	0.191x	0.213x

Pro Forma Analysis.    Merrill Lynch performed an analysis of the potential pro forma financial impact of the merger on the FFO per share of Pan Pacific for the years 2003 and 2004. In performing this analysis, Merrill Lynch assumed, among other things:

•	receipt by the Center Trust stockholders of 0.218 shares of Pan Pacific common stock for each share of Center Trust common stock held;

•	completion of the merger on or before December 31, 2002; and

•	the Center Trust regional malls are divested by Pan Pacific concurrently with completion of the merger.

For purposes of this analysis, “Case A” assumes that no additional equity is issued by Pan Pacific to public stockholders and “Case B” assumes that Pan Pacific issues $65.0 million of additional equity to public stockholders, with proceeds used to pay down debt with a weighted average interest rate of 5.1%. “Pro Forma FFO Per Pan Pacific Share Accretion / (Dilution)” means the accretive or dilutive effect of the merger on pro forma funds from operations per Pan Pacific share.

	Pan Pacific Earnings Per Share
	Case A	Case B
2003 Pro Forma FFO Per Pan Pacific Share Accretion / (Dilution)—%	2.8%	0.6%
2004 Pro Forma FFO Per Pan Pacific Share Accretion / (Dilution)—%	3.9%	1.5%

Merrill Lynch’s calculations of pro forma dividend accretion / (dilution) for 2003 were based upon current per share quarterly dividends of $0.475 for Pan Pacific and $0.06 for Center Trust and estimates of 2003 per share quarterly dividends of $0.496 for Pan Pacific and $0.08 for Center Trust as provided by Pan Pacific’s senior management and Center Trust’s senior management, respectively. “Pro Forma Dividend Per Share Accretion / (Dilution)” means the accretive or dilutive effect of the merger on dividends per existing Center Trust share.

	Center Trust Dividend Per Share
	Current	2003
Pro Forma Dividend Per Share Accretion / (Dilution)—%	72.6%	35.2%

Value Accretion / (Dilution) Analysis.    Merrill Lynch analyzed potential value creation or dilution to the stockholders of Center Trust by comparing the price of the Pan Pacific common stock and the Center Trust common stock, based on their respective closing prices on November 4, 2002, with various estimates of the value of the shares of Pan Pacific common stock to be held by stockholders of Center Trust after consummation of the proposed transaction. Merrill Lynch performed such analysis based on the projected financial information of Pan Pacific for 2003 provided by Pan Pacific’s senior management, the projected financial information of Center Trust for 2003 provided by Center Trust’s senior management, various assumptions with respect to the price-FFO ratio at which the Pan Pacific common stock could trade after consummation of the proposed transaction and the exchange ratio of 0.218x.

Center Trust 2003 Estimated Value Accretion
	Case A (As Described Above)	Case B (As Described Above)
Pro Forma FFO Per Share Multiple	8.0x – 11.0x	8.0x – 11.0x
2003 Pro Forma Share Value	$5.66 – $7.78	$5.54 – $7.61

Miscellaneous.    Center Trust selected Merrill Lynch as its financial advisor in connection with the merger based upon Merrill Lynch’s reputation, expertise and familiarity with Center Trust and its business. Merrill Lynch is an internationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities and valuations for corporate and other purposes.

Merrill Lynch was retained to act as financial advisor to Center Trust in connection with the merger and will receive a customary fee for its services, a significant portion of which is contingent upon the consummation of the merger. In addition, Center Trust has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has, in the past, provided financial advisory and financing services to Center Trust and Pan Pacific or their respective affiliates and may continue to do so and has received, and may receive, fees for the rendering of these services. In the ordinary course of its business, Merrill Lynch may actively trade shares of Center Trust common stock as well as shares of Pan Pacific common stock for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF
CENTER TRUST IN THE MERGER

In considering the recommendation of the Center Trust board to approve the merger, Center Trust stockholders should be aware that certain of Center Trust’s directors and executive officers have certain interests in the merger that are different from or in addition to the interests of Center Trust stockholders generally. When members of Center Trust’s board approved the merger and the merger agreement and recommended the approval of the merger to Center Trust stockholders, the members of Center Trust’s board knew about and considered these additional interests. Certain of these interests are described below. In addition, in connection with the merger, the Prometheus parties (who, as of the close of business on the record date, beneficially owned and were entitled to vote 15,666,666 shares of Center Trust common stock, which represented approximately 56.2% of the outstanding shares of Center Trust common stock), have entered into a stockholders’ rights agreement that provides them with certain registration rights and information rights with respect to Pan Pacific. See “Background of the Merger” and “Agreements with the Prometheus Parties—Stockholders’ Rights Agreement.”

At the close of business on the record date, the directors and officers of Center Trust owned and were entitled to vote 1,203,630 shares of Center Trust common stock, collectively, which represented approximately 4.3% of the outstanding shares of Center Trust common stock.

Severance Payments; Acceleration of Stock Awards

On January 1, 2002, each of Edward D. Fox, Jr., Stuart J.S. Gulland and Edward A. Stokx entered into new employment agreements with Center Trust and CT Operating Partnership, L.P., each of which includes “change of control” provisions, substantially similar to those contained in the executive officer’s previous employment agreement. These change of control provisions provide for the payment of a cash severance benefit, and (other than the employment agreement for Mr. Paggi) for the acceleration of vesting with respect to options and restricted stock granted to the executive officer, if the executive officer’s employment is terminated other than for “good cause,” or if, pursuant to his employment agreement, he voluntarily terminates his employment upon the occurrence of a “change of control,” which includes a merger of any corporation with or into Center Trust in a transaction in which the outstanding shares of Center Trust common stock are exchanged for other securities. Joseph P. Paggi had an existing employment agreement with Center Trust and CT Operating Partnership L.P., which provided for the payment of a cash severance benefit upon the occurrence of a “change of control,” as similarly defined in the employment agreements of the other executive officers.

In addition, in connection with the merger, all outstanding options to purchase Center Trust common stock (other than the outstanding options held by the Haagen family) will be canceled and converted into the right to receive a cash amount equal to the product obtained by multiplying

•	the number of shares of Center Trust common stock issuable pursuant to the unexercised portion of such option, by

•	the amount, if any, by which

-	the exercise price per share of Center Trust common stock subject to such option is exceeded by

-	the number obtained by multiplying

-	the average closing price per share of Pan Pacific common stock on the New York Stock Exchange for the period of ten trading days immediately preceding the effective time of the merger by

-	0.218.

The amount of cash severance benefits to be received by certain of Center Trust’s directors and executive officers, as well as the number of unexercised options to be cashed out and restricted shares held by each such individual as of the date hereof, is set forth below:

Name of Individual	Cash Severance Amount			Number of Unexercised Stock Options to be Cashed Out		Number of Restricted Shares
	Salary	Bonus	Total	Number	Exercise Price
Edward D. Fox, Jr.	$75,000	$200,000	$275,000	n/a	n/a	93,750
Stuart J.S. Gulland	$500,000	$500,000	$1,000,000	500,000(1)	$5.500	56,000
Edward A. Stokx	$390,000	$234,000	$624,000	180,000(1)	$5.500	n/a
Joseph P. Paggi	$250,000	n/a	$250,000	n/a	n/a	n/a
R. Bruce Andrews	n/a	n/a	n/a	2,500(2)	$4.938	18,676
Robert T. Barnum	n/a	n/a	n/a	2,500(2)	$4.938	18,020
Fred L. Riedman	n/a	n/a	n/a	2,500(2)	$4.938	17,746

(1)	The vesting of options to purchase shares of Center Trust common stock will accelerate in connection with the merger.

(2)
The vesting of options to purchase 1,250 shares of Center Trust common stock will accelerate in connection with the merger. Options to purchase the remaining 1,250 shares of Center Trust common stock have already vested.

In addition to the stock options to be cashed out above:

•	Mr. Gulland has outstanding options to purchase 142,500 shares of Center Trust common stock at a weighted average exercise price of $15.51 per share;

•	Mr. Stokx has outstanding options to purchase 150,000 shares of Center Trust common stock at a weighted average exercise price of $11.67 per share; and

•
the directors, Messrs. Andrews, Barnum and Riedman, have, in the aggregate, outstanding options to purchase 52,400 shares of Center Trust common stock at a weighted average exercise price of $12.80 per share.

As of December 6, 2002, the Center Trust pro forma equivalent closing share price was $7.74, which was computed by multiplying the Pan Pacific closing stock price on that date ($35.50) by the exchange ratio of 0.218. Assuming that the average closing price per share of Pan Pacific common stock on the New York Stock Exchange for the period of ten trading days immediately preceding the effective time of the merger is equal to $35.50, only those stock options with an exercise price less than $7.74 per share will be cashed out in connection with the merger. Accordingly, the stock options with an exercise price in excess of $7.74 per share will not be cashed out and will be cancelled.

Upon completion of the merger, Center Trust intends to pay the cash severance amounts and the value of vested stock options (as determined by the formula set forth above) otherwise due the above-mentioned individuals. However, the merger agreement provides that if it is necessary to do so to preserve the tax-free status of the merger, any such payment may be paid in shares of Pan Pacific common stock. Should this become necessary, the number of shares of Pan Pacific common stock each employee will receive will be equal to:

•	the sum of

-	the dollar amount of the payment to which the employee is otherwise entitled, and

-
3% of the dollar amount of the payment to which the employee is otherwise entitled, which represents the estimated brokerage fees and other selling costs and expenses that the employee could reasonably be expected to incur in connection with a sale of his shares of Pan Pacific common stock,

•	divided by the average closing price per share of Pan Pacific common stock on the New York Stock Exchange for the ten trading days immediately prior to the consummation of the merger.

Consulting Agreements

In connection with the merger, each of Messrs. Gulland and Stokx has agreed to enter into a consulting agreement with Pan Pacific immediately prior to the closing date of the merger in order to assist Pan Pacific with transition issues following the merger. In exchange for conducting such services, each of Messrs. Gulland and Stokx will receive no more than $475,000 from Pan Pacific pursuant to the consulting agreements. No consulting fee will be paid if the merger agreement is terminated.

Bonus Payments

Under the terms of the merger agreement, Center Trust is permitted to pay, immediately prior to the effective time of the merger, success bonuses to Center Trust’s executive officers of up to $1.3 million, in the aggregate. No success bonus will be paid if the merger agreement is terminated. Immediately prior to the effective time of the merger, Center Trust’s board will, in its sole discretion, make the determination of whether and to what extent such bonuses will be paid, taking into account, among other things, the compensation received by the executive officers from other sources.

Indemnification

Pursuant to the terms of the merger agreement, Pan Pacific has agreed to provide the officers and directors of Center Trust and its subsidiaries with rights to indemnification and exculpation which are the same as the rights to indemnification and exculpation under their respective charter documents or bylaws as in effect immediately before the merger with respect to matters occurring at or prior to the merger, including, without limitation, all transactions contemplated by the merger agreement. The merger agreement also obligates Pan Pacific to provide additional indemnification to the officers, directors and employees of Center Trust and its subsidiaries. For a period of six years following the merger, Pan Pacific will maintain in effect a directors’ and officers’ liability insurance policy covering the persons currently covered by Center Trust’s directors’ and officers’ liability insurance policy, including Center Trust’s current directors and officers. The new directors’ and officers’ liability insurance policy will have coverage in amount and scope at least as favorable as Center Trust’s existing coverage, provided that Pan Pacific will not be required to spend more than $750,000 for this coverage. If the premium for a policy having comparable coverage exceeds $750,000, then Pan Pacific will be obligated to maintain in place a policy which provides the maximum coverage that is reasonably available at such amount. Pan Pacific has further agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law, each person presently covered by the directors’ and officers’ liability insurance policy of Center Trust against any costs, damages or expenses or amounts paid in settlement that are incurred in connection with any civil, criminal, administrative or investigative action that arises out of or pertains to matters existing or occurring at or prior to the merger.

THE MERGER AGREEMENT

The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders of Center Trust to read the merger agreement in its entirety.

The Charter Amendment

Because the amendment of Center Trust’s charter is a part of the merger, the approval of the merger by the affirmative vote of two-thirds of the outstanding shares of Center Trust common stock will also constitute approval of the amendment of Center Trust’s charter, which amendment will become effective as of the effective time of the merger. Article VII, Section 2.C. of Center Trust’s charter voids any transfer of common stock that would result in the common stock being beneficially owned by less than 100 persons. Upon completion of the merger, Pan Pacific will be the sole stockholder of Center Trust. In order to successfully complete the merger, Center Trust’s charter will be amended in its entirety at the effective time of the merger to read as set forth on Exhibit A to the merger agreement, except that Article 1 of the charter will read as follows: “The name of the Corporation is Pan Pacific (CTA), Inc.”

The rights of current Center Trust stockholders will not be affected by the provisions of the charter, as amended in connection with the merger. If the merger is consummated, Center Trust stockholders will receive shares of Pan Pacific common stock in exchange for their shares of Center Trust common stock and will no longer own any interest in Center Trust. If the merger is not consummated, Center Trust’s charter will not be amended.

The Merger

The merger agreement provides that MB Acquisition, Inc., a wholly-owned subsidiary of Pan Pacific, will be merged with and into Center Trust. At the effective time of the merger, Center Trust will be renamed “Pan Pacific (CTA), Inc.” and will continue as the surviving corporation in accordance with the Maryland General Corporation Law and will become a wholly-owned subsidiary of Pan Pacific.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place as soon as practicable, but no later than the fifth business day, after all of the closing conditions (including receipt of the approval of Center Trust stockholders) have been satisfied, or at such other time and date as Pan Pacific and Center Trust agree.

The merger will become effective on the date of the filing of the articles of merger with, and acceptance for record of such articles of merger by, the State Department of Assessments and Taxation of Maryland.

We are working to complete the merger quickly. We currently expect to complete the merger early in the first quarter of 2003. However, because completion of the merger is subject to a series of conditions described below in this summary, we cannot predict the actual timing.

Conversion of Securities

At the effective time of the merger, each issued and outstanding share of Center Trust common stock will be converted into the right to receive 0.218 shares of Pan Pacific common stock. As of the effective time of the merger, each share of Center Trust common stock will be canceled and retired, and each share of common stock of MB Acquisition, Inc. will be converted into one share of Center Trust common stock.

No fractional shares of Pan Pacific common stock will be issued in the merger. Instead of fractional shares, Center Trust stockholders will receive cash, without interest, in an amount equal to such fractional amount multiplied by the average closing price of Pan Pacific common stock (as reported on the New York Stock Exchange) over the ten trading days immediately preceding the date of the merger.

Treatment of Center Trust Stock Options and Restricted Stock

In connection with the merger, options to purchase an aggregate of 137,500 shares of Center Trust common stock (with a weighted average exercise price of $16.725 per share) granted to certain family members of Alexander Haagen, Sr. (the founder and former chief executive officer of Center Trust) will be assumed by Pan Pacific under existing contractual provisions and will be converted into options to purchase Pan Pacific common stock. The exercise price and the number of shares of Pan Pacific common stock issuable upon exercise of these assumed options will be adjusted in proportion to the 0.218 exchange ratio, but these new options to acquire Pan Pacific common stock will otherwise be on the same terms and conditions as the Center Trust options.

Immediately prior to the effective time of the merger, all other outstanding Center Trust stock options will be accelerated and fully vested. Each then-outstanding Center Trust stock option will be cancelled and the holder of the option will be entitled to receive cash in an amount equal to the product obtained by multiplying:

•	the number of shares of Center Trust common stock issuable pursuant to the unexercised portion of such option, by

•	the amount, if any, by which

-	the exercise price per share of Center Trust common stock subject to such option is exceeded by

-
the number obtained by multiplying the exchange ratio of 0.218 by the average closing price per share of Pan Pacific common stock on the New York Stock Exchange for the period of ten trading days immediately preceding the effective time of the merger.

Immediately prior to the effective time of the merger, the vesting of each restricted share of Center Trust common stock granted under any Center Trust stock plan will be fully accelerated and the contractual restrictions on such shares will terminate.

Directors and officers of Center Trust and Pan Pacific will be made exempt, to the extent permissible, under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.

Exchange of Stock Certificates

Surrender of Certificates Representing Shares of Center Trust Common Stock.    Pan Pacific has designated the Bank of New York to serve as exchange agent for the exchange of certificates representing Center Trust common stock for certificates representing Pan Pacific common stock and the payment of cash in lieu of fractional shares. Promptly after the merger, the exchange agent will mail to each record holder of certificates representing shares of Center Trust common stock a letter of transmittal and instructions for surrendering the certificates for exchange and payment. Holders of certificates who surrender their certificates to the exchange agent together with a duly completed and validly executed letter of transmittal, will receive certificates representing the number of whole shares of Pan Pacific common stock, cash in lieu of any fractional shares of Pan Pacific common stock, and any dividends or distributions to which they are entitled. The surrendered certificates will be canceled.

Failure to Exchange.    One year after the completion of the merger, Pan Pacific may require the exchange agent to deliver to Pan Pacific all unclaimed cash and shares of Pan Pacific common stock. Thereafter, Center Trust stockholders must look only to Pan Pacific for payment of their consideration on their Center Trust shares and they will have no greater rights against Pan Pacific than general creditors of Pan Pacific will have.

No Liability.    Neither Pan Pacific nor the exchange agent will be liable to any holder of a certificate for shares of Pan Pacific common stock or any cash payable in lieu of any fractional shares of Pan Pacific common stock delivered to a public official under any applicable abandoned property, escheat or similar law.

No Further Registration or Transfer of Center Trust Common Stock.    Upon the completion of the merger, there will be no further registration of transfers of shares of Center Trust common stock on the records of Center Trust.

No Further Rights.    From and after the completion of the merger, the holders of certificates representing ownership of Center Trust common stock outstanding immediately before the completion of the merger shall cease to have rights with respect to such shares of Center Trust common stock, except as otherwise provided for by the merger agreement or applicable law.

Dividends and Distributions.    No dividends or other distributions declared or made after the completion of the merger with respect to shares of Pan Pacific common stock will be paid to the holder of any unsurrendered certificates which previously represented shares of Center Trust common stock, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders such certificate as provided above. Upon surrender of the certificate, Pan Pacific will pay to the holder, without interest, any dividends or distributions with respect to such shares of Pan Pacific common stock that have become payable between the effective time of the merger and the time of such surrender.

Lost Certificates.    If any certificates representing Center Trust stock are lost, stolen or destroyed, Center Trust stockholders must provide an appropriate affidavit to the exchange agent in order to receive Pan Pacific certificates. Pan Pacific may require the owner of such lost, stolen or destroyed certificates to deliver a bond as indemnity against any claim that may be made against Pan Pacific or the exchange agent with respect to any such certificates.

Withholding Rights.    If the Internal Revenue Code or any provision of state, local or foreign tax law so requires, Pan Pacific and the exchange agent are entitled to withhold and deduct cash, in the required amounts, from the cash otherwise payable to any holder of certificates in lieu of any fractional shares of Pan Pacific common stock. Any amounts withheld will be treated as having been paid to the holder of the shares of Center Trust common stock.

Cash Payments.    If any payment required to be made in cash as a result of transactions contemplated by the merger agreement is attributable to borrowed monies, and in the good faith determination of Latham & Watkins, counsel to Pan Pacific, or Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Center Trust, such cash payment could cause the merger to be disqualified as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then such payments may be paid in Pan Pacific common stock in lieu of cash. The number of shares of Pan Pacific common stock paid in lieu of cash will be equal to:

•	the sum of

-	the dollar amount of the cash payment; and

-
3% of the dollar amount of the cash payment (which represents the estimated brokerage fees and other selling costs and expenses that reasonably could be expected to be incurred by such party if such party decided to sell such shares of Pan Pacific common stock received);

•	divided by the average closing price per share of Pan Pacific common stock on the New York Stock Exchange for the period of ten trading days immediately preceding the effective time of the merger.

Pan Pacific will withhold from payment of Pan Pacific common stock any taxes required to be withheld.

Holders of Center Trust common stock should not send in their certificates until they receive a transmittal letter from the exchange agent.

Representations and Warranties

Pan Pacific and Center Trust have made representations and warranties in the merger agreement, many of which are qualified as to materiality or subject to matters disclosed by the parties, and none of which survive the completion of the merger, relating to, among other things:

•	the organization and qualification of themselves and their subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	their capital structures;

•	their subsidiaries and their interests and investments in other companies;

•
that the transactions will not result in a violation of their organizational documents or the organizational documents of any of their subsidiaries, contracts to which they are a party, or violate any law, rule or regulation;

•	consents and regulatory approvals necessary to complete the merger;

•	compliance with laws, required licenses and permits;

•	documents and financial statements filed with the SEC and the accuracy of information contained therein;

•	the absence of undisclosed liabilities;

•	the absence of adverse changes or events;

•	litigation;

•	taxes and tax returns;

•	employee benefit plans;

•	properties;

•	contracts;

•	labor relations;

•	environmental matters;

•	brokers’ and finders’ fees;

•	the votes of stockholders required to approve the merger;

•	accounting and tax matters;

•	insurance; and

•	the absence of material adverse effects.

The merger agreement contains representations and warranties made by Center Trust relating to:

•	the opinion received from financial advisors regarding the merger;

•	the exemption of Pan Pacific and its affiliates from anti-takeover provisions;

•	disclosure of affiliate transactions; and

•	the confidentiality agreement with Pan Pacific regarding negotiations with a third party.

The merger agreement also contains representations and warranties made by Pan Pacific relating to:

•
the exemption of Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC from the limitation on ownership of Pan Pacific common stock set forth in Pan Pacific’s charter to allow these parties to initially own in the aggregate that number of shares of Pan Pacific common stock Prometheus Western Retail, LLC will receive in the merger (such exemption to be subject to downward adjustment to reflect the sale by these parties of the shares of Pan Pacific common stock received by Prometheus Western Retail, LLC in the merger); and

•	no prior stock ownership of Center Trust securities.

Covenants

Pan Pacific and Center Trust have agreed that, until the earlier of the termination of the merger agreement or the completion of the merger, each of Pan Pacific and Center Trust will, and will cause its subsidiaries to:

•	maintain its respective qualification as a “real estate investment trust” under the Internal Revenue Code;

•	coordinate with the other the declaration of any dividends with respect to Pan Pacific common stock and Center Trust common stock and the record payment dates of such dividends;

•	carry on its business in the ordinary course;

•	pay its debts and taxes when due, subject to good faith disputes;

•	pay or perform other material obligations when due;

•	maintain insurance coverage and its books, accounts and records in the usual manner;

•	comply in all material respects with all applicable laws, ordinances and regulations of governmental entities;

•	maintain and keep its properties and equipment in good repair, working order and condition; and

•
use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and others with which it has business dealing.

During the same period, Center Trust has also agreed that each of Center Trust and its subsidiaries will not:

•	adopt or propose any amendment to its organizational documents, except as provided for in the merger agreement;

•
except as provided in the merger agreement, issue or authorize the issuance of additional shares of its capital stock or grant any stock options or make any agreements with respect to any of its shares of capital stock or any of its other securities;

•	amend or waive any terms of any option, warrant or stock option plan of Center Trust or any of its subsidiaries or authorize cash payments for any options granted under any of such plans;

•	adopt or implement any stockholder rights plan;

•	declare, set aside or pay any dividend or other distribution in respect of any of its capital stock other than:

-	for the fourth quarter of 2002, an amount not to exceed $0.06 per share of Center Trust common stock; or

-	for the first quarter of 2003, an amount not to exceed $0.12 per share of Center Trust common stock (in the event the closing of the merger does not occur prior to March 15, 2003);

•	split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock, or any of its other securities;

•	increase the compensation of directors, officers or employees or otherwise increase employee benefits, grants or awards not required by any employee benefit plan other than:

-	as required by law;

-	under any existing collective bargaining agreement or Center Trust employee benefit plan;

-	salary and benefit increases in the ordinary course of business to employees other than officers and employees of Center Trust earning an annual base salary in excess of $100,000;

-	pursuant to the conversion of Center Trust securities as specified in the merger agreement; or

-	as otherwise disclosed by Center Trust;

•	sell, dispose of or encumber any material properties or assets of Center Trust or any of its subsidiaries, except as provided in the merger agreement;

•	acquire any real property or other material assets, except as provided in the merger agreement;

•	acquire any non-real property assets in an amount exceeding $1,000,000 in the aggregate;

•
incur, assume or prepay any debt other than under existing agreements or guarantee the obligations of any other person, make any loans or investments in any other person, other than between or with any wholly-owned subsidiaries, or enter into any “keep well” or other agreement to maintain the financial condition of another entity, other than Center Trust or any of its wholly-owned subsidiaries;

•	make, alter or rescind any material tax elections, settle any tax claims or amend any material tax return;

•	pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business;

•	other than in the ordinary course of business, waive any rights of substantial value or make any payment of any material liability before it comes due;

•	fail to maintain its existing insurance coverages or property policies with increased coverage limits to adequately insure all property held by Center Trust;

•	change its methods of accounting as in effect on September 30, 2000, unless required by generally accepted accounting principles or the SEC;

•	except as provided in the merger agreement, modify, terminate or assign any rights under any of Center Trust’s material contracts except in the ordinary course of business;

•	take any action that would cause its representations or warranties set forth in the merger agreement not to be true and correct in all material respects;

•
enter into any agreement with any Center Trust affiliate (other than a subsidiary of Center Trust) which involves the transfer of consideration or has a financial impact on Center Trust, other than those agreements existing on the date of the merger agreement or as disclosed to Pan Pacific prior to the date of the merger agreement;

•
take or agree to take or cause to be taken any action that could reasonably be expected to prevent the merger from qualifying as a reorganization as described in Section 368(a) of the Internal Revenue Code;

•
except as provided in the merger agreement, make or commit to make any capital expenditures (other than capital expenditures for the repair or maintenance of capital assets) that exceed $2.5 million in the aggregate, excluding capital expenditures made with funds (a) held in like kind escrows established prior to the execution of the merger agreement in accordance with Section 1031 of the Internal Revenue Code or (b) obtained as proceeds from insurance policies due to the destruction, loss or impairment of capital assets;

•
compromise or settle any litigation or arbitration proceedings involving payments by Center Trust or its subsidiaries in excess of $100,000 per litigation or arbitration, or $500,000 in the aggregate; or

•
enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing, except as expressly permitted in the merger agreement.

During the same period, Pan Pacific has also agreed that each of Pan Pacific and its subsidiaries will not:

•	adopt or propose any amendment to its organizational documents that could reasonably be expected to adversely affect Center Trust stockholders;

•
declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Pan Pacific common stock, except the regular quarterly dividend paid by Pan Pacific in an amount not to exceed $0.50 per share of Pan Pacific common stock or a dividend required to be made to maintain Pan Pacific’s status as a real estate investment trust;

•
split, combine, subdivide, reclassify or redeem any shares of its capital stock, or any of its other securities, except for certain redemptions and/or transfers as specified in the merger agreement and discussed below;

•
sell, pledge, dispose of, grant or encumber any of the assets of Pan Pacific or any of its subsidiaries, in an aggregate amount in excess of $75.0 million, or acquire any assets consisting of fee interests in real property, other than assets in an aggregate amount not to exceed $75.0 million, or acquire all or substantially all the assets of any company, division or line of business of any entity if the aggregate value of the assets exceeds $75.0 million, or agree to enter into any merger, reorganization or similar transaction in which Pan Pacific stockholders will receive consideration in exchange for their Pan Pacific common stock;

•	enter into any line of business that is not related to the retail shopping center business conducted by Pan Pacific;

•	take or agree to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization as described in Section 368(a) of the Internal Revenue Code;

•
issue, pledge or sell, or propose or authorize the issuance, pledge or sale of, or grant any options or make any other agreements with respect to any of its shares of stock or any other securities, except as provided in the merger agreement; or

•	enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Additional Agreements

No Solicitation.  Center Trust has agreed to terminate any existing solicitation, discussion or negotiation with any third party regarding an acquisition transaction. Center Trust has also agreed that, without Pan Pacific’s consent, it will not:

•	solicit, encourage or facilitate an “acquisition proposal” (as specifically described below);

•	engage in negotiations or discussions with, or provide any nonpublic information to, any third party regarding an acquisition proposal;

•	enter into any agreement with respect to an acquisition proposal;

•	publicly recommend any acquisition proposal, except as may be required by law; or

•	make or authorize any public statement or recommendation of any acquisition proposal other than the merger.

However, Center Trust and Center Trust’s board may furnish nonpublic information to, and/or participate in discussions or negotiations with any third party that has made an unsolicited written acquisition proposal, recommend or endorse such acquisition proposal, withdraw or modify its approval of the merger and participate in negotiations with such third parties regarding such acquisition proposal if Center Trust’s board:

•
believes in good faith, after consulting with its financial advisor and legal counsel, that the acquisition proposal is reasonably capable of being completed on substantially the terms proposed and would, if consummated, result in a transaction that would be more favorable to Center Trust stockholders than the merger;

•
in the case of recommending another acquisition proposal or withdrawing or modifying its approval of the merger, has reasonably determined in good faith, after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with Center Trust’s board’s legal duties to its stockholders under applicable law; and

•
receives from the third party prior to taking such action a confidentiality agreement with material terms no more favorable to the third party than those contained in the confidentiality agreement between Pan Pacific and Center Trust.

In the event that Center Trust or Center Trust’s board withdraws or modifies its approval of the merger and merger agreement, the merger will nonetheless be submitted to the Center Trust stockholders. Additionally:

•
within five days of Pan Pacific’s receipt of notice of an acquisition proposal that constitutes a superior proposal (as specifically described below), Center Trust, if requested by Pan Pacific, will negotiate in good faith with Pan Pacific to revise the merger agreement so that the acquisition proposal no longer constitutes a superior proposal; and

•	Center Trust may not enter into any agreement implementing an acquisition proposal until the termination of the merger agreement.

When used in this proxy statement/prospectus, the term “acquisition proposal” means an offer or proposal to acquire all or any part of Center Trust’s business, assets or capital shares whether by merger, consolidation, purchase of assets, tender or exchange offer or otherwise, other than sales of assets permitted by the merger agreement; and the term “superior proposal” means an acquisition proposal that Center Trust’s board believes in good faith (after consultation with its financial advisor) is more favorable to the stockholders of Center Trust than the merger, and is made by a person believed by Center Trust’s board to be reasonably capable of completing such acquisition proposal.

Center Trust has agreed to notify Pan Pacific reasonably promptly of any inquiries, offers or proposals or any request for nonpublic information in connection with an acquisition proposal and to furnish to Pan Pacific the material terms and conditions of any acquisition proposal, including the name of the party making such acquisition proposal.

Access to Information.    Pan Pacific and Center Trust will each provide access to the other upon reasonable notice during normal business hours during the period prior to the effective time of the merger, to all its personnel, properties, books, contracts, commitments and records and shall exchange monthly financial reports and development reports and provide information on request (subject to confidentiality obligations of third parties). All non-public information received will be held in confidence.

Governmental Approvals.    Pan Pacific and Center Trust have agreed to promptly prepare and file all necessary documentation to obtain as promptly as practicable all approvals and authorizations of all third parties and governmental entities which are necessary to complete the merger.

Affiliate Agreements.    No later than 45 days prior to the closing of the merger, Center Trust will provide a list of affiliates (as such term is defined by Rule 144 under the Securities Act of 1933) of Center Trust. Center Trust will notify Pan Pacific regarding any changes in the identity of Center Trust affiliates prior to the closing date of the merger. Center Trust will use its reasonable best efforts to deliver or cause to be delivered to Pan Pacific as promptly as practicable, but in no event later than 15 days prior to the effective time of the merger, an affiliate agreement from each of its affiliates. See “The Merger—Resales of Pan Pacific Common Stock Issued in Connection With the Merger; Affiliate Agreements.”

Tax Treatment of Reorganization.    Pan Pacific and Center Trust will use their best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Pan Pacific and Center Trust will cooperate and use their best efforts in obtaining the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Center Trust, and Latham & Watkins, counsel to Pan Pacific, to the effect that the merger will qualify for federal income tax purposes as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code.

Further Assurances and Actions; Obtaining Consents.    Pan Pacific and Center Trust agree to use their reasonable efforts to take all appropriate action to do all things necessary, proper or advisable on their part under applicable laws and regulations to complete and make effective the transactions contemplated by the merger agreement. In addition, Pan Pacific and Center Trust have agreed to use their reasonable best efforts to obtain all material third party consents.

Stock Exchange Listing.    Pan Pacific will use its best efforts to list on the New York Stock Exchange, prior to the effective time of the merger, the shares of Pan Pacific common stock to be issued in the merger.

Non-Solicitation of Employees.    From the date of the merger agreement to the earlier of either the completion of the merger, or one year after the termination of the merger agreement, neither Pan Pacific nor Center Trust will permit their respective subsidiaries to employ or solicit any of the officers or management level employees of the other company.

Director and Officer Insurance and Indemnification.    After the effective time of the merger, Pan Pacific will indemnify and hold harmless each present and former director and officer of Center Trust and its subsidiaries against any costs, expenses, judgments, fines, claims or liabilities pertaining to any matter existing or occurring at or prior to the effective time of the merger to the extent permitted under applicable law. For six years after the effective time of the merger, Pan Pacific will maintain in effect the policies of directors’ and officers’ liability insurance previously maintained by Center Trust or will enter into new policies with similar terms with respect to claims arising from facts that occurred on or prior to the effective time of the merger, including all claims arising out of the merger agreement, provided that Pan Pacific will not be required to spend more than $750,000 for this coverage.

Termination of Stockholders Agreement.    Prior to the closing date, Center Trust will enter into an agreement to terminate the stockholders agreement, dated as of June 1, 1997, by and among Center Trust, Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P. and Prometheus Western Retail, LLC.

Center Trust OP Units.    Pan Pacific will cause the surviving company to comply with Section 11.2.B(ii) of the limited partnership agreement of CT Operating Partnership, L.P., which relates to the rights of limited partners of CT Operating Partnership, L.P. to exchange their limited partnership units for the consideration received by the holders of Center Trust common stock in the merger.

Conditions to Obligations to Complete the Merger

The respective obligations of Pan Pacific and Center Trust to complete the merger are subject to the satisfaction or waiver of several conditions at or prior to the closing, including:

•
the stockholders of Center Trust shall have approved the merger in the manner required under the Maryland General Corporation Law, the rules of the New York Stock Exchange and the organizational documents of Center Trust;

•	no statute, rule, regulation, order, executive order, decree, ruling or injunction or other order shall be in effect that prohibits the completion of the merger;

•
there shall not be instituted or pending any action by a governmental entity as a result of the merger agreement or any of the transactions contemplated in the merger agreement which would reasonably be expected to have a material adverse effect on either Pan Pacific or Center Trust;

•
the registration statement on Form S-4 of which this proxy statement/prospectus is a part shall have become effective and shall not be the subject of any stop order, and any material blue sky law permit or approval shall have been obtained;

•
all filings required to be made prior to the closing of the merger by either Pan Pacific or Center Trust with any governmental entity shall have been made, except where failure to obtain such consent would not cause a material adverse effect on Pan Pacific or Center Trust and could not be expected to subject the parties to the risk of criminal liability; and

•
the approval shall have been obtained for listing on the New York Stock Exchange of the shares of Pan Pacific common stock to be issued in connection with the merger, subject to official notice of issuance.

Except as may be waived in writing by Center Trust, the obligation of Center Trust to effect the merger is also subject to the satisfaction of the following conditions:

•	the representations and warranties of Pan Pacific in the merger agreement shall be true and correct in all material respects as of the date of the effective time of the merger except:

-	as contemplated by the merger agreement;

-	those representations and warranties that address matters only as of a particular date, other than the date of the merger agreement, which shall remain true and correct as of such particular date; and

-	to the extent that any failures of such representations and warranties to be true and correct do not result in a material adverse effect on Pan Pacific;

•	Pan Pacific shall have performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the completion of the merger;

•
Center Trust shall have received a certificate, executed on behalf of Pan Pacific by Pan Pacific’s chief executive officer or chief financial officer, as to the truth of Pan Pacific’s representations and warranties and the performance of Pan Pacific’s obligations, as required by the merger agreement;

•
Center Trust shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Center Trust, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided however, that this condition will not be waived by Center Trust after receipt of Center Trust stockholder approval unless further stockholder approval is obtained with appropriate disclosure;

•
Center Trust shall have received the opinion of Latham & Watkins to the effect that Pan Pacific has qualified to be taxed as a real estate investment trust commencing with its taxable year ended December 31, 1997, Pan Pacific was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code and that Pan Pacific’s method of operation has enabled it, and its proposed method of operation will enable it, to continue to qualify for taxation as a real estate investment trust under the Internal Revenue Code, provided however, that this condition will not be waived by Center Trust after receipt of the necessary approval of Center Trust stockholders of the merger unless further stockholder approval is obtained after providing the appropriate disclosure; and

•	the average closing price of Pan Pacific common stock on the New York Stock Exchange for the period of ten trading days prior to the closing date of the merger shall not be less than $25.00 per share.

Except as may be waived in writing by Pan Pacific, the obligation of Pan Pacific to complete the merger is also subject to the satisfaction of the following conditions:

•	the representations and warranties of Center Trust in the merger agreement shall be true and correct in all material respects as of the date of the effective time of the merger except:

-	as contemplated by the merger agreement;

-
those representations and warranties which address matters only as of a particular date, other than the date of the merger agreement, which shall remain true and correct as of such particular date; and

-	to the extent that any failures of such representations and warranties to be true and correct do not result in a material adverse effect on Center Trust;

•	Center Trust shall have performed, in all material respects, all obligations required to be performed by it under the merger agreement on or before the completion of the merger;

•
Pan Pacific shall have received a certificate, executed on behalf of Center Trust by Center Trust’s chief executive officer or chief financial officer, as to the truth of Center Trust’s representations and warranties and the performance of Center Trust’s obligations, as required by the merger agreement;

•
all consents and approvals of all persons required for or in connection with or as a result of the execution, delivery and performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement shall have been obtained and shall be in full force and effect, except where failure to obtain such consents and approvals would not cause Center Trust or Pan Pacific a material adverse effect;

•	certain specified material consents shall have been obtained and in full force and effect;

•
the stockholders agreement, dated as of June 1, 1997, by and among Center Trust, Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P. and Prometheus Western Retail, LLC, shall have been terminated;

•
Pan Pacific shall have received an opinion of Latham & Watkins to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided however, that this condition will not be waived by Pan Pacific after receipt of the necessary approval of Center Trust stockholders of the merger unless further stockholder approval is obtained after providing the appropriate disclosure;

•
Pan Pacific shall have received the opinion of Latham & Watkins, to the effect that, commencing with its taxable year ended December 31, 1993, Center Trust was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code and Center Trust’s method of operation has enabled it to meet, through the completion of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code; and

•
KPMG LLP and Deloitte & Touche LLP shall have delivered to Pan Pacific a letter customary in scope and substance for letters delivered by independent public accountants in connection with registration statements.

Termination; Break-Up Fees and Expenses

Termination.    The merger agreement provides that prior to the completion of the merger, the merger agreement may be terminated:

•	by mutual written consent of Pan Pacific and Center Trust;

•	by either Pan Pacific or Center Trust if:

-
the merger has not occurred on or before April 30, 2003, so long as the terminating party did not prevent completion of the merger by failing to fulfill any of its obligations under the merger agreement;

-	any court or other governmental entity has issued an order, decree or ruling which cannot be appealed and which makes the merger illegal or permanently prohibits the completion of the merger;

-	the stockholders of Center Trust do not approve the merger in the manner required by the merger agreement; or

-
there has been a material breach of any representation, warranty, covenant or agreement by the other party which is either not curable by April 30, 2003, or for which a good faith attempt to cure such breach is not being made; or

•	by Pan Pacific if:

-	after receipt by Center Trust of an acquisition proposal, Center Trust’s board withdraws or modifies its recommendation of the merger proposal;

-	after receipt by Center Trust of a public acquisition proposal, Center Trust’s board fails to reconfirm its recommendation of the merger within ten business days of a request to do so by Pan Pacific;

-	Center Trust’s board approves or recommends to Center Trust stockholders an alternative transaction (as specifically described below);

-
a tender offer or exchange offer for 19.9% or more of the outstanding shares of Center Trust common stock is commenced and Center Trust’s board recommends that Center Trust stockholders tender their shares in such tender or exchange offer; or

-	after the receipt by Center Trust of an acquisition proposal, Center Trust fails to call and hold the Center Trust stockholders meeting by April 30, 2003.

When used in this proxy statement/prospectus, the term “alternative transaction” means:

•	a transaction pursuant to which any third party acquires more than 19.9% of the outstanding shares of Center Trust common stock pursuant to a tender or exchange offer or otherwise;

•
a merger or other business combination involving Center Trust pursuant to which any third party acquires (or the stockholders of the third party acquire) more than 19.9% of the outstanding shares of Center Trust common stock or 19.9% of the equity securities of the entity surviving such merger or business combination; or

•
any other transaction pursuant to which any third party acquires control of assets of Center Trust having a fair market value equal to more than 19.9% of the fair market value of all the assets of Center Trust and its subsidiaries, taken as a whole, immediately prior to such transaction.

Break-Up Fee.    Center Trust has agreed to pay Pan Pacific a break-up fee equal to the lesser of (i) $7.5 million and (ii) the maximum amount that can be paid to Pan Pacific without causing Pan Pacific to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code for such year, if any of the following events occur:

•
following a publicly announced proposal for an alternative transaction, Pan Pacific or Center Trust terminates the merger agreement due to a failure to obtain the requisite vote of Center Trust’s stockholders in favor of the merger, and a definitive agreement for an alternative transaction is entered into or the alternative transaction is consummated within 12 months of the termination date; or

•	Pan Pacific terminates the merger agreement because any of the following events occur:

-	after receipt by Center Trust of an acquisition proposal, Center Trust’s board withdraws or modifies its recommendation of the merger proposal;

-	after receipt by Center Trust of a public acquisition proposal, Center Trust’s board fails to reconfirm its recommendation of the merger within ten business days of a request to do so by Pan Pacific;

-	Center Trust’s board approves or recommends to Center Trust stockholders an alternative transaction;

-
a tender offer or exchange offer for 19.9% or more of the outstanding shares of Center Trust common stock is commenced and Center Trust’s board recommends that Center Trust stockholders tender their shares in such tender or exchange offer; or

-	after the receipt by Center Trust of an acquisition proposal, Center Trust fails to call and hold the Center Trust stockholders meeting by April 30, 2003.

Expenses.    Except as described below, Pan Pacific and Center Trust will bear their own expenses in connection with the merger.

If:

•	after receipt by Center Trust of an acquisition proposal, the merger agreement is terminated because the requisite vote of Center Trust’s stockholders in favor of the merger has not been obtained; or

•
Pan Pacific terminates the merger agreement because Center Trust has breached a representation, warranty, covenant or agreement that would result in the failure of Center Trust to satisfy one of the conditions of the merger, then Center Trust will reimburse Pan Pacific, up to a maximum of $2.5 million, for its fees and expenses paid in connection with the merger.

If Center Trust terminates the merger agreement because Pan Pacific has breached a representation, warranty or covenant in the merger agreement which would result in the failure of Pan Pacific to satisfy one of the conditions to the merger, Pan Pacific will reimburse Center Trust, up to a maximum of $2.5 million, for its fees and expenses paid in connection with the merger.

Amendment and Waiver

Pan Pacific and Center Trust may amend the merger agreement at any time, but after approval of the merger by the Center Trust stockholders no amendment of the merger agreement may be made that by law requires further approval by Center Trust stockholders without such further approval.

At any time prior to the agreed upon time for the closing of the merger, or any other date agreed to by Pan Pacific and Center Trust, Pan Pacific and Center Trust may:

•	extend the time for the performance of any of the obligations or other acts of the other party required by the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered in connection with the merger agreement; and

•
waive compliance with any of the agreements or conditions of the other party contained in the merger agreement; provided however, that certain agreements or conditions may not be waived without the consent of the Prometheus parties and conditions relating to tax opinions will not be waived by Pan Pacific or Center Trust after receipt of Center Trust stockholder approval unless further stockholder approval is obtained with appropriate disclosure. See “Material Federal United States Income Tax Considerations—Tax Consequences of the Merger.”

Extensions or waivers must be in writing and signed by the party granting the extension or waiver.

STOCKHOLDER VOTING AGREEMENT WITH
CERTAIN MEMBERS OF CENTER TRUST MANAGEMENT

Concurrently with the execution and delivery of the merger agreement, Pan Pacific entered into a stockholder voting agreement with Edward D. Fox, Jr., Stuart J.S. Gulland and Edward A. Stokx. These Center Trust stockholders are referred to as the “management stockholders” in this summary of the stockholder voting agreement. The following summary describes certain material provisions of the stockholder voting agreement with the management stockholders, which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the stockholder voting agreement that is important to you. We encourage you to read the stockholder voting agreement carefully in its entirety.

As of the record date for the special meeting, the management stockholders owned 1,096,017 shares of Center Trust common stock, representing approximately 3.9% of the outstanding shares of Center Trust common stock as of the record date.

Voting Agreement and Irrevocable Proxy

Under the stockholder voting agreement, the management stockholders agreed to vote their shares of Center Trust common stock:

•	in favor of the approval of the terms of the merger agreement, the merger and transactions contemplated by the merger agreement;

•
against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Center Trust contained in the merger agreement or of any stockholder contained in the stockholder voting agreement; and

•	except as otherwise agreed to in writing by Pan Pacific, against the following actions or proposals (other than the merger with Pan Pacific):

-	any acquisition proposal;

-
any change in the persons who constitute Center Trust’s board that is not approved in advance by at least a majority of the persons who were directors of Center Trust on November 5, 2002 (or their successors who were so approved);

-	except as permitted by the merger agreement, any change in the present capitalization of Center Trust or any amendment of the charter or bylaws of Center Trust;

-	any other material change in the corporate structure or business of Center Trust; or

-
any other action or proposal involving Center Trust or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, delay or adversely affect the transactions contemplated by the merger agreement.

The management stockholders have appointed Stuart A. Tanz, and in his absence, Joseph B. Tyson, as the management stockholders’ proxy and attorney-in-fact with authority to vote the shares as set forth above.

Covenants

The stockholder voting agreement prohibits any management stockholder from selling, pledging, assigning or otherwise disposing of any shares of Center Trust common stock, or exercising any option or similar right to purchase additional shares of Center Trust common stock or taking any action that would have the effect of preventing, interfering or adversely affecting their ability to perform under the stockholder voting agreement.

Termination

The stockholder voting agreement terminates upon the earliest to occur of:

•	the mutual consent of Pan Pacific and each of the management stockholders;

•	the completion of the merger; and

•	the date the merger agreement is terminated.

AGREEMENTS WITH THE PROMETHEUS PARTIES

Stockholders Voting Agreement with the Prometheus Parties

Concurrently with the execution and delivery of the merger agreement, Pan Pacific entered into a stockholders voting agreement with the Prometheus parties. The following summary describes certain material provisions of the stockholders voting agreement, which is attached to this proxy statement/prospectus as Annex C and is incorporated by reference into this proxy statement/ prospectus. This summary may not contain all of the information about the stockholders voting agreement that is important to you. We encourage you to read the stockholders voting agreement carefully in its entirety.

As of the record date for the special meeting, Prometheus Western Retail, LLC owned 15,666,666 shares of Center Trust common stock, of which 13,405,660 shares are subject to the terms of this stockholders voting agreement. The shares of Center Trust common stock that are subject to this stockholders voting agreement represent approximately 48.1% of the outstanding shares of Center Trust common stock as of the record date.

Voting Agreement and Irrevocable Proxy

Under the stockholders voting agreement, the Prometheus parties have agreed to cause Prometheus Western Retail, LLC to vote the shares of Center Trust common stock that are subject to the stockholders voting agreement:

•	in favor of the approval of the merger;

•
against any action, proposal, transaction or agreement which, to the knowledge of any Prometheus party, is intended to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Center Trust under the merger agreement or of any Prometheus party contained in the stockholders voting agreement; and

•	except as otherwise agreed to in writing by Pan Pacific, against the following actions or proposals (other than the merger with Pan Pacific):

-	any acquisition proposal;

-
any change in the persons who constitute Center Trust’s board that is not approved in advance by at least a majority of the persons who were directors of Center Trust on November 5, 2002 (or their successors who were so approved);

-	except as permitted by the merger agreement, any change in the present capitalization of Center Trust or any amendment of the charter or bylaws of Center Trust;

-	except as permitted in the merger agreement, any other material change in the corporate structure or business of Center Trust; or

-
any other action or proposal involving Center Trust or any of its subsidiaries, that to the knowledge of the Prometheus parties, is intended, or could reasonably be expected, to prevent, materially delay or materially adversely affect the transactions contemplated by the merger agreement.

The Prometheus parties have appointed Stuart A. Tanz and, in his absence, Joseph B. Tyson, as the Prometheus parties’ proxy and attorney-in-fact with authority to vote the shares that are subject to the stockholders voting agreement solely as set forth above.

Covenants

The stockholders voting agreement prohibits any Prometheus party from taking any of the following actions without the consent of Pan Pacific:

•
selling, pledging, assigning or otherwise disposing of any shares of Center Trust common stock, other than a transfer by Prometheus Western Retail, LLC to another Prometheus party that agrees in writing to abide by the obligations of the stockholders voting agreement;

•	acquiring additional securities of Center Trust, except as described below; or

•	taking any action that would have the effect of preventing, interfering or materially adversely affecting its ability to perform under the stockholder voting agreement.

In the event Pan Pacific provides written consent to any issuance of Center Trust securities that would otherwise be prohibited by the merger agreement, then Prometheus Western Retail, LLC will be entitled to exercise its participation rights under the stockholders agreement, dated June 1, 1997, by and among Center Trust and certain of the Prometheus parties.

The Prometheus parties and their controlled affiliates may not nor may any Prometheus party act in concert with or permit any controlled affiliate to act in concert with any person to solicit the proxies or powers of attorney from any holder of Center Trust common stock, nor shall any Prometheus party seek to advise or influence any person with respect to voting of any shares of Center Trust common stock, other than to recommend that stockholders of Center Trust vote in favor of the merger. The Prometheus parties may not deposit any shares of Center Trust common stock in a voting trust or any other arrangement with respect to the voting of shares of Center Trust common stock. Prometheus Western Retail, LLC is entitled to vote the 2,261,006 shares of Center Trust common stock not subject to this stockholder voting agreement in its sole discretion and, in limited circumstances, publicly announce its intention to vote these shares for or against the merger.

The Prometheus parties may not solicit or continue any negotiations or respond to any inquiries (other than to Pan Pacific) with respect to any acquisition proposal. Each of the Prometheus parties will promptly:

•	notify Pan Pacific if any acquisition proposal is made to it;

•	notify Pan Pacific of the terms of any proposal that it has received with respect to an acquisition proposal;

•	provide Pan Pacific with a copy of such offer; and

•	inform Pan Pacific of any material changes to the terms of the acquisition proposal.

Termination of the 1997 Stockholders Agreement

Each of the Prometheus parties that is party to the stockholders agreement, dated as of June 1, 1997, by and among Center Trust, Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P. and Prometheus Western Retail, LLC, has agreed that, immediately prior to the closing, it will execute and deliver an agreement to terminate such stockholders agreement as of the effective time of the merger.

Termination of the Stockholders Voting Agreement

The stockholders voting agreement terminates upon the earliest to occur of:

•	the mutual consent of Pan Pacific and each of the Prometheus parties;

•	the completion of the merger;

•	the date the merger agreement is terminated; and

•	April 30, 2003.

Stockholders’ Rights Agreement

In connection with the execution and delivery of the merger agreement, Pan Pacific entered into a stockholders’ rights agreement with the Prometheus parties, dated as of the date of the merger agreement. The following summary describes certain material provisions of the stockholders’ rights agreement, which is attached to this proxy statement/prospectus as Annex D and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the stockholders’ rights agreement that is important to you. We encourage you to read the stockholders’ rights agreement carefully in its entirety.

Information Rights

The Prometheus parties have agreed to relinquish their information rights with respect to Center Trust under their existing stockholders agreement with Center Trust and will receive certain, more limited information rights with respect to Pan Pacific described below. Until the Prometheus parties or their subsidiaries own less than 25% of the shares of Pan Pacific common stock issued to them in the merger, Pan Pacific shall upon request:

•	provide Prometheus Western Retail, LLC or certain affiliated transferees:

-	the right to inspect the books and records of Pan Pacific,

-	a copy of Pan Pacific’s audited financial statements, and

-	a copy of all operating plans, budgets and unaudited financial statements provided to Pan Pacific’s board;

•	make appropriate Pan Pacific officers available for consultation;

•	inform Prometheus Western Retail, LLC in advance of certain significant corporate actions;

•
provide Prometheus Western Retail, LLC or its representative with other consultation rights as are necessary to qualify its ownership of Pan Pacific common stock as a “venture capital investment,” as determined by U.S. Labor Department regulations; and

•
consider in good faith the recommendations of Prometheus Western Retail, LLC or its designated representative on matters for which Pan Pacific has consulted the Prometheus parties, provided that Pan Pacific will retain the ultimate discretionary authority.

Registration Rights

The Prometheus parties have agreed to relinquish their registration rights with respect to Center Trust under their existing registration rights agreement with Center Trust, and will receive the registration rights described below.

Shelf Registration.    As promptly as practicable after the execution of the merger agreement, Pan Pacific will prepare and file with the SEC a shelf registration statement pursuant to Rule 415 of the Securities Act registering the resale of the shares of Pan Pacific common stock received by Prometheus Western Retail, LLC in the merger, by the Prometheus parties, their subsidiaries or any holders of equity interests in these entities that agree to be bound by the stockholders’ rights agreement. The Prometheus parties will have a reasonable opportunity to review and comment on the shelf registration statement and any amendment thereto. Pan Pacific has agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earliest of:

•
the first day after the first anniversary of the closing of the merger on which the Prometheus parties and their subsidiaries own less than 1,000,000 shares of Pan Pacific common stock issued in connection with the merger;

•	the third anniversary of the closing of the merger; and

•
the sale of all of the securities included in the shelf registration statement to persons other than subsidiaries of the Prometheus parties or certain other holders that agree to be bound by the stockholders’ rights agreement.

Underwritten Offerings.    The Prometheus parties, their subsidiaries or certain other holders of Pan Pacific common stock that agree to be bound by the stockholders’ rights agreement, may request that Pan Pacific supplement or amend the shelf registration statement to permit an underwritten offering. In this case, Pan Pacific and the requesting party or parties will enter into an underwriting agreement in customary form with the underwriters for the offering. Any underwritten offering will have two co-managing underwriters, with the requesting holders selecting one and Pan Pacific selecting the other. In some circumstances, Pan Pacific may delay an offering for a limited period of time. Pan Pacific may delay a requested underwritten offering for limited periods (no more than twice in any given year):

•	if prior to the receipt of such request, Pan Pacific had commenced preparations for the filing of a registration statement pertaining to a public offering of Pan Pacific securities; or

•
if Pan Pacific has determined in good faith that an underwritten public offering would materially interfere with a potential contemplated material financing, acquisition, disposition or other similar transaction;

provided that Pan Pacific may only delay the underwritten offering for a period of up to 45 consecutive days if such delay begins within the first anniversary of the closing of the merger or up to 90 consecutive days for requests made after the first anniversary of the closing of the merger (up to an aggregate maximum of 60 days prior to the first anniversary of the closing and 120 days in any 12-month period thereafter). Pan Pacific is not required to accommodate more than two underwritten offerings or any underwritten offering involving less than one million registrable securities.

Suspension of Shelf Registration Statement.    Upon issuance of a stop order by the SEC, or the occurrence of a material event, Pan Pacific may suspend the effectiveness of the registration statement for a period of up to 45 consecutive days in the first year after the closing date, or up to 90 consecutive days thereafter. The aggregate suspension periods, when combined with the delays described above may not exceed 60 days in the first year or 120 days during any subsequent 12 month period.

Incidental Registration.    If Pan Pacific files a registration statement registering an underwritten offering of Pan Pacific common stock on its behalf or on behalf of other holders of Pan Pacific common stock, the Prometheus parties and their subsidiaries will have the right to request that Pan Pacific include their shares of Pan Pacific common stock in the registration statement (a “piggy-back” right). This right to include shares of Pan Pacific common stock is subject to customary cutbacks if the managing underwriter advises Pan Pacific that the number of securities requested to be included in the offering exceeds the number that can be sold in the offering at a price reasonably related to the then current market value of Pan Pacific common stock.

Expenses of Registration; Indemnification

Pan Pacific will pay all fees relating to any shelf or incidental registration, except that the Prometheus parties seeking registration of their securities will pay underwriting discounts. Pan Pacific and the Prometheus parties have agreed to indemnify each other for third party claims arising out of securities law violations under customary circumstances.

Termination

This stockholders’ rights agreement will immediately terminate if the merger agreement is terminated prior to the effective time of the merger agreement.

Additional Covenants of Pan Pacific

Until the shelf registration statement is declared effective, Pan Pacific will not sell, pledge, dispose of, grant or encumber any of its or its subsidiaries’ assets in an aggregate amount in excess of $75.0 million, or acquire any assets consisting of fee interests in real property, other than assets in an aggregate amount not to exceed $75.0 million, or acquire all or substantially all the assets of any company, division or line of business of any entity if the aggregate value of the assets exceeds $75.0 million, or agree to enter into any merger, reorganization or similar transaction in which its stockholders will receive consideration in exchange for their Pan Pacific common stock.

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF CT OPERATING PARTNERSHIP, L.P.

Center Trust conducts substantially all of its operations through a limited partnership known as CT Operating Partnership, L.P. See “The Companies—Center Trust.” The rights and responsibilities of Center Trust, as the operating partnership’s sole general partner, and of the limited partners with respect to the operating partnership are set forth in an amended and restated agreement of limited partnership. Upon the closing of the merger, the amended and restated agreement of limited partnership will again be amended and restated in its entirety in the form of a Second Amended and Restated Agreement of Limited Partnership of CT Operating Partnership, L.P. The following summary describes certain material provisions of the Second Amended and Restated Agreement of Limited Partnership of CT Operating Partnership, L.P., which will become effective upon the closing of the merger.

Overview

Following the merger, Pan Pacific (CTA), Inc., the surviving company in the merger, will be the general partner of the partnership. The general partner will continue to hold approximately 95.5% of the outstanding partnership units and the limited partners will continue to hold approximately 4.5% of the outstanding partnership units of the partnership.

Each limited partnership unit will have economic qualities similar to a share of Pan Pacific common stock and may be exchanged by the holder for, at the option of the general partner, a share of Pan Pacific common stock (with the conversion ratio subject to adjustment upon the occurrence of stock splits, reverse stock splits or the payment of stock dividends, each with respect to the Pan Pacific common stock) or cash in an amount equal to the value of the Pan Pacific common stock that would be otherwise paid upon such exchange.

The business of the partnership will be limited to the acquisition, ownership, operation, sale and financing of retail shopping centers and retail shopping centers with mixed commercial office use.

Capital Contributions and Loans to CT Operating Partnership, L.P.

The general partner will be able to cause the partnership to accept capital contributions of cash from the general partner and of cash or other property from the limited partners. Upon making a capital contribution, the contributor will receive a number of partnership units equal to the value of the contribution divided by the value of Pan Pacific common stock at the time of the contribution. Partnership units issued to the general partner will be general partnership units and partnership units issued to any limited partner will be limited partnership units.

The partnership will be able to incur debt on terms acceptable to the general partner. Loans made to the partnership by the general partner or its affiliates must, however, be on an arm’s-length basis. Properties of the partnership may only be used to cross collateralize debt of the general partner or its affiliates if the partnership receives its pro rata portion of the debt proceeds.

Allocations of Income, Gain and Loss

Under the partnership agreement, items of income, gain and loss are generally allocated as follows:

•
except as provided below, income or gain of the partnership from operations or, if necessary, sales of properties generally will be allocated first to limited partners on a per partnership unit basis in an amount equal to the distributions they have received per partnership unit, less an amount which approximates the return of capital paid with respect to a share of Pan Pacific common stock for that period;

•
in the event that the partnership redeems the interests of a limited partner, income or gain will be allocated to that limited partner in an amount intended to cause, to the greatest extent possible, that limited partner’s capital account to be equal to zero, taking into account any distributions in the redemption;

•
upon the liquidation of the partnership, income or gain will be allocated to the limited partners, to the greatest extent possible, in an amount which would cause each limited partner’s capital account per partnership unit to be equal to the value of a share of Pan Pacific common stock as determined under the partnership agreement, plus any accrued and unpaid distributions per partnership unit with respect to such limited partner; and

•	in each case, any remaining income or gain, and all losses, will be allocated to the general partner.

Quarterly Distributions

Limited partners will be entitled to a preferred distribution each quarter. This preferred quarterly distribution will be equal to the dividend declared on each share of Pan Pacific common stock. If the regular quarterly dividend on Pan Pacific common stock is less than $0.475 (as adjusted for stock splits, the payment of stock dividends, recapitalizations and the like), limited partners will instead be entitled to receive their pro rata share of the partnership’s available cash for that quarter, up to $0.475 per partnership unit. If the partnership’s available cash is insufficient to make the quarterly distribution, the shortfall will be added to subsequent quarterly distributions. If the partnership has available cash remaining after making a quarterly distribution it will be distributed to the general partner.

Distributions Upon Sale or Refinancing

Upon a sale or refinancing of some, but not all or substantially all, of the partnership’s properties, the proceeds may, at the election of the general partner, be distributed. Such distributions will first be made to satisfy any shortfall in the limited partners’ quarterly distribution and then to the general partner. Distributions to the general partner of the proceeds from a sale or refinancing will cause a redemption of its partnership units. Such proceeds may only be distributed to the extent that, following such distribution, the general partner will continue to own at least 75% of the outstanding partnership units, provided that any general partnership units that had been redeemed as a result of the exercise of limited partner redemption rights discussed below will be deemed to be outstanding and held by the general partner for purposes of this calculation.

Distributions Upon Liquidation

After payments to the partnership’s creditors, distributions upon the liquidation of the partnership will be made to the general partner and limited partners in accordance with their positive capital account balances.

Management

Management over the business and affairs of the partnership will be exclusively vested in the general partner. Without the consent of limited partners holding a majority of the limited partnership units, the general partner may not, among other things:

•	institute any proceeding for bankruptcy on behalf of the partnership;

•	transfer its partnership interest or admit any additional or substitute general partners; or

•	cause the partnership to loan money to the general partner or its affiliates at an interest rate below the prime rate or in an aggregate outstanding principal amount that exceeds $25 million.

So long as the limited partners hold not less than 10% of the partnership interests, the general partner will not, without the consent of limited partners holding a majority of the limited partnership units, be permitted to:

•	dissolve the partnership;

•	merge the partnership with another entity; or

•	sell all or substantially all of the assets of the partnership.

Limited Partner Exchange Rights

Each holder of limited partnership units has the right to require the general partner to acquire all or a portion of its partnership units in exchange for, at the election of the general partner, either:

•
a number of shares of Pan Pacific common stock that is equal to the number of partnership units it has elected to exchange (subject to adjustment for any stock splits, reverse stock splits or payment of stock dividends with respect to the Pan Pacific common stock); or

•	cash in an amount equal to the value of the shares of Pan Pacific common stock it would have otherwise been entitled to receive.

The exchange right may only be exercised for a minimum of 500 partnership units or, if the holder holds less than 500 partnership units, all of its partnership units.

Limited Partner Redemption Rights

In lieu of exercising exchange rights, each group of limited partners that contributed a real property to the partnership, referred to as a limited partner group, may act collectively to have all of the units it received upon the contribution of such property redeemed in exchange for new real properties to be designated by that group and acquired by the partnership. To exercise this right, the limited partner group must provide a notice to the general partner identifying properties to be acquired by the partnership, the purchase price of each property and a proposed closing date for the acquisition of the properties. The redemption right will only be exercisable as to units having a value, based on the Pan Pacific common stock into which such units may otherwise be exchanged, of at least $500,000. The partnership will not be required to effect the exercise of this redemption right more than twice in any 12-month period or to respond to acquisition notices more than three times in any 12-month period.

Following its receipt of an acquisition notice, the partnership will form new limited liability companies, of which the partnership will be the sole member. The partnership will then effect the acquisition of the identified properties by contributing to the limited liability companies cash in an amount equal to the value of the limited partnership units to be redeemed and causing the limited liability companies to acquire the identified properties. Following acquisition of the identified properties, the partnership will:

•
distribute to the general partner the property that was initially contributed to the partnership by the limited partner group in redemption of a number of general partnership units that have a value equivalent to the value of the distributed property; and

•
distribute to the members of the limited partner group the membership interests in the limited liability companies in redemption of their limited partnership units, without representation or warranty of any kind.

A limited partner group requesting a redemption in the preceding manner will be required to pay all costs and expenses associated with the acquisition of the identified properties and to indemnify and hold harmless the partnership and its affiliates from all liability associated with the acquisition and the ownership of the identified properties. The general partner will have the right to approve all documents and agreements in connection with the acquisition of the identified properties.

Redemption of Limited Partnership Units

The general partner will have the right to cause the partnership to redeem all, but not less than all, of the limited partnership units held by any limited partner that has disposed of at least 75% of its limited partnership units. The redemption price may be paid in cash or in shares of Pan Pacific common stock and is equal to the value of the number of shares of Pan Pacific common stock for which a limited partnership unit could then be exchanged, multiplied by the number of partnership units to be redeemed.

Transfers and Admissions

Limited partners may not transfer their partnership units without the consent of the general partner, except for:

•	transfers to the general partner;

•	transfers to an affiliate, another limited partner or to an immediate family member;

•	transfers pursuant to their exchange rights;

•	pledges to a lending institution as security for a loan; and

•	if the limited partner is one of the initial limited partners and is a partnership, a distribution to the partners of such partnership pursuant to a dissolution or liquidation of that limited partner.

The general partner’s consent will generally be required before a transferee of a limited partnership interest is admitted to the partnership. Until admitted, a transferee will only be entitled to the economic benefit of partnership units and will not be entitled to vote as a limited partner. Except for the admission of a substituted limited partner as above described, no other person will be admitted to the partnership as an additional limited partner.

THE CENTER TRUST SPECIAL MEETING

Date, Time And Place

There will be a special meeting of the stockholders of Center Trust on January 15, 2003, at 2:00 p.m., local time, at the Manhattan Beach Marriott Hotel, located at 1400 Parkview Avenue, Manhattan Beach, California 90266.

Purpose

At the special meeting, holders of Center Trust common stock will be asked to consider a proposal to approve the merger. Center Trust knows of no other matter to be brought before the special meeting. If any business should properly come before the special meeting, the persons named in the proxy card will vote in their discretion on such matter.

Recommendation of Center Trust’s Board of Directors

With regard to the merger, Center Trust’s board has unanimously determined it to be advisable and fair to and in the best interests of Center Trust and its stockholders, authorized and approved it and recommended that Center Trust stockholders approve it. See “The Merger—Background of the Merger” and “The Merger—Recommendations of Center Trust’s Board of Directors,” and “Interests of Certain Directors and Executive Officers of Center Trust in the Merger.”

Record Date, Outstanding Shares and Voting Rights

Center Trust’s board has fixed the close of business on December 10, 2002, as the record date for the special meeting. Accordingly, only holders of record of issued and outstanding shares of Center Trust common stock at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were              shares of Center Trust common stock outstanding, held by approximately              holders of record. Each holder is entitled to one vote for each share of Center Trust common stock held on the record date.

As of the record date, the Lazard Entities have agreed to vote certain of their shares, constituting 48.07% of the outstanding shares of Center Trust common stock, and certain executive officers of Center Trust have agreed to vote all of their shares, constituting 3.93% of the outstanding shares of Center Trust common stock, for a combined total of 52% of the outstanding shares of Center Trust common stock, in favor of the merger.

Vote Required; Quorum

The Maryland General Corporation Law requires that the merger be approved by Center Trust stockholders by the affirmative vote of the holders of two-thirds of the outstanding shares of Center Trust common stock. Approval of the merger will also constitute approval of the amendment to the Center Trust charter, which is a part of the merger.

At the special meeting, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Center Trust common stock entitled to vote will constitute a quorum. For the purposes only of determining the presence of a quorum at the special meeting, abstentions and broker non-votes will be counted as present at the meeting. Abstentions and broker non-votes will have the same effect as a vote against the approval of the merger. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

If a quorum is not present, the stockholders entitled to vote at the special meeting, present in person or by proxy, may adjourn the meeting from time to time to a date not more than 120 days after the originally noticed meeting date without notice other than an announcement at the meeting. Any business may be transacted at an adjourned meeting which might have been transacted at the special meeting as originally called.

Voting of Proxies

Center Trust stockholders may instruct the proxies how to vote their common stock by signing, dating and mailing the proxy card in the enclosed postage-paid envelope or by using the telephone number shown on the proxy card (toll-free from the United States and Canada). If a Center Trust stockholder gives proxy instructions by telephone, the stockholder should not return the proxy card by mail. When a signed proxy card is returned with choices specified with respect to voting matters, the shares of Center Trust common stock represented thereby will be voted by the proxies designated on the proxy card in accordance with the stockholder’s instructions to the tabulator. A stockholder wishing to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy.

In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and to vote at the special meeting. Proxy cards so marked should not be mailed directly to Center Trust.

Center Trust stockholders may choose to vote for or against or abstain from voting on the approval of the merger. If a Center Trust stockholder returns a signed proxy card, but does not indicate how the shares are to be voted, the shares of Center Trust common stock represented by the proxy card will be voted FOR the merger. If a Center Trust stockholder does not return a signed proxy card or instruct the proxies how to vote by telephone, that stockholder’s shares will not be voted and will have the same effect as a vote against the approval of the merger.

The proxy card also authorizes the persons named on the proxy card to vote in their discretion with regard to any other matter that is properly presented for action at the special meeting.

Appraisal Rights

Under Section 3-202 of the Maryland General Corporation Law, since the Center Trust common stock is listed on the New York Stock Exchange, Center Trust stockholders do not have the right to receive the appraised value of their shares in connection with merger. If Center Trust stockholders do not vote in favor of the merger and the merger takes place anyway, Center Trust stockholders will be bound by the terms of the merger under the merger agreement, and each of their shares of Center Trust common stock will be converted into and represent the right to receive 0.218 shares of Pan Pacific common stock.

Revocation of Proxies

A proxy card is enclosed. Any stockholder who executes and delivers the proxy card may revoke the authority granted under the proxy at any time before its use by:

•	giving written notice of such revocation to Center Trust;

•	executing a new proxy card bearing a later date and mailing it in time so that the new proxy card is received before the special meeting;

•	giving new proxy instructions by telephone; or

•	attending and voting in person at the special meeting.

Solicitation of Proxies; Expenses

All expenses of Center Trust’s solicitation of proxies, including the cost of mailing this proxy statement/prospectus to Center Trust stockholders, will be paid by Center Trust. In addition to solicitation by use of the mail, Center Trust’s directors, officers and employees may solicit proxies by telephone, e-mail, fax or personal interview. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Center Trust will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials. In addition, Center Trust has engaged the outside services of Georgeson Shareholder Services to assist in the solicitation of proxies for a fee of $8,000.00, plus out-of-pocket expenses.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the United States federal income tax considerations anticipated to be material to Center Trust, Center Trust stockholders, Pan Pacific and Pan Pacific stockholders. The following discussion is based upon:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this proxy statement/prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change.

This summary does not purport to deal with all aspects of federal income taxation that may affect particular holders of Pan Pacific common stock or Center Trust common stock in light of their individual circumstances, nor with holders subject to special treatment under the federal income tax laws, including:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•	traders in securities that elect to mark to market;

•	holders owning stock as part of a “straddle,” “hedge” or “conversion transaction;”

•	holders whose functional currency is not the U.S. dollar;

•	holders subject to the alternative minimum tax;

•	“S” corporations;

•	expatriates;

•	REITs or regulated investment companies;

•	holders who own at least 10% of the voting power or value of Center Trust common stock;

•	holders who acquired their Pan Pacific or Center Trust common stock as a result of the exercise of an employee stock option or otherwise as compensation; and

•
holders of Pan Pacific common stock or Center Trust common stock who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes.

This summary assumes that each Pan Pacific stockholder and each Center Trust stockholder holds his or her shares of Pan Pacific common stock and Center Trust common stock as capital assets. In addition, this summary does not consider the effect of any foreign, state, local or other tax laws that may be applicable to Pan Pacific stockholders or Center Trust stockholders. Pan Pacific and Center Trust have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning Pan Pacific’s or Center Trust’s tax treatment, or the tax treatment of the merger. The statements in this proxy statement/prospectus and the opinions of counsel referred to in this proxy statement/prospectus are not binding on the Internal Revenue Service or any court. As a result, neither Pan Pacific nor Center Trust can assure you that the tax considerations or opinions contained in this discussion will not be challenged by the Internal Revenue Service or, if so challenged, will be sustained by a court.

THIS SUMMARY OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PAN PACIFIC STOCKHOLDERS AND CENTER TRUST STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF:

•	THE MERGER;

•	THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF PAN PACIFIC COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES;

•	CENTER TRUST’S AND PAN PACIFIC’S ELECTIONS TO BE TAXED AS REAL ESTATE INVESTMENT TRUSTS FOR FEDERAL INCOME TAX PURPOSES; AND

•	POTENTIAL CHANGES IN THE TAX LAWS.

Tax Consequences of the Merger

The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The merger agreement provides that a condition to closing the merger is the delivery by Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Center Trust, of an opinion to Center Trust, and Latham & Watkins, special counsel to Pan Pacific, of an opinion to Pan Pacific, in each case dated as of the closing date of the merger, to the effect that, for United States federal income tax purposes the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. The conditions regarding the receipt of the opinions described in the preceding sentence will not be waived by Pan Pacific or Center Trust after receipt of Center Trust stockholder approval unless further stockholder approval is obtained with appropriate disclosure. The opinions will be based on customary assumptions and customary representations made by, among others, Pan Pacific and Center Trust. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court.

Tax Consequences if the Merger Qualifies as a Reorganization

Assuming the merger qualifies as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the merger will have the following United States federal income tax consequences:

•
Exchange of Center Trust Common Stock for Pan Pacific Common Stock.    Except as discussed below, no gain or loss will be recognized for federal income tax purposes by Center Trust’s stockholders who exchange their Center Trust common stock solely for Pan Pacific common stock in the merger. Each Center Trust stockholder’s aggregate tax basis in the Pan Pacific common stock he or she receives in the merger will be the same as his or her aggregate tax basis in the Center Trust common stock for which it is exchanged, reduced by any tax basis allocable to fractional shares exchanged for cash. In addition, the holding period of the Pan Pacific common stock received by Center Trust stockholders in the merger will include the holding period of the Center Trust common stock for which it is exchanged.

•
Cash Received Instead of Fractional Shares.    The payment of cash to a Center Trust stockholder instead of a fractional share of Pan Pacific common stock generally will result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Pan Pacific common stock allocable to that fractional interest. In the case of an individual, capital gain is generally subject to United States federal income tax at (a) a maximum rate of 20% if the individual has held his or her Center Trust common stock for more than one year at the time of the merger, or (b) at ordinary income rates (as a short-term capital gain) if the individual has held his or her Center Trust common stock for one year or less at the time of the merger. The deductibility of capital losses may be limited.

•
Tax Consequences to Pan Pacific and Center Trust.    No gain or loss will be recognized by Pan Pacific, MB Acquisition, Inc., or Center Trust as a result of the merger so long as the merger qualifies as a reorganization under the Internal Revenue Code.

Non-Deductibility of Parachute Payments

In the event that some members of Center Trust management receive “parachute payments” in connection with the merger that exceed the limits established under Section 280G of the Internal Revenue Code, any excess parachute payments (within the meaning of Section 280G of the Internal Revenue Code) will not be deductible by Center Trust or Pan Pacific.

Backup Withholding of Center Trust Stockholders

In order to avoid “backup withholding” on a payment of cash to a Center Trust common stockholder who exchanges Center Trust common stock in the merger, such stockholder must, unless an exception applies under the applicable law and regulations, provide Pan Pacific with his or her correct taxpayer identification number on a Substitute Form W-9, and certify under penalty of perjury that he or she is not subject to backup withholding and that the taxpayer identification number they have provided is correct. A Substitute Form W-9 will be included as part of the letter of transmittal to be sent to Center Trust common stockholders by the exchange agent. If a Center Trust common stockholder fails to provide his or her correct taxpayer identification number or the required certifications, he or she may be subject to penalty by the Internal Revenue Service, and any cash payments he or she would otherwise receive in consideration for shares of Center Trust common stock in the merger may be subject to backup withholding at a rate of 30%.

Pan Pacific’s Qualification as a Real Estate Investment Trust

General.    Pan Pacific elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, commencing with its taxable year ended December 31, 1997. Pan Pacific believes it has been organized and has operated in a manner which allows it to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with its taxable year ended December 31, 1997. Pan Pacific intends to continue to operate in this manner. However, neither Pan Pacific nor Center Trust can assure you that Pan Pacific has operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding Treasury regulations that relate to the qualification and operation of a real estate investment trust are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Latham & Watkins has acted as Pan Pacific’s tax counsel in connection with the merger and Pan Pacific’s election to be taxed as a real estate investment trust. As a condition to closing, Latham & Watkins is required to render an opinion that, commencing with Pan Pacific’s taxable year ended December 31, 1997, Pan Pacific has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and Pan Pacific’s method of operation has enabled it and Pan Pacific’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion will be based on various assumptions and representations as to factual matters, including representations to be made by Pan Pacific in one or more factual certificates to be provided by one or more of Pan Pacific’s officers and the factual representations set forth in this proxy statement/prospectus. Latham & Watkins will have no obligation to update its opinion subsequent to the date it is issued. Moreover, Pan Pacific’s qualification and taxation as a real estate investment trust depends upon Pan Pacific’s ability to meet the various qualification tests imposed under the Internal Revenue Code discussed below, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that Pan Pacific’s actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this proxy statement/prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. The condition regarding the receipt of the opinion described in the preceding paragraph will not be waived by Pan Pacific after receipt of the necessary approval of Center Trust stockholders of the merger unless further stockholder approval is obtained after providing the appropriate disclosure.

If Pan Pacific qualifies for taxation as a real estate investment trust, it generally will not be required to pay federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. Pan Pacific will be required to pay federal income tax, however, as follows:

•	Pan Pacific will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.

•	Pan Pacific may be required to pay the “alternative minimum tax” on Pan Pacific’s items of tax preference.

•
If Pan Pacific has: (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, Pan Pacific will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•
Pan Pacific will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•
If Pan Pacific fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, Pan Pacific will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of Pan Pacific’s gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of Pan Pacific’s gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect Pan Pacific’s profitability.

•
Pan Pacific will be required to pay a 4% excise tax to the extent that it fails to distribute during each calendar year at least the sum of (a) 85% of its real estate investment trust ordinary income for the year, (b) 95% of its real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

•
If Pan Pacific acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in Pan Pacific’s hands is determined by reference to the basis of the asset in the hands of the C corporation, and Pan Pacific subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which Pan Pacific acquired the asset, then Pan Pacific will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) Pan Pacific’s adjusted basis in the asset, in each case determined as of the date on which Pan Pacific acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that Pan Pacific will make or refrain from making an election under Treasury Regulations under Section 337 of the Internal Revenue Code, depending upon the time of the acquisition.

•
Pan Pacific will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of Pan Pacific’s to any of Pan Pacific’s tenants. See “—Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of Pan Pacific’s for amounts paid to Pan Pacific that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification as a Real Estate Investment Trust.    The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence beneficial ownership;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)	that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5)	that is beneficially owned by 100 or more persons;

(6)
not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that all of conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

Pan Pacific believes that it has satisfied conditions (1) through (7) during the relevant time periods. In addition, Pan Pacific’s charter provides for restrictions on the ownership and transfer of shares of Pan Pacific common stock. These restrictions are intended to assist Pan Pacific in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in “Description of Pan Pacific Stock—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that Pan Pacific will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If Pan Pacific fails to satisfy these share ownership requirements, except as provided in the next sentence, Pan Pacific’s status as a real estate investment trust will terminate. If, however, Pan Pacific complies with the rules contained in the Treasury Regulations that require Pan Pacific to ascertain the actual ownership of its shares, and Pan Pacific does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, Pan Pacific will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, Pan Pacific may not maintain its status as a real estate investment trust unless its taxable year is the calendar year. Pan Pacific has and will continue to have a calendar taxable year.

Ownership of a Partnership Interest.    Pan Pacific owns and operates one or more properties through partnerships and limited liability companies and will acquire interests in partnerships from Center Trust in the merger. Treasury regulations provide that if Pan Pacific is a partner in a partnership, Pan Pacific will be deemed to own its proportionate share of the assets of the partnership. Also, Pan Pacific will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in Pan Pacific’s hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which Pan Pacific owns a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. Pan Pacific has included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in “—Tax Aspects of the Partnerships.” Pan Pacific has direct or indirect control of all of the partnerships in which Pan Pacific is a partner, and intends to continue to operate them in a manner consistent with the requirements for qualification as a real estate investment trust. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

Ownership of Interests in Qualified REIT Subsidiaries.    Pan Pacific owns and operates a number of properties through its wholly-owned subsidiaries that Pan Pacific believes will be treated as “qualified REIT subsidiaries” under the Internal Revenue Code. In addition, Pan Pacific expects Center Trust to be a qualified REIT subsidiary of Pan Pacific after the merger. A corporation will qualify as a qualified REIT subsidiary if Pan Pacific owns 100% of its outstanding stock and if Pan Pacific does not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for United States federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent real estate investment trust for all purposes under the Internal Revenue Code (including all real estate investment trust qualification tests). Thus, in applying the requirements described in this proxy statement/prospectus, the subsidiaries in which Pan Pacific own a 100% interest (other than any taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as Pan Pacific’s assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and Pan Pacific’s ownership of the stock of such a subsidiary will not violate the real estate investment trust asset tests, described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a real estate investment trust in which a real estate investment trust directly or indirectly holds stock and that has made a joint election with the real estate investment trust to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a real estate investment trust with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt that is directly or indirectly funded by its parent real estate investment trust if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are satisfied. Pan Pacific owns all of the stock of Pan Pacific Development (Rosewood), Inc., and New NCHC, Inc., and has jointly elected with them to treat Pacific Development (Rosewood), Inc., and New NCHC, Inc., as taxable REIT subsidiaries. As a result, Pan Pacific’s ownership of securities of PacificDevelopment (Rosewood), Inc., and New NCHC, Inc., will not be subject to the 10% asset test described below, and their operations will be subject to the provisions described below under “—Asset Tests” which are applicable to taxable REIT subsidiaries. Pan Pacific may acquire stock of other taxable REIT subsidiaries in the future.

Income Tests.    Pan Pacific must satisfy two gross income requirements annually to maintain its qualification as a real estate investment trust:

•
First, each taxable year Pan Pacific must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) some types of temporary investments;

•
Second, each taxable year Pan Pacific must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, or (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents Pan Pacific receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a real estate investment trust described above only if all of the following conditions are met:

•
The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount Pan Pacific receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•
Pan Pacific, or an actual or constructive owner of 10% or more of Pan Pacific’s stock, does not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by Pan Pacific’s other tenants for comparable space;

•
Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•
Pan Pacific generally must not operate or manage its property or furnish or render services to its tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom Pan Pacific derives no revenue. Pan Pacific may, however, directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, Pan Pacific may employ a “taxable REIT subsidiary” which is wholly or partially owned by Pan Pacific, to provide both customary and non-customary services to tenants without causing the rent Pan Pacific receives from those tenants to fail to qualify as “rents from real property.” Any amounts Pan Pacific receives from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

Pan Pacific generally does not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, Pan Pacific may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent Pan Pacific determines, based on the advice of its tax counsel, that those actions will not jeopardize Pan Pacific’s status as a real estate investment trust.

Pan Pacific believes that the aggregate amount of its nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If Pan Pacific fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Pan Pacific may nevertheless qualify as a real estate investment trust for the year if Pan Pacific is entitled to relief under the Internal Revenue Code. Generally, Pan Pacific may avail itself of the relief provisions if:

•	Pan Pacific’s failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	Pan Pacific attaches a schedule of the sources of its income to its federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances Pan Pacific would be entitled to the benefit of these relief provisions. For example, if Pan Pacific fails to satisfy the gross income tests because nonqualifying income that Pan Pacific intentionally accrues or receives exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that Pan Pacific’s failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, Pan Pacific will not qualify as a real estate investment trust. As discussed above in “—Pan Pacific’s Qualification as a Real Estate Investment Trust—General,” even if these relief provisions apply, and Pan Pacific retains its status as a real estate investment trust, a tax would be imposed with respect to Pan Pacific’s non-qualifying income. Pan Pacific may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite its periodic monitoring of its income.

Prohibited Transaction Income.    Any gain that is realized by Pan Pacific on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Pan Pacific’s gain would include Pan Pacific’s share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which Pan Pacific owns an interest. This prohibited transaction income may also adversely affect Pan Pacific’s ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. Pan Pacific intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning its properties. Pan Pacific may make occasional sales of the properties as are consistent with Pan Pacific’s investment objectives. Pan Pacific does not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest Pan Pacific generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of tenants of Pan Pacific, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to Pan Pacific that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents Pan Pacific receives will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where:

•	Amounts are received by a real estate investment trust for services customarily furnished or rendered in connection with the rental of real property;

•	Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•
Rents paid to the real estate investment trust by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the real estate investment trust’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	The taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost in furnishing the service.

Asset Tests.    At the close of each quarter of Pan Pacific’s taxable year, Pan Pacific also must satisfy four tests relating to the nature and diversification of Pan Pacific’s assets:

•
First, at least 75% of the value of Pan Pacific’s total assets, including assets held by Pan Pacific’s qualified REIT subsidiaries and Pan Pacific’s allocable share of the assets held by the partnerships and limited liability companies in which Pan Pacific owns an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date Pan Pacific receives these proceeds;

•	Second, not more than 25% of Pan Pacific’s total assets may be represented by securities, other than those securities included in the 75% asset test;

•
Third, of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of Pan Pacific’s total assets, and Pan Pacific may not own more than 10% by vote or value of any one issuer’s outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer; and

•
Fourth, not more than 20% of the value of Pan Pacific’s total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 10% value limitation and the 20% asset test are part of recently enacted legislation and are effective for taxable years ending after December 31, 2000.

Pan Pacific directly owns 100% of the outstanding stock of Pan Pacific Development (Rosewood), Inc., and New NCHC, Inc. Pan Pacific Development (Rosewood), Inc., and New NCHC, Inc., elected, together with Pan Pacific, to be treated as taxable REIT subsidiaries. So long as Pan Pacific Development (Rosewood), Inc., and New NCHC, Inc., qualify as taxable REIT subsidiaries, Pan Pacific will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to Pan Pacific’s ownership of securities in Pan Pacific Development (Rosewood), Inc., and New NCHC, Inc. Pan Pacific, Pan Pacific Development (Rosewood), Inc., or New NCHC, Inc., may acquire securities in other taxable REIT subsidiaries in the future, and Pan Pacific has held interests in other taxable REIT subsidiaries in the past. Pan Pacific believes that the aggregate value of its taxable REIT subsidiaries has not and will not exceed 20% of the aggregate value of Pan Pacific’s gross assets. With respect to each issuer in which Pan Pacific owns an interest that does not qualify as a qualified REIT subsidiary, a taxable REIT subsidiary, or a partnership or limited liability company, Pan Pacific believes that the value of the securities of any such issuer has not exceeded 5% of the total value of Pan Pacific’s assets. Moreover, with respect to each issuer in which Pan Pacific owns an interest that does not qualify as a qualified REIT subsidiary, or a taxable REIT subsidiary, Pan Pacific believes that Pan Pacific’s ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with Pan Pacific’s determinations of value.

The asset tests must be satisfied not only on the date that Pan Pacific (directly or through Pan Pacific’s qualified REIT subsidiaries, partnerships or limited liability companies) acquires securities in the applicable issuer, but also each time Pan Pacific increases its ownership of securities of such issuer, including as a result of increasing Pan Pacific’s interest in a partnership or limited liability company which owns such securities. For example, Pan Pacific’s indirect ownership of securities of an issuer may increase as a result of Pan Pacific’s capital contributions to a partnership or limited liability company, or a limited partner’s transfer of interests in CT Operating Partnership, L.P. to Center Trust in exchange for Pan Pacific stock or cash. After initially meeting the asset tests at the close of any quarter, Pan Pacific will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Pan Pacific fails to satisfy an asset test because Pan Pacific acquires securities or other property during a quarter (including as a result of an increase in Pan Pacific’s interests in a partnership or limited liability company), Pan Pacific can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although Pan Pacific expects to satisfy the asset tests and plans to take steps to ensure that Pan Pacific satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in Pan Pacific’s overall interest in an issuer (including in a taxable REIT subsidiary). If Pan Pacific fails to timely cure any noncompliance with the asset tests, Pan Pacific would cease to qualify as a REIT.

Annual Distribution Requirements.    To maintain its qualification as a real estate investment trust, Pan Pacific is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% (95% for taxable years beginning before January 1, 2001) of Pan Pacific’s “REIT taxable income”; and

•	90% (95% for taxable years beginning before January 1, 2001) of Pan Pacific’s after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of Pan Pacific’s noncash income items over 5% of “REIT taxable income” as described below.

Pan Pacific’s “REIT taxable income” is computed without regard to the dividends paid deduction and Pan Pacific’s net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

In addition, if Pan Pacific disposes of any asset Pan Pacific acquired from a corporation which is or has been a C corporation in a transaction in which Pan Pacific’s basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following Pan Pacific’s acquisition of such asset, Pan Pacific would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, Pan Pacific recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date Pan Pacific acquired the asset over (b) Pan Pacific’s adjusted basis in the asset on the date Pan Pacific acquired the asset.

Pan Pacific must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before Pan Pacific timely files its tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to Pan Pacific’s stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of Pan Pacific’s 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that Pan Pacific does not distribute all of Pan Pacific’s net capital gain or distributes at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of Pan Pacific’s “REIT taxable income,” as adjusted, Pan Pacific will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. Pan Pacific believes it has made, and intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

Pan Pacific expects that its “REIT taxable income” will be less than its cash flow because of depreciation and other non-cash charges included in computing “REIT taxable income.” Accordingly, Pan Pacific anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements.

However, Pan Pacific may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining Pan Pacific’s taxable income. If these timing differences occur, Pan Pacific may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Pan Pacific may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which Pan Pacific may include in its deduction for dividends paid for the earlier year. Thus, Pan Pacific may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Pan Pacific will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, Pan Pacific will be required to pay a 4% excise tax on the excess of the required distribution for the calendar year over the amounts Pan Pacific actually distributes for such year. For this purpose, the amount of Pan Pacific’s required distribution during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) equals the sum of 85% of Pan Pacific’s REIT ordinary income for such year, 95% of Pan Pacific’s REIT capital gain income for the year, and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year will be treated as an amount distributed during that year for purposes of calculating such tax.

Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to Pan Pacific’s stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Earnings and Profits Distribution Requirement.    A real estate investment trust is not permitted to have accumulated earnings and profits attributable to non-real estate investment trust years. A real estate investment trust has until the close of its first taxable year in which it has non-real estate investment trust earnings and profits to distribute all such earnings and profits. Pan Pacific’s failure to comply with this rule would require that Pan Pacific pay a “deficiency dividend” to its stockholders, and interest to the Internal Revenue Service, to distribute any remaining earnings and profits. A failure to make this deficiency dividend distribution would result in the loss of Pan Pacific’s real estate investment trust status. See “—Failure to Qualify.”

Failure to Qualify

If Pan Pacific fails to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, Pan Pacific will be required to pay tax, including any alternative minimum tax, on Pan Pacific’s taxable income at regular corporate rates. Distributions to stockholders in any year in which Pan Pacific fails to qualify as a real estate investment trust will not be deductible by Pan Pacific, and Pan Pacific will not be required to distribute any amounts to its stockholders. As a result, Pan Pacific anticipates that Pan Pacific’s failure to qualify as a real estate investment trust would reduce the cash available for distribution by Pan Pacific to its stockholders. In addition, if Pan Pacific fails to qualify as a real estate investment trust, all distributions to stockholders will be taxable at ordinary income rates to the extent of Pan Pacific’s current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Pan Pacific would also be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which Pan Pacific loses its qualification. It is not possible to state whether in all circumstances Pan Pacific would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General.    Pan Pacific currently owns interests in various partnerships and limited liability companies and may own interests in additional partnerships and limited liability companies in the future. Pan Pacific’s ownership of an interest in such partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which Pan Pacific owns an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which Pan Pacific owns an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of Pan Pacific’s assets and items of gross income would change, and could prevent Pan Pacific from satisfying the real estate investment trust asset tests or the real estate investment trust income tests. This, in turn, would prevent Pan Pacific from qualifying as a real estate investment trust. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which Pan Pacific owns an interest might be treated as a taxable event. If so, Pan Pacific might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which Pan Pacific owns an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, Pan Pacific believes that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to Pan Pacific’s ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which Pan Pacific owns an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property has been contributed to some of Pan Pacific’s partnerships or limited liability companies in exchange for interests in those partnerships or limited liability companies in connection with transactions in which those partnerships or limited liability companies were formed. The relevant partnership and/or limited liability company agreements require that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences. Pan Pacific and its partnerships and/or limited liability companies have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to Pan Pacific’s partnerships and/or limited liability companies. Under the traditional method, which is the least favorable method from Pan Pacific’s perspective, the carryover basis of contributed interests in the properties in the hands of Pan Pacific’s partnerships and/or limited liability companies (i) will cause Pan Pacific to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to Pan Pacific if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause Pan Pacific to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to Pan Pacific as a result of such sale, with a corresponding benefit to the other partners in Pan Pacific’s partnerships or limited liability companies. An allocation described in (ii) above might cause Pan Pacific or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect Pan Pacific’s ability to comply with the REIT distribution requirements. See “—Taxation of Pan Pacific—Requirements for Qualification as a Real Estate Investment Trust” and “—Annual Distribution Requirements.”

Pan Pacific and Pan Pacific’s partnerships or limited liability companies have not yet decided what method will be used to account for book-tax differences for other properties acquired by Pan Pacific’s partnerships and/or limited liability companies in the future.

Any property acquired by Pan Pacific’s partnerships or limited liability companies in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Tax Liabilities and Attributes Inherited From Acquisitions

Tax Liabilities and Attributes Inherited from Center Trust.    If Center Trust failed to qualify as a real estate investment trust in any taxable year, it would be required to pay tax, including any alternative minimum tax, on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, Center Trust would also be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which Center Trust lost qualification. The combined company, as successor in interest to Center Trust, would be required to pay this tax. The built-in gain rules described under “Pan Pacific’s Qualification as a Real Estate Investment Trust—General” above generally would apply with respect to any assets acquired by Pan Pacific from Center Trust in connection with the merger if the merger qualifies as a tax-free reorganization under the Internal Revenue Code and if Center Trust failed to qualify as a real estate investment trust at any time during the ten-year period prior to the merger. As a result, if during the ten year period following the end of the last year in which Center Trust failed to qualify as a REIT, Pan Pacific disposed of any of the assets acquired from Center Trust, any resulting gain, to the extent of the built-in gain at the end of such year, generally would be subject to tax at the highest corporate tax rate under the built-in gain rules. The results described in the preceding sentence assume that, on the tax return for the applicable year, Pan Pacific or Center Trust has made or will make or refrain from making elections, as necessary under the applicable temporary Treasury Regulations to be treated in this manner.

Furthermore, as a result of the merger, and assuming the merger is treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, Pan Pacific will succeed to various tax attributes of Center Trust, including any undistributed C corporation earnings and profits of Center Trust. If Center Trust qualified as a real estate investment trust for all years prior to the merger, then Center Trust will not have any undistributed C corporation earnings and profits. If, however, Center Trust failed to qualify as a real estate investment trust for any year, then it is possible that Pan Pacific would acquire undistributed C corporation earnings and profits from Center Trust. If Pan Pacific did not distribute these C corporation earnings and profits prior to the end of its taxable year in which the merger occurs, it would be required to pay a “deficiency dividend” to its stockholders, and interest to the Internal Revenue Service, in order to distribute any remaining earnings and profits. A failure to make this deficiency dividend would prevent Pan Pacific from qualifying as a real estate investment trust. See “—Pan Pacific’s Qualification as a Real Estate Investment Trust—Earnings and Profits Distribution Requirement.” In addition, after the merger, the asset and income tests described in “— Pan Pacific’s

Qualification as a Real Estate Investment Trust — Income Tests” and “—Asset Tests” will apply to all of Pan Pacific’s assets, including the assets it acquires from Center Trust, and to all of Pan Pacific’s income, including the income derived from the assets it acquires from Center Trust. As a result, the nature of the assets that Pan Pacific acquires from Center Trust and the income derived from those assets may have an effect on Pan Pacific’s tax status as a real estate investment trust.

As is the case with Pan Pacific, qualification as a real estate investment trust requires Center Trust to satisfy numerous requirements, some on an annual basis, others on a quarterly basis and still others on an ongoing basis, established under highly technical and complex Internal Revenue Code provisions. These include requirements relating to Center Trust’s:

•	actual annual operating results;

•	asset diversification;

•	distribution levels; and

•	diversity of stock ownership.

There are only limited judicial and administrative interpretations of these requirements and qualification as a real estate investment trust involves the determination of various factual matters and circumstances not entirely within Center Trust’s control.

As a condition to closing, Latham & Watkins will render an opinion to Center Trust that, based on customary representations including those contained in the merger agreement and in a certificate of an officer of Center Trust, commencing with its taxable year ended December 31, 1993, Center Trust was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation has enabled Center Trust to meet, through the effective time of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. The condition regarding the receipt of the opinion described in the preceding sentence will not be waived by Center Trust after the receipt of the necessary approval of Center Trust stockholders for the merger unless further stockholder approval is obtained after providing appropriate disclosure.

Assuming the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code, Center Trust’s tax basis in the assets transferred in the merger will carry over to Pan Pacific.

Tax Liabilities and Attributes Inherited from Western Properties.    Recently, Pan Pacific acquired in a merger certain assets and subsidiaries of Western Properties Trust, a California real estate investment trust. If, prior to this transaction, Western Properties Trust failed to qualify as a real estate investment trust in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, Western Properties Trust would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. As successor-in-interest to Western Properties Trust, Pan Pacific would be required to pay this tax. In addition, the built-in gain rules described above would apply with respect to any assets Pan Pacific acquired from Western Properties Trust. If Pan Pacific disposed of any of the assets acquired from Western Properties Trust during the ten-year period following the end of the last year in which Western Properties Trust failed to qualify as a REIT, any resulting gain, to the extent of the built-in gain at the end of such year, generally would be subject to tax at the highest corporate tax rate under the built-in gain rules. In addition, if Western Properties Trust failed to qualify as a real estate investment trust for any year, then it is possible that Pan Pacific would have acquired undistributed C corporation earnings and profits from Western Properties Trust. If Pan Pacific failed to distribute these C corporation earnings and profits prior to the end of the taxable year in which the merger occurred, Pan Pacific would be required to distribute them through a deficiency dividend or fail to qualify as a real estate investment trust.

Taxation Of Taxable U.S. Stockholders

As used in this summary, the term “U.S. stockholder” means a holder of shares of Pan Pacific common stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate which is required to pay United States federal income tax regardless of the source of its income; or

•
a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, are also considered U.S. stockholders.

Distributions Generally.    Distributions out of Pan Pacific’s current or accumulated earnings and profits not designated as capital gains dividends will constitute dividends taxable to Pan Pacific’s taxable U.S. stockholders as ordinary income. As long as Pan Pacific qualifies as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, earnings and profits will be allocated first to outstanding preferred stock, if any, and then to common stock.

To the extent that Pan Pacific makes distributions, other than capital gain dividends discussed below, in excess of Pan Pacific’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis each U.S. stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends Pan Pacific declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by Pan Pacific and received by the stockholder on December 31 of that year, provided Pan Pacific actually pays the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of Pan Pacific’s net operating losses or capital losses.

Capital Gain Distributions.    Distributions that Pan Pacific properly designates as capital gain dividends will be taxable to Pan Pacific’s taxable U.S. stockholders as gain, to the extent this gain does not exceed Pan Pacific’s actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets which produced these gains, and on designations, if any, which Pan Pacific may make, these gains may be taxable to non-corporate U.S. stockholders at a maximum 20% or 25% rate. U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations.    Distributions Pan Pacific makes, and gain arising from the sale or exchange by a U.S. stockholder of Pan Pacific’s shares, will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions Pan Pacific makes, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Pan Pacific’s shares, however, may not be treated as investment income depending upon a stockholder’s particular situation.

Retention of Net Long-Term Capital Gains.    Pan Pacific may elect to retain, rather than distribute as a capital gain dividend, Pan Pacific’s net long-term capital gains. If Pan Pacific makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent Pan Pacific designates, a U.S. stockholder generally would:

•
include its proportionate share of Pan Pacific’s undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of Pan Pacific’s taxable year falls;

•	be deemed to have paid the capital gains tax imposed on Pan Pacific on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•
in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury Regulations to be prescribed by the Internal Revenue Service.

Dispositions of Pan Pacific Common Stock.    If you are a U.S. stockholder and you sell or dispose of your shares of common stock in a taxable transaction, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. Long-term capital gains of a non-corporate U.S. stockholder will generally be subject to a maximum tax rate of 20%. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from Pan Pacific which were required to be treated as long-term capital gains.

Backup Withholding for Pan Pacific Stockholders

Pan Pacific reports to its U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a maximum rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. stockholder that does not provide Pan Pacific with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, Pan Pacific may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from Pan Pacific and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Pan Pacific’s shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in Pan Pacific’s shares. Prospective investors that are exempt from taxation under these provisions of the Internal Revenue Code should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held real estate investment trust” will be treated as unrelated business taxable income as to specified tax exempt trusts which hold more than 10%, by value, of the interests in the real estate investment trust. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to certain trusts. As a result of the limitations on the transfer and ownership of stock contained in its charter, Pan Pacific does not expect to be classified as a “pension-held real estate investment trust.”

Taxation of Non-U.S. Stockholders

The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock or preferred stock by persons that are non-U.S. stockholders. As used in this summary, the term “non-U.S. stockholder” means stockholders of Pan Pacific who are not U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from Pan Pacific and with respect to their sale or other disposition of Pan Pacific common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder’s country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with Pan Pacific in order to claim this treatment. Non-U.S. stockholders should consult their tax advisors concerning the federal income tax consequences to them of an acquisition of shares of Pan Pacific common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from Pan Pacific.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Pan Pacific may be required to pay state or local taxes in state or local jurisdictions, including those in which Pan Pacific transacts business, and Pan Pacific’s stockholders may be required to pay state or local taxes in state or local jurisdictions, including those in which they reside. Pan Pacific’s state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, the state and local tax treatment of holders of Pan Pacific common stock may not conform to the federal income tax consequences summarized above. Consequently, holders of Pan Pacific common stock should consult their tax advisors regarding the effect of state, local and foreign tax laws on the acquisition, ownership, and disposition of Pan Pacific common stock.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PAN PACIFIC
AND STOCKHOLDERS OF CENTER TRUST

General

Both Pan Pacific and Center Trust are incorporated in Maryland. Upon consummation of the merger, Center Trust’s stockholders will become stockholders of Pan Pacific. The rights of Center Trust’s stockholders are governed currently by the Maryland General Corporation Law and by Center Trust’s charter and bylaws. Once Center Trust’s stockholders become stockholders of Pan Pacific, their rights will continue to be governed by the Maryland General Corporation Law but will be governed by Pan Pacific’s charter and bylaws.

Certain Material Differences Between the Rights of Stockholders of Pan Pacific and Stockholders of Center Trust

The following is a summary of the material differences between the rights of Center Trust stockholders and the rights of Pan Pacific stockholders. This summary does not purport to be a complete description of the differences between the rights of Center Trust stockholders and Pan Pacific stockholders.

Pan Pacific	Center Trust
Authorized Stock

The total number of authorized shares of Pan Pacific stock is 130,000,000, which consists of 100,000,000 shares of common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share

The total number of authorized shares of Center Trust stock is 160,000,000, which consists of 100,000,000 shares of common stock, 50,000,000 shares of excess stock and 10,000,000 shares of preferred stock, each having a par value of $.01 per share.

Voting Rights

The Maryland General Corporation Law limits the voting rights of “control shares” held by persons who, directly or indirectly, have the power to exercise:

•        one-tenth or more, but less than one-third;

•        one-third or more, but less than a majority; or

•        a majority or more of all voting power in the election of directors.

The Pan Pacific bylaws provide that these limitations on control shares do not apply to acquisitions of shares of Pan Pacific stock.

The Center Trust bylaws provide that the Maryland General Corporation Law’s limitations on the voting rights of control shares do not apply to the voting rights of Center Trust stock held by Alexander Haagen, Sr., Charlotte Haagen, Alexander Haagen III, Seymour Kreshek, Fred Bruning or Edward Krasnove, or any affiliates or associates of these individuals. The Center Trust bylaws also provide that these limitations on the voting rights of control shares do not apply to acquisitions of shares of Center Trust stock by Prometheus Western Retail, LLC, or any of its existing or future affiliates.

Size of the board of directors

Under the Maryland General Corporation Law, a corporation must have at least one director. Subject to this provision, a corporation’s bylaws may alter the number of directors set by the corporation’s charter and authorize a majority of the entire board of directors to alter within specified limits the number of directors set by the corporation’s charter or its bylaws.

The Center Trust bylaws provide that the number of persons constituting Center Trust’s board shall be eleven, which number may be increased or decreased by an amendment to the bylaws, but not to less than seven nor more than thirteen. Only eight of the eleven authorized board seats are currently filled, with three vacancies remaining on Center Trust’s board.

Pan Pacific	Center Trust

The Pan Pacific charter and bylaws provide that the number of persons constituting the Pan Pacific board may not be less than the minimum number required by the Maryland General Corporation Law, nor more than 15. The Pan Pacific bylaws provide that, within the parameters stated above, the number of directors may be increased or decreased by resolution of a majority of the Pan Pacific board, except that the term of a director may not be affected by a decrease in the number of directors. The Pan Pacific board has seven authorized board seats. Currently, there are two vacancies on the board with five directors constituting the entire Pan Pacific board.

Director Approval Requirements

The Pan Pacific bylaws provide that the action of a majority of directors present at a meeting, at which a quorum is present (a majority of directors), shall be the action of the board of directors, unless the concurrence of a greater proportion is required for such action by the Pan Pacific charter and bylaws or by applicable laws.

The Center Trust bylaws provide that the action of a majority of directors present at a meeting, at which a quorum is present (a majority of directors), shall be the action of the board of directors, except that one more than a majority of the authorized number of directors is necessary to constitute a quorum, and the approval of one more than a majority of the authorized number of directors is required, for:

•        a change in control of Center Trust or of CT Operating Partnership, L.P.;

•        any amendment to the charter or bylaws, with the exception of such amendments required to maintain Center Trust’s status as a real estate investment trust;

•        any waiver or modification of the Center Trust ownership limit; and

•        the issuance of any equity securities (other than shares of Center Trust common stock issued (a) for at least the fair market value thereof at the time of issuance, (b) pursuant to Center Trust’s stock incentive plan, (c) upon exchange of partnership units in CT Operating Partnership, L.P., or (d) in a bona fide underwritten public offering).

Removal of Directors

Under the Maryland General Corporation Law, unless the corporation’s charter provides otherwise, the stockholders of a corporation with a classified board of directors may remove any director only for cause and only by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. The Pan Pacific charter provides that directors may be removed only for cause and only by the affirmative

The Center Trust charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast in the election of the directors. The Center Trust charter does not define “cause.”

Pan Pacific	Center Trust

vote of the holders of a majority of the votes entitled to be cast in the election of the directors. The Pan Pacific Charter provides that “cause” shall mean, with respect to any particular director, a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to Pan Pacific through bad faith or active and deliberate dishonesty.

Charter Amendments

The Maryland General Corporation Law allows amendment of a corporation’s charter if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability and directing that it be submitted to the stockholders for consideration, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders’ meeting. The Maryland General Corporation Law requires that the proposed amendment be approved by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless the corporation’s charter contains a provision that permits charter amendments to be approved by a lesser percentage of votes, but not less than a majority of all the votes entitled to be cast on the matter. The Pan Pacific charter provides that, at any such meeting, the proposed amendment must be approved by a majority of all votes entitled to be cast on the matter.

Because the Center Trust charter does not contain a provision altering Maryland’s statutory requirement with respect to the vote required to amend the Center Trust charter, any amendment of the Center Trust charter must be approved by the affirmative vote of two-thirds of all votes entitled to be cast by the stockholders on the matter.

Bylaw Amendments

Under the Maryland General Corporation Law, the power to change the bylaws may be left with the stockholders, vested exclusively in the directors or shared by both groups.

The Pan Pacific charter and bylaws vest the power to adopt, alter and repeal the Pan Pacific bylaws in the stockholders. Subject to this power of the stockholders, the Pan Pacific board is also authorized to adopt, alter and repeal the Pan Pacific bylaws.
The Center Trust bylaws vest the power to adopt, alter or repeal any portion of the existing bylaws, or to make new bylaws, exclusively in Center Trust’s board.

Vote on Merger, Consolidation or Sale of Substantially all Assets

Under the Maryland General Corporation Law, unless the corporate charter states otherwise, the

•       sale, lease, exchange or transfer of all or substantially all of the assets of a corporation not in the ordinary course of business conducted by it, and

Because the Center Trust charter does not contain a provision altering Maryland’s statutory requirement with respect to the vote required for these specified transactions, such transactions require approval by the affirmative vote of two-thirds of all votes entitled to be cast by the stockholders on the matter.

Pan Pacific	Center Trust

•        any merger, consolidation or share exchange involving the corporation,

requires approval by holders of two-thirds of the shares of the corporation entitled to vote on such matters. Pan Pacific’s charter provides that each of these matters may be approved by the stockholders by a majority of all the votes entitled to be cast on the matter.

Limits on Ownership and Transfer of Shares

No person or entity may own, actually or constructively, more than 6.25% of the outstanding shares of Pan Pacific common stock. Pan Pacific’s board may, but is in no event obligated to, permit ownership in excess of the foregoing ownership limit if it determines that permitting a higher level of ownership will not impair Pan Pacific’s ability to qualify as a real estate investment trust under the Internal Revenue Code. An owner of an interest in an entity which itself holds, directly or indirectly, shares of Pan Pacific common stock, is treated for this purpose as holding a proportionate number of the shares of Pan Pacific common stock held by that entity. Percentage ownership is measured for this purpose using either the monetary value or absolute number of shares of common stock held, whichever measurement is more restrictive. To the extent any transfer of Pan Pacific’s common stock would cause a stockholder or any other person or entity to exceed the ownership limit described above, that transfer will be void, and any shares sought to be transferred in violation of the ownership limit will be transferred automatically by operation of law to a trust for the benefit of a charitable organization selected by Pan Pacific. The acquisition of an interest in an entity that holds Pan Pacific common stock and which causes that entity to violate Pan Pacific’s ownership limit, or any greater limit permitted by Pan Pacific’s board of directors, would cause the entity to be divested of a sufficient number of shares of Pan Pacific common stock, again in favor of a trust for the benefit of a charitable organization, to comply with the applicable limit. See “Description of Pan Pacific Stock—Restrictions on Ownership and Transfer.”

No person or entity may own, actually or constructively, more than 9.8% of Center Trust’s outstanding common stock. Center Trust’s board may, but in no event is obligated to, permit ownership in excess of the foregoing ownership limit if it determines that permitting a higher level of ownership will not impair Center Trust’s ability to qualify as a real estate investment trust under the Internal Revenue Code. To the extent any transfer of Center Trust’s common stock would cause a stockholder or any other person or entity to exceed the ownership limit described above, that transfer will be void, and any shares of Center Trust common stock sought to be transferred in violation of the ownership limit will be automatically converted into and exchanged for an equal number of shares of “excess stock” that will be transferred automatically by operation of law to a trust for the benefit of a beneficiary selected by the transferee. The acquisition of an interest in an entity that holds Center Trust common stock and which causes that entity to violate Center Trust’s ownership limit, or any greater limit permitted by Center Trust’s board of directors, would cause the entity to be divested of a sufficient number of shares of Center Trust common stock, again in favor of a trust for the benefit of a beneficiary selected by the transferee, to comply with the applicable limit.

Pan Pacific	Center Trust

Stockholder Meetings

The Pan Pacific bylaws provide that an annual meeting of stockholders is to be held each year during the month of May, as designated by the Pan Pacific board, unless the board elects to hold the meeting in another month.

Under the Maryland General Corporation Law, a special meeting of stockholders may be called by the president, the board of directors or any other person specified in the corporation’s charter or bylaws.

Under the Pan Pacific bylaws, a special meeting of the stockholders of Pan Pacific may be called at any time by:

•        the Chief Executive Officer of Pan Pacific;

•        the President of Pan Pacific; or

•        the Pan Pacific board.

In addition, the Secretary of Pan Pacific is required to call a special meeting of stockholders upon the written request of stockholders holding at least a majority of all the votes entitled to be cast at a special meeting. Such a request must state the purpose of the meeting and matters proposed to be acted on. The stockholders calling such a special meeting are required to pay the reasonably estimated costs of preparing and mailing a notice of such a meeting to the stockholders.

The Center Trust bylaws provide that an annual meeting of stockholders is to be held each year on a date designated by Center Trust’s board.

Under the Center Trust bylaws, a special meeting of the stockholders of Center Trust may be called at any time by:

•        the Chief Executive Officer of Center Trust;

•        the President of Center Trust; or

•        Center Trust’s board.

In addition, the Secretary of Center Trust is required to call a special meeting of stockholders upon the written request of stockholders holding at least 25% of all the votes entitled to be cast at a special meeting. Such a request must state the purpose of the meeting and matters proposed to be acted on. The stockholders calling such a special meeting are required to pay the reasonably estimated costs of preparing and mailing a notice of such a meeting to the stockholders.

DESCRIPTION OF PAN PACIFIC STOCK

The following description of the terms of Pan Pacific stock is only a summary. For a complete description, you are referred to the Maryland General Corporation Law and Pan Pacific’s charter and bylaws. Pan Pacific has filed its charter and bylaws with the SEC as exhibits to previous Pan Pacific registration statements. See “Where You Can Find More Information.”

General

Pan Pacific’s charter provides that it may issue up to 100,000,000 shares of common stock, $.01 par value per share, and up to 30,000,000 shares of preferred stock, $.01 par value per share. As of September 30, 2002, 33,583,520 shares of common stock and no shares of preferred stock were issued and outstanding. Under the Maryland General Corporation Law, Pan Pacific’s stockholders generally are not liable for its debts or obligations.

Common Stock

All issued and outstanding shares of Pan Pacific common stock are duly authorized, fully paid and nonassessable. Holders of Pan Pacific common stock are entitled to receive dividends when authorized by Pan Pacific’s board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in Pan Pacific’s assets legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding up of Pan Pacific, after payment of or adequate provision for all of Pan Pacific’s known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Pan Pacific stock and to the provisions of Pan Pacific’s charter regarding restrictions on transfer of Pan Pacific’s stock.

Subject to Pan Pacific charter restrictions on transfer of its stock, each outstanding share of Pan Pacific common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided by the terms of any other class or series of stock of Pan Pacific, the holders of Pan Pacific common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the voting power of Pan Pacific stock can elect all of the directors then standing for election, and the holders of the remaining shares may not be able to elect any directors.

Holders of Pan Pacific common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of Pan Pacific’s securities. Subject to Pan Pacific charter restrictions on transfer of stock, all shares of Pan Pacific common stock have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Pan Pacific’s charter provides that these matters may be approved by the affirmative vote of stockholders holding a majority of all the votes entitled to be cast on the matter.

Power to Reclassify Unissued Shares of Pan Pacific Stock

Pan Pacific’s charter authorizes its board of directors to classify and reclassify any unissued shares of its common stock and preferred stock into other classes or series of stock. Prior to the issuance of shares of each class or series, the Pan Pacific board is required by Maryland law and by Pan Pacific’s charter to set, subject to charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Pan Pacific board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of Pan Pacific common stock or otherwise be in their best interest. No shares of Pan Pacific’s preferred stock are presently outstanding and Pan Pacific has no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Pan Pacific believes that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Pan Pacific securities may be listed or traded. Although Pan Pacific has no present intention of doing so, it could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of Pan Pacific that might involve a premium price for holders of its common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For Pan Pacific to qualify as a real estate investment trust under the Internal Revenue Code, subject to specified exceptions, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include specified entities) during the last half of a taxable year (other than the first year in which an election to be treated as a real estate investment trust has been made). In addition, if Pan Pacific, or an owner of 10% or more of Pan Pacific, actually or constructively owns 10% or more of a tenant of Pan Pacific (or a tenant of any partnership in which Pan Pacific is a partner), the rent received by Pan Pacific (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the real estate investment gross income tests of the Internal Revenue Code. A real estate investment trust’s stock must also be beneficially owned by 100 or more people during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a real estate investment trust has been made).

Pan Pacific’s charter contains restrictions on the ownership and transfer of its common stock which is intended to assist it in complying with the Internal Revenue Code’s requirements for qualification as a real estate investment trust. The ownership limit set forth in Pan Pacific’s charter provides that, subject to specified exceptions, no person or entity may own more than 6.25% (by number or value, whichever is more restrictive) of the outstanding shares of Pan Pacific common stock. Pan Pacific’s charter also (i) prohibits any person from actually or constructively owning shares of its common stock that would result in being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause it to fail to qualify as a real estate investment trust, and (ii) voids any transfer of its common stock that would result in shares of its common stock being owned by fewer than 100 persons. The constructive ownership rules of the Internal Revenue Code are complex, and may cause shares of Pan Pacific common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 6.25% of the shares of Pan Pacific common stock (or the acquisition of an interest in an entity and/or certain affiliates or subsidiaries of an entity that owns, actually or constructively, Pan Pacific common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 6.25% of Pan Pacific’s outstanding common stock and thus violate the 6.25% ownership limit, or such other limit as provided in its charter or as otherwise permitted by its board. Pan Pacific’s board may, but in no event will be required to, waive the 6.25% ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize Pan Pacific’s status as a real estate investment trust. As a condition of such waiver, Pan Pacific’s board may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and shall obtain undertakings or representations from the applicant with respect to preserving its real estate investment trust status.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Pan Pacific stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on Pan Pacific’s status as a real estate investment trust. The foregoing restrictions on transferability and ownership will not apply if Pan Pacific’s board determines, and such determination is approved by Pan Pacific stockholders, by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter, that it is no longer in Pan Pacific’s best interest to attempt to qualify, or to continue to qualify, as a real estate investment trust. Except as otherwise described above, any change in the 6.25% ownership limit would require an amendment to Pan Pacific’s charter. Amendments to Pan Pacific’s charter require the affirmative vote of a majority of the outstanding shares of Pan Pacific common stock.

Pursuant to Pan Pacific’s charter, if any purported transfer of its common stock or any other event would otherwise result in any person violating the 6.25% ownership limit or such other limit as provided in Pan Pacific’s charter or as otherwise permitted by Pan Pacific’s board, then any such transfer will be void and of no force or effect with respect to the prohibited transferee as to that number of shares in excess of the ownership limit or such other limit, and the prohibited transferee shall acquire no right or interest (or, in the case of any event other than a prohibited transfer, the person or entity holding record title to any such excess shares, referred to as a prohibited owner, shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, pursuant to Pan Pacific’s charter, to a trust, the beneficiary of which will be a qualified charitable organization selected by Pan Pacific. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer (including any violative indirect transfer). Within 20 days of receiving notice from Pan Pacific of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any prohibited transferee or prohibited owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the 6.25% ownership limit, or such other limit as provided in Pan Pacific’s charter or as otherwise permitted by its board of directors, and distribute to the prohibited transferee or prohibited owner an amount equal to the lesser of the price paid by the prohibited transferee or prohibited owner for such excess shares or the sales proceeds by the trust for such excess shares. In the case of any excess shares resulting from an event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the fair market value (as defined in Pan Pacific’s charter) of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the qualified charitable organization selected by Pan Pacific. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the qualified charitable organization selected by Pan Pacific, all dividends and other distributions paid by Pan Pacific with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion) (i) to rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to Pan Pacific’s discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the qualified charitable organization selected by Pan Pacific. However, if Pan Pacific has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner (prior to Pan Pacific’s discovery that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the qualified charitable organization selected by Pan Pacific. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the 6.25% ownership limit or such other limit as provided in Pan Pacific’s charter or as otherwise permitted by Pan Pacific’s board of directors, then Pan Pacific’s charter provides that the transfer of the excess shares will be void or, in the case of a violative indirect transfer, the excess shares will be redeemable by Pan Pacific at its sole option at a price equal to the fair market value of such shares at the time of the violative indirect transfer.

In addition, shares of Pan Pacific stock held in the trust shall be deemed to have been offered for sale to Pan Pacific, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or transfer, the fair market value at the time of the devise, gift or transfer) and (ii) the fair market value on the date Pan Pacific, or its designee, accepts such offer. Pan Pacific shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to Pan Pacific, the interest of the qualified charitable organization selected by Pan Pacific in the shares sold will terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

If any purported transfer of shares of Pan Pacific common stock would cause Pan Pacific to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

All certificates representing shares of Pan Pacific common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of Pan Pacific that might involve a premium price for Pan Pacific common stock or otherwise be in the best interest of its stockholders.

Every owner of a specified percentage (or more) of the outstanding shares of Pan Pacific common stock must file a completed questionnaire with Pan Pacific, containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of Pan Pacific shares. In addition, pursuant to Pan Pacific’s charter, each stockholder shall upon demand be required to disclose to Pan Pacific in writing such information as it may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of Pan Pacific common stock on Pan Pacific’s status as a real estate investment trust and to ensure compliance with the 6.25% ownership limit, or such other limit as provided in Pan Pacific’s charter or as otherwise permitted by its board of directors.

STOCKHOLDER PROPOSALS

Due to the contemplated completion of the merger, Center Trust does not intend to hold a 2003 annual meeting of stockholders (“Center Trust 2003 Annual Meeting”). If, however, the merger is not completed and the Center Trust 2003 Annual Meeting is held, stockholder proposals intended to be presented at the meeting must be received by Center Trust no later than January 21, 2003 in order to be included in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder, who wishes to make a proposal at the Center Trust 2003 Annual Meeting without submitting the proposal in the proxy statement and form of proxy relating to the meeting, must comply with the notice and other requirements set forth in Center Trust’s bylaws. Pursuant to Center Trust’s bylaws, that notice must be submitted in writing and delivered to the Secretary of Center Trust at the executive offices between March 28, 2003 and April 27, 2003.

LEGAL MATTERS

The validity of the shares of Pan Pacific common stock to be issued in connection with the merger will be passed upon for Pan Pacific by Ballard Spahr Andrews & Ingersoll LLP.

The description of Federal Income Tax Considerations contained in the section of this document entitled “Material United States Federal Income Tax Considerations” is based on the opinion of Latham & Watkins. That description also relies upon the anticipated opinions of Latham & Watkins, as special counsel for Pan Pacific, and Skadden, Arps, Slate, Meagher & Flom LLP, as special counsel for Center Trust, which are conditions to the closing of the merger, regarding the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and on Latham & Watkins’ opinions to each of Pan Pacific and Center Trust regarding Pan Pacific’s and Center Trust’s respective conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. Latham & Watkins will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law.

EXPERTS

The consolidated financial statements and the related schedule of Pan Pacific Retail Properties, Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and the related schedules incorporated in this prospectus by reference from Center Trust, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Pan Pacific and Center Trust file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” You may inspect information that Pan Pacific and Center Trust file with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Pan Pacific filed a registration statement on Form S-4 to register with the SEC the Pan Pacific common stock to be issued to Center Trust stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pan Pacific in addition to being a proxy statement of Center Trust for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Pan Pacific’s SEC Filings (File No. 1-13243)	Description or Period/As of Date

Annual Report on Form 10-K, as amended by the Form 10-K/A filed on November 21, 2002	Year ended December 31, 2001

Current Report on Form 8-K, dated June 20, 2002	Discloses the execution by Pan Pacific of a terms agreement for the issuance and sale of $55,000,000 aggregate principal amount of 5.75% Notes due 2007

Current Report on Form 8-K, dated November 7, 2002	Discloses the entering into of the merger agreement and related matters

Quarterly Report on Form 10-Q	Quarters ended March 31, 2002, June 30, 2002, and September 30, 2002

Definitive Proxy Statement on Schedule 14A	Definitive proxy statement relating to the 2002 annual meeting of Pan Pacific stockholders held on May 3, 2002

Registration Statement on Form 8-A (No. 001-13243), including any subsequently filed amendments and reports filed for the purpose of updating such description	Description of Pan Pacific common stock

Center Trust’s SEC Filings (File No. 1-12588)	Description or Period/As of Date

Annual Report on Form 10-K, as amended by the Form 10-K/A filed on November 21, 2002	Year ended December 31, 2001

Current Report on Form 8-K, dated March 21, 2002	Discloses supplemental financial and operational data

Current Report on Form 8-K, dated May 8, 2002	Discloses supplemental financial and operational data

Current Report on Form 8-K, dated November 7, 2002	Discloses the entering into of the merger agreement and related matters

Quarterly Reports on Forms 10-Q	Quarters ended March 31, 2002, June 30, 2002, and September 30, 2002

Definitive Proxy Statement on Schedule 14A	Definitive proxy statement relating to the 2002 annual meeting of Center Trust stockholders held on June 26, 2002

We are also incorporating by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting.

The information incorporated by reference is deemed to be part of this proxy statement/prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus will be deemed modified, superseded or replaced for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this proxy statement/prospectus.

Pan Pacific has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Pan Pacific, and Center Trust has supplied all such information relating to Center Trust.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

Pan Pacific Retail Properties, Inc. 1631-B South Melrose Drive Vista, California 92083 Attn: Joseph B. Tyson,Corporate Secretary Telephone: (760) 727-1002	Center Trust 3500 Sepulveda Blvd. Manhattan Beach, California 90266 Attn: Edward A. Stokx, Corporate Secretary Telephone: (310) 546-4520

If you would like to request documents from us, please do so by January 8, 2003 to receive them before the special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the Center Trust proposal to approve the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December [    ], 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than              December [    ], 2002  , and neither the mailing of the proxy statement/prospectus to stockholders nor the issuance of Pan Pacific common stock in the merger shall create any implication to the contrary.

INDEX TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

PAN PACIFIC RETAIL PROPERTIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2002 is presented as if the merger of MB Acquisition, Inc., a Maryland corporation and a wholly-owned subsidiary of Pan Pacific Retail Properties, Inc., a Maryland corporation, with and into Center Trust, Inc., a Maryland corporation, with Center Trust surviving the merger as a wholly-owned subsidiary of Pan Pacific, had occurred on September 30, 2002. The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2002 and the year ended December 31, 2001 are presented as if the merger had occurred on January 1, 2001.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the quarterly reports on Form 10-Q for the nine months ended September 30, 2002, the quarterly reports on Form 10-Q for the six months ended June 30, 2002, the quarterly reports on Form 10-Q for the three months ended March 31, 2002 and the annual reports on Form 10-K and Form 10-K/A for the year ended December 31, 2001, which include consolidated financial statements of Center Trust and Pan Pacific, including the notes thereto. The unaudited pro forma condensed consolidated financial statements do not purport to represent Pan Pacific’s financial position as of September 30, 2002 or the results of operations for the nine months ended September 30, 2002 or for the year ended December 31, 2001 that would actually have occurred had the merger been completed on the dates indicated in the preceding paragraph, or to project Pan Pacific’s financial position or results of operations as of any future date or for any future period.

PAN PACIFIC RETAIL PROPERTIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2002
(in thousands)

	Pan Pacific Historical	Center Trust Historical	Pro Forma Merger Adjustments		Pan Pacific Pro Forma
ASSETS:
Operating properties, net	$1,300,950	$547,955	$36,678	(B)	$1,885,583
Investments in unconsolidated entities	9,108	—	—		9,108
Cash, restricted cash and cash equivalents	36,296	19,766	(5,636)	(D)	50,426
Accounts receivable	27,191	11,868	(3,969)	(C)	35,090
Notes receivable	6,148	—	—		6,148
Prepaid expenses, deferred lease commissions and other assets	47,277	19,006	(11,846)	(C)	49,359
			(708)	(C)
			(4,370)	(C)

	$1,426,970	$598,595	$10,149		$2,035,714

LIABILITIES AND EQUITY:
Notes payable	$237,478	$227,619			$465,097
Senior notes, net	328,626	—	—		328,626
Line of credit payable	177,900	95,048	5,481	(D)	278,429
			(100,529)	(E)
			100,529	(E)
Other secured debt	—	36,000	—		36,000
Accounts payable, accrued expenses and other liabilities	26,726	17,654	7,354	(A)	51,734
Other comprehensive loss liability	—	5,575	—		5,575

	770,730	381,896	12,835		1,165,461
Minority interests	15,815	11,139	118	(B)	27,239
			167	(F)

Equity:
Common stock	336	279	61	(G)	397
			(279)	(I)
Paid in capital in excess of par value	731,051	368,008	208,103	(H)	939,154
			(368,008)	(I)
Deferred compensation	(4,666)	—	—		(4,666)
Accumulated other comprehensive loss	—	(5,575)	—		(5,575)
Accumulated distributions and deficit	—	(157,152)	(11,117)	(D)	—
			168,269	(I)
Accumulated deficit	(86,296)	—	—		(86,296)

	640,425	205,560	(2,971)		843,014

	$1,426,970	$598,595	$10,149		$2,035,714

PAN PACIFIC RETAIL PROPERTIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2002
(In thousands, except share data)
	Pan Pacific Historical	Center Trust Historical	Pro Forma Merger Adjustments		Pan Pacific Pro Forma
REVENUE:
Base rent	$112,217	$48,809	$—		$161,026
Percentage rent	1,315	686	—		2,001
Recoveries from tenants	26,943	17,501	—		44,444
Income from unconsolidated entities	123	—	—		123
Other	4,919	5,333	—		10,252

	145,517	72,329	—		217,846

EXPENSES:
Property operating and property taxes	28,971	26,535	—		55,506
Depreciation and amortization	23,151	15,568	(7,868)	(J)	25,198
			(5,653)	(K)
Interest	34,194	19,187	(2,193)	(L)	49,411
			(1,777)	(M)
General and administrative	7,653	3,294	(928)	(N)	10,019
Transactional/reorganization costs	—	2,031	(2,031)	(O)	—
Other	478	—			478

	94,447	66,615	(20,450)		140,612

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS, GAIN ON SALE OF REAL ESTATE AND DISCONTINUED OPERATIONS	51,070	5,714	20,450		77,234
Minority interests	(1,085)	(419)	—		(1,504)
Gain on sale of real estate	—	—	—		—
Discontinued operations	3,844	3,522	—		7,366

NET INCOME	$53,829	$8,817	$20,450		$83,096

Basic earnings per share:
Income from continuing operations	$1.50	$0.19			$1.92	(P)
Discontinued operations	$0.11	$0.13			$0.19	(P)
Net income	$1.61	$0.32			$2.11	(P)
Diluted earnings per share:
Income from continuing operations	$1.49	$0.19			$1.90	(Q)
Discontinued operations	$0.11	$0.13			$0.18	(Q)
Net income	$1.60	$0.32			$2.08	(Q)

Basic weighted average shares outstanding	33,350,674	27,805,455			39,430,223	(P)
Diluted weighted average shares outstanding	34,374,532	29,130,753			40,742,605	(Q)

PAN PACIFIC RETAIL PROPERTIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2001
(In thousands, except share data)

	Pan Pacific Historical	Center Trust Historical	Pro Forma Merger Adjustments		Pan Pacific Pro Forma
REVENUE:
Base rent	$138,520	$65,577	$—		$204,097
Percentage rent	2,695	1,451	—		4,146
Recoveries from tenants	32,288	22,977	—		55,265
Income from unconsolidated entities	837	—	—		837
Other	8,149	4,898	—		13,047

	182,489	94,903	—		277,392

EXPENSES:
Property operating and property taxes	35,640	33,927	—		69,567
Depreciation and amortization	28,980	19,797	(10,450)	(J)	31,142
			(7,185)	(K)
Interest	46,196	32,230	(4,087)	(L)	69,295
			(5,044)	(M)
General and administrative	9,168	5,473	(2,020)	(N)	12,621
Transactional/reorganization costs		2,613	(2,613)	(O)	—
Other	1,574	—	—		1,574

	121,558	94,040	(31,399)		184,199

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS, GAIN ON SALE OF REAL ESTATE, DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS	$60,931	863	31,399		93,193
Minority interests	(2,521)	(508)	—		(3,029)
Gain (Loss) on sale of real estate	4,129	(2,379)	—		1,750
Discontinued operations	1,683	1,595	—		3,278
Extraordinary loss on early extinguishment of debt	—	(1,768)	—		(1,768)

NET INCOME	$64,222	$(2,197)	$31,399		$93,424

Basic earnings per share:
Income from continuing operations before extraordinary loss	$1.96	$(0.08)			$2.42	(P)
Discontinued operations	$0.06	$0.06			$0.09	(P)
Extraordinary loss	$—	$(0.06)			$(0.05)	(P)
Net income	$2.02	$(0.08)			$2.46	(P)
Diluted earnings per share:
Income from continuing operations before extraordinary loss	$1.92	$(0.08)			$2.38	(Q)
Discontinued operations	$0.05	$0.06			$0.08	(Q)
Extraordinary loss	$—	$(0.06)			$(0.04)	(Q)
Net income	$1.97	$(0.08)			$2.42	(Q)

Basic weighted average shares outstanding	31,857,903	27,435,129			37,937,452	(P)
Diluted weighted average shares outstanding	33,560,752	28,913,979			39,928,825	(Q)

PAN PACIFIC RETAIL PROPERTIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(In thousands, except exchange ratio, share price and par value)

1.    Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2002 are as follows:

(A)
Represents adjustments to record the merger in accordance with the purchase method of accounting based upon the assumed purchase price of $235,394, assuming a market value of $34.24 (the closing price per share of Pan Pacific’s common stock on November 5, 2002) per share for Pan Pacific common stock (the price on the date the merger agreement was entered into) plus assumption of Center Trust’s liabilities as follows:

	Shares of Center Trust’s common stock and subsidiary units issued and outstanding at September 30, 2002	29,211
	Exchange ratio	0.218

	Pan Pacific common stock and subsidiary units issued in merger	6,368
	Pan Pacific share price	$34.24

	Value of Pan Pacific’s common stock and subsidiary units issued in merger	$218,040
	Pan Pacific estimated merger costs (see calculation below)	7,354

	Total costs	225,394

	Assumption of Center Trust’s liabilities:
	Draw on Pan Pacific’s unsecured credit facility to repay Center Trust’s line of credit (see also Notes D and E)	100,529
	Notes payable	263,619
	Other liabilities	17,654

	Value to be allocated to assets	$607,196

	The following is a calculation of Pan Pacific’s estimated fees and other expenses related to the merger:
	Advisory fees	$4,600
	Legal and accounting fees	1,375
	Debt assumption fees resulting from the merger	1,029
	Other, including printing, filing and transfer costs	350

	Total Pan Pacific estimated merger costs	$7,354

	Pan Pacific estimated merger costs to be allocated to net assets (see above)	$7,354
	Increase in accounts payable, accrued expenses and other liabilities	$7,354

(B)	Represents the estimated increase in Center Trust’s operating properties, net based upon Pan Pacific’s purchase price as follows:

	Value to be allocated to assets (see Note A)	$607,196
	Less historical bases of Center Trust’s assets acquired:
	Operating properties, net	(547,955)
	Other assets (inclusive of Note C)	(22,681)
	Adjustment to step-up to fair value minority interests share of operating properties	118

	Step-up to record fair value of Center Trust’s operating properties	$36,678

(C)	Decrease due to the elimination of Center Trust’s deferred rent receivable, deferred leasing costs, deferred financing costs and other miscellaneous assets as a result of the merger:

	Deferred rent receivable	$(3,969)
	Prepaid deferred leasing costs	$(11,846)
	Deferred financing costs	$(4,370)
	Other miscellaneous assets	$(708)

(D)	Reduce Center Trust’s cash and increase Center Trust’s line of credit to reflect payment of Center Trust’s estimated fees and other expenses related to the merger:

	Cash	$(5,636)
	Line of credit payable	$5,481
	Accumulated distributions and deficit	$(11,117)

(E)	Reduce Center Trust’s line of credit and increase Pan Pacific’s line of credit to reflect the payoff as a result of the merger (see also Note M)

	Line of credit payable	$(100,529)
	Line of credit payable	$100,529

(F)	Adjust operating partnership minority interests to fair value to reflect the subsidiary units issued as a result of the merger	$167

(G)
Increase in shares of common stock resulting from the issuance of an additional 6,080 shares of Pan Pacific common stock, par value $0.01 per share, in exchange for 27,888 shares of Center Trust common stock, par value $0.01 per share, as follows:

	Shares of Pan Pacific common stock issued in merger	6,080
	Multiplied by Pan Pacific’s par value per share of common stock	$0.01

	Par value of Pan Pacific common stock issued in merger	$61

(H)	Increase paid in capital in excess of par value to reflect issuance of shares of Pan Pacific common stock as a result of the merger	$208,103

(I)	Eliminate Center Trust’s common stock, paid in capital in excess of par value and accumulated distributions and deficit as a result of the merger:

	Common stock	$(279)
	Paid in capital in excess of par value	$(368,008)
	Accumulated distributions and deficit (see also Note D)	$168,269

2.    Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Income

The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 2002 and the year ended December 31, 2001 are as follows:

		Nine Months Ended September 30, 2002	Year Ended December 31, 2001
(J)	Decrease in depreciation expense related to real estate. The net decrease is a result of the fair value step-up of Center Trust’s real estate assets (see Note B) and the change in Center Trust’s estimated useful lives of depreciable assets to conform to the useful lives used by Pan Pacific for similar assets. Pro forma depreciation was computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives of buildings, and furniture, fixtures and equipment are 40 years and 5 years, respectively	$(7,868)	$(10,450)

(K)	Decrease in amortization expense due to the elimination of certain Center Trust’s assets as a result of the merger	$(5,653)	$(7,185)

(L)	Decrease in interest expense due to the elimination of the amortization of Center Trust’s deferred financing costs as a result of the merger	$(2,193)	$(4,087)

(M)
Decrease in interest expense due to the elimination of interest expense for certain of Center Trust’s secured debt instruments net of assumed borrowings on Pan Pacific’s line of credit as a result of the merger (Pan Pacific may finance a portion of its borrowing by issuing investment grade senior notes. Assuming the issuance of senior notes in an aggregate principal amount of between $75,000 and $125,000 at an interest rate of between 5% to 6% and a maturity of between 7 to 10 years, the pro forma interest savings in Note M would be reduced by an annual amount ranging between approximately $1,538 and $3,813)
		$(1,777)	$(5,044)

(N)	Decrease due to elimination of senior executive officer and Board compensation as a result of merger related terminations	$(928)	$(2,020)

(O)	Elimination of transactional/reorganizational costs as a result of the merger	$(2,031)	$(2,613)

(P)	Pro forma basic earnings per share and pro forma basic weighted average shares outstanding are presented as if the 6,080 shares of Pan Pacific common stock were issued on January 1, 2001.

(Q)
Pro forma diluted earnings per share and pro forma diluted weighted average shares outstanding are presented as if the 6,368 shares of Pan Pacific common stock and subsidiary units were issued on January 1, 2001. The numerator used in the diluted earnings per share calculation is net income adjusted for the minority interest subsidiary unit holders’ share of net income.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Between

PAN PACIFIC RETAIL PROPERTIES, INC.,
a Maryland corporation

MB ACQUISITION, INC.,
a Maryland corporation

and

CENTER TRUST, INC.
a Maryland corporation

Dated as of November 5, 2002

A-i

A-ii

Section 9.9	Headings	53
Section 9.10	Specific Performance	53
Section 9.11	Counterparts	53

Exhibits

Exhibit A	Form of Articles of Incorporation of MB Acquisition, Inc.
Exhibit B	Form of Affiliate Agreement
Exhibit C	Agreement to Terminate Stockholders Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of November 5, 2002, and entered into by and among Pan Pacific Retail Properties, Inc., a Maryland corporation (“Parent”), MB Acquisition, Inc., a Maryland corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Center Trust, Inc., a Maryland corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub and the Board of Directors of the Company have each approved this Agreement, declared that this Agreement is advisable and determined that the merger of Merger Sub with and into the Company, with the Company being the surviving corporation in such merger (together with the charter amendments described herein, the “Merger”), is advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, on or before the date of execution of this Agreement, Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC (collectively, the “Lazard Entities”), which collectively own approximately 56.18% of the outstanding Company Common Stock, have executed and delivered to Parent a Stockholders Voting Agreement dated as of the date hereof, pursuant to which the Lazard Entities have agreed to vote certain of their shares constituting 48.07% of the outstanding Company Common Stock in favor of the Company Voting Proposal (as defined herein) upon the terms and subject to the conditions set forth therein;

WHEREAS, on or before the date of execution of this Agreement, Edward D. Fox, the Chief Executive Officer of the Company, Stuart J.S. Gulland, the Chief Operating Officer of the Company and Edward A. Stokx, the Chief Financial Officer of the Company, who collectively own 3.93% of the outstanding Company Common Stock, have executed and delivered to Parent a Stockholder Voting Agreement dated as of the date hereof, pursuant to which each of Messrs. Fox, Gulland and Stokx has agreed to vote in favor of the Company Voting Proposal upon the terms and subject to the conditions set forth therein;

WHEREAS, for United States federal income tax purposes, the Parties hereto intend that the Merger will qualify as a reorganization and that this Agreement will constitute a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger as specifically set forth herein, and no others.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity or any other Person.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Assets” shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

“Benefit Arrangement” shall mean, with respect to any Person, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive or equity compensation or post-retirement insurance, compensation or benefits (other than a Welfare Plan, Pension Plan or Multiemployer Plan), in each case which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or has contributed to, is, or was under an obligation to contribute to, and has or may have any obligation or liability (accrued, contingent or otherwise).

“Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in Los Angeles, California.

“Certificates” shall mean outstanding certificates which immediately prior to the Effective Time represented Company Common Stock.

“Company Affiliate” shall mean an “affiliate” of the Company within the meaning of Rule 145 promulgated under the Securities Act.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean Company Common Stock, Excess Stock and Company Preferred Stock.

“Company Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company Contract” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Assets are bound, and which either (i) has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by the Company at any time, without penalty, within one year of providing notice of termination, and (B) involves the payment or receipt of money in excess of $100,000 during its remaining term, (ii) involves the payment or receipt of money in excess of $1,000,000 during the remaining term of such instrument or (iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location; provided, however, that a Company Lease shall not be considered a Company Contract.

“Company Lease” shall mean any agreement under which the Company or its Subsidiaries is the lessor that provides for the use, occupancy or possession of any parcel of Company Real Property.

“Company Material Adverse Effect” shall mean any change affecting, or condition having an effect on, the Company or any of its Subsidiaries (i) that is, or would reasonably be expected to be, materially adverse to the business, Assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its

Subsidiaries, taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before the Termination Date, (iii) that would, or would reasonably be expected to, prevent or materially impair the ability of the Company to operate its or any of its Subsidiaries’ businesses following the Effective Time, (iv) that, to the Knowledge of the Company, would or would reasonably be expected to, prevent or materially impair the ability of Parent to operate its or any of its Subsidiaries’ businesses following the Effective Time, or (v) that could reasonably be expected to prevent or materially impair the Company or Parent from qualifying for federal or state taxation as a REIT prior to the Effective Time, or the Parent from qualifying for federal or state taxation as a REIT after the Effective Time; provided, however, that any such change or effect having the results described in the foregoing (i) through (v) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both Parent and the Company or (B) economic or market conditions in the retail shopping center industry generally shall not be considered when determining whether a Company Material Adverse Effect has occurred, except to the extent that such change or effect disproportionately affects the Company or its Subsidiaries in any material respect; provided, further, that a decline in the share price of the Company resulting from the public announcement of this Agreement and the proposed Merger shall not be deemed a Company Material Adverse Effect.

“Company OP Units” shall mean the units of limited partnership interest in the Operating Partnership.

“Company Options” shall mean all options and purchase rights to acquire Company Capital Stock granted, awarded, earned or purchased under the Company Stock Plan.

“Company Stockholder” shall mean a holder of record of one or more shares of Company Common Stock immediately prior to the Effective Time.

“Company Stock Plan” shall mean the Company’s Third Amended and Restated 1993 Stock Option and Incentive Plan for Officers, Directors and Key Employees of the Company and Operating Partnership.

“Company Stock Rights” shall mean all options, restricted share awards, performance awards, dividend equivalents, deferred stock, equity payments, equity appreciation rights and shares of capital stock or beneficial interests granted, awarded, earned or purchased pursuant to the Company Stock Plan.

“Company Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.

“Effective Time” shall have the meaning assigned thereto in Section 2.3.

“Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction or encumbrance pertaining to the Assets held by or in favor of Third Parties.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule, regulation or policies relating (i) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (ii) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (iii) to the treatment, storage, disposal or management of Hazardous Materials; (iv) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (v) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”),

and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any entity which is (or at any relevant time was) considered a single employer with such Person under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Entities” shall mean all domestic courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities with jurisdiction.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; a “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons (“CFCs”); and radon.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” shall mean with respect to (i) the Company, the actual knowledge of those individuals listed in Section 1(a) of the Company Disclosure Schedule, and (ii) Parent and Merger Sub, the actual knowledge of those individuals listed in Section 1 of the Parent Disclosure Schedule.

“Lazard Rights Agreement” shall mean the Stockholders’ Rights Agreement among the Lazard Entities and Parent dated as of even date herewith.

“Material Consents” shall mean the consent to assumption of each of the agreements listed on Section 1(b) of the Company Disclosure Schedule excluding any such agreements that have expired or have been terminated (including as a result of repayment of indebtedness pursuant thereto) after the date hereof.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“Multiemployer Plan” shall mean, with respect to any Person, any “multiemployer” plan thereof, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or has contributed to or is or was required to contribute to, and under which such Person or any ERISA Affiliate has or may have any obligation or liability (accrued, contingent or otherwise).

“NYSE” shall mean The New York Stock Exchange, Inc.

“Operating Partnership” shall mean CT Operating Partnership, L.P., a California limited partnership.

“Operating Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of March 23, 2000, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership, dated October 1, 2002.

“Operating Partnership Amendment” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership.

“Organizational Documents” means, with respect to any entity, the charter, certificate of incorporation, articles of incorporation, bylaws, partnership agreement, operating agreement, declaration of trust or other governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Parent Capital Stock” shall mean Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” shall mean the common stock, par value $.01 per share, of Parent.

“Parent Contract” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their Assets may be bound, and which either (i) (A) cannot be unilaterally terminated by the Parent at any time, without penalty, within one year of providing notice of termination, and (B) involves the payment or receipt of money in excess of $500,000 during the remaining term of such instrument, (ii) involves the payment or receipt of money in excess of $5,000,000 during the remaining term of such instrument or (iii) contains covenants limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location; provided, however, that a Parent Lease shall not be considered a Parent Contract.

“Parent DownREITs” means, collectively, Portland DownREIT, Pinecreek DownREIT, and Rancho DownREIT.

“Parent DownREIT Operating Agreements” shall mean the operating agreements or partnership agreements, as applicable, of the Parent DownREITs, as in effect as of the date hereof.

“Parent DownREIT Units” means the units of ownership interest in the Parent DownREITs.

“Parent Lease” shall mean any agreement under which the Parent or its Subsidiaries is the lessor, that provides for the use, occupancy or possession of any parcel of Parent Real Property.

“Parent Material Adverse Effect” shall mean any change affecting, or condition having an effect on, Parent or any of its Subsidiaries (i) that is, or would reasonably be expected to be, materially adverse to the business, Assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before the Termination Date (iii) that would, or would reasonably be expected to, prevent or materially impair the ability of Parent to operate its or any of its Subsidiaries’ businesses following the Effective Time or (iv) that could reasonably be expected to impair the ability of Parent to qualify for state or federal taxation as a REIT; provided, however, that any such change or effect having the results described in the foregoing (i) through (iv) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both Parent and the Company or (B) economic or market conditions in the retail shopping center industry generally shall not be considered when determining whether a Parent Material Adverse Effect has occurred, except to the extent that such change or effect disproportionately affects Parent or its Subsidiaries in any material respect; provided, further, that a decline in the stock price of Parent resulting from the public announcement of this Agreement and the proposed Merger shall not be deemed a Parent Material Adverse Effect.

“Parent Stock Plans” shall mean the 1997 Stock Option and Incentive Plan of Parent and the 2000 Equity Incentive Plan of Parent.

“Parent Stock Rights” shall mean all stock options, restricted stock awards, performance awards, dividend equivalents, deferred stock, stock payments, stock appreciation rights and shares of stock granted, awarded, earned or purchased pursuant to any Parent Stock Plan.

“Parent Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Partnership Unit” means a fractional, undivided share of an ownership interest of either the general partner or a limited partner in the Operating Partnership.

“Pension Plan” shall mean, with respect to any Person, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or has contributed to or is or was required to contribute to, and under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

“Permitted Encumbrances” shall mean (i) any and all Encumbrances which result from all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a Party hereto for which adequate reserves are being maintained in accordance with GAAP by a Party hereto; (ii) all cashiers’, landlords’, workers’, mechanics’, carriers’ and repairers’ liens, and other similar liens imposed by law, incurred in the ordinary course of business and which do not exceed $100,000 individually, or $250,000 in the aggregate; (iii) all Company Contracts (only to the extent that the same affects title to the real property), Parent Contracts (only to the extent that the same affects title to the real property), Company Leases or Parent Leases; (iv) Encumbrances identified on title policies or preliminary title reports, surveys in the possession of the Company or its Subsidiaries (in the case of Company Assets) or in the possession of Parent or its Subsidiaries (in the case of Parent Assets); (v) Encumbrances relating to the debt obligations set forth on Section 3.13(c) of the Company Disclosure Schedule or disclosed in the Company SEC Reports; and (vi) other Encumbrances which individually or in the aggregate do not materially detract from or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise cause a Company Material Adverse Effect with respect to Encumbrances affecting Company Real Property or a Parent Material Adverse Effect with respect to Encumbrances affecting Parent Real Property.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

“Pinecreek DownREIT” shall mean Pan Pacific (Pinecreek), L.P., a Delaware limited partnership.

“Portland DownREIT” shall mean Pan Pacific (Portland), LLC, a Delaware limited liability company.

“Rancho DownREIT” shall mean Pan Pacific (Rancho Las Palmas), LLC, a Nevada limited liability company.

“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representative” shall mean, with respect to any Person, that Person’s officers, directors, employees, financial advisors, agents or other representatives.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” shall mean that certain Stockholders Agreement entered into by and among Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail, LLC and Alexander Haagen Properties, Inc., dated as of June 1, 1997.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” shall mean any person other than the Company, Merger Sub, Parent and their respective Affiliates.

“Welfare Plan” shall mean, with respect to any Person, any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or has contributed to or is or was required to contribute to, and under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

Table of Other Defined Terms

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.3(a)
Affiliate Agreement	Exhibit B
Agreement	Preamble
Alternative Transaction	Section 8.2(d)
Articles of Merger	Section 2.3
Assumed Options	Section 2.8(b)
Base Amount	Section 8.2(e)
Blue Sky Laws	Section 3.6(b)
Break-Up Fee	Section 8.2(e)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.5
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.12(a)
Company Financial Advisor	Section 3.17
Company Leased Property	Section 3.13(a)
Company Owned Property	Section 3.13(a)
Company Payment	Section 2.13
Company Preferred Stock	Section 3.3(a)
Company Real Property	Section 3.13(a)
Company SEC Reports	Section 3.8(a)
Company Stockholders Meeting	Section 3.17
Company Voting Proposal	Section 3.2
Confidentiality Agreement	Section 6.4
Designated Record Date	Section 5.4
Excess Stock	Section 3.3(a)
Exchange Agent	Section 2.10(a)
Exchange Ratio	Section 2.7(a)
Expenses	Section 8.2(a)
Final Company Dividend	Section 5.3
Governmental Approvals	Section 6.6
Indemnified Parties	Section 6.18(a)
Indemnifying Parties	Section 6.18(b)
Lazard Entities	Preamble
Maryland Department	Section 2.3
Maximum Expense Amount	Section 8.2(b)
Merger	Recitals
Merger Consideration	Section 2.7(a)
Merger Sub	Preamble
Minimum Distribution Dividend	Section 5.3
Notifying Party	Section 6.6(a)
Operating Partnership	Preamble
Option Consideration	Section 2.8(a)
Parent	Preamble
Parent Board	Section 4.2

Terms	Cross Reference in Agreement
Parent Disclosure Schedule	Article IV
Parent Employee Plans	Section 4.12(a)
Parent Leased Property	Section 4.13(a)
Parent Owned Property	Section 4.13(a)
Parent Preferred Stock	Section 4.3(a)
Parent Real Property	Section 4.13(a)
Parent SEC Reports	Section 4.8(a)
Party or Parties	Preamble
Proxy Statement/Prospectus	Section 3.17
Qualifying Income	Section 8.2(b)
Registration Statement	Section 3.17
REIT Requirements	Section 8.2(b)
Superior Proposal	Section 6.3(b)
Surviving Company	Section 2.1
Tax Guidance	Section 8.2(b)
Terminating Company Breach	Section 8.1(f)
Terminating Parent Breach	Section 8.1(g)
Termination Date	Section 8.1(b)
Voting Debt	Section 3.3(e)

ARTICLE II.
THE MERGER

Section 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Subtitle 1 of Title 3 of the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity (the “Surviving Company”) in accordance with the MGCL.

Section 2.2    Closing and Closing Date. Unless this Agreement shall have been terminated by either Parent or the Company and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 8.1, the closing of the Merger (the “Closing”) shall take place (a) at 10:00 a.m., Los Angeles time, as soon as practicable, but in no event later than the fifth Business Day, after the last of all of the conditions to the respective obligations of the Parties set forth in Article VII hereof shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (b) at such other time and date as Parent and the Company shall mutually agree; provided, however, that the Closing shall not occur prior to the Designated Record Date (such date and time on and at which the Closing occurs being referred to herein as the “Closing Date”). The Closing shall take place at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626. At the Closing, the documents, certificates, opinions and instruments referred to in Article VII shall be executed and delivered to the applicable party.

Section 2.3    Effective Time. Subject to the provisions of this Agreement, as soon as reasonably practicable on or after the Closing Date, the Parties shall file with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) the articles of merger or other appropriate documents (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL and make all other filings, recordings or publications required under the MGCL in connection with the Merger. The Merger shall become effective at 2:00 p.m., Los Angeles time, on the date of the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MGCL, or at such other time as the Parties shall agree as specified in such filings in accordance with applicable law (the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all of the property, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

Section 2.5    Charter; Bylaws. At the Effective Time, (i) the charter of the Surviving Company shall be amended in its entirety to read as the charter of Merger Sub, as in effect on the date hereof, a copy of which has been provided to the Company, except that at the Effective Time, Article I thereof shall be amended to read as follows: “The name of the Corporation is Pan Pacific (CTA), Inc.” and (ii) the bylaws of the Surviving Company shall be amended in their entirety to read as the bylaws of Merger Sub, as in effect on the date hereof, a copy of which has been provided to the Company. Such charter and bylaws shall not be inconsistent with Section 6.18.

Section 2.6    Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be elected as the initial directors of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall be elected as the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

Section 2.7    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

(a)    Subject to Section 2.9, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, outstanding restricted Company Common Stock granted under the Company Stock Plan, but excluding any shares to be canceled in accordance with Section 2.7(b) hereof), shall be converted into and represent the right to receive 0.218 fully paid and nonassessable shares (rounded to the nearest hundredth of a share) (as adjusted as set forth in subsection (d), the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”). The Merger Consideration shall be payable upon the surrender of the Certificate formerly representing such Company Common Stock, subject to Section 2.11. As of the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.9, (iii) any dividends or distributions in accordance with Section 2.10(e) and (iv) any unpaid dividend declared by the Company in respect of Company Common Stock in accordance with Section 5.3, in each case without interest.

(b)    Each share of Company Common Stock that is (i) owned by any Subsidiary of the Company or (ii) owned by Parent or any Subsidiary of Parent, in each case immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without any conversion thereof and no payment or distribution of any consideration shall be made with respect thereto.

(c)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(d)    The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock, as applicable), reorganization, recapitalization, consolidation, exchange or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

Section 2.8    Treatment of Company Options and Restricted Stock

(a)    Except for the Company Options listed on Section 2.8 of the Company Disclosure Schedule, immediately prior to the Effective Time and subject to the consummation of the Merger, subject to the receipt of any necessary consents, the Company and the Company Board (or, if appropriate, any committee thereof) shall cause the vesting of each then outstanding Company Option to be fully accelerated and shall cause each then outstanding Company Option to not be exercisable following the Effective Time and to be canceled and terminated, and the holder to become entitled to receive an amount of cash, if any, from the Company equal to the product of (x) the amount, if any, by which (1) the product of (a) the average closing price per share of Parent Common Stock on the NYSE for the period of ten trading days immediately preceding the Effective Time, and (b) the Exchange Ratio, exceeds (2) the exercise price per share of Company Common Stock subject to such Company Option, and (y) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Company immediately prior to the Effective Time. The Company shall withhold from the Option Consideration any taxes required to be withheld.

(b)    With respect to Company Options listed on Section 2.8 of the Company Disclosure Schedule, at the Effective Time and subject to the consummation of the Merger, such Company Options shall be assumed by Parent and converted into options to acquire Parent Company Stock (the “Assumed Options”) on the same terms and conditions as were applicable under such Company Options immediately prior to the Effective Time except that (i) the per share exercise price of each Assumed Option shall be equal to the per share exercise price of the Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up the nearest two-place decimal), and (ii) the number of shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock issuable pursuant to the unexercised portion of the Company Option multiplied by the Exchange Ratio (rounded down to the nearest whole share).

(c)    Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under Company Stock Plans assumed in accordance with this Section 2.8. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding.

(d)    Immediately prior to the Effective Time, and subject to the consummation of the merger, the Company and Company Board (or, if appropriate, any committee thereof) shall cause the vesting of each share of outstanding restricted Company Common Stock granted under the Company Stock Plan to be fully accelerated and the contractual restrictions thereon to terminate.

(e)    Each of the Parties shall take such steps as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this section, and (ii) any other dispositions of Company equity securities (including derivative securities) or other acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999 (CCH Fed. Sec. L. Rep. ¶ 77.515). For purposes of this Agreement, “Section 16 Affiliate” shall mean each individual who (x) immediately prior to the Effective Time is a director or officer of the Company or (y) at the Effective Time will become a director or officer of Parent, Merger Sub or the Company.

Section 2.9    Fractional Interests. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional interests, each Company

Stockholder exchanging Certificates pursuant to Section 2.7(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such stockholder) shall receive cash (without interest) in an amount equal to such fractional amount multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the NYSE, on each of the ten trading days immediately preceding the date of the Effective Time.

Section 2.10    Surrender of Company Common Stock; Stock Transfer Books.

(a)    Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for Company Stockholders in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall receive the Merger Consideration to which Company Stockholders shall become entitled pursuant to Section 2.7(a). Prior to the Effective Time, Parent will make available to the Exchange Agent sufficient shares of Parent Common Stock and an estimated amount of cash in lieu of fractional shares to make all exchanges pursuant to Section 2.10(b). The Exchange Agent shall cause the shares of Parent Common Stock, dividends or distributions with respect thereto and cash in lieu of fractional shares deposited by Parent to be (i) held for the benefit of Company Stockholders and (ii) promptly applied to making the exchanges and payments provided for in Section 2.10(b). Such shares of Parent Common Stock, dividends or distributions with respect thereto and cash in lieu of fractional shares shall not be used for any purpose that is not provided for herein.

(b)    Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Company Stockholder whose shares were converted pursuant to Section 2.7(a) into the right to receive Parent Common Stock (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the cash in lieu of fractional shares pursuant to Section 2.9. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.7(a), with respect to each Certificate formerly representing shares of Company Common Stock, (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.9, after giving effect to any required Tax withholdings, and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 2.10(e), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered and exchanged, each Certificate shall represent solely the right to receive the Merger Consideration into which the shares of Company Common Stock it theretofore represented shall have been converted pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.9 and any dividends or distributions pursuant to Section 2.10(e). If the exchange of certificates representing shares of Parent Common Stock is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Parent Common Stock to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(c)    At any time after the one-year anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent cash and any other instruments (including certificates for shares of Parent Common Stock) in its possession relating to the transactions contemplated by this Agreement which had been made available to the Exchange Agent and which have not been distributed to holders of Certificates. Thereafter, each holder of a Certificate, representing shares converted pursuant to Section 2.7(a), may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 2.7(a), Section 2.9 and Section

2.10(e), without interest, but shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable law. Notwithstanding the foregoing, none of Parent, the Surviving Company or the Exchange Agent shall be liable to any stockholder of the Company (or Company Stockholder) for shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) whose Certificates have been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law.

(e)    No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock the holder is entitled to receive and no Merger Consideration, or any cash in lieu of fractional shares pursuant to Section 2.9, shall be paid to such holder until the holder of such Certificate surrenders such Certificate in accordance with the provisions of this Agreement. Upon such surrender, Parent shall cause to be paid to the Person in whose name the certificates representing the Parent Common Stock shall be issued in respect of such surrendered Certificate, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

Section 2.11    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock), and dividends or distributions, if any, as may be required to be issued or paid pursuant to Section 2.7(a), Section 2.9 and Section 2.10(e); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.12    Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, or cash in lieu of fractional shares, if any, or dividends or distributions, if any, otherwise payable pursuant to this Agreement to any stockholder of the Company such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder, in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.13    Company Payments. Notwithstanding any other provision of this Agreement, in the event that counsel for Parent or the Company shall in good faith determine that the payment of all or any portion of any amount required to be paid in cash by the Company as a result of any of the transactions contemplated under this Agreement (each a “Company Payment” and collectively, the “Company Payments”), which cash is attributable to a borrowing incurred by the Company, Parent, or any subsidiary or affiliate of Parent or Company, would prevent counsel from rendering an opinion described in Sections 7.2(d) or 7.3(f) hereof, then, to the extent necessary to enable such counsel to render such opinion and subject to the receipt of any necessary consents, each party identified by the Company in its sole and absolute discretion that is entitled to receive the Company Payments shall instead receive a number of shares of Parent Common Stock (if necessary, rounded up to the next whole number of shares) equal to: (x) the sum of (1) the dollar amount of the Company Payment and (2) 3% of the amount in (1), which represents the estimated brokerage fees and other selling costs and expenses that reasonably could be expected to be incurred by such party if such party decided to sell such shares of Parent Common Stock received pursuant to this Section 2.13, divided by (y) the average closing price per share of Parent Common Stock on the NYSE for the period of ten trading days immediately preceding the Effective Time. Parent shall withhold from any payment of Parent Common Stock pursuant to this Section 2.13 any taxes required to be withheld. At Parent’s request, the Company shall use its reasonable best efforts to obtain any such necessary consents prior to the Effective Time. Notwithstanding the fact that a Company Payment would otherwise or ordinarily have been paid by the Company prior to the Effective Time, if paid in shares of Parent Common Stock pursuant to this Section 2.13, such Company Payment shall be made by Parent as soon as practicable after the Effective Time.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that the statements contained in this Article III are true and correct except as set forth herein or in the disclosure schedule delivered by the Company to Parent on or before the date of this Agreement (the “Company Disclosure Schedule”) or as otherwise limited herein.

Section 3.1    Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, cause a Company Material Adverse Effect. The Company and each of its Subsidiaries have previously made available to Parent true and correct copies of their Organizational Documents as in effect on the date hereof.

Section 3.2    Authorization; Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to the adoption and approval of the Agreement and the approval of the Merger by the requisite vote of the holders of Company Common Stock (such adoption and approval being the “Company Voting Proposal”). The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the holders of the Company Common Stock, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Transactions. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). No consents are necessary under the Stockholders Agreement with respect to the execution and performance by the Company of this Agreement and the consummation of the Merger. All necessary approvals of the general partner of the Operating Partnership have been obtained with respect to the Merger and the other transactions contemplated by this Agreement.

Section 3.3    Capitalization.

(a)    As of the date hereof and as of the date of the Effective Time the authorized shares of capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 50,000,000 shares of excess stock, par value $.01 per share (“Excess Stock”), and 10,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of the close of business on September 30, 2002, (i) 27,887,840 shares of Company Common Stock were issued and outstanding, and (ii) no shares of Excess Stock or Company Preferred Stock were issued and outstanding. From October 1, 2002 to the date hereof, no shares of Company Capital Stock have been issued or reserved for issuance, except for shares of Company Common Stock issued in respect of the exercise, conversion or exchange of Company Stock Rights or Company OP Units outstanding on September 30, 2002 or as set forth in Section 3.3(a) of the Company Disclosure Schedule. As of the date hereof there are a total of 29,210,719 Partnership Units outstanding, of which 1,323,504 Partnership Units are owned by limited partners of the Operating Partnership and 27,887,840 Partnership Units are owned by the Company.

(b)    Section 3.3(b) of the Company Disclosure Schedule sets forth as of the date hereof, for the Company Stock Plan, the dates on which Company Stock Rights under such plan were granted, the number of outstanding Company Stock Rights granted on each such date, the number and class of shares of Company Capital Stock for or into which each such Company Stock Right is exercisable, convertible or exchangeable and the exercise price thereof. Except (i) as set forth in this Section 3.3(b), (ii) as described in Section 3.3(b) of the Company Disclosure Schedule, and (iii) for the rights to convert Company OP Units into Company Common Stock pursuant to the Operating Partnership Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or any other equity interests of the Company, or its Subsidiaries or other voting securities of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither the Company nor its Subsidiaries has granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Company or the Operating Partnership or the value of Company Common Stock or any other equity interests of the Company or the Operating Partnership.

(c)    There are no outstanding or contingent obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other equity interests in the Company or the capital stock or ownership interests of any Subsidiary of the Company, other than the Company’s obligation to exchange Company Common Stock for Company OP Units pursuant to the Operating Partnership Agreement.

(d)    All shares of Company Common Stock subject to issuance as specified in Section 3.3(b) hereof or in Section 3.3(b) of the Company Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

(e)    There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding. There are no voting trusts, proxies or other voting agreements with respect to the equity interests in the Company to which the Company or any of its Subsidiaries is a party.

Section 3.4    Subsidiaries. The only Subsidiaries of the Company are those set forth in Section 3.4 of the Company Disclosure Schedule. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company’s Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all

Encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

Section 3.5    Other Interests. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person, other than the rights held by the Company or its Subsidiaries identified in Section 3.4 of the Company Disclosure Schedule.

Section 3.6    No Conflict; Required Filings and Consents.

(a)    Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) assuming the Company Voting Proposal is approved, conflict with the Company’s Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their Assets; or (iii) violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of the Company or any of its Subsidiaries under, or give rise to any Third Party’s right of first refusal or other similar right under, any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not cause a Company Material Adverse Effect.

(b)    Except as set forth in Section 3.6 of the Company Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Operating Partnership Amendment by the Company or any of its Subsidiaries or the consummation by the Company or its Subsidiaries of the Company Transactions, other than (A) the filing with the SEC of the Proxy Statement/Prospectus and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement; (B) the filing of Articles of Merger pursuant to the MGCL; (C) filings with the NYSE; (D) such filings and approvals as may be required by any applicable state securities or “blue sky” laws (“Blue Sky Laws”) or Environmental Laws; (E) business, operating and occupancy licenses and permits; and (F) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, in the aggregate, cause a Company Material Adverse Effect.

Section 3.7    Compliance. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, cause a

Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 1999, or has Knowledge of any written notice received by it at any time, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 3.7 of the Company Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, cause a Company Material Adverse Effect.

Section 3.8    SEC Documents.

(a)    The Company has filed with the SEC all reports, schedules, statements and other documents required to be filed by the Company or any of its Subsidiaries with the SEC since December 31, 1999 (collectively, the “Company SEC Reports”). As of their respective dates, with respect to Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Company SEC Reports filed pursuant to the Securities Act, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c)    Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of September 30, 2002, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) from September 30, 2002 to the date hereof (iii) liabilities incurred after the date hereof that are permitted by Section 5.1 hereof and (iv) other liabilities or obligations which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

Section 3.9    Absence of Certain Changes. Except as set forth in the Company SEC Reports and except for the transactions expressly contemplated hereby, from September 30, 2002 to the date hereof, the Company and its Subsidiaries have conducted their respective businesses substantially in the ordinary and usual course consistent with past practices (including the incurrence of trade indebtedness and secured debt assumed in connection with the acquisition of properties by the Company and its Subsidiaries or the disposition of assets listed in Section 3.9 of the Company Disclosure Schedule and construction activities at the Company Real Property listed in Section 3.9 of the Company Disclosure Schedule), and there has not been any change in the Company’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes contemplated hereby or changes which, individually or in the aggregate, have not caused a Company Material Adverse Effect.

Section 3.10    Litigation. Except as set forth in the Company SEC Reports or as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Action (i) instituted, (ii) pending and served upon the Company or any of its Subsidiaries, or (iii) to the Knowledge of the Company, pending and not served upon the Company or its Subsidiaries, or threatened, in each case against the Company or any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, has caused a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company any of its Subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to the Company or any of its Subsidiaries which, individually or in the aggregate, has caused a Company Material Adverse Effect.

Section 3.11    Taxes.

(a)    The Company and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and such Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full, or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for, all Taxes required to have been paid by them, whether or not shown to be due on such Tax Returns and (iii) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

(b)    Neither the Company nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(c)    Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received a written notice of any threatened audits with respect to taxable years ended on or after December 31, 1993, with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries. With respect to taxable years ended on or after December 31, 1993, neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted against the Company or any of its Subsidiaries any deficiency or claim for Taxes;

(d)    Section 3.11(d) of the Company Disclosure Schedule sets forth each year for which an extension to file Tax Returns has been requested and for which such Tax Returns have not yet been filed;

(e)    There are no Encumbrances for Taxes upon any Assets of the Company or any Subsidiary thereof, except for Permitted Encumbrances, and no written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or a Subsidiary or Deloitte & Touche LLP) currently is in force with respect to any matter relating to Taxes;

(f)    Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or which would result in a disallowed deduction under Section 162(m) of the Code;

(g)    There are no, and at the Closing Date there will be no, Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

(h)    None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or

(ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(i)    Since the Company’s taxable year ended December 31, 1993, the Company has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or its Subsidiaries; and

(j)    The Company (i) for all taxable years commencing with its taxable year ending December 31, 1993 through the December 31 immediately prior to the Effective Time, has elected and has been subject to federal and state taxation as a REIT and has satisfied all requirements to qualify as a REIT for federal and state Tax purposes for such years, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal and state Tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year ending on the date of the Effective Time, (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the Company’s Knowledge, threatened. Each Subsidiary of the Company that is a state law partnership or limited liability company has been since its formation and continues to be treated for federal and state income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation. Each other Subsidiary of the Company has been and continues to be treated for federal and state income Tax purposes as a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code. Neither the Company nor any Subsidiary of the Company holds any Asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Notice 88-19 or the Treasury Regulations promulgated under Code Section 337.

Section 3.12    Employee Benefit Plans.

(a)    The Company has listed in Section 3.12 of the Company Disclosure Schedule all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans of the Company and its Subsidiaries and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, change in control, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any ERISA Affiliate of the Company or any Subsidiary of the Company (together, the “Company Employee Plans”).

(b)    With respect to each Company Employee Plan, the Company has made available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan and (iv) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA.

(c)    With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that will have a Company Material Adverse Effect under ERISA, the Code or any other applicable law. There is no Company Employee Plan that is subject to Title IV of ERISA or is a Multiemployer Plan.

(d)    With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company, which obligations will cause a Company Material Adverse Effect.

(e)    Except as disclosed in Company SEC Reports filed prior to the date of this Agreement, and except as set forth in Section 3.12(e) of the Company Disclosure Schedule, or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (ii) agreement with any officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 3.13    Properties.

(a)    Section 3.13(a) of the Company Disclosure Schedule identifies:

(i)    all real properties (by name and location) owned by the Company or its Subsidiaries (the “Company Owned Property”) as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

(ii)    all real properties leased or operated by the Company or its Subsidiaries as lessee (the “Company Leased Property”) as of the date hereof, which are all of the real properties so leased or operated by them. The Company Owned Property and the Company Leased Property is referred to herein collectively as the “Company Real Property.”

(b)    The Company and its Subsidiaries have obtained title insurance policies for the Company Real Property listed in Section 3.13(b) of the Company Disclosure Schedule, and no material claims have been made against any such policies by an insured party thereunder. With respect to the Company Real Property not listed in Section 3.13(b) of the Company Disclosure Schedule, the Company or its Subsidiaries has valid title to the Company Owned Property, and a valid leasehold interest in the Company Leased Property, sufficient to allow each of the Company and its Subsidiaries to conduct their business as and where currently conducted. Each Company Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances.

(c)    Except as set forth on Section 3.13(c) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company Real Property is not encumbered by any debt.

(d)    To the Company’s Knowledge, all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Company Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Company Real Property have been obtained and are in full force and effect, except where the failure to obtain or maintain the same would not cause a Company Material Adverse Effect, and there is no pending threat of modification or cancellation of the same. No Company Real Property is located outside of the United States and neither the Company nor any of its Subsidiaries conducts its business of owning, leasing or operating properties outside of the United States. All work to be performed, payments to be made and financial undertakings required to be taken by the Company or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Company Real Property has been paid or undertaken, as the case may be, except where the failure to pay such amount or undertake such action would not cause a Company Material Adverse Effect.

(e)    Neither the Company nor any of its Subsidiaries has received since January 1, 1999 any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any Company Real Property issued by any Governmental Entity which would cause a Company Material Adverse Effect. Since January 1, 1999, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity with jurisdiction over the Company or any such Subsidiaries to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any Company Real Property or (ii) any zoning, building or similar law, code, ordinance or regulation is being violated by the maintenance, operation or use of any buildings or other improvements on any Company Real Property or by the maintenance, operation or use of the parking areas, except where any such written notice of such a proceeding or violation would not, individually or in the aggregate, cause a Company Material Adverse Effect.

(f)    Except as would not cause, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 3.13(f) of the Company Disclosure Schedule, to the Company’s Knowledge, (i) there are no structural defects relating to any Company Real Property, (ii) there is no Company Real Property whose building systems are not in working order in any material respect (ordinary wear and tear excepted), (iii) there is no uninsured physical damage to any Company Real Property in an amount in excess of $150,000 with respect to any individual property, except for the payment by the Company of a deductible under the applicable insurance policy, and (iv) there is no current renovation or restoration to any Company Real Property the remaining cost of which exceeds $150,000 with respect to any individual property.

(g)    True and correct copies of the Company Leases as amended as of the date hereof have been delivered to, or made available for review by, Parent. Section 3.13(g) of the Company Disclosure Schedule lists the following information with respect to the Company Leases:

(i)    the name of the lessee;

(ii)    the expiration date of the Company Lease; and

(iii)    the amount (or method of determining the amount) of minimum monthly base rentals due under each Company Lease.

(h)    The Company has delivered to Parent a copy of their respective aging of accounts receivable as of September 30, 2002, which copy is true and correct in all material respects. Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has delivered written notice to any tenant under any Company Lease, alleging that such tenant is in default thereunder, other than with respect to defaults that have been cured or waived or which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

(i)    There are no agreements, written or oral, between the Company or any of its Subsidiaries and any other Person relating to the use and occupancy of the Company Real Property by a Person other than the Company or any of its Subsidiaries other than the Company Leases. Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, as of the date hereof, no defaults (unless subsequently cured) by the Company or its Subsidiaries have been alleged in writing by the lessees (and received by the Company or any of its Subsidiaries) thereunder that have not been cured in all material respects and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any Company Lease other than such defaults which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

Section 3.14    Contracts.

(a)    Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Contracts in effect as of the date hereof, other than the Company Contracts which are listed as an exhibit to the Company’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q. Each copy of a Company Contract which has been delivered to, or made available for review by, Parent is a true and correct copy of such Company Contract as amended to date.

(b)    As of the date of this Agreement, (i) there is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Company Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Company Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate with other such breaches, violations or defaults referred to in clauses (i) or (ii), would cause a Company Material Adverse Effect. True copies of the Company Contracts in effect as of the date hereof have been delivered or made available to Parent.

Section 3.15    Labor Relations. Except as set forth in Section 3.15 of the Company Disclosure Schedule or as would not cause a Company Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees; (ii) neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against the Company or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

Section 3.16    Environmental Matters.

(a)    Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each tenant or operator of Company Real Property (i) have obtained all permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by the Company or its Subsidiaries and (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except where the failure to obtain such permits, licenses or other authorizations or to comply with such terms and conditions or limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables would not, individually or in the aggregate, cause a Company Material Adverse Effect.

(b)    Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each tenant or operator of Company Real Property have not received a written notice of and have no Knowledge of any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or which could give rise to any common law environmental liability, or form the basis of any Action against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Material or otherwise relating to protection of human health or the environment.

Section 3.17    Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”), as of the date of this Agreement, to the effect that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Advisor, the inclusion of the entirety of such fairness opinion (or a reference thereto) in the proxy statement/prospectus to be sent to Company Stockholders in connection with the meeting of the Company Stockholders (the “Company Stockholders Meeting”) to consider this Agreement and the Merger (the “Proxy Statement/Prospectus”) and the registration statement on Form S-4 pursuant to which the issuance of shares of Parent Common Stock to be issued in the Merger will be registered under the Securities Act (the “Registration Statement”), of which the Proxy Statement/Prospectus will form a part.

Section 3.18    Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any such payment.

Section 3.19    Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company’s equity interests necessary to approve the Company Voting Proposal. The Company Board, at a meeting duly called and held, subject to its right to withdraw its support of the Merger and recommend an Acquisition Proposal pursuant to Section 6.3 hereof, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company Stockholders, (b) approved this Agreement and the Merger, (c) has declared that this Agreement and the Merger are advisable, and (d) resolved to recommend that the holders of Company Common Stock approve this Agreement and the Merger.

Section 3.20    Tax Matters. Neither the Company nor any of its controlled Affiliates has taken or agreed to take any action, nor does the Company have Knowledge of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.21    Insurance. The Company has made available to Parent true and correct copies of all fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries as of the date hereof.

Section 3.22    Takeover Provisions Inapplicable. The Company has taken all action necessary, if any, to exempt transactions between Parent and the Company and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute enacted under the laws of the State of Maryland. The Company does not have a stockholder rights plan in effect.

Section 3.23    No Material Adverse Effect. Since January 1, 1999, except as disclosed in the Company SEC Reports, to the Knowledge of the Company, no fact, circumstance or condition has arisen or existed that could reasonably be expected to cause a Company Material Adverse Effect.

Section 3.24    Affiliate Transactions. Except as set forth in the Company SEC Reports or as permitted by this Agreement, from December 31, 2001 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.25    No Existing Discussions. As of the date hereof, the Company is not in breach of its obligations set forth in the eleventh paragraph (relating to negotiations of an Acquisition Proposal with a third party) of the Confidentiality Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth herein or in the disclosure schedule delivered by Parent to the Company on or before the date of this Agreement (the “Parent Disclosure Schedule”) or as otherwise limited herein.

Section 4.1    Organization and Qualification. Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of Parent and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, cause a Parent Material Adverse Effect. Parent has previously made available to the Company true and correct copies of its and its Subsidiaries’ Organizational Documents as in effect on the date hereof.

Section 4.2    Authorization; Validity and Effect of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by it of its respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Parent Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3    Capitalization.

(a)    As of the date hereof and as of the Effective Time, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of the close of business on September 30, 2002, 33,583,520 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. From October 1, 2002 to the date hereof, no shares of Parent Capital Stock have been issued or reserved for issuance, except for shares of Parent Common Stock issued in respect of the exercise, conversion or exchange of Parent Stock Rights or Parent DownREIT Units outstanding on September 30, 2002. Each of the Parent DownREITs is a Subsidiary of Parent. As of the date hereof, (i) the non-managing members of Portland DownREIT own 432,617 Parent DownREIT Units which represents a 22.77% ownership interest in Portland DownREIT, with the remaining ownership interests owned by the Parent or its Subsidiaries; (ii) the limited partners of Pinecreek DownREIT own 54,869 Parent DownREIT Units which represents a 25.28% ownership interest in PineCreek DownREIT, with the remaining ownership interests owned by the Parent or its Subsidiaries; and (iii) the non-managing members of Rancho DownREIT own 314,587 Parent DownREIT Units which represents an 84% ownership interest in Rancho DownREIT, with the remaining ownership interests owned by the Parent or its Subsidiaries.

(b)    Section 4.3(b) of the Parent Disclosure Schedule sets forth as of the date hereof, for each Parent Stock Plan, the dates on which Parent Stock Rights under such plan were granted, the number of outstanding Parent

Stock Rights granted on each such date, the number and class of Parent Capital Stock for or into which each such Parent Stock Right is exercisable, convertible or exchangeable and the exercise price thereof. Except (i) as set forth in this Section 4.3(b), (ii) as described in Section 4.3(b) of the Parent Disclosure Schedule, and (iii) the rights to convert Parent DownREIT Units into shares of Parent Common Stock pursuant to the Parent DownREIT Operating Agreements, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Capital Stock or any other equity interests of Parent or its Subsidiaries or other voting securities of Parent or its Subsidiaries or obligating Parent or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither Parent nor its Subsidiaries have granted any stock appreciation rights or any other contractual rights the value of which is derived from the financial performance of Parent or the value of shares of Parent Capital Stock.

(c)    There are no outstanding or contingent obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or the stock or ownership interests of any Subsidiary of Parent, other than Parent’s obligation to exchange Parent Common Stock for Parent DownREIT Units pursuant to the Parent DownREIT Operating Agreements.

(d)    All shares of Parent Common Stock subject to issuance as specified in Section 4.3(b) hereof, or in Section 4.3(b) of the Parent Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

(e)    There is no Voting Debt of Parent or any of its Subsidiaries issued and outstanding. There are no voting trusts, proxies or other voting agreements with respect to the shares of stock of Parent to which Parent or any of its Subsidiaries is a party.

(f)    As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any lien, and as of the Effective Time, all of the issued and outstanding shares of the common stock of Merger Sub will be owned by Parent free and clear of any lien.

Section 4.4    Subsidiaries. Other than Merger Sub and Subsidiaries of Parent formed or acquired after the date hereof in connection with the acquisition of real property in the ordinary course of business, the only Subsidiaries of Parent are those set forth in Section 4.4 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) of each of Parent’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of Parent’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. Except as set forth in Section 4.4 of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of Parent or which would require any Subsidiary of Parent to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

Section 4.5    Other Interests. Except as set forth in Section 4.5 of the Parent Disclosure Schedule, neither Parent nor any of Parent’s Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person, other than Parent’s Subsidiaries identified in Section 4.4 of the Parent Disclosure Schedule.

Section 4.6    No Conflict; Required Filings and Consents.

(a)    Neither the execution and delivery of this Agreement nor the performance by Parent and Merger Sub of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with Parent’s Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 4.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their Assets; or (iii) except as set forth in Section 4.6(a)(iii) of the Parent Disclosure Schedule, violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of Parent or any of its Subsidiaries under or give rise to any Third Party’s right of first refusal, or other similar right, under any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not cause a Parent Material Adverse Effect.

(b)    Except as set forth in Section 4.6(a) or 4.6(b) of the Parent Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub or any of their applicable Subsidiaries or the consummation by Parent and Merger Sub of the Parent Transactions, other than (A) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement; (B) the filing of Articles of Merger pursuant to the MGCL; (C) filings with the NYSE; (D) such filings and approvals as may be required by any applicable state securities or Blue Sky Laws or Environmental Laws; (E) business, operating and occupancy licenses and permits; and (F) such consents, approvals, authorizations, permits, registrations, declarations and filings, the failure to make or obtain which would not, in the aggregate, cause a Parent Material Adverse Effect.

Section 4.7    Compliance. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, cause a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received written notice since January 1, 1999, or has Knowledge of any written notice received by it at any time, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 4.7 of the Parent Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

Section 4.8    SEC Documents.

(a)    Parent has filed with the SEC all reports, schedules, statements and other documents required to be filed by Parent or any of its Subsidiaries with the SEC since December 31, 1999 (collectively, the “Parent SEC Reports”). As of their respective dates, with respect to Parent SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Parent SEC Reports filed pursuant to the Securities Act, the Parent

SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c)    Except as set forth in the Parent SEC Reports, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of September 30, 2002, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) from September 30, 2002 to the date hereof, (iii) other liabilities incurred after the date hereof that are permitted by Section 5.2 hereof, and (iv) liabilities or obligations which would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

Section 4.9    Absence of Certain Changes. Except as set forth in the Parent SEC Reports and except for the transactions expressly contemplated hereby, from September 30, 2002 to the date hereof, Parent and its Subsidiaries have conducted their respective businesses substantially in the ordinary and usual course consistent with past practices (including the incurrence of trade indebtedness and secured debt assumed in connection with the acquisition of properties by Parent or its Subsidiaries), and there has not been any change in Parent’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes contemplated hereby or changes which, individually or in the aggregate, have not caused or will not cause a Parent Material Adverse Effect.

Section 4.10    Litigation. Except as set forth in the Parent SEC Reports or as set forth in Section 4.10 of the Parent Disclosure Schedule, there is no Action (i) instituted, (ii) pending and served upon Parent or any of its Subsidiaries or (iii) to the Knowledge of Parent, pending and not served on Parent or threatened, in each case against Parent, any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, has caused a Parent Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Parent, any of its Subsidiaries or any of their respective Assets, or any statute, rule or order of any Governmental Entity applicable to Parent or any of its Subsidiaries which, individually or in the aggregate, has caused a Parent Material Adverse Effect.

Section 4.11    Taxes.
.
(a)    Parent and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and such Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full, or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for, all Taxes required to have been paid by them, whether or not shown to be due on such Tax Returns and (iii) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

(b)    Neither Parent nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of Parent and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(c)    Neither Parent nor any of its Subsidiaries has received a written notice of any threatened audits with respect to taxable years ended on or after December 31, 1997, with respect to Taxes or Tax Returns of Parent or any of its Subsidiaries. With respect to taxable years ended on or after December 31, 1997, neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted against Parent or any of its Subsidiaries any deficiency or claim for Taxes;

(d)    Section 4.11(d) of the Parent Disclosure Schedule sets forth each year for which an extension to file Tax Returns has been requested and for which such Tax Returns have not yet been filed;

(e)    There are no Encumbrances for Taxes upon any Assets of Parent or any Subsidiary thereof, except for Permitted Encumbrances, and no written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

(f)    Except as set forth in Section 4.11(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or which could result in a disallowed deduction under Section 162(m) of the Code;

(g)    There are no, and at the Closing Date there will be no, Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and, after the Closing Date, neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

(h)    None of Parent and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person (other than any of Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(i)    Since Parent’s taxable year ended December 31, 1997, Parent has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of Parent, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent or its Subsidiaries; and

(j)    Parent (i) for all taxable years commencing with its taxable year ending December 31, 1997 through the December 31 immediately prior to the Effective Time, has elected and has been subject to federal and state taxation as a REIT and has satisfied all requirements to qualify as a REIT for federal and state Tax purposes for such years, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal and state Tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year ending on the date of the Effective Time, (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to Parent’s Knowledge, threatened. Each Subsidiary of

Parent that is a state law partnership or limited liability company has been since its formation and continues to be treated for federal and state income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation. Each other Subsidiary of Parent has been and continues to be treated for federal and state income Tax purposes as a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code. Except as set forth in Section 4.11(j) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent holds any Asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Notice 88-19 or the Treasury Regulations promulgated under Code Section 337.

Section 4.12    Employee Benefit Plans.

(a)    Parent has listed in Section 4.12 of the Parent Disclosure Schedule all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans of Parent and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, change in control, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Parent or any ERISA Affiliate of Parent, or any Subsidiary of Parent (together, the “Parent Employee Plans”).

(b)    With respect to each Parent Employee Plan, Parent has made available to the Company, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Parent Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Parent Employee Plan and (iv) the most recent actuarial report or valuation relating to a Parent Employee Plan subject to Title IV of ERISA.

(c)    With respect to the Parent Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any liability that will have a Parent Material Adverse Effect under ERISA, the Code or any other applicable law. There is no Company Employee Plan that is subject to Title IV of ERISA or is a Multiemployer Plan.

(d)    With respect to the Parent Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of Parent, which obligations will cause a Parent Material Adverse Effect.

(e)    Except as disclosed in Parent SEC Reports filed prior to the date of this Agreement, and except as set forth in Section 4.12(e) of the Parent Disclosure Schedule, or as provided for in this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Parent or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent of the nature contemplated by this Agreement, (ii) agreement with any officer of Parent providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 4.13    Properties.

(a)    Section 4.13(a) of the Parent Disclosure Schedule identifies:

(i)    all real properties (by name and location) owned by Parent or its Subsidiaries (the “Parent Owned Property”) as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

(ii)    all real properties leased or operated by Parent or its Subsidiaries as lessee (the “Parent Leased Property”) as of the date hereof, which are all of the real properties so leased or operated by them. The Parent Owned Property and the Parent Leased Property is referred to herein collectively as the “Parent Real Property.”

(b)    Parent and its Subsidiaries have obtained title insurance policies for the Parent Real Property listed in Section 4.13(b) of the Parent Disclosure Schedule, and no material claims have been made against any such policies by an insured party thereunder. With respect to the Parent Real Property not listed in Section 4.13(b) of the Parent Disclosure Schedule, Parent has valid title to the Parent Owned Property, and a valid leasehold interest in the Parent Leased Property, sufficient to allow each of Parent and its Subsidiaries to conduct its business as and where currently conducted. Each Parent Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances.

(c)    Except as set forth on Section 4.13(c) of the Parent Disclosure Schedule or as disclosed in the Parent SEC Reports, the Parent Real Property is not encumbered by any debt.

(d)    To Parent’s Knowledge, all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Parent Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Parent Real Property have been obtained and are in full force and effect except where the failure to obtain or maintain the same would not cause a Parent Material Adverse Effect and there is no pending threat of modification or cancellation of the same. All work to be performed, payments to be made and financial undertakings required to be taken by Parent or its Subsidiaries prior to September 30, 2002 pursuant to any contract entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Parent Real Property has been paid or undertaken, as the case may be, except where the failure to pay such amount or undertake such action would not cause a Parent Material Adverse Effect.

(e)    Parent has not received since January 1, 1999 any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any Parent Real Property issued by any Governmental Entity which would cause a Parent Material Adverse Effect. Since January 1, 1999, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity with jurisdiction over Parent or any such Subsidiaries to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any Parent Real Property or (ii) any zoning, building or similar law, code, ordinance or regulation is being violated by the maintenance, operation or use of any buildings or other improvements on any Parent Real Property or by the maintenance, operation or use of the parking areas, except where any such written notice of such a proceeding or violation would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

(f)    Except as would not cause, individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s Knowledge, (i) there are no structural defects relating to any Parent Real Property, (ii) there is no Parent Real Property whose building systems are not in working order in any material respect (ordinary wear and tear excepted), (iii) there is no uninsured physical damage to any Parent Real Property in an amount in excess of $150,000 with respect to any individual property, except for the payment by the Parent of a deductible under the applicable insurance policy, and (iv) there is no current renovation or restoration to any Parent Real Property the remaining cost of which exceeds $150,000 with respect to any individual property.

(g)    True and correct copies of the Parent Leases as amended as of the date hereof have been delivered to, or made available for review by, the Company. Section 4.13(g) of the Parent Disclosure Schedule lists the following information with respect to the Parent Leases:

(i)    the name of the lessee;

(ii)    the expiration date of the Parent Lease; ad

(iii)    the amount (or method of determining the amount) of minimum monthly base rentals due under each Parent Lease.

(h)    Parent has delivered to the Company a copy of its aging of accounts receivable as of September 30, 2002, which copy is true and correct in all material respects. Except as set forth in Section 4.13(h) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries has delivered written notice to any tenant under any Parent Lease alleging that such tenant is in default thereunder, other than with respect to defaults that have been cured or waived or which would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

(i)    There are no agreements, written or oral, between Parent or any of its Subsidiaries and any other Person relating to the use and occupancy of the Parent Real Property by a Person other than Parent or any of its Subsidiaries other than the Parent Leases. Except as set forth in Section 4.13(i) of the Parent Disclosure Schedule, as of the date hereof, no defaults (unless subsequently cured) by Parent or its Subsidiaries have been alleged in writing by the lessees thereunder (and received by Parent or any of its Subsidiaries) that have not been cured in all material respects and, to the Knowledge of Parent, none of Parent nor any of its Subsidiaries is in default under any Parent Lease other than such defaults which would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

Section 4.14    Contracts.

(a)    Section 4.14(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Contracts in effect as of the date hereof, other than the Parent Contracts which are listed as an exhibit to Parent’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q. Each copy of a Parent Contract which has been delivered to, or made available for review by, the Company is a true and correct copy of such Parent Contract as amended to date.

(b)    As of the date of this Agreement, (i) there is no breach or violation of or default by Parent or any of its Subsidiaries under any of the Parent Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to Parent or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Parent Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate with other such breaches, violations or defaults referred to in clauses (i) or (ii), would cause a Parent Material Adverse Effect. True copies of the Parent Contracts in effect as of the date hereof have been delivered or made available to the Company.

Section 4.15    Labor Relations. Except as set forth in Section 4.15 of the Parent Disclosure Schedule, or as would not cause a Parent Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of Parent, threatened between Parent or any of its Subsidiaries and any of their respective employees; (ii) neither Parent nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against Parent or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Parent or any of its Subsidiaries; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Parent, threat thereof, by or with respect to any employees of Parent or any of its Subsidiaries.

Section 4.16    Environmental Matters.

(a)    Except as set forth in Section 4.16(a) of the Parent Disclosure Schedule, Parent, each of its Subsidiaries and, to Parent’s Knowledge, each tenant or operator of Parent Real Property (i) have obtained all permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by Parent or its Subsidiaries; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws except where the failure to obtain such permits, licenses or other authorizations or to comply with such terms and conditions or limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

(b)    Except as set forth in Section 4.16(b) of the Parent Disclosure Schedule, Parent, each of its Subsidiaries and, to Parent’s Knowledge, each tenant or operator of Parent Real Property have not received a written notice of and have no Knowledge of any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or which could give rise to any common law environmental liability, or form the basis of any Action against Parent or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any Hazardous Material or otherwise relating to protection of human health or the environment.

Section 4.17    Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston, the fees and expenses of which shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and Credit Suisse First Boston pursuant to which such firm would be entitled to any such payment.

Section 4.18    Vote Required. This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement and the Parent Transactions.

Section 4.19    Tax Matters. Neither Parent nor any of its Affiliates has taken or omitted or agreed to take or omit any action, nor does Parent have Knowledge of any circumstances, that (without regard to any action taken or omitted or agreed to be taken or omitted by the Company or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent has no Knowledge of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.20    Interim Operations of Merger Sub. Merger Sub was formed on November 1, 2002 solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

Section 4.21    Insurance. Parent has made available to the Company true and correct copies of all fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries as of the date hereof.

Section 4.22    No Material Adverse Effect. Since January 1, 1999, except as disclosed in the Parent SEC Reports, to the Knowledge of Parent no fact, circumstance or condition has arisen or existed that could reasonably be expected to cause a Parent Material Adverse Effect.

Section 4.23    Exemption from Limitation on Ownership of Parent Common Stock. Prior to the Effective Time, Parent Board will, subject to customary limitations and exceptions, exempt the Lazard Entities from the limitation on a person owning shares of Parent Common Stock contained in the Parent Organizational Documents to allow the Lazard Entities to initially own in the aggregate such number of shares of Parent Common Stock as will be received by the Lazard Entities in the Merger (such number of shares to be subject to downward adjustment to reflect the sale by the Lazard Entities of shares of Parent Common Stock received by the Lazard Entities in the Merger), provided that prior to the Effective Time Parent receives from the Lazard Entities (A) representations in a form reasonably acceptable to the Parent Board to the effect that (i) Prometheus Western Retail, LLC is wholly-owned by Prometheus Western Retail Trust; (ii) Prometheus Western Retail Trust is wholly-owned by LF Strategic Realty Investors L.P., and (iii) to the best of the knowledge of LF Strategic Realty Investors L.P., on the date hereof, no Person now owns, actually or constructively (within the meaning of Code Section 856(h)), an interest in excess of 50% in LF Strategic Realty Investors L.P., and (B) a covenant in a form reasonably acceptable to the Parent Board to the effect that, if LF Strategic Realty Investors L.P. acquires actual knowledge in the future that any Person owns, actually or constructively (within the meaning of Code Section 856(h)), an interest in excess of 50% in LF Strategic Realty Investors L.P., LF Strategic Realty Investors L.P. will promptly notify Parent of that fact.

Section 4.24    Prior Stock Ownership. Neither Parent nor any Subsidiary of Parent owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock, securities or other instruments giving the holder thereof the right to acquire any such stock or securities of the Company. Neither Parent nor Merger Sub nor any affiliate thereof is an “interested stockholder” or an “affiliate” of an interested stockholder (both as defined in Section 3-601 of the MGCL) of the Company for purposes of Section 3-602 of the MGCL.

ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1    Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, or as expressly contemplated or permitted by this Agreement, or as otherwise indicated in Section 5.1 of the Company Disclosure Schedule, or as required by a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner generally consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts, generally consistent with past practices and policies, to preserve intact its present business organization and its relationships with officers, employees and others having business dealings with it; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed to be a breach of this paragraph of Section 5.1 unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of Parent, the Company shall not and shall not permit any of its Subsidiaries to:

(a)    adopt or propose any amendment to its Organizational Documents, except as contemplated by this Agreement;

(b)    (i) except as set forth on Section 5.1(b) of the Company Disclosure Schedule, issue, pledge or sell (other than upon exercise of Company Stock Rights outstanding on the date of this Agreement upon payment of the exercise price thereof and withholding of any taxes required to be withheld or upon the exercise of rights of the limited partners in the Operating Partnership to convert or exchange their Company OP Units outstanding on the date of this Agreement into Company Common Stock), or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of capital stock or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries, including without limitation, the Company Stock Rights and the Company Stock Plan, or authorize cash payments in exchange for any options granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

(c)    except as set forth in or permitted by Sections 5.3, 5.4 and 6.14, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of the Company), except (i) the regular quarterly cash dividend paid by the Company for the fourth quarter of 2002 in an amount not to exceed $0.06 per share of Company Common Stock, (ii) in the event the Closing Date is on or after March 15, 2003, the regular quarterly cash dividend paid by the Company for the first quarter of 2003 in an amount not to exceed $0.12 per share of Company Common Stock, (iii) the regular distributions that are required to be made in respect of the Company OP Units in connection with any dividends paid on the Company Common Stock, (iv) and dividends or distributions made to the Company or any Subsidiary of the Company.

(d)    split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities, except exchanges of Company OP Units for Company Common Stock, in accordance with the Operating Partnership Agreement;

(e)    increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit, grant or award not required by any Company Employee Plan (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Benefit Arrangement, Pension Plan or Welfare Plan, except, in any case referred to in this Section 5.1(e) (i) to the extent required by applicable law or regulation, (ii) pursuant to and as required by any collective bargaining agreements or Company Employee Plan as in effect on the date of this Agreement, (iii) for salary and benefit increases in the ordinary course of business consistent with past practice to employees other than officers of the Company and employees earning an annual base salary in excess of $100,000, (iv) pursuant to Section 2.8, or (v) as disclosed in Section 5.1(e) of the Company Disclosure Schedule to the extent not otherwise required by any Company Employee Plan. For the avoidance of doubt, no payment set forth in Section 5.1(e) of the Company Disclosure Schedule shall be duplicative of any payment otherwise required by any Company Employee Plan, as set forth in subsection (ii) above.

(f)    (i) sell, pledge, dispose of, grant or encumber any of the Assets of the Company or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, other than sales of Assets listed on Schedule 5.1(f)(i) of the Company Disclosure Schedule, (ii) acquire any Assets consisting of fee interests in real property (other than real property listed in Section 5.1(f)(ii) of the Company Disclosure Schedule), or (iii) acquire any other Assets or (including, without limitation, by merger, consolidation, lease or acquisition of stock or Assets) any interest in a corporation, partnership, other business organization or any division thereof (or a substantial portion of the Assets thereof) in an aggregate amount exceeding $1,000,000; provided that nothing herein shall prevent the Company or its Subsidiaries from entering into leases, as landlord, of their real property Assets and provided further that the Company shall notify Parent of the acquisition by the Company or any of its Subsidiaries of any interest in a corporation, partnership, other business organization or any division thereof (or a substantial portion of the Assets thereof) prior to any such acquisition;

(g)    except as required under any Company Contracts in effect as of the date hereof or as set forth in Section 5.1(g) of the Company Disclosure Schedule, (i) incur, assume or pre-pay any debt for borrowed money, other than pursuant to credit or other agreements in effect as of the date hereof, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees), except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company, or (iv) enter into any “keep well” or other agreement to maintain the financial condition of another entity (other than the Company or any of its wholly-owned Subsidiaries);

(h)    make, alter or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action relating to Taxes, amend in any material respect any material Tax return except in each case in the ordinary course of business consistent with past practice or as required by law, or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions (including, without limitation, any change to its methods or basis of write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the taxable year ending December 31, 2001;

(i)    pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities;

(j)    other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of the Company or of any of its Subsidiaries before the same comes due in accordance with its terms;

(k)    fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies or, as reasonably determined by the Company, property policies with increased coverage limits to adequately insure all Company Real Property;

(l)    change in any material manner its methods of accounting as in effect on September 30, 2002 except as required by GAAP, or take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(m)    make any material modification or amendment or terminate any of the Company Contracts, except as necessary to effectuate the construction of Company Real Property identified on Section 3.9 of the Company Disclosure Schedule, or waive, release or assign any material rights or claims other than in the ordinary course of business and consistent with past practice (provided that the Company is expressly permitted to waive its right to terminate Company Leases in the event of non-material or non-recurring breaches by tenants);

(n)    take, or agree to commit to take, any action that would cause the representations and warranties of the Company contained herein, individually or in the aggregate, not to be true and correct in all material respects;

(o)    engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Company Affiliates which involves the transfer of consideration or has a financial impact on the Company, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement or disclosed on the Company Disclosure Schedule;

(p)    take or agree to take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization as described in Section 368(a) of the Code;

(q)    except as stated in the budgets set forth in Section 5.1(q) of the Company Disclosure Schedule, make or commit to make any capital expenditures (other than capital expenditures for the repair or maintenance of capital Assets) that exceed $2,500,000 in the aggregate, excluding capital expenditures made with funds (A) held in like kind escrows established prior to the date hereof in accordance with Section 1031 of the Code or (B) obtained as proceeds from insurance policies due to the destruction, loss or impairment of capital Assets;

(r)    compromise, or settle any litigation or arbitration proceedings involving payments by the Company or its Subsidiaries in excess of $100,000 per litigation or arbitration, or $500,000 in the aggregate; or

(s)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing, except as permitted above.

Section 5.2    Conduct of Business of Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees as to itself and each of its Subsidiaries (including Merger Sub), except to the extent that the Company shall otherwise consent in writing, or as expressly contemplated or permitted by this Agreement, or as otherwise indicated in Section 5.2 of the Parent Disclosure Schedule, or as required by a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner generally consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization and its relationships with officers, employees and customers, suppliers, distributors, and others having business dealings with it; provided, however, that no action by Parent or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed to be a breach of this paragraph of Section 5.2 unless such breach would constitute a breach of one or more of such other provisions. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of the Company, Parent shall not and shall not permit any of its Subsidiaries to:

(a)    adopt or propose any amendment to its Organizational Documents that could reasonably be expected to adversely affect the Company Stockholders;

(b)    except as set forth in or permitted by Sections 5.3 and 6.15, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of Parent), except the regular quarterly dividend paid by Parent in an amount not to exceed $0.50 per share of Parent Common Stock, distributions that are required to be made in respect of the Parent DownREIT Units in connection with any dividends paid on the shares of Parent Common Stock, and dividends or distributions made to Parent or any subsidiary of Parent;

(c)    split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its common stock, or any of its other securities, except for (i) redemptions and transfers of Parent Common Stock required under Parent’s charter in order to preserve the status of Parent as a REIT under the Code, and (ii) conversions or redemptions of Parent DownREIT Units for cash, Parent Common Stock or otherwise in accordance with the Organizational Documents of the Parent DownREITs;

(d)    (i) sell, pledge, dispose of, grant or encumber any of the Assets of Parent or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, other than sales or dispositions of Assets in an aggregate amount not to exceed $75,000,000, (ii) acquire any Assets consisting of fee interests in real property, other than Assets in an aggregate amount not to exceed $75,000,000; (iii) acquire all or substantially all of the assets of any company, division or line of business of any Person, if the aggregate value of such assets exceeds $75,000,000; or (iv) agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which Parent Stockholder will receive any consideration (whether payable in cash, securities, property or other consideration) in exchange for their shares of Parent Common Stock; provided that nothing herein shall prevent Parent or its Subsidiaries from entering into leases of their real property Assets;

(e)    enter into any line of business that is not a part of, related to or in support of the retail shopping center business conducted by Parent as of the date hereof;

(f)    take or agree to take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization as described in Section 368(a) of the Code;

(g)    issue, pledge or sell, or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of capital stock; provided, however, the foregoing restrictions shall not apply to (A) securities issued upon exercise of Parent Stock Rights upon payment of the exercise price thereof, (B) securities issued upon exercise of rights of the equity holders in the Parent DownREITs to convert their Parent DownREIT Units into shares of Parent Common Stock, (C) stock options or restricted stock awarded to directors, officers or employees of the Company pursuant to the Parent Stock Plans, (D) securities issued pursuant the Parent’s dividend reinvestment plan or (E) securities issued pursuant to Article II of this Agreement; or

(h)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.3    Continued Qualification as a Real Estate Investment Trust; Final Company Dividend. From and after the date hereof through the Effective Time, each of Company and Parent will maintain its respective qualification as a “real estate investment trust” under the Code and the rules and regulations thereunder. Without limiting the generality of the foregoing and notwithstanding anything to the contrary set forth in this Agreement, if necessary to enable the Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend, the Company shall declare and pay a dividend (the “Final Company Dividend”) to holders of Company Common Stock in an amount equal to the minimum dividend sufficient to permit the Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend. If the Company determines it is necessary to declare the Final Company Dividend, it shall notify Parent at least ten days prior to the date for the Company Stockholders Meeting so that Parent may declare and pay a dividend per share to holders of Parent Common Stock in an amount per share equal to the quotient obtained by dividing (x) the Final Company Dividend per Company Common Share by (y) the Exchange Ratio. For purposes of this paragraph, the term “Minimum Distribution Dividend” shall mean a distribution with respect to the Company’s taxable year ending at the Effective Time which is sufficient to allow the Company to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code, and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

Section 5.4    Dividend Payment Coordination. Each of Parent and the Company shall coordinate with the other the declaration of its regular dividend payable with respect to the fourth quarter of 2002, and shall designate the same date as its record date (the “Designated Record Date”) for such dividend, provided that such record date shall be no earlier than December 15, 2002 and no later than January 15, 2003, unless otherwise agreed to by Parent and the Company. In the event that the Closing shall not have occurred prior to March 15, 2003, each of Parent and the Company shall coordinate with the other the declaration of its regular dividend payable with respect to the first quarter of 2003, and shall designate March 15, 2003 as its record date for such dividend.

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.1    Preparation of Form S-4 and the Proxy Statement; Stockholder Meeting.

(a)    As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate with each other regarding, and, prepare and file with the SEC, the Proxy Statement/Prospectus and Parent shall prepare and file the Registration Statement (in which the Proxy Statement/Prospectus will be included). The Company and Parent will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use all reasonable efforts to have or cause the Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of the Company and Parent shall cause its respective Representatives to fully cooperate with the other Party and its respective Representatives in the preparation of the Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other Party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement. The Company hereby agrees that the recommendations of the Company Board described in Section 3.19 (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3) shall be included in the Registration Statement and the Proxy Statement/Prospectus. Parent shall use commercially reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger and will pay all filing fees incident thereto. As promptly as practicable after the Registration Statement becomes effective, the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders. Parent shall comply with its obligations under Section 3(a)(i) of the Lazard Rights Agreement.

(b)    The Company and Parent each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, will, on the date of the mailing of the Proxy Statement/Prospectus or any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and Parent each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement/Prospectus or the Registration Statement, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings.

(d)    The Company shall take all action necessary to duly call the Company Stockholders Meeting, to be held as promptly as practicable for the purpose of voting upon the approval of the Company Voting Proposal. Subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3, the Company shall, through its board of directors, recommend to its stockholders adoption of this Agreement and approval of the Merger and related matters, and the Company shall use its best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.1(d) to call and conduct the Company Stockholders Meeting shall not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal.

Section 6.2    Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular and frequent basis with one or more Representatives of the other Party to report on the general status of ongoing operations. Each of Parent and the Company shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as reasonably practicable after it becomes known to such Party, that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Parent or the Company contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

Section 6.3    No Solicitation.

(a)    Subject to Section 6.3(b), unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, the Company shall not take or cause, directly or indirectly (through representatives, agents or otherwise), any of the following actions with any party other than Parent or its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any part of its business, assets or capital stock whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise, other than an offer or proposal with respect to a sale transaction permitted under Section 5.1 hereof (each of the foregoing, an “Acquisition Proposal”); (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the Merger, or as otherwise required by applicable law. This Section 6.3(a) shall not limit the ability of the Company and its Subsidiaries to sell Assets in accordance with Section 5.1(f) hereof.

(b)    Notwithstanding the foregoing, in response to a bona fide, unsolicited, written Acquisition Proposal from a Third Party (that does not result from a breach of this Section 6.3), the Company Board may, and may authorize and permit the Company’s officers, directors, employees, financial advisors, representatives, or agents to, (i) provide such Third Party with nonpublic information, (ii) otherwise facilitate any effort or attempt by such Third Party to make such Acquisition Proposal, (iii) agree to or recommend or endorse any such Acquisition Proposal with or by any Third Party, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its approval and recommendation of the Merger and this Agreement, and (v) participate in discussions and negotiations with such Third Party relating to such Acquisition Proposal, if and only to the extent that (x) the Company Board believes in good faith (after consultation with its financial advisor and legal counsel) that such Acquisition Proposal is more favorable or is likely to result in an Acquisition Proposal that is more favorable to Company Stockholders than the Merger and is made by a Person believed by the Company Board to be reasonably capable of completing such Acquisition Proposal (a “Superior Proposal”), (y) in the case of clauses (iii) and (iv) only, the Company Board, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure of the Company Board to take the actions specified in clauses (iii) or (iv) would result in a breach of its legal duties to the Company or the Company Stockholders under applicable law and (z) the Third Party has entered into a confidentiality agreement pertaining to nonpublic information regarding the Company containing terms in the aggregate no more favorable to the Third Party than those in the Confidentiality Agreement. In the event the Company Board withdraws or modifies its approval of the Merger and this Agreement as herein provided, the Merger and this Agreement shall nevertheless be submitted to the Company Stockholders for their consideration and approval in accordance with Section 3-105(d) of the MGCL. For a period of not less than five Business Days after Parent’s receipt of notice of a Superior Proposal, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal. The Company shall not enter into any agreement implementing an Acquisition Proposal prior to the termination of this Agreement in accordance with Section 8.1.

(c)    The Company shall notify Parent reasonably promptly after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the Company’s properties, books or records by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. If the Acquisition Proposal is believed by the Company Board to be a Superior Proposal, the Company shall promptly (but in any event within one calendar day) furnish to Parent all of the terms of such proposal and copies of any proposed agreement relating thereto. The Company shall promptly (but in any event within one calendar day) advise Parent in writing of any material changes to the terms and conditions of any Acquisition Proposal.

(d)    Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its stockholders if the Company Board determines in good faith after consultation with its outside counsel that failure to do so would reasonably be expected to result in a breach of its statutory duties to the Company or its stockholders under any applicable law, provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by this Section 6.3 or required by Rule 14e-2 promulgated under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

Section 6.4    Access to Information. Upon reasonable notice, each of Parent and the Company (and each of their respective Subsidiaries) shall afford to the other Party and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, Assets, personnel and tax status as the other Party may reasonably request; provided, however, the foregoing shall not require the Company or Parent to permit any inspection or disclose any information that would result in the disclosure of confidential information of Third Parties or violate a confidentiality obligation of such party or any material bearing on an Acquisition Proposal made prior to the date of this Agreement by any Third Party, or any advice or analysis by the Company or any of its representatives or any such Third Party or any such Acquisition Proposal or of any report from its financial advisors, counsel or management regarding Parent. Each Party making such requests will hold any such information furnished to it by the other Party or Parties which is nonpublic in confidence in accordance with the letter agreement dated as of October 10, 2002, between Parent and the Company (the “Confidentiality Agreement”). All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person designated by such officers. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

Section 6.5    Termination of Company’s 401(k) Plan. Unless Parent otherwise requests in writing, prior to the Closing, the Company Board shall (i) adopt resolutions terminating, effective prior to the Effective Time, the Company’s 401(k) Plan (“Company 401(k) Plan”) and (ii) amend the Company 401(k) Plan in the manner necessary to cause the tax-qualified status of such Company 401(k) Plan to be maintained at the time of termination.

Section 6.6    Governmental Approvals.

(a)    The Parties shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, consents, variances, exemptions, orders, approvals and authorizations of all Third Parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement (“Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. Each of the Parties shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their respective Representatives and other Affiliates to, file within 30 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Parent and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Parent and the Company (the “Notifying Party”) will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the Notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.

(b)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Parent and the Company shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

(c)    Notwithstanding the foregoing or any other provision of this Agreement, Parent shall have no obligation or affirmative duty under this Section 6.6 to cease or refrain from the ownership of any Assets, or the association with any Person which association is material to the operations of Parent, whether on the date hereof or at any time in the future.

Section 6.7    Publicity. Parent and the Company shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or obligations pursuant to any listing agreement with, or rules of any national securities exchange.

Section 6.8    Affiliate Agreements. No later than 45 days prior to the Closing the Company shall deliver to Parent a list identifying, in the view of the Company, each person who will be, at the time of the Company Stockholders Meeting, a Company Affiliate. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall notify Parent in writing regarding any change in the identity of the Company Affiliates prior to the Closing Date; provided, however, that no such Person identified to Parent shall be added to the list of Company Affiliates if Parent shall receive from the Company, on or before the date of the Company Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not a Company Affiliate. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent as promptly as practicable but in no event later than 15 days prior to the Closing an Affiliate Agreement, in the form attached hereto as Exhibit B, from each of its Affiliates.

Section 6.9    Tax Treatment of Reorganization.

(a)    The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code and shall use their best efforts (and shall cause their respective Subsidiaries to use their best efforts) to cause the Merger to so qualify. Neither the Company, Parent, nor any of their respective Subsidiaries or other controlled Affiliates shall take any action that is not specifically provided for by this Agreement that could be reasonably likely to adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code. Parent and the Company shall, and shall cause their respective Subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under that Section of the Code. None of the Company, Parent, or any Subsidiary of either makes any representation or warranty to the other(s) or to any stockholder regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code. Each of the Company, Parent, and the Subsidiaries of both acknowledge that they are relying on their own advisors in connection with the tax treatment of the Merger and the other transactions contemplated by this Agreement.

(b)    Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their best efforts in obtaining the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and Latham & Watkins, counsel to Parent, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Parent and Company shall, and shall cause their respective Subsidiaries to, use their best efforts to provide Skadden, Arps, Slate, Meagher & Flom LLP and Latham & Watkins with such representations or certificates as may reasonably be required to enable such counsel to render the opinions referred to in the preceding sentence.

Section 6.10    Further Assurances and Actions. Subject to the terms and conditions herein, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on its part under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each Party as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such Party pursuant to this Agreement, subject, in the case of the Company, to the rights of the Company and the Company Board under Sections 6.3(b), 6.3(d) and 8.1(f).

Section 6.11    Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE prior to the Effective Time, subject to official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

Section 6.12    Letter of the Company’s Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, the Company’s independent auditors, dated (i) a date within two Business Days before the date on which the Registration Statement shall become effective and (ii) the Closing Date, in each case addressed to Parent and its directors, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 6.13    Letter of Parent’s Accountants. Parent shall use all reasonable efforts to cause to be delivered to the Company and Parent a letter of KPMG LLP, Parent’s independent auditors, dated (i) a date within two Business Days before the date on which the Registration Statement shall become effective and (ii) the Closing Date, in each case addressed to the Company and its directors, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 6.14    Company REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is legally necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to Company Stockholders in accordance with Section 5.3 or otherwise.

Section 6.15    Parent REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking, and Parent hereby agrees to take any action at any time or from time to time that in the reasonable judgment of Parent Board, upon advice of counsel, is legally necessary for Parent to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on, prior to or including the Effective Time, including without limitation, making dividend or distribution payments to stockholders of Parent, in accordance with Section 5.3 or otherwise.

Section 6.16    Obtaining Consents.

(a)    Parent shall give (or shall cause its Subsidiaries to give) any notices to Third Parties, and use, and cause its Subsidiaries to use, their reasonable best efforts to obtain any Third Party consents related to or required in connection with the Merger that are (i) disclosed or required to be disclosed in the Parent Disclosure Schedule or (ii) required to prevent a Parent Material Adverse Effect from occurring prior to or after the Effective Time.

(b)    The Company shall give (or shall cause its Subsidiaries to give) any notices to Third Parties, and use, and cause its Subsidiaries to use, their reasonable best efforts to obtain any Third Party consents related to or required in connection with the Merger that are (i) disclosed or required to be disclosed in the Company Disclosure Schedule, or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.

Section 6.17    Non-Solicitation of Employees. During the period from the date hereof to the earlier of the Effective Time and the one year anniversary date of the termination of this Agreement, neither Party hereto will, or will permit their respective Subsidiaries to, employ or solicit for employment any of the officers or management level employees of the other Party hereto.

Section 6.18    Indemnification and Insurance.

(a)    From and after the Effective Time, the Surviving Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, or director of the Company or any of its Subsidiaries, (the “Indemnified Parties”) which is at least as favorable to such persons as the exculpation and indemnification provided to the Indemnified Parties by the Company and its Subsidiaries immediately prior to the Effective Time in their respective Organizational Documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

(b)    In addition to the rights provided in Section 6.18(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any or all security holders of the Company or Parent, or any Subsidiary of the Company or Parent, or by or in the right of the Company or Parent, or any Subsidiary of the Company or Parent, or any claim, action, suit, proceeding or investigation (collectively, for this Section 6.18 “Claims”) in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of the Company or any of its Subsidiaries or any action or omission or alleged action or omission by such Person in his capacity as an officer, employee or director, or (ii) this Agreement or the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Company (the “Indemnifying Parties”) shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. Parent, the Surviving Company and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed) and more than one counsel if the interests of such Indemnified Persons with respect to such Claim diverge or could be reasonably expected to diverge. In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 6.18, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such Claim; and provided, further, however, that no Indemnified Party shall be obligated to provide any notification pursuant to this Section 6.18(b) prior to the Effective Time.

(c)    For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement; provided, that in the event that the aggregate premiums for maintaining such insurance for the benefit of persons currently covered by the Company’s officers’ and directors’ insurance policy under this Section 6.18(c) are in excess of $750,000, then Parent shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.

(d)    This Section 6.18 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Parent, including without limitation the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.18 and Parent acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.18.

(e)    In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 6.18, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

Section 6.19    Termination of Stockholders Agreement.

At or prior to Closing, the Company shall enter into the Agreement to Terminate Stockholders Agreement, attached hereto as Exhibit C.

Section 6.20    Company OP Units. From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, comply with Section 11.2.B(ii) of the Operating Partnership Agreement in connection with the Merger.

ARTICLE VII.
CONDITIONS OF MERGER

Section 7.1    Conditions to Obligation of each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    the Company Voting Proposal shall have been approved by the Company Stockholders in the manner required under the MGCL, the rules of the NYSE and the Organizational Documents of the Company;

(b)    no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction and no other legal restraint or prohibition shall be in effect which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted;

(c)    there shall not be instituted or pending any Action by a Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (assuming for purposes of this Section 7.1(c) that the Merger shall have occurred);

(d)    the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened, and any material Blue Sky Law permits and approvals applicable to the registration of the Parent Common Stock to be exchanged for Company Common Stock shall have been obtained;

(e)    all filings required to be made prior to the Closing by any Party or any of its respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or any of its respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such consents would not cause a Company Material Adverse Effect or a Parent Material Adverse Effect and could not reasonably be expected to subject the Parties or their Affiliates or any directors, officers, agents or advisors of any of the foregoing to the risk of criminal liability; and

(f)    the shares of Parent Common Stock issuable to the holders of Company Shares pursuant to this Agreement shall have been approved for listing on the NYSE upon official notice of issuance.

Section 7.2    Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)    Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any materiality qualifications or references to materiality therein, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except (i) as contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty shall have been expressly made as of an earlier date, in which case such representation and warranty, without giving effect to any materiality qualifications or references to materiality therein, shall have been true and correct as of such earlier date, and (iii) to the extent that any and all failures of such representations and warranties to be true and correct, shall not result in a Parent Material Adverse Effect;

(b)    Parent shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

(c)    The Company shall have received a certificate executed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent to the effect set forth in clauses (a) and (b) of this Section 7.2;

(d)    The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the Company, the Operating Partnership and Parent or others;

(e)    The Company shall have received the opinion of Latham & Watkins in form and substance reasonably satisfactory to the Company (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated as of the Closing Date, to the effect that, (i) commencing with its taxable year ended December 31, 1997, Parent was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) its method of operation has enabled it and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

(f)    the average closing price of Parent Common Stock on the NYSE for the period of ten trading days prior to the Closing Date shall not be less than $25.00 per share.

Section 7.3    Conditions to Obligations of Parent to Effect the Merger. The obligations of Parent to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)    Each representation and warranty of the Company contained in this Agreement, without giving effect to any materiality qualifications or references to materiality therein, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except (i) as contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty shall have been expressly made as of an earlier date, in which case such representation and warranty, without giving effect to any materiality qualifications or references to materiality therein, shall have been true and correct as of such earlier date, and (iii) to the extent that any and all failures of such representations and warranties to be true and correct, shall not result in a Company Material Adverse Effect;

(b)    The Company shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

(c)    Parent shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) and (b) of this Section 7.3;

(d)    (i) all consents or approvals (other than Material Consents) of all Persons (other than Governmental Entities) required for or in connection with or as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, except for those the failure to obtain which would not cause a Company Material Adverse Effect or a Parent Material Adverse Effect; and (ii) all Material Consents shall have been obtained and shall be in full force and effect;

(e)    The Stockholders Agreement shall have been terminated and shall have no further force and effect;

(f)    Parent shall have received an opinion of Latham & Watkins, dated as of the date of the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the Company, the Operating Partnership and Parent or others;

(g)    Parent shall have received the opinion of Latham & Watkins in form and substance reasonably satisfactory to Parent (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1993, the Company was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled it to meet, through the Closing Date, the requirements for qualification and taxation as a REIT under the Code; and

(h)    Deloitte & Touche LLP shall have delivered to Parent the letter described in Section 6.12, and KPMG LLP shall have delivered to Parent the letter described in Section 6.13, at the times provided for in such Sections.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided), whether before or after the approval of the Company Stockholders referred to in

Sections 7.1(a), by written notice from Parent to the Company or the Company to Parent, as the case may be, as follows:

(a)    by mutual written consent of each of Parent and the Company;

(b)    by either the Company or Parent, if the Effective Time shall not have occurred on or before April 30, 2003 (the “Termination Date”); provided however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)    by either the Company or Parent, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable;

(d)    by either Parent or the Company if the requisite vote in favor of the Company Voting Proposal shall not have been obtained at a duly held meeting of Company Stockholders or at any adjournment thereof; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if it fails to fulfill its obligations to call and conduct the Company Stockholders Meeting under Section 6.1(d);

(e)    by Parent, if (i) after the receipt by the Company of an Acquisition Proposal, the Company Board shall have withdrawn or modified, or proposed publicly to withdraw or modify, its recommendation of the Company Voting Proposal, (ii) after the receipt by the Company of an Acquisition Proposal (which Acquisition Proposal is public), Parent requests in writing that the Company Board publicly reconfirm its recommendation of the Company Voting Proposal to Company Stockholders and the Company Board fails to do so within ten Business Days after its receipt of Parent’s request; (iii) the Company Board shall have recommended to the Company Stockholders an Alternative Transaction; (iv) a tender offer or exchange offer for 19.9% or more of the outstanding Company Common Stock is commenced (other than by the Company or an Affiliate of the Company) and the Company Board recommends that the Company Stockholders tender their shares in such tender or exchange offer; or (v) after the receipt by the Company of an Acquisition Proposal, the Company fails to call and hold the Company Stockholders Meeting by the Termination Date.

(f)    by Parent, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the Termination Date, for so long as the Company continues in good faith to attempt to cure such breach, Parent may not terminate this Agreement under this Section 8.1(f); or

(g)    by the Company, upon a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if (i) any representation or warranty of Parent or Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent or Merger Sub prior to the Termination Date, for so long as Parent or Merger Sub continues in good faith to attempt to cure such breach, the Company may not terminate this Agreement under this Section 8.1(g).

Section 8.2    Expenses; Break-Up Fee.

(a)    Except as otherwise provided in this Section 8.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

(b)    Notwithstanding the foregoing,

(i)    if (A) after the receipt by the Company of an Acquisition Proposal, this Agreement is terminated pursuant to Section 8.1(d) or (B) this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay the Expenses incurred by Parent up to the Maximum Expense Amount (as defined below); provided, however, that the Company shall not be obligated to pay such Expenses incurred by Parent if it is obligated to pay a Break-Up Fee pursuant to Section 8.2(c).

(ii)    if this Agreement is terminated by the Company pursuant to Section 8.1(g), then Parent shall pay the Expenses incurred by the Company up to the Maximum Expense Amount (as defined below).

The “Maximum Expense Amount” shall be an amount equal to the lesser of (i) $2,500,000 (the “Maximum Amount”) and (ii) the maximum amount, if any, that can be paid to the Company or Parent, as the case may be, without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), and (b) the recipient has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income which was not Qualifying Income), in each case as determined by independent accountants to the Company or Parent, as the case may be. Notwithstanding the foregoing, in the event the Company or Parent, as the case may be, receives a reasoned opinion from outside counsel or a ruling from the IRS ( “Tax Guidance”) providing that the Company’s or Parent’s receipt of the Maximum Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the Maximum Expenses Amount shall be an amount equal to the Maximum Amount and Parent or the Company, as the case may be, shall, upon receiving notice that the Company or Parent, as the case may be, has received the Tax Guidance, pay to the Company or Parent, as the case may be, the unpaid Maximum Amount within five Business Days. In the event that the Company or Parent, as the case may be, is not able to receive the full Maximum Amount due to the above limitations, Parent or the Company, as the case may be, shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to the Company or Parent, as the case may be, unless and until the Company or Parent, as the case may be, receives either one or a combination of the following once or more often: (i) a letter from the Company’s or Parent’s, as the case may be, independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parent or the Company, as the case may be, shall pay to the Company or Parent, as the case may be, the lesser of the unpaid Maximum Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after Parent or the Company, as the case may be, has been notified thereof. The obligation of Parent or the Company, as the case may be, to pay any unpaid portion of the Maximum Expense Amount shall terminate on the December 31 following the date which is three years from the date of this Agreement. Amounts remaining in escrow after the obligation of Parent or the Company, as the case may be, to pay the Maximum Expense Amount terminates shall be released to the party that placed such funds into escrow.

The Company’s payment of the Expenses incurred by the Parent pursuant to this subsection shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by the Company. Parent’s payment of the Expenses incurred by the Company pursuant to this subsection shall be the sole and exclusive remedy of the Company against Parent and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by Parent.

(c)    The Company shall pay Parent a Break-Up Fee upon the earliest to occur of the following events:

(i)    the termination of this Agreement by either Parent or the Company pursuant to Section 8.1(d), if a proposal for an Alternative Transaction involving the Company shall have been publicly announced prior to the Company Stockholders Meeting and either a definitive agreement for an Alternative Transaction is entered into, or such Alternative Transaction (or another Alternative Transaction with the proponent of such transaction or an Affiliate of such proponent) is consummated, within twelve months of such termination, it being understood that the Break-Up Fee under this clause 8.2(c)(i) shall be payable only upon the earlier of the execution of such definitive agreement or the consummation of such Alternative Transaction; or

(ii)    the termination of this Agreement by Parent pursuant to Section 8.1(e).

The Company’s payment of a Break-Up Fee pursuant to this subsection shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by the Company.

(d)    As used in this Agreement, “Alternative Transaction” means either (i) a transaction pursuant to which any Third Party acquires more than 19.9% of the outstanding Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 19.9% of the outstanding Company Common Stock or 19.9% of the equity securities of the entity surviving such merger or business combination, or (iii) any other transaction (other than a transaction permitted by Section 5.1(f)) pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company or the Operating Partnership having a fair market value (as determined by the Company Board in good faith) equal to more than 19.9% of the fair market value of all the assets of the Company, the Operating Partnership and their Subsidiaries, taken as a whole, immediately prior to such transaction.

(e)    The “Break-Up Fee” shall be an amount equal to the lesser of (i) the Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Break-Up Fee shall be an amount equal to the Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Base Amount within five Business Days. In the event that Parent is not able to receive the full Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after the Company has been notified thereof. The payment of the Break-

Up Fee shall be compensation and liquidated damages for the loss suffered by Parent as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of the Break-Up Fee. The obligation of Company to pay any unpaid portion of the Break-Up Fee shall terminate on the December 31 following the date which is three years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Break-Up Fee terminates shall be released to the Company. As used in this Section 8.2(e), the “Base Amount” shall mean $7,500,000.

Section 8.3    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, members or directors except as (i) set forth in Section 8.2, (ii) with respect to any actual liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement and (iii) with respect to provisions that survive the termination hereof pursuant to Section 9.1.

Section 8.4    Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards at any time before or after any required approval of matters presented in connection with the Merger by Company Stockholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 8.5    Waiver. At any time prior to the Closing Date, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.1    Non-Survival of Representations, Warranties and Agreements.    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Article II and Sections 6.18, 6.20 and 9.1 through 9.11 shall survive the Effective Time and (b) the agreements set forth in the Confidentiality Agreement and in Sections 6.9, 6.17, 8.2, 8.3 and 9.1 through 9.11 shall survive termination indefinitely.

Section 9.2    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent or Merger Sub:

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive Vista, California 92083
Attention: Chief Executive Officer
Fax No.: (760) 727-1430

with an additional copy to:

Latham & Watkins
650 Town Center Drive
Costa Mesa, California 92626
Attention: William J. Cernius, Esq.
Fax No.: (714) 755-8290

If to the Company:

Center Trust, Inc.
3500 Sepulveda Boulevard
Manhattan Beach, California 90266
Attention: Chief Executive Officer
Fax No.: (310) 545-6354

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California
Attention: Brian J. McCarthy, Esq.
Jonathan L. Friedman, Esq.
Fax No.: (213) 687-5600

Section 9.3    Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.4    Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule), together with the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties.

Section 9.5    Parties in Interest; Construction. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.18. Notwithstanding the foregoing, the conditions in Sections 7.2(e) and 7.2(f) may not be waived by the Parties without the consent of the Lazard Entities. The Lazard Entities shall be considered third-party beneficiaries with full rights to enforce the obligations of Parent, Merger Sub and the Company set forth in the preceding sentence.

Section 9.6    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE CONFLICTS OF LAWS PROVISIONS THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE COUNTY OF ORANGE, CALIFORNIA WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.7    No Trial by Jury. Each of the Parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this agreement, the Confidentiality Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

Section 9.8    Action by Subsidiaries. Whenever this Agreement requires any Subsidiary of the Company or any Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or Parent to cause such Subsidiary to take such action, as the case may be.

Section 9.9    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10    Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

Section 9.11    Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAN PACIFIC RETAIL PROPERTIES, INC.

By:	/s/ Stuart A. Tanz
Stuart A. Tanz Chairman, President and Chief Executive Officer

MB ACQUISITION, INC.

By:	/s/ Stuart A. Tanz
Stuart A. Tanz Chairman, President and Chief Executive Officer

CENTER TRUST, INC.

By:	/s/ Edward D. Fox, Jr.
Edward D. Fox, Jr. President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

ARTICLES OF INCORPORATION

OF

MB ACQUISITION, INC.,

A MARYLAND CORPORATION

The undersigned, William A. Agee, whose address is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 E. Lombard Street, Suite 1900, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation (hereinafter the “Corporation”) is:

MB ACQUISITION, INC.

ARTICLE II
RESIDENT AGENT AND PRINCIPAL OFFICE

The address of the Corporation’s principal office in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 E. Lombard Street, Suite 1900, Baltimore, Maryland 21202. The name of the Corporation’s reesident agent is James J. Hanks, Jr., whose address is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 E. Lombard Street, Suite 1900, Baltimore, Maryland 21202, said resident agent being a citizen of the state of Maryland residing therein.

ARTICLE III
PURPOSE OF THE CORPORATION

The purpose for which the Corporation is formed is to engage in any lawful business or activity for which corporations may be organized under the Maryland General Corporation Law, as amended from time to time, and any successor statute hereafter enacted (the “MGCL”).

ARTICLE IV
AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100, consisting of 100 shares of common stock, par value $.01 per share (the “Common Stock”). The aggregate par value of all of the Corporation’s authorized shares having par value is $1.00.

The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

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ARTICLE V
DIRECTORS

The business and affairs of the Corporation shall be managed by the Board of Directors. The Corporation shall have a board of two (2) directors until that number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the MGCL. The following persons shall be the initial directors of the Corporation:

Stuart A. Tanz
Joseph B. Tyson

ARTICLE VI
DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

A.    To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter of the Corporation or the Bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

B.    The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

The indemnification and reimbursement of expenses provided herein shall not be deemed to limit the right of the Corporation to indemnify any person against any liability and expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Charter of the Corporation or the Bylaws of the Corporation, a vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity as an officer or director and as to action in another capacity, at the request of the Corporation, while acting as an officer or director of the Corporation.

ARTICLE VII
AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation. The Board of Directors, with the approval of a majority of the entire Board, and without action by the stockholders, may amend the charter to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class that the Corporation has authority to issue.

A-A-2

IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on this 1st day of November, 2002.

William A. Agee

A-A-3

FORM OF AFFILIATE LETTER

                                , 200

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Center Trust, Inc., a Maryland corporation (“Center Trust”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of November     , 2002 (the “Agreement”), between Center Trust, Pan Pacific Retail Properties, Inc., a Maryland corporation (“Pan Pacific”), and MB Acquisition, Inc., a Maryland corporation and wholly-owned subsidiary of Pan Pacific (“Merger Sub”), Merger Sub will be merged with and into Center Trust, with Center Trust surviving as a wholly-owned subsidiary of Pan Pacific (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $.01 per share, of Pan Pacific (“Pan Pacific Common Stock”) in exchange for shares owned by the undersigned of common stock, par value $.01 per share, of Center Trust (“Center Trust Common Stock”).

Concurrently with the execution and delivery of this letter, the undersigned has entered into a Stockholders’ Rights Agreement (the “Rights Agreement”) with Pan Pacific pursuant to which Pan Pacific has agreed to file a shelf registration statement (“Shelf Registration Statement”) providing for the registration for resale under the Act of all of the Pan Pacific Common Stock issued to the undersigned in connection with the Merger. Nothing herein is intended to affect the obligations of Pan Pacific under the Rights Agreement.

Subject to the foregoing, the undersigned represents, covenants and warrants to, and agrees with, Pan Pacific as set forth below and recognizes that Center Trust and Pan Pacific will rely upon this letter in consummating the Merger.

1.    Compliance with the Act.

(a)  The undersigned shall not make any sale, transfer or other disposition of Pan Pacific Common Stock in violation of the Act or the Rules and Regulations.

(b)  The undersigned represents that it has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Pan Pacific Common Stock, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for Center Trust.

(c)  The undersigned represents that it has been advised that the issuance of Pan Pacific Common Stock to the undersigned pursuant to the Agreement will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned represents that it has also been advised that, because the undersigned may be deemed to have been an affiliate of Center Trust at the time the Merger was submitted for a vote of the stockholders of Center Trust, the undersigned may not sell, transfer or otherwise dispose of Pan Pacific Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145, or (iii) in the opinion of outside counsel, which opinion and outside counsel are reasonably acceptable to Pan Pacific, or pursuant to a “no action” or interpretative letter from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

A-B-1

(d)  The undersigned and Pan Pacific acknowledge and agree that the Rights Agreement creates certain obligations of Pan Pacific relating to the registration of the offer and sale on behalf of the undersigned of the shares of Pan Pacific Common Stock being issued to the undersigned in the Merger. The undersigned understands that Rule 145, which is the subject of clause (c)(iii) above, permits offers, sales and transfers only in limited amounts and in limited circumstances, many of which will be outside of the undersigned’s control.

(e)  In the event of a sale, transfer or other disposition pursuant to Rule 145, the undersigned will supply Pan Pacific with a letter in the form of Exhibit A hereto evidencing compliance with such Rule. The undersigned understands that Pan Pacific may instruct its transfer agent to withhold the transfer of any shares of Pan Pacific Common Stock disposed of by the undersigned, but Pan Pacific agrees that upon receipt of such letter or reasonably sufficient evidence that the transfer of the shares of Pan Pacific Common Stock has been registered under the Act, the transfer agent shall effectuate the transfer of such shares indicated as sold, transferred or otherwise disposed of in the letter.

(f)  The undersigned also understands that there will be placed on the certificates for Pan Pacific Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

(g)  The undersigned also understands that unless the transfer by the undersigned of the undersigned’s Pan Pacific Common Stock has been registered under the Act or is a sale made in conformity with Rule 145, Pan Pacific reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

(h)  It is understood and agreed by Pan Pacific and the undersigned that the legends set forth in paragraphs (f) and (g) above will be removed by delivery of substitute certificates without such legend, at not cost to the undersigned, if such legend is not required for purposes of the Act or this letter agreement. Without limiting the foregoing, it is understood and agreed by Pan Pacific and the undersigned that such legends and the stop orders referred to above will be removed if:

(i)  one year shall have elapsed from the date the undersigned acquired Pan Pacific Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned;

(ii)  two years shall have elapsed from the date the undersigned acquired Pan Pacific Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned; or

(iii)  Pan Pacific has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Pan Pacific, or a “no action” or interpretative letter from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 no longer apply to the undersigned.

A-B-2

The execution and delivery to you of this letter agreement shall not be deemed an admission that the undersigned is an “affiliate” of Center Trust as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter. Without limiting the foregoing and notwithstanding anything to the contrary contained herein, if the undersigned is not an “affiliate” of Center Trust at the time of the Company Stockholders Meeting (as defined in the Agreement), then this letter shall become void and be of no further effect.

Very truly yours

[Name]
Agreed to and accepted

PAN PACIFIC RETAIL PROPERTIES, INC.

By:
Name Title:

A-B-3

EXHIBIT A

                             , 200_

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083

Ladies and Gentlemen:

On                     , the undersigned sold                          shares of common stock (“Common Stock”) of Pan Pacific Retail Properties, Inc., (the “Company”), received by it in connection with the merger of MB Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of the Company, with Center Trust, Inc., a Maryland corporation.

Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the shares of Common Stock sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933 (the “Act”).

The undersigned hereby represents that the above-described shares of Common Stock were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Act or in transactions directly with a “market maker” as the term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934. The undersigned further represents that it has not solicited or arranged for the solicitation of orders to buy the above-described shares of Common Stock, and that the undersigned has not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

[Name]

A-B-4

AGREEMENT TO TERMINATE
STOCKHOLDERS AGREEMENT

This AGREEMENT TO TERMINATE STOCKHOLDERS AGREEMENT (this “Termination Agreement”) is entered into as of November ___, 2002, by and among Center Trust, Inc., a Maryland corporation, formerly Alexander Haagen Properties, Inc. (“Center Trust”), Lazard Frères Real Estate Investors L.L.C., a New York limited liability company, (“LFREI”), LF Strategic Realty Investors L.P., a Delaware limited partnership (“LF Investors”), and Prometheus Western Retail, LLC, a Delaware limited liability company, (“Prometheus”, together with Center Trust, LFREI and LF Investors, the “parties”).

W I T N E S S E T H:

WHEREAS, the parties have entered into a Stockholders Agreement dated June 1, 1997 (the “Stockholders Agreement”) which provides for certain rights and restrictions with respect to Prometheus’ ownership of Center Trust common stock;

WHEREAS, Center Trust, Pan Pacific Retail Properties, Inc., a Maryland corporation (“Pan Pacific”) and MB Acquisition, Inc., a Maryland corporation and a wholly-owned subsidiary of Pan Pacific (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Center Trust, with Center Trust surviving as a wholly-owned subsidiary of Pan Pacific on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, as a condition to the willingness of Pan Pacific to enter into the Merger Agreement, each of the parties hereto has agreed to terminate those certain rights and restrictions set forth in the Stockholders Agreement as of the Effective Time (as defined in the Merger Agreement”); and

WHEREAS, this Termination Agreement shall become effective at the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth in this Termination Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Termination of Stockholders Agreement.  Effective as of the Effective Time, the Stockholders Agreement and all rights and obligations contained therein are hereby terminated and shall be of no further force and effect. The parties have terminated the Stockholders Agreement by mutual consent and believe the termination to be in the best interests of both parties.

2.    General Release.  Effective as of the Effective Time, the parties do hereby release and discharge one another together with their agents and representatives, past, present, and future, and each of them from any and all debts, claims, demands and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected by the parties, arising out of, related to or in any way connected with the Stockholders Agreement.

3.    Informed and Voluntary Release.   Each of the parties has read this Termination Agreement, fully understands its contents, and has been advised by independent legal counsel before signing this Termination Agreement. In entering into this Termination Agreement, each of the parties hereby warrants that it has done so voluntarily and of its own accord without reliance on any inducement, promise or representation by the other parties hereto.

4.    Severability.  The provisions of this Termination Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

A-C-1

5.    Entire Agreement.  This Termination Agreement constitutes the entire agreement among the parties regarding the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

6.    Counterparts.  This Termination Agreement may be executed in two or more counterparts and signatures may be delivered by facsimile, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.     Termination; No Effect.  Upon the termination of the Stockholders Voting Agreement by and among Pan Pacific, LFREI, LF Investors, Prometheus and Prometheus Western Retail Trust, according to its terms, this Termination Agreement shall terminate and shall have no effect on the Stockholders Agreement or otherwise.

[SIGNATURE PAGE TO FOLLOW]

A-C-2

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first above written.

CENTER TRUST, INC.,
a Maryland corporation

By:
Name:
Title:

LAZARD FRÈRES REAL ESTATE INVESTORS L.L.C.,
a New York limited liability company

By:
Name:
Title:

LF STRATEGIC REALTY INVESTORS L.P.,
a Delaware limited partnership

By:    Lazard Frères Real Estate Investors L.L.C.
Its:    General Partner

By:
Name:
Title:

PROMETHEUS WESTERN RETAIL, L.L.C.,
a Delaware limited liability company

By:    Prometheus Western Retail Trust
Its:    Managing Member

By:
Name:
Title:

[Signature Page to the Agreement to Terminate the Stockholders Agreement]

Execution Copy

A-C-3

ANNEX B

STOCKHOLDER VOTING AGREEMENT

BY AND AMONG

PAN PACIFIC RETAIL PROPERTIES, INC.

AND

THE INDIVIDUALS LISTED ON

SCHEDULE I HERETO

Dated as of November 5, 2002

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., a Maryland corporation (“Parent”), and the individuals listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Stockholder is an executive officer or director of Center Trust, Inc., a Maryland corporation (the “Company”);

WHEREAS, as of the date hereof, each Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by any Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Shares”);

WHEREAS, Parent, MB Acquisition, Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1    Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2    Other Definitions. For purposes of this Agreement:

(a)    “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b)    “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

ARTICLE II.
VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1    Agreement to Vote the Subject Shares. Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this

Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the of the Company’s stockholders, such Stockholder shall vote (or cause to be voted) its Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any Stockholder under this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) except as permitted in the Merger Agreement, any change in the present capitalization of the Company or any amendment of the Company’s charter or bylaws; (C) any other material change in the Company’s corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any Person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement or the Merger Agreement.

Section 2.2    Grant of Irrevocable Proxy. Each Stockholder hereby appoints Stuart A. Tanz or, in his absence, Joseph B. Tyson or such other designee as may be certified by Stuart A. Tanz, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. The Stockholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

Section 2.3    Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.

ARTICLE III.
COVENANTS

Section 3.1    Generally.

(a)    Each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares, (ii) exercise any option or similar right to purchase any additional shares of Common Stock or (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

(b)    In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

Section 3.2    Duties as Officers and Directors. Notwithstanding any of the provisions of this Agreement, Stockholders are permitted to act in their respective capacities as directors and/or executive officers of the Company in accordance with their duties to the Company and its stockholders.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants, jointly and severally, to Parent as follows:

Section 4.1    Ownership of Shares. As of the date hereof, such Stockholder is the record, beneficial and lawful owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I and has the sole power to vote (or cause to be voted) such shares of Common Stock. Except as set forth on Schedule I, neither such Stockholder nor any Affiliate of such Stockholder owns or holds any right to acquire any additional shares of any class of stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Such Stockholder has good and valid title to the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

Section 4.2    No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder and the consummation by any Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect such Stockholder’s ability to perform its obligations under this Agreement.

Section 4.3    Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholders as follows:

Section 5.1    Due Organization, etc. Parent is a company duly organized and validly existing under the laws of Maryland. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary action on the part of Parent.

Section 5.2    Conflicts. (a) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and, except as provided in the Merger Agreement, for the consummation by Parent of the transactions contemplated hereby and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Parent’s ability to perform its obligations under this Agreement.

Section 5.3    Reliance by the Stockholders. Parent understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

ARTICLE VI.
TERMINATION

Section 6.1    Termination. This Agreement shall terminate, and neither Parent nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and each Stockholder, (ii) the Effective Time and (iii) the date of termination of the Merger Agreement in accordance with its terms; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 7.4 through 7.14, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII.
MISCELLANEOUS

Section 7.1    Publication. Each Stockholder hereby permits Parent to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

Section 7.2    Affiliate Letters. Each Stockholder agrees to execute an affiliate agreement, as soon as practicable after the date hereof, in substantially the form attached hereto as Exhibit A.

Section 7.3    Further Actions. Each of the parties hereto agrees that it will use its best efforts to do all things necessary to effectuate this Agreement.

Section 7.4    Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub:

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083
Attention: Stuart A. Tanz
Fax No.: (760) 727-1430

with an additional copy to:

Latham & Watkins
650 Town Center Drive
Costa Mesa, California 92626
Attention: William J. Cernius, Esq.
Fax No.: (714) 755-8290

If to any Stockholder, to such Stockholder at the address corresponding to such Stockholder’s name on Schedule I, with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California
Attention: Brian McCarthy, Esq.
Jonathan Friedman, Esq.
Fax No.: (213) 687-5600

Section 7.6    Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.7    Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.8    Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Parent may assign and transfer its rights and obligations hereunder to any direct or indirect wholly subsidiary of Parent.

Section 7.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 7.11    Governing Law and Consent to Jurisdiction; Waiver of Trial by Jury.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE CONFLICTS OF LAWS PROVISIONS THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE COUNTY OF ORANGE, CALIFORNIA WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.12    Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

Section 7.13    Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.14    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PAN PACIFIC RETAIL PROPERTIES, INC.

By:	/s/ Stuart A. Tanz
Stuart A. Tanz Chairman, President and Chief Executive Officer

STOCKHOLDERS

By:	/s/ Edward D. Fox, Jr.
Edward D. Fox, Jr.

By:	/s/ Stuart J.S. Gulland
Stuart J.S. Gulland

By:	/s/ Edward A. Stokx
Edward A. Stokx

[Signature Page to Stockholder Voting Agreement]

Schedule I

Stockholder Name	Address	Number of Shares of Common Stock
Edward D. Fox, Jr.		909,849
Stuart J.S. Gulland		182,297
Edward A. Stokx		3,871

ANNEX C

STOCKHOLDERS VOTING AGREEMENT

BY AND AMONG

PAN PACIFIC RETAIL PROPERTIES, INC.

AND

LAZARD FRÈRES REAL ESTATE INVESTORS L.L.C.,
LF STRATEGIC REALTY INVESTORS L.P., PROMETHEUS WESTERN RETAIL TRUST
AND PROMETHEUS WESTERN RETAIL, LLC

Dated as of November 5, 2002

STOCKHOLDERS VOTING AGREEMENT

This STOCKHOLDERS VOTING AGREEMENT (this “Agreement”) is entered into as of November 5, 2002, by and among PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation (“Parent”), LAZARD FRÈRES REAL ESTATE INVESTORS L.L.C., a New York limited liability company (“LFREI”), LF STRATEGIC REALTY INVESTORS L.P., a Delaware limited partnership (“LFSRI”), PROMETHEUS WESTERN RETAIL TRUST, a Maryland real estate investment trust (“Retail Trust”), and PROMETHEUS WESTERN RETAIL, LLC, a Delaware limited liability company (the “Stockholder” and, together with LFREI, LFSRI and Retail Trust, the “Lazard Parties”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Stockholder is the record owner of 13,405,660 shares of common stock, par value $0.01 per share (the “Common Stock”), of Center Trust, Inc., a Maryland corporation (the “Company”) (such 13,405,660 shares of Common Stock are collectively referred to herein as the “Subject Shares” and do not include the additional 2,261,006 shares of Common Stock (the “Additional Shares”) owned by the Stockholder as of the date hereof);

WHEREAS, Parent, MB Acquisition, Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are concurrently entering into an Agreement and Plan of Merger, dated as of the date hereof (such Agreement and Plan of Merger as in effect on the date hereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Lazard Party is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1    Capitalized Terms.    For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2    Other Definitions.    For purposes of this Agreement:

(a) “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to each Lazard Party, the term “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

(b) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

(c) “Representative” means, with respect to any particular Person, (i) any director, officer or employee of such Person and (ii) any consultant, investment banker, financial advisor, agent or other representative of such Person acting in its capacity as a representative of such Person.

ARTICLE II.
VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1    Agreement to Vote the Subject Shares.    Each Lazard Party hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the of the Company’s stockholders, the Stockholder shall vote (or cause to be voted) the Subject Shares (x) in favor of the Company Voting Proposal (and any actions directly required in furtherance thereof), (y) against any action, proposal, transaction or agreement which, to the knowledge of any Lazard Party, is intended to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any Lazard Party under this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) except as permitted in the Merger Agreement, any change in the present capitalization of the Company or any amendment of the Company’s charter or bylaws; (C) except as permitted in the Merger Agreement, any other material change in the Company’s corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that, to the knowledge of any Lazard Party, is intended, or could reasonably be expected, to prevent, impede, interfere with, materially delay or materially adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Lazard Party agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any Person that violates or conflicts with the provisions and agreements contained in this Agreement.

Section 2.2    Grant of Irrevocable Proxy.    Each Lazard Party hereby appoints Stuart A. Tanz or, in his absence, Joseph B. Tyson or such other designee as may be certified by Stuart A. Tanz, and each of them individually, as such Lazard Party’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to the Subject Shares only, in accordance with Section 2.1 and only as to the matters enumerated in Section 2.1. This proxy is given to secure the performance of the duties of each Lazard Party under this Agreement and shall be valid until the termination of this Agreement pursuant to Section 6.1, at which time it will terminate and become invalid. The Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Lazard Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

Section 2.3    Nature of Irrevocable Proxy.    The proxy and power of attorney granted pursuant to Section 2.2 by each Lazard Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Lazard Party. The power of attorney granted by each Lazard Party herein is a durable power of attorney and shall survive the dissolution or bankruptcy of such Lazard Party.

ARTICLE III.
COVENANTS

Section 3.1    Generally.

(a) Each Lazard Party agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; provided, however, that the Stockholder may Transfer some or all of the Subject

Shares to another Lazard Party so long as such Lazard Party agrees, in a writing delivered to Parent, to abide by the obligations of the Stockholder hereunder; (ii) acquire any additional securities of the Company; provided, however, that if Parent provides written consent to any issuance of Company securities that would otherwise be prohibited by Section 5.1(b) of the Merger Agreement during the Voting Period, then the Stockholder shall be entitled to exercise its participation rights under Section 4.2 of that certain Stockholders Agreement by and among LFREI, LFSRI, the Stockholder and the Company, dated as of June 1, 1997 (the “Stockholders Agreement”) with respect to such issuance; or (iii) take any action that would have the effect of preventing, impeding, interfering with or materially adversely affecting its ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, (i) the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction and (ii) the term “Additional Shares” shall be deemed to refer to and include the Additional Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Additional Shares may be changed or exchanged or which are received in such transaction.

Section 3.2    Standstill Obligations of Lazard Parties; No Effect on Directors.    Each Lazard Party, jointly and severally, covenants and agrees with Parent that, during the Voting Period:

(a) Such Lazard Party shall not, nor shall such Lazard Party permit any controlled Affiliate of such Lazard Party to, nor shall such Lazard Party knowingly act in concert with or knowingly permit any controlled Affiliate to act in concert with any Person to, solicit or participate, directly or indirectly, in any solicitation of proxies or powers of attorney or similar rights to vote from any holder of shares of Common Stock, nor shall they seek to advise or influence any Person with respect to the voting of any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the Company Voting Proposal and otherwise as expressly provided by Article II of this Agreement; provided, however, that the Stockholder shall be permitted to vote the Additional Shares in their sole discretion and, in the event the Company has received an Acquisition Proposal or if the Stockholder is so required by law, to publicly announce whether or not it intends to vote the Additional Shares in favor of, or against, the Company Voting Proposal.

(b) Such Lazard Party shall not, nor shall such Lazard Party permit any controlled Affiliate of such Lazard Party to, nor shall such Lazard Party knowingly act in concert with or knowingly permit any controlled Affiliate to act in concert with any Person other than a Lazard Party to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by Article II of this Agreement.

(c) Such Lazard Party shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, through any officer, director or agent, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or substantively respond to any inquiries or proposals by, or provide any information to, any Person, other than Parent, concerning any Acquisition Proposal; provided, however, that a Representative of a Lazard Party may refer any Person seeking to initiate any such negotiations to the Company or the Board of Directors of the Company. Each Lazard Party hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. Each Lazard Party shall (i) promptly notify Parent (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with it, any inquiry, proposal or contact is made or any information is requested from it with respect to any Acquisition Proposal, (ii) promptly notify Parent of the terms of any proposal that he or it may receive in respect of any Acquisition Proposal, (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary of such offer, if not in writing, and (iv) promptly inform Parent of any material changes to the terms of any Acquisition Proposal of which it is aware.

(d) Notwithstanding any of the provisions of this Agreement, the parties acknowledge that the Stockholder has three representatives on the Company’s Board of Directors and agree that such persons will act in their capacities as directors of the Company solely in accordance with their duties to the Company and its stockholders.

Section 3.3    Termination of Stockholders Agreement.    Each Lazard Party that is a party to the Stockholders Agreement agrees that, prior to the Closing (as such term is defined in the Merger Agreement), it shall execute and deliver an Agreement to Terminate Stockholders Agreement, effective as of the Effective Time (the “Termination Agreement”), in substantially the form attached hereto as Exhibit A; provided, however, that prior to and as a condition to the execution and delivery by any Lazard Party of the Termination Agreement, the Company shall have entered into the Termination Agreement pursuant to Section 6.19 of the Merger Agreement, such instrument to be effective as of the Effective Time.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EACH LAZARD PARTY

Each Lazard Party hereby represents and warrants, jointly and severally, to Parent as follows:

Section 4.1    Due Organization, etc.    Each Lazard Party is an entity duly organized and validly existing under the laws of the jurisdiction of its organization. Each Lazard Party has all necessary corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Lazard Party has been duly authorized by all necessary action on the part of such Lazard Party.

Section 4.2    Ownership of Shares.    As of the date hereof, the Stockholder is the record and lawful owner of the Subject Shares and, together with the other Lazard Parties, has the sole power to vote (or cause to be voted) the Subject Shares. Except as set forth in the Stockholders Agreement, no Lazard Party nor any controlled Affiliate of a Lazard Party owns or holds any right to acquire any additional shares of any class of stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. The Stockholder has good and valid title to the Subject Shares free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or the Stockholders Agreement.

Section 4.3    No Conflicts.    (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by any Lazard Party and the consummation by any Lazard Party of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Lazard Parties, the consummation by any Lazard Party of the transactions contemplated hereby or compliance by any Lazard Party with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of any Lazard Party, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Lazard Party is a party or by which any Lazard Party or any of the Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which, in the case of clauses (B) and (C), could reasonably be expected to materially adversely affect such Lazard Party’s ability to perform any of its obligations under this Agreement.

Section 4.4    Reliance by Parent.    Each Lazard Party understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Lazard Party.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Lazard Parties as follows:

Section 5.1    Due Organization, etc.    Parent is a company duly organized and validly existing under the laws of Maryland. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary action on the part of Parent.

Section 5.2    Conflicts.    (a) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and, except as provided in the Merger Agreement, for the consummation by Parent of the transactions contemplated hereby and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Parent’s ability to perform its obligations under this Agreement.

Section 5.3    Reliance by the Lazard Parties.    Parent understands and acknowledges that the Lazard Parties are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

ARTICLE VI.
TERMINATION

Section 6.1    Termination.    This Agreement shall terminate, and neither Parent nor any Lazard Party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and each Lazard Party, (ii) the Effective Time, (iii) the date of termination of the Merger Agreement in accordance with its terms or (iv) April 30, 2003; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach prior to the termination of this Agreement of any of the terms of this Agreement.

ARTICLE VII.
MISCELLANEOUS

Section 7.1    Publication.    Subject to the Stockholder’s prior review, comment and approval (not to be unreasonably withheld), each Lazard Party hereby permits Parent to publish and disclose in the Registration Statement and Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

Section 7.2    Affiliate Letters.    The Stockholder agrees to execute an affiliate agreement, within the time period set forth in the Merger Agreement, in substantially the form attached hereto as Exhibit B.

Section 7.3    Further Actions.    Each of the parties hereto agrees that it will use its best efforts to do all things necessary to effectuate this Agreement.

Section 7.4    Amendments, Waivers, etc.    This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083
Attention: Stuart A. Tanz
Fax No.: (760) 727-1430

with an additional copy to:

Latham & Watkins
650 Town Center Drive
Costa Mesa, California 92626
Attention: William J. Cernius, Esq.
Fax No.: (714) 755-8290

If to any Lazard Party:

Lazard Frères Real Estate Investors L.L.C.
30 Rockefeller Plaza
New York, New York 10020
Attention: Marjorie Reifenberg
Fax No.: (212) 332-1793

with an additional copy to:

Kirkland and Ellis
153 East 53rd Street
New York, NY 10022
Attention: Frederick Tanne, Esq.
Andrew Nagel, Esq.
Fax No.: (212) 446-6460

Section 7.6    Severability.    If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.7    Entire Agreement.    This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.8    Assignment.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Parent may assign and transfer its rights and obligations hereunder to any direct or indirect wholly subsidiary of Parent.

Section 7.9    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10    Governing Law and Consent to Jurisdiction; Waiver of Trial by Jury

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE CONFLICTS OF LAWS PROVISIONS THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.11    Specific Performance.    Each of the parties hereto acknowledges and agrees that the other parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

Section 7.12    Headings.    The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.13    Counterparts.    This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent and each Lazard Party have caused this Agreement to be duly executed as of the day and year first above written.

PAN PACIFIC RETAIL PROPERTIES, INC.
By:	/s/ Stuart A. Tanz
Stuart A. Tanz Chairman, President and Chief Executive Officer

LAZARD FRÈRES REAL ESTATE INVESTORS L.L.C.
By:	/s/ Mark S. Ticotin
Name: Mark S. Ticotin
Title: Managing Principal

LF STRATEGIC REALTY INVESTORS L.P.
By: Lazard Frères Real Estate Investors L.L.C.
Its: General Partner
By:	/s/ Mark S. Ticotin
Name: Mark S. Ticotin
Title: Managing Principal

PROMETHEUS WESTERN RETAIL TRUST
By:	/s/ Mark S. Ticotin
Name: Mark S. Ticotin
Title: Vice President

PROMETHEUS WESTERN RETAIL, LLC
By: Prometheus Western Retail Trust
Its: Managing Member

By:	/s/ Mark S. Ticotin
Name: Mark S. Ticotin
Title: Vice President

Annex D

STOCKHOLDERS’ RIGHTS AGREEMENT

THIS STOCKHOLDERS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), Lazard Frères Real Estate Investors L.L.C., a New York limited liability company (“LFREI”), LF Strategic Realty Investors L.P., a Delaware limited partnership (“LFSRI”), Prometheus Western Retail Trust, a Maryland real estate investment trust (“Retail Trust”), and Prometheus Western Retail, LLC, a Delaware limited liability company (“Prometheus” and together with LFREI, LFSRI and Retail Trust, the “Lazard Parties,” each, a “Lazard Party”).

RECITALS

WHEREAS, Prometheus holds shares of common stock of Center Trust, Inc., a Maryland corporation (“Center Trust”); and

WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 5, 2002 (as the same may be amended, the “Merger Agreement”), by and among the Company, MB Acquisition, Inc., a Maryland corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Center Trust, Merger Sub will merge with and into Center Trust (the “Merger”), with the result that each of outstanding shares of common stock of Center Trust will be converted into the right to receive shares of common stock of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Center Trust” shall have the meaning set forth in the Recitals.

“Closing Date” means the date the Merger is consummated by filing the articles of merger related to the Merger with the State Department of Assessments and Taxation of Maryland, or such other date as the Company, Merger Sub and Center Trust shall specify in such filings in accordance with applicable law.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company or any other shares of capital stock or other securities of the Company into which such shares of Common Stock shall be reclassified or changed, including, by reason of a merger, consolidation, reorganization or recapitalization. If the Common Stock has been so reclassified or changed, or if the Company pays a dividend or makes a distribution on the Common Stock in shares of capital stock or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

“Company” shall have the meaning set forth in the Preamble.

“Deferral Notice” shall have the meaning set forth in Section 3(a)(v) hereof.

“Deferral Period” shall have the meaning set forth in Section 3(a)(v) hereof.

“Effective Time” shall have the meaning assigned thereto in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Holder” means any record holder of Registrable Securities that is a party to this Agreement, including a Permitted Transferee.

“Lazard Holder” means any Holder that is a Lazard Party or Lazard Subsidiary.

“Lazard Parties” shall have the meaning set forth in the Preamble of this Agreement.

“Lazard Subsidiary” means any majority-owned direct or indirect subsidiary of a Lazard Party.

“LFSRI” shall have the meaning set forth in the Preamble.

“Material Event” means any event or the existence of any fact as a result of which the Company shall determine in its reasonable discretion that a Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (including, in any such case, as a result of the non-availability of financial statements, so long as such financial statements are not yet required to be filed under the Securities Act or the Exchange Act).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“NASD” means the National Association of Securities Dealers, Inc.

“Parent DownREIT,” “Parent DownREIT Unit,” “Parent Stock Plans” and “Parent Stock Rights” shall have the meanings assigned thereto in the Merger Agreement.

“Permitted Transferees” means any Lazard Party, Lazard Subsidiary or holder of equity interests in a Lazard Party; provided that in each case such transferee assumes and agrees to perform and becomes a party to this Agreement by notice and execution of a counterpart signature page.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Prometheus” shall have the meaning set forth in the Preamble.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Securities” means (i) shares of Common Stock issued to any Lazard Party in the Merger and (ii) any shares of Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they are no longer owned by any Lazard Party or a Permitted Transferee.

“Registration Statement” means any registration statement under the Securities Act of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Retail Trust” shall have the meaning set forth in the Preamble.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Effectiveness Period” shall have the meaning set forth in Section 3(a)(i) hereof.

“Shelf Registration Statement” shall have the meaning set forth in Section 3(a)(i) hereof.

“Shelf Underwriters” shall have the meaning set forth in Section 3(a)(iv)(B) hereof.

“Subject Shares” means shares of Common Stock beneficially owned by the Lazard Parties, any Permitted Transferees or their controlled Affiliates whether acquired in the Merger, beneficially owned prior thereto or acquired thereafter.

“Subsequent Shelf Registration Statement” shall have the meaning set forth in Section 3(a)(ii) hereof.

“Subsidiary” shall have the same meaning as in Rule 12b-2 under the Exchange Act.

“Transaction Delay Notice” shall have the meaning set forth in Section 3(a)(iv)(C) hereof.

“Transaction Delay Period” shall have the meaning set forth in Section 3(a)(iv)(C) hereof.

2.	Information Rights.

(a)    From and after the Effective Time, until such time as the Lazard Holders beneficially own in the aggregate shares of Common Stock representing less than 25% of the shares of Common Stock issued to Prometheus in the Merger, the Company shall, if requested by Prometheus, and provided that Prometheus has entered into a customary confidentiality agreement with the Company:

(i)    provide Prometheus with (a) the right to inspect and copy the books and records of the Company, (b) a copy of the Company’s audited financial statements and (c) copies of all operating plans, budgets and periodic unaudited financial statements provided to the Board;

(ii)    make appropriate officers of the Company available periodically for consultation with Prometheus or its designated representative with respect to matters relating to the business and affairs of the Company, including, without limitation, significant changes in management personnel and compensation of employees, and significant acquisitions or disposition of assets;

(iii)    inform Prometheus or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers of the Company (excluding mergers of the Company with one or more subsidiaries of the Company), significant acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the charter or by-laws of the Company, and provide Prometheus or its designated representative with the right to consult with the Company with respect to such actions; and

(iv)    provide Prometheus or its designated representative with such other rights of consultation as are necessary to qualify its ownership of the shares of Common Stock that it received in the merger as a “venture capital investment” as determined by regulations published by the United States Department of Labor.

(a)    From and after the Effective Time, until such time as the Lazard Holders beneficially own in the aggregate shares of Common Stock representing less than 25% of the shares of Common Stock issued to Prometheus in the Merger, the Company shall, if requested by Prometheus, and provided that Prometheus has entered into a customary confidentiality agreement with the Company:

(b)    For purposes of Section 2(a)(iii) above, the Company shall make all determinations regarding the significance or materiality of corporate actions in its reasonable discretion.

(c)    The Company agrees to consider, in good faith, the recommendations of Prometheus or its designated representative in connection with the matters on which it is consulted as described in Section 2(a) above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(d)    In the event Prometheus transfers all or any portion of the shares of Common Stock it receives in the Merger to an Affiliate of a Lazard Party that is intended to qualify as a venture capital operating company under the United States Department of Labor’s Plan Asset Regulation, such transferee shall be afforded the same rights with respect to the Company afforded to Prometheus under this Section 2 and shall be treated, for such purposes, as a third-party beneficiary hereunder.

(e)    At such time as the Lazard Holders beneficially own in the aggregate shares of common stock representing less than 25% of the shares of common stock issued to Prometheus in the Merger, LFREI shall promptly notify the Company that the Lazard Parties’ rights under this Section 2 have terminated.

3.	Registration Rights.

(a)    Shelf Registration.

(i)    Shelf Registration Statement.    As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders of all of the Registrable Securities (the “Shelf Registration Statement”). The Shelf Registration Statement shall be on Form S-3, unless the Company is ineligible to use such form, in which case the Shelf Registration Statement shall be on another appropriate form, in any case permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution set forth in the Shelf Registration Statement (such methods of distribution to include underwritten offerings and other methods designated in writing by the Holders pursuant to Section 3(d)). The Lazard Parties shall be afforded a reasonable opportunity to review and comment on the draft of the Shelf Registration Statement and any amendment thereto prior to the Company filing it with the SEC, and the Company shall consider in good faith the comments of the Lazard Parties and its representatives in the preparation of the Shelf Registration Statement and any such amendment. The Company shall cause the Shelf Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Company shall use all reasonable efforts to cause the Shelf Registration Statement to become effective as promptly as practicable and before the Closing Date. The Company shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act (subject to Section 3(a)(v)) until the earliest of (x) the first day after the first anniversary of the Closing Date upon which the Lazard Parties and the Lazard Subsidiaries collectively own less than 1,000,000 shares of the Common Stock issued to Prometheus in the Merger, (y) the third anniversary of the Closing Date and (z) the sale of all of the Registrable Securities included in the Shelf Registration Statement other than to Permitted Transferees (the “Shelf Effectiveness Period”). Each Holder agrees that if such Holder wishes to sell Registrable Securities pursuant to the Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 3(a).

(ii)    Subsequent Shelf Registrations.    If the initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Shelf Effectiveness Period, the Company shall use commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within ten (10) days of such cessation of effectiveness (or, if the cessation of effectiveness occurs during a Deferral Period, within three Business Days of the end of such Deferral Period) amend the Shelf Registration Statement in a manner reasonably expected by the Company to obtain withdrawal of the order suspending the effectiveness thereof, or file an additional “shelf” Registration Statement pursuant to Rule 415 of the Securities Act covering all of the Registrable Securities (a “Subsequent Shelf Registration Statement”) to permit registration of the Registrable Securities. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to cause the Subsequent Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing or, if filed during a Deferral Period, immediately after completion of the Deferral Period, and to keep such Registration Statement continuously effective until the end of the Shelf Effectiveness Period. As used herein, the term “Shelf Registration Statement” means the Shelf Registration Statement and any Subsequent Shelf Registration Statement.

(iii)    Amendments to Shelf Registration Statement.    The Company shall promptly supplement and amend the Shelf Registration Statement and any related Prospectus if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement, if required by the Securities Act or as reasonably requested by LFREI.

(iv)    Underwritten Offerings.

(A)    If one or more Holders proposes to sell Registrable Securities in a underwritten offering pursuant to the Shelf Registration Statement, such Holder or Holders may request the Company in writing to effect such underwritten offering by supplement or amendment to the Shelf Registration Statement, stating the number of Registrable Securities proposed to be sold. The Company and all Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriters for the offering.

(B)    Any underwritten offering requested pursuant to this Section 3(a)(iv) shall be underwritten by two co-bookrunning managing underwriters. The Holders shall have the right to select one co-bookrunning managing underwriter and the Company shall have the right to select a second co-bookrunning managing underwriter (together, the “Shelf Underwriters”).

(C)    Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to effect an offering pursuant to this Section 3(a)(iv) during any Transaction Delay Period (as defined below) if, immediately following the Company’s receipt of a request from a Holder to effect an offering pursuant to this Section 3(a)(iv), the Company furnishes such Holder with a certificate signed by an executive officer of the Company (a “Transaction Delay Notice”) to the effect that the Company (i) prior to the Company’s receipt of such request, had commenced preparations for the filing of a registration statement pertaining to a public offering of securities of the Company for the account of the Company or (ii) has determined in good faith that an offering pursuant to Section 3(a)(iv) would likely materially interfere with a potential contemplated material financing, acquisition, disposition, corporate reorganization or merger or other similar transaction involving the Company. Any “Transaction Delay Period” shall be the period commencing on the day the Company furnishes a Transaction Delay Notice and continuing until the date specified in the Transaction Delay Notice; provided, however, that the Transaction Delay Period shall not exceed (i) in the case of a Transaction Delay Notice furnished in the first year after the Closing Date, a period of forty-five (45) days or (ii) in the case of a

Transaction Delay Notice furnished after the first anniversary of the Closing Date, a period of ninety (90) days. The Company may deliver no more than two (2) Transaction Delay Notices in any twelve-month period, and the aggregate duration of all Transaction Delay Periods, combined with any Deferral Periods pursuant to Section 3(a)(v) below, shall not exceed (i) sixty (60) days in the first year after the Closing Date or (ii) one hundred and twenty (120) days in any twelve (12) month period after the first anniversary of the Closing Date.

(D)    The Company shall not be obligated to (i) effect more than two offerings pursuant to this Section 3(a)(iv), or (ii) effect any offering pursuant to this Section 3(a)(iv) involving less than One Million (1,000,000) Registrable Securities. An offering requested pursuant to this Section 3(a)(iv) shall not be deemed to have been effected for purposes of this Section 3(a)(iv)(D), unless (1) the Shelf Registration Statement remains effective for a period of at least forty-five (45) days after commencement of the offering, and (2) the offering is not subject to any stop order or requirement of the SEC during the period specified in clause (1) above (other than any such stop order, injunction, or other requirement of the SEC prompted by any act or omission of Holders of Registrable Securities).

(E)    If in an underwritten offering requested pursuant to this Section 3(a)(iv), either Shelf Underwriter (after consultation with the other Shelf Underwriter) reasonably advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such offering exceeds the number that can be sold in such offering at a price reasonably related to the then current market value of such securities, there shall be included in such offering only the Registrable Securities that such Shelf Underwriter so advises may be sold at a price reasonably related to the then current market value of such securities.

(v)    Suspension of Shelf Registration Statement.    Upon (A) the issuance by the SEC of a stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of proceedings with respect to the Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act or (B) the occurrence of a Material Event, the Company shall (i) in the case of clause (B) above, subject to the next to last sentence of this Section 3(a)(v), as promptly as practicable prepare and file a post-effective amendment to the Shelf Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into the Shelf Registration Statement and Prospectus so that such Shelf Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the related Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to the Shelf Registration Statement, subject to the next to last sentence of this Section 3(a)(v), use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable, and (ii) give notice to the Holders named as selling security holders in the Prospectus that the availability of the Shelf Registration Statement is suspended (a “Deferral Notice”). Upon receipt of any Deferral Notice, each Holder agrees not to sell any Registrable Securities pursuant to the Registration Statement until such Holder has received copies of the supplemented or amended Prospectus provided for in clause (i) above, or until it is advised in writing by the Company that the Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The Company will use reasonable best efforts to ensure that the use of the Prospectus may be resumed (x) in the case of clause (A) above, as promptly as is practicable, but in no event later than fifteen (15) days after the Deferral Notice is given to the Holders, (y) in the case of clause (B) above, as soon as in the reasonable judgment of the Company the public disclosure of such Material Event would not be prejudicial to or contrary to the interests of the Company, but in no event later than (i) in the case of a Deferral Notice furnished in the first year after the Closing Date, forty-five (45) days after the Deferral Notice is furnished to the Holders or (ii) in the case of a Deferral Notice furnished after the first anniversary of the Closing Date, ninety (90) days after the Deferral Notice is furnished to the Holders. The period during which the availability of the Shelf Registration Statement and any related Prospectus is suspended pursuant to Section 3(a)(v) (the “Deferral Period”), combined with any Transaction Delay Periods pursuant to Section 3(a)(iv)(C) above, shall not exceed sixty (60) days during the first year after the Closing Date and one hundred and twenty (120) days during any twelve (12) month period after the first anniversary of the Closing Date.

(b)    Holders Incidental Registration.    Subject to Section 3(f), if at any time the Company determines, in its sole discretion, that it shall file a registration statement under the Securities Act (other than (i) a registration statement providing for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or (ii) a registration statement on Form S-4 or S-8 or any successor or similar forms) registering an underwritten offering of Common Stock for cash consideration on any form that also would permit the registration of the Registrable Securities and such filing is to be on its behalf and/or on behalf of selling holders of the Company’s securities, the Company shall each such time promptly give each Lazard Holder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, and advising each Lazard Holder of its right to have Registrable Securities included in such registration. The Company will select the managing underwriter and all other underwriters in any underwritten offering pursuant to this Section 3(b). Upon the written request of any Lazard Holder received by the Company no later than ten (10) days after the date of the Company’s notice, the Company shall use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Lazard Holder has so requested to be registered; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Lazard Holder of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the registration expenses pursuant to Section 3(e) in connection therewith). If, in the written opinion of the managing underwriter, the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of the Company’s securities that can be marketed either (a) at a price reasonably related to the then current market value of such securities, or (b) without otherwise materially and adversely affecting the entire offering, then the Company shall include in such registration (1) first, all the securities the Company proposes to sell for its own account without having the adverse effect referred to above, and (2) second, all Registrable Securities requested to be included in such registration by the Lazard Holders pursuant to this Section 3(b), all shares of Common Stock required to be registered on behalf of third parties exercising “demand” registration rights and all shares of Common Stock requested to be included by third parties exercising the rights similar to those granted in this Section 3(b) up to the number which the Company has been advised can be sold in such offering without having either of the adverse effects referred to above. The number of such Registrable Securities requested to be included in such registration by the Lazard Holders pursuant to this Section 3(b) shall be limited to such extent and shall be allocated pro rata among all such requesting Lazard Holders and third parties exercising “demand” registration rights and rights similar to those granted in this Section 3(b) on the basis of the relative number of Registrable Securities each such Lazard Holder has requested to be included in such registration and the number of shares of Common Stock requested to be included in such registration by such third parties.

(c)    Obligations of the Company.    Whenever required under Section 3(a) to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

(i)    furnish to the Holders such reasonable numbers of copies of the Registration Statement and any Prospectus included therein (including each preliminary Prospectus and any amendments or supplements thereto (including all exhibits and documents incorporated by reference) in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request and make available for inspection by the parties referred to in Section 3(c)(ii) below such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section 3(c)(ii);

(ii)    provide (1) the Holders of the Registrable Securities to be included in such Registration Statement, (2) the Shelf Underwriters, if any, therefor, (3) the sales or placement agent, if any, therefor, (4) counsel for the Shelf Underwriters or agent, if any, therefor, and (5) not more than one counsel for all the Holders of such Registrable Securities the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment or supplement thereto, and (a) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the Shelf Underwriters, their counsel, or such Holders’ counsel reasonably determine is necessary and appropriate to be included therein, and (b) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(iii)    use commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions within the United States as the Holders shall reasonably request for the distribution of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (iii) be obligated to do so; and provided further that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

(iv)    promptly notify the selling Holders, the sales or placement agent, if any, and the Shelf Underwriters, if any, (1) when such Registration Statement, amendment, supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (2) of any comments by the SEC or by any Blue Sky or securities commissioner or regulator of any state with respect thereto, (3) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, or (4) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v)    subject to Section 3(a)(v), use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement and use its commercially reasonable efforts to cause such Registrable Securities covered by any such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders to consummate the disposition of such Registrable Securities;

(vi)    furnish on the date that the Registrable Securities are delivered to the Shelf Underwriters, if any, for sale pursuant to such registration, (1) a signed opinion, dated such date, of the legal counsel representing the Company (which may be the general counsel or any other attorney employed by the Company) for the purpose of such registration, addressed to the Shelf Underwriters as to such matters as such underwriters may reasonably request and as would be customary in such a transaction; and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the Shelf Underwriters, (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the Registration Statement or the Prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters with respect to the registration in respect of which such letter is being given as the Shelf Underwriters may reasonably request and as would be customary in such a transaction;

(vii)    enter into customary agreements (including, without limitation, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the Registration Statement;

(viii)    cooperate with the Holders of the Registrable Securities and the Shelf Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, and enable such Registrable Securities to be in such denominations and registered in such names as the Shelf Underwriters, if any, may request at least five Business Days prior to any sale of the Registrable Securities;

(ix)    otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(x)    use commercially reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock of the Company is then listed; and

(xi)    use commercially reasonable efforts to make available appropriate senior executive officers of the Company to participate in customary “road show” presentations that may be reasonably requested by the Holders in any underwritten offering; provided that the participation of such senior executive officers shall not interfere with the conduct of their duties to the Company.

With respect to a registration required pursuant to Section 3(a), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it but in no event longer than forty-five (45) days from the effective date.

(d)    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request in writing and as shall be required in connection with the action to be taken by the Company.

(e)    Expenses of Registration.    All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Sections 3(a) and 3(b) for each Holder, including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the NASD or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, and fees and disbursements of counsel for the Company, shall be paid by the Company. The Holders shall bear and pay the underwriting commissions and discounts applicable to the Registrable Securities offered for their account in connection with any regulations, filings and qualifications made pursuant to this Agreement, as well as related fees and disbursements of counsel or other advisors to Holders.

(f)    Underwriting Requirements.    In connection with any underwritten offering contemplated by Section 3(b), the Company shall not be required to include Registrable Securities in such underwritten offering unless the Lazard Holder of such Registrable Securities accepts the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company in accordance with the terms of this Agreement.

(g)    Rule 144 and Rule 145 Information.    With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration at all times, the Company agrees to:

(i)    make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)    furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 under the Securities Act and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration.

Notwithstanding anything contained in this Section 3(g), the Company may cease to file reports with the SEC under Section 12 of the Exchange Act if it then is permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

(h)    Indemnification.    In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(i)    The Company shall indemnify and hold harmless each Holder, such Holder’s directors and officers, each Person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Holder or participating Person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of a material fact contained in such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement in this Section 3(h)(i) shall not apply to any loss, claim, damage or liability resulting from a Holder’s failure to deliver at or prior to written confirmation of sale, the most recent Prospectus, as amended or supplemented, if such Prospectus, as amended or supplemented, would have corrected such untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact, but only if copies of such Prospectus have previously been furnished to such Holder; provided, further, that the indemnity agreement contained in this Section 3(h)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further that the Company shall not be liable to any Holder, such Holder’s directors and officers, participating Person or controlling Person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder’s directors and officers, participating Person or controlling Person or (B) an offer or sale of Registrable Securities during a Deferral Period or in violation of the Holder’s obligations under Section 3(a)(v). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors and officers, participating Person or controlling Person, and shall survive the transfer of such securities by such Holder.

(ii)    Each Holder requesting or joining in a registration jointly and severally shall indemnify and hold harmless the Company, each of its directors and officers, each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Holders but only with reference to written information relating to such Holder furnished to the Company expressly for use in connection with such registration, including without limitation information provided by the Holder pursuant to Section 3(d); provided, however, that the indemnity agreement contained in this Section 3(h)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided further that the liability of Holders hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the net proceeds from the sale of the shares sold by Holders under such Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder.

(iii)    In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (1) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (2) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Holders, in the case of parties indemnified pursuant to Section 3(h)(i), and by the Company, in the case of parties indemnified pursuant to Section 3(h)(ii). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(iv)    Indemnification similar to that specified in Section 3(h)(iii) shall be given by the Company and each Holder of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

(v)    If the indemnification provided for in this Section 3(h) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(i)    Lockup.    Each Holder shall, in connection with any underwritten offering of the Company’s securities in which such Holder participates pursuant to Section 3(b), upon the reasonable request of the underwriters managing any underwritten offering of such securities, agree in writing not to effect any disposition or distribution of any Subject Shares (other than that included in the registration) without the prior written consent of such underwriters for such period of time (not to exceed ninety (90) days) from the effective date of such registration as the underwriters may specify.

(j)    Transfer of Registration Rights.    The registration rights of any Holder under this Agreement with respect to the Registrable Securities may be transferred to any Permitted Transferee; provided, however, that (1) the transferring Holder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred, (2) such Permitted Transferee shall agree in writing in form and substance reasonably satisfactory to the Company, to be bound as a Holder by the provisions of this Agreement and (3) the benefits of Section 3(b) shall only be available to Lazard Parties and Lazard Subsidiaries.

4.	Miscellaneous.

(a)    Termination.    If the Merger Agreement is terminated prior to the Effective Time, this Agreement and the obligations of the parties hereunder shall concurrently terminate.

(b)    Further Actions.    Each of the parties hereto agrees that it will use commercially reasonable efforts to do all things necessary to effectuate this Agreement.

(c)    Amendments, Waivers, Etc.    This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company, the Holders of a majority of the Registrable Securities and LFREI. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(d)    Remedies.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

(e)    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Company, at:                Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083
Facsimile: (760) 727-1430
Attention: Chief Executive Officer

With a copy to:                     Latham & Watkins
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626
Facsimile: (714) 755-8290
Attention: William J. Cernius
If to an Lazard Party or
a Permitted Transferee, at:   Lazard Frères Real Estate Investors L.L.C.
30 Rockefeller Plaza 50th Floor
New York, New York 10020
Facsimile: (212) 332-1793
Attention: General Counsel

With a copy to:                     Kirkland & Ellis
153 East 53rd Street
New York, New York 1002
Facsimile: (212) 446-4900
Attention: Andrew Nagel, Esq.

(f)    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(h)    Entire Agreement.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

(i)    Assignment.    Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (whether by operation of law or otherwise) by a Lazard Party without the consent of the Company, or by the Company without the consent of holders of at least a majority in number of the Registrable Securities then outstanding, provided, that, subject to Section 3(j), a Lazard Party can assign its rights hereunder to a Permitted Transferee without the consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(j)    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than indemnified parties to the extent of the indemnification provided herein) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(k)    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(i)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE CONFLICTS OF LAWS PROVISIONS THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(ii)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(l)    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(m)    Additional Covenants of the Company.    During the period from the date of this Agreement and continuing until the earlier termination of this Agreement or the date the Shelf Registration Statement is declared effective under the Securities Act, without the written consent of LFREI, the Company shall not and shall not permit any of its Subsidiaries to:

(i)    issue, pledge or sell, or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of capital stock; provided, however, the foregoing restrictions shall not apply to (A) securities issued upon exercise of Parent Stock Rights upon payment of the exercise price thereof, (B) securities issued upon exercise of rights of the equity holders in the Parent DownREITs to convert their Parent DownREIT Units into shares of Common Stock, (C) stock options or restricted stock awarded to directors, officers or employees of the Company pursuant to the Parent Stock Plans, (D) securities issued pursuant the Company’s dividend reinvestment plan or (E) securities issued pursuant to Article II of the Merger Agreement;

(ii)    (A) sell, pledge, dispose of, grant or encumber any of the assets of the Company or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, other than sales or dispositions of assets in an aggregate amount not to exceed $75,000,000, (B) acquire any assets consisting of fee interests in real property, other than assets in an aggregate amount not to exceed $75,000,000; (C) acquire all or substantially all of the assets of any company, division or line of business of any Person, if the aggregate value of such assets exceeds $75,000,000; or (D) agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which Company stockholders will receive any consideration (whether payable in cash, securities, property or other consideration) in exchange for their shares of Common Stock; provided that nothing herein shall prevent the Company or its Subsidiaries from entering into leases of their real property assets; or

(iii)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Rights Agreement as of the date first above written.

PAN PACIFIC RETAIL PROPERTIES, INC.,
a Maryland corporation

By:	/s/ STUART A. TANZ

	Name:	Stuart A. Tanz
	Title:	Chief Executive Officer

LAZARD FRÈRES REAL ESTATE INVESTORS L.L.C.,
a New York limited liability company

By:	/s/ MARK S. TICOTIN

	Name:	Mark S. Ticotin
	Title:	Managing Principal

LF STRATEGIC REALTY INVESTORS L.P.,
a Delaware limited partnership

By:	Lazard Frères Real Estate Investors L.L.C.
Its:	General Partner

By:	/s/ MARK S. TICOTIN

	Name:	Mark S. Ticotin
	Title:	Managing Principal

PROMETHEUS WESTERN RETAIL TRUST,
a Maryland real estate investment trust

By:	/s/ MARK S. TICOTIN

	Name:	Mark S. Ticotin
	Title:	Vice President

PROMETHEUS WESTERN RETAIL, LLC,
a Delaware limited liability company

By:	Prometheus Western Retail Trust
Its:	Managing Member

By:	/s/ MARK S. TICOTIN

	Name:	Mark S. Ticotin
	Title:	Vice President

Annex E

November 5, 2002

Board of Directors
Center Trust, Inc.
3500 Sepulveda Boulevard
Manhattan Beach, CA 90266-3696

Members of the Board of Directors:

Center Trust, Inc. (the “Company”), Pan Pacific Retail Properties, Inc. (the “Acquiror”) and MB Acquisition, Inc., a newly formed, wholly owned subsidiary of the Acquiror (the “Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Merger Sub will be merged with and into the Company in a transaction (the “Merger”) in which each outstanding share of the Company’s common stock, par value $.01 per share (the “Company Shares”), will be converted into the right to receive 0.218 shares (the “Exchange Ratio”) of the common stock of the Acquiror, par value $.01 per share (the “Acquiror Shares”). In connection with the Merger, the Acquiror shall enter into a Stockholders Voting Agreement and a Stockholders’ Rights Agreement (collectively, the “Stockholder Agreements”) with Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC (collectively, the “Lazard Entities”), dated as of the date of the Agreement. Also in connection with the Merger, the Acquiror shall enter into a Stockholder Voting Agreement (the “Management Voting Agreement”) with the chief executive officer of the Company, the chief operating officer of the Company and the chief financial officer of the Company (collectively, the “Company Officers”), dated as of the date of the Agreement.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2)
Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror, respectively;

(3)
Conducted discussions with members of senior management and representatives of the Company and of the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and of the Acquiror and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Merger;

E-1

(9)	Reviewed the final forms of the Agreement, the Stockholder Agreements and the Management Voting Agreement and other related agreements; and

(10)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have also assumed that (i) the Merger will be accounted for under generally accepted accounting principles, (ii) the Merger will qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) both the Company and the Acquiror qualify as real estate investment trusts under the Code.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror or their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares as well as the Acquiror Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. Further, at your direction, we have not considered the fairness to the Lazard Entities, the Company Officers or the other shareholders of the Company of any separate benefits and obligations that the Lazard Entities or the Company Officers may have pursuant to the Stockholder Agreements or the Management Voting Agreement.

We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,
/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Pan Pacific’s charter (the “Charter”) limits the liability of Pan Pacific’s directors and officers to Pan Pacific and its stockholders to the fullest extent permitted by the laws of the State of Maryland. The Maryland General Corporation Law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be eliminated, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors’ or officers’ action, or failure to act, was a result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter do not limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission.

The Charter authorizes Pan Pacific to indemnify and hold harmless, and Article XII of our Amended and Restated Bylaws (the “Bylaws”) provides that Pan Pacific shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Pan Pacific, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of Pan Pacific, or, as a director or officer of Pan Pacific, is or was serving at the request of us as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust, benefit plan or other enterprise. To the fullest extent permitted by law, such indemnification shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by Pan Pacific in advance of the final disposition of such action, suit or proceeding. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland General Corporation Law requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation as authorized by the Bylaws and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by Pan Pacific if it shall ultimately be determined that the standard of conduct was not met.

Article XII of the Bylaws further provides that we may, with the approval of the Pan Pacific board, provide such indemnification and advancement of expenses as set forth in the above paragraph to agents and employees of Pan Pacific.

Section 2-418 of the Maryland General Corporation Law requires a corporation, unless its charter provides otherwise, which the Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

Pan Pacific has provided a directors’ and officers’ liability policy for the benefit of our directors and officers. Under the merger agreement, for a period of six years after the effective time of the merger, Pan Pacific will maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Center

Trust’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable as Center Trust’s existing coverage, provided that in no event shall Pan Pacific be required to spend, in the aggregate, more than $750,000.

Item 21.    Exhibits and Financial Statement Schedules

(a)  Exhibits

See Exhibit Index.

Item 22.    Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act of 1933”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c)  The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description:

2.1
Agreement and Plan of Merger, dated as of November 5, 2002, by and between Pan Pacific Retail Properties, Inc., MB Acquisition, Inc. and Center Trust, Inc. (incorporated by reference to Annex A to the Proxy Statement/Prospectus contained in this Registration Statement).

3.1
Articles of Amendment and Restatement of the Company (previously filed as Exhibit 3.1 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).

3.2
Amended and Restated Bylaws of the Company (previously filed as Exhibit 3.2 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).

4.1
Form of Certificate of Common Stock (previously filed as Exhibit 4.1 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-11 (Registration No. 333—28715) and incorporated herein by reference).

4.2
Form of Indenture relating to the Senior Notes (previously filed as Exhibit 4.1 to Western Properties Trust’s Registration Statement on Form S-3 (Registration No. 333-32721) and incorporated herein by reference).

4.3	Form of Senior Notes (previously filed as Exhibit 4.1 to Western Properties Trust’s Registration Statement on Form S-3 (Registration No. 333-32721) and incorporated herein by reference).

4.4
Form of Supplemental Indenture relating to the 7.1% Senior Notes due 2006 (previously filed as Exhibit 4.5 to Western Properties Trust’s Current Report on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

4.5
Form of Supplemental Indenture relating to the 7.2% Senior Notes due 2008 (previously filed as Exhibit 4.6 to Western Properties Trust’s Current Report on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

4.6
Form of Supplemental Indenture relating to the 7.3% Senior Notes due 2010 (previously filed as Exhibit 4.7 to Western Properties Trust’s Current Report on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

4.7
Form of Supplemental Indenture relating to the assumption by Pan Pacific Retail Properties, Inc. of the Indenture relating to the 7.1% Senior Notes due 2006, the 7.2% Senior Notes due 2008 and the 7.3% Senior Notes due 2010 (previously filed as Exhibit 4.7 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-3 (Registration No. 333-51230) and incorporated herein by reference).

4.8
Form of Indenture relating to the 7.875% Senior Notes due 2004 (previously filed as Exhibit 4.2 to Western Properties Trust Registration Statement on Form S-3 (Registration No. 333-71270) and incorporated herein by reference).

4.9
Form of Supplemental Indenture relating to the assumption by Pan Pacific Retail Properties, Inc. of the Indenture relating to the 7.875% Senior Notes due 2004 (previously filed as Exhibit 4.9 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-3 (Registration No. 333-51230) and incorporated herein by reference).

4.10
Form of Indenture relating to the Notes (previously filed as Exhibit 4.2 to Pan Pacific Retail Properties, Inc.’s Current Report on Form 8-K, dated April 10, 2001, and incorporated herein by reference).

4.11	Form of 7.95% Notes due 2011 (previously filed as Exhibit 4.1 to Pan Pacific Retail Properties, Inc.’s Current Report on Form 8-K, dated April 10, 2001, and incorporated herein by reference).

Exhibit No.	Description:

4.12
Minutes of a meeting of the Pricing Committee held on April 6, 2001 designating the terms of 7.95% Notes due 2011 (previously filed as Exhibit 4.3 to Pan Pacific Retail Properties, Inc.’s Current Report on Form 8-K, dated April 10, 2001, and incorporated herein by reference).

4.13	Form of 5.75% Note due 2007 (previously filed as Exhibit 4.1 to Pan Pacific Retail Properties, Inc.’s Current Report on Form 8-K, dated June 20, 2002, and incorporated herein by reference).

4.14
Minutes of a meeting of the Pricing Committee held on June 13, 2002 designating the terms of the 5.75% Notes Due 2007 (previously filed as Exhibit 4.3 of Pan Pacific Retail Properties, Inc.’s Current Report on Form 8-K, dated June 20, 2002, and incorporated herein by reference).

4.15
Stockholders’ Rights Agreement, dated as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC (previously filed as Exhibit 4.1 to Pan Pacific Retail Properties, Inc.’s Current Report on Form 8-K, dated November 7, 2002 and incorporated herein by reference).

†5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be issued.

†8.1	Opinion of Latham & Watkins regarding tax matters.

10.1
The 1997 Stock Option and Incentive Plan of Pan Pacific Retail Properties, Inc. (previously filed as Exhibit 10.1 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).

10.2
The 2000 Stock Incentive Plan of Pan Pacific Retail Properties, Inc. (previously filed as Appendix A to Pan Pacific Retail Properties, Inc.’s Proxy Statement for the 2000 Annual Meeting of Stockholders and incorporated herein by reference).

10.3
Form of Officers and Directors Indemnification Agreement (previously filed as Exhibit 10.2 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-11 Registration No. 333-28715) and incorporated herein by reference).

10.4
Form of Non-Competition Agreement (previously filed as Exhibit 10.7 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).

10.5
Revolving Credit Agreement, dated as of November 13, 2000, by and among Pan Pacific Retail Properties, Inc., certain subsidiaries of Pan Pacific Retail Properties, Inc. and Bank of America, N.A., as Administrative Agent, First Union National Bank, as Syndication Agent, and U.S. Bank, National Association, as Documentation Agent, Dresdner Bank AG, New York and Grand Cayman Branches, Guaranty Federal Banks, F.S.B., as Co-Agent and Wells Fargo Bank, N.A., as Co-Agent (previously filed as Exhibit 10.9 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-3 (Registration No. 333-51230) and incorporated herein by reference).

10.6
Term Credit Agreement, dated as of November 13, 2000, by and among Pan Pacific Retail Properties, Inc., certain subsidiaries of Pan Pacific Retail Properties, Inc. and Bank of America, N.A., as Administrative Agent (previously filed as Exhibit 10.10 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-3 (Registration No. 333-51230) and incorporated herein by reference).

10.7
Member’s Interest Purchase Agreement, dated as of August 13, 1999, by and among Pan Pacific Retail Properties, Inc., Pan Pacific (RLP), Inc. and Stanley W. Gribble (previously filed as Exhibit 10.15 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-4 (Registration No. 333-45944) and incorporated herein by reference).

Exhibit No.	Description:

10.8
Loan Assumption and Modification Agreement, dated as of September 23, 1999, by and between Pan Pacific Retail Properties, Inc. and La Salle National Bank (previously filed as Exhibit 10.16 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-4 (Registration No. 333-45944) and incorporated herein by reference).

10.9
Operating Agreement of Pan Pacific (Rancho Las Palmas), LLC, dated as of September 23, 1999 (previously filed as Exhibit 10.17 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-4 (Registration No. 333-45944) and incorporated herein by reference).

10.10
Contribution Agreement and Escrow Instructions, dated as of August 13, 1999, by and between Pan Pacific Retail Properties, Inc. and Ranch Las Palmas Center Associates (previously filed as Exhibit 10.18 to Pan Pacific Retail Properties, Inc.’s Registration Statement on Form S-4 (Registration No. 333-45944) and incorporated herein by reference).

10.11
Form of Second Amended and Restated Employment Agreement, dated as of October 29, 2001, between Pan Pacific Retail Properties, Inc. and Mr. Stuart A. Tanz (previously filed as Exhibit 10.11 to Pan Pacific Retail Properties, Inc.’s Annual Report on Form 10-K filed on March 25, 2002, and incorporated herein by reference).

10.12
Form of Employment Agreement, dated as of October 29, 2001, between Pan Pacific Retail Properties, Inc. and Mr. Joseph B. Tyson (previously filed as Exhibit 10.12 to Pan Pacific Retail Properties, Inc.’s Annual Report on Form 10-K filed on March 25, 2002, and incorporated herein by reference).

10.13
Form of Second Amended and Restated Employment Agreement, dated as of October 30, 2001, between Pan Pacific Retail Properties, Inc. and Mr. Jeffrey S. Stauffer (previously filed as Exhibit 10.13 to Pan Pacific Retail Properties, Inc.’s Annual Report on Form 10-K filed on March 25, 2002, and incorporated herein by reference).

10.14
Form of Restricted Stock Agreement between Pan Pacific Retail Properties, Inc. and each of Messrs. Stuart A. Tanz, Jeffrey S. Stauffer and Joseph B. Tyson (previously filed as Exhibit 10.14 to Pan Pacific Retail Properties, Inc.’s Annual Report on Form 10-K filed on March 25, 2002 and incorporated herein by reference).

10.15
Stockholder Voting Agreement dated as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., Edward D. Fox, Jr., Stuart J.S. Gulland and Edward A. Stokx (previously filed as Exhibit 10.1 to Pan Pacific’s Current Report on Form 8-K dated November 7, 2002 and incorporated herein by reference).

10.16
Stockholders Voting Agreement, dated as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC (previously filed as Exhibit 10.2 to Pan Pacific Retail Properties, Inc.’s Current Report on Form 8-K, dated November 7, 2002 and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (previously filed as Exhibit 21.1 to Pan Pacific Retail Properties, Inc.’s Annual Report on Form 10-K filed on March 25, 2002, and incorporated herein by reference).

†23.1	Consent of KPMG LLP.

†23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).

23.4	Consent of Latham & Watkins (included in Exhibit 8.1).

*24.1	Power of Attorney.

Exhibit No.	Description:

†99.1	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

†99.2	Form of Proxy Card for Center Trust, Inc.

†	Filed herewith.
*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on December 9, 2002.

PAN PACIFIC RETAIL PROPERTIES, INC.

By:	/S/ STUART A. TANZ
Stuart A. Tanz
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on December 9, 2002.

Name	Title

/s/ STUART A. TANZ Stuart A. Tanz	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JOSEPH B. TYSON Joseph B. Tyson	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

* Joseph P. Colmery	Director

* Mark J. Riedy	Director

* Bernard M. Feldman	Director

* David P. Zimel	Director

*By:	/s/ STUART A. TANZ
Stuart A. Tanz Attorney-in-Fact

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